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As filed with the Securities and Exchange Commission on April 22, 2016

Registration No. 333-209896

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROGRESSIVE WASTE SOLUTIONS LTD.
(Exact name of registrant as specified in its charter)

Ontario, Canada	4953	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if Applicable))	(I.R.S. Employer Identification Number (if Applicable))

400 Applewood Crescent, 2nd Floor, Vaughan, Ontario L4K 0C3, Canada, (905) 532-7510
(Address and Telephone Number of Registrant's Principal Executive Offices)

IESI Corporation, 2301 Eagle Parkway, Suite 200, Fort Worth, Texas 76177, (817) 632-4000
(Name, Address (Including Zip Code) and Telephone Number
(Including Area Code) of Agent For Service in the United States)

Loreto Grimaldi
Executive Vice President and Chief Legal Officer
Progressive Waste Solutions Ltd.
400 Applewood Crescent, 2nd Floor
Vaughan, Ontario L4K 0C3, Canada
(905) 532-7510
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael J. Aiello, Esq. Matthew J. Gilroy, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Patrick J. Shea Senior Vice President, General Counsel and Secretary Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380 (832) 442-2200	David Taylor, Esq. Aileen C. Meehan, Esq. Locke Lord LLP 2800 JPMorgan Chase Tower 600 Travis Houston, Texas 77002 (713) 226-1200

           Approximate date of commencement of proposed sale of the securities to the public:
 As soon as practicable after the effective date of this registration statement and upon completion of the merger.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to the Progressive Waste Solutions Ltd. common shares to be issued in the Merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 22, 2016, SUBJECT TO COMPLETION

PRELIMINARY COPY

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

          You are cordially invited to attend a special meeting of the stockholders (the "Waste Connections Special Meeting") of Waste Connections, Inc. ("Waste Connections") to be held on May 26, 2016 at 10:00 a.m. local time, located at Waste Connections' corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

          As previously announced, on January 18, 2016, Waste Connections entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") with Progressive Waste Solutions Ltd. ("Progressive") and Water Merger Sub LLC pursuant to which Waste Connections and Progressive will combine in an all-stock merger transaction (the "Merger"). The combination of Waste Connections and Progressive, if completed, would create an integrated network of solid waste operations across North America, resulting in enhanced scale, diversified revenue streams, and a strong financial profile.

          The transaction was negotiated on the basis of an implied Exchange Ratio of 0.4815 of a share of Waste Connections for each share of Progressive. As a result of the Merger, each share of Waste Connections common stock will be converted into the right to receive 2.076843 Progressive common shares (representing the inverse of 0.4815 of a share of Waste Connections for each share of Progressive). It is anticipated that, upon completion of the Merger, Waste Connections stockholders will own approximately 70% of the combined company, and Progressive shareholders will own approximately 30% of the combined company. The combined company will use the Waste Connections name and its shares are expected to trade on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol "WCN".

          Subject to Progressive shareholder approval, immediately after the consummation of the Merger, Progressive intends to effect a consolidation (i.e., a reverse stock split under Canadian law) whereby every 2.076843 Progressive common shares will be converted into one (1) Progressive common share (the "Consolidation"). If the Consolidation is approved, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation common share of Progressive for each share of Waste Connections common stock. The Merger is not conditioned on Progressive shareholder approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

          Waste Connections will hold the Waste Connections Special Meeting and Progressive will hold a special meeting of shareholders to consider the Merger and related matters. Waste Connections and Progressive cannot complete the proposed Merger unless, among other things, Waste Connections stockholders approve and adopt the Merger Agreement and Progressive shareholders approve the issuance of Progressive common shares pursuant to the Merger Agreement.

          Your vote is very important. To ensure your representation at the Waste Connections Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Waste Connections Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Waste Connections Special Meeting. The Waste Connections board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, and in the best interests of, Waste Connections and its stockholders, and has approved and declared advisable the Merger Agreement, and recommends that Waste Connections stockholders vote "FOR" the approval and adoption of the Merger Agreement, "FOR" the Waste Connections compensatory arrangements proposal and "FOR" the adjournment of the Waste Connections Special Meeting to another date and place if necessary or appropriate to solicit additional votes if there are insufficient votes at the time of the Waste Connections Special Meeting to approve the Merger Agreement.

          The obligations of Progressive and Waste Connections to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, a copy of which is included as Annex A hereto. The accompanying proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Waste Connections and Progressive and certain related matters. You are encouraged to read this document carefully. In particular, you should read the "Risk Factors" section beginning on page 27 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed transaction and how it will affect you.

          Waste Connections has a demonstrated track record of strong stockholder value creation. For the five-year period ended December 31, 2015, Waste Connections generated total stockholder return of 115.7%. We believe that the proposed transaction presents a unique opportunity to further drive value creation.

          On behalf of the Waste Connections board of directors, thank you for your ongoing support and continued interest in Waste Connections.

Very truly yours,

Ronald J. Mittelstaedt
 Chief Executive Officer and Chairman
Waste Connections, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Progressive common shares in connection with the Merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

          This document is dated April [    •    ], 2016, and is first being mailed to stockholders of Waste Connections on or about April [    •    ], 2016.

 ADDITIONAL INFORMATION

        The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Progressive and Waste Connections from documents that are not included in or delivered with the proxy statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing, by email or by telephone from Progressive or Waste Connections at their respective addresses and telephone numbers listed below.

For Progressive Shareholders:	For Waste Connections Stockholders:
Progressive Waste Solutions Ltd. 400 Applewood Crescent, 2nd Floor Vaughan, Ontario L4K 0C3 Attention: Investor Relations Telephone: 905-532-7510 Email: investorrelations@progressivewaste.com	Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380 Attention: Investor Relations Telephone: (832) 442-2200 Email: ir@wasteconnections.com

        In addition, if you have questions about the Merger or the Waste Connections Special Meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards or other documents incorporated by reference in the proxy statement/prospectus, you may contact MacKenzie Partners, Inc., Waste Connections' proxy solicitor, at the following address and telephone numbers.

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

        You will not be charged for any of the documents you request. To obtain timely delivery of these documents before the Waste Connections Special Meeting, you must request the information no later than [    •    ], 2016.

        For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 185 of the accompanying proxy statement/prospectus.

 WASTE CONNECTIONS, INC.
3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2016

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Waste Connections, Inc. ("Waste Connections") will be held at Waste Connections' corporate headquarters, located at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, at 10:00 a.m. (local time) on May 26, 2016 for the following purposes:

        Waste Connections Proposal 1 (the Waste Connections Merger Proposal):    to approve and adopt the Agreement and Plan of Merger, dated as of January 18, 2016 (the "Merger Agreement"), by and among Waste Connections, Progressive Waste Solutions Ltd. ("Progressive") and Water Merger Sub LLC ("Merger Sub"), and to approve the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Waste Connections, with Waste Connections continuing as the surviving corporation and a subsidiary of Progressive;

        Waste Connections Proposal 2 (the Waste Connections Compensatory Arrangements Proposal):    to approve, on an advisory (non-binding) basis, specified compensatory arrangements between Waste Connections and its named executive officers relating to the transactions contemplated by the Merger Agreement; and

        Waste Connections Proposal 3 (the Waste Connections Adjournment Proposal):    to adjourn the meeting to another date and place if necessary or appropriate to solicit additional votes if there are insufficient votes at the time of the Waste Connections Special Meeting to approve the Waste Connections Merger Proposal.

        The approval by Waste Connections stockholders of the Waste Connections Merger Proposal is required to complete the merger described in the accompanying proxy statement/prospectus.

        Waste Connections will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The Waste Connections Merger Proposal, the Waste Connections Compensatory Arrangements Proposal and the Waste Connections Adjournment Proposal are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this document.

        The Waste Connections board of directors has set April 14, 2016 as the record date for the Waste Connections Special Meeting. Only holders of record of shares of Waste Connections common stock at the close of business on April 14, 2016 will be entitled to notice of and to vote at the Waste Connections Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Waste Connections Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of shares of Waste Connections common stock.

        Your vote is very important. To ensure your representation at the Waste Connections Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Waste Connections Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Waste Connections Special Meeting.

        The Waste Connections board of directors has unanimously approved and declared advisable the Merger Agreement and recommends that you vote "FOR" the Waste Connections Merger Proposal, "FOR" the Waste Connections Compensatory Arrangements Proposal and "FOR" the Waste Connections Adjournment Proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Patrick J. Shea
 Senior Vice President, General Counsel and Secretary

[    •    ], 2016

PLEASE VOTE YOUR SHARES OF WASTE CONNECTIONS COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. (212) 929-5500 (CALL COLLECT) OR (800) 322-2885 (TOLL-FREE).

i

 QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE WASTE CONNECTIONS SPECIAL MEETING

        The following are answers to certain questions that you may have regarding the Merger and the Waste Connections Special Meeting. Waste Connections urges you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this document.

        Except where otherwise noted or where the context otherwise requires, references in this proxy statement/prospectus to "we" refer to Progressive Waste Solutions Ltd., a corporation existing under the laws of Ontario (referred to as "Progressive"), and Waste Connections, Inc., a Delaware corporation (referred to as "Waste Connections"). All references to the "Merger Agreement" refer to the Agreement and Plan of Merger, dated January 18, 2016, by and among Progressive, Waste Connections, and Water Merger Sub LLC, a Delaware limited liability company (referred to as "Merger Sub"), as it may be amended from time to time, a copy of which is included as Annex A to this proxy statement/prospectus. Unless otherwise indicated, all references to "dollars" or "$" in this proxy statement/prospectus are references to U.S. dollars and all references to C$ in this proxy statement/prospectus are references to Canadian dollars.

Frequently Used Terms

        In addition, a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise indicated or as the context otherwise requires, each reference in this proxy statement/prospectus to:

  •
  "Canadian Securities Laws" means (a) the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities Laws, and (b) the rules and regulations of the Ontario Securities Commission and any other applicable provincial and territorial securities regulators;

  •
  "Canadian Takeover Bid Rules" means Multilateral Instrument 62-104 — Take-Over Bids and Issuer Bids and Part XX of the Securities Act (Ontario) and Ontario Securities Commission Rule 62-504 — Take-Over Bids and Issuer Bids;

  •
  "Code" refers to the Internal Revenue Code of 1986, as amended;

  •
  "Consolidation" refers to an amendment to Progressive's articles to consolidate (i.e., a reverse stock split under the OBCA) the outstanding Progressive common shares, whereby every 2.076843 outstanding Progressive common shares are consolidated into one Progressive common share, subject to, and immediately after, the Merger;

  •
  "Court" refers to the Court of Chancery of the State of Delaware;

  •
  "DGCL" refers to the General Corporation Law of the State of Delaware;

  •
  "Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

  •
  "Exchange Ratio" refers to 2.076843 Progressive common shares for each share of Waste Connections common stock;

  •
  "GAAP" refers to the United States generally accepted accounting principles;

  •
  "HSR Act" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  "IRS" refers to the U.S. Internal Revenue Service;

  •
  "ITA" refers to the Income Tax Act (Canada), including the regulations thereto, as amended;

  •
  "Merger Consideration" refers to the cancellation and conversion of each share of Waste Connections common stock into the right to receive 2.076843 common shares of Progressive;

  •
  "NYSE" refers to the New York Stock Exchange;

  •
  "OBCA" means the Business Corporations Act (Ontario), as amended;

  •
  "Progressive common shares" refers to common shares in the capital of Progressive;

  •
  "Progressive Governing Documents" refers to the articles of incorporation, amalgamation, or continuation, as applicable, and by-laws of Progressive, in each case, as amended;

  •
  "Progressive shareholders" refers to the holders of Progressive common shares;

  •
  "SEC" refers to the Securities and Exchange Commission;

  •
  "Securities Act" refers to the Securities Act of 1933, as amended;

  •
  "Treasury Regulations" refers to the regulations promulgated under the Code;

  •
  "TSX" means the Toronto Stock Exchange;

  •
  "Waste Connections bylaws" refers to the Fourth Amended and Restated Bylaws of Waste Connections, as amended;

  •
  "Waste Connections certificate of incorporation" refers to the Amended and Restated Certificate of Incorporation of Waste Connections, as amended;

  •
  "Waste Connections common stock" refers to common stock, par value $0.01 per share, of Waste Connections; and

  •
  "Waste Connections stockholders" refers to the holders of Waste Connections common stock.

Q:
WHAT IS THE PROPOSED TRANSACTION THAT I AM BEING ASKED TO VOTE ON?

A:
Pursuant to the Merger Agreement, Progressive will combine with Waste Connections in an all-stock merger. Merger Sub will merge with and into Waste Connections (referred to as the "Merger"), with Waste Connections continuing as the surviving corporation. Following the Merger, Waste Connections will be a subsidiary of Progressive and the Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger, Waste Connections stockholders will receive Progressive common shares in exchange for their shares of Waste Connections common stock and will become Progressive shareholders. Immediately following the Merger, Progressive intends to change its legal name to "Waste Connections, Inc." and its common shares are expected to trade on the NYSE and the TSX under the symbol "WCN".

Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Waste Connections is sending these materials to its stockholders to help them decide how to vote their shares of Waste Connections common stock with respect to matters to be considered at the Waste Connections Special Meeting.

  Completion of the Merger requires an affirmative vote of the Waste Connections stockholders. To obtain the required approval of its stockholders, Waste Connections will hold a special meeting of stockholders at which Waste Connections will ask its stockholders to approve and adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including the Merger. In addition, Progressive will hold an annual and special meeting of its shareholders (referred to as the "Progressive Special Meeting") at which Progressive will ask its shareholders to approve the issuance of Progressive common shares pursuant to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the "backdoor listing" of Waste Connections on the TSX, and the issuance of the Progressive common shares issuable under Waste Connections equity plans assumed by Progressive. At the Progressive Special Meeting, Progressive will also ask its shareholders to (i) approve the implementation of a 2.076843 for one (1) reverse stock split so that every 2.076843 Progressive common shares will be consolidated into one (1) Progressive common share (referred to as the "Progressive Consolidation Proposal") subject to, and immediately after, the Merger, and (ii) approve the adoption by Progressive of a new equity incentive plan and the reservation for issuance under such plan of Progressive common shares (referred to as the "Progressive Incentive Plan Proposal"); provided, however, that neither approval of the Progressive Consolidation Proposal nor approval of the Progressive Incentive Plan Proposal is a condition to the consummation of the Merger. Further information about the Waste Connections Special Meeting, the Merger, and the conditions to the Merger, including the approvals sought from the Progressive shareholders is contained in this document.

  This document constitutes both a proxy statement of Waste Connections and a prospectus of Progressive. It is a proxy statement of Waste Connections because the board of directors of Waste Connections is soliciting proxies from the Waste Connections stockholders using this document. It is a prospectus because Progressive, in connection with the Merger Agreement, is offering Progressive common shares in exchange for the outstanding shares of Waste Connections common stock in the Merger.

Q:
WHAT WILL WASTE CONNECTIONS STOCKHOLDERS RECEIVE IN THE MERGER?

A:
As a result of the Merger, each issued and outstanding share of Waste Connections common stock will be canceled and in consideration therefor each holder thereof will have the right to receive 2.076843 validly issued, fully paid and nonassessable Progressive common shares. If Progressive shareholders approve the Progressive Consolidation Proposal at the Progressive Special Meeting, and the Consolidation is effected, all Progressive common shares will subsequently be consolidated on the basis of one (1) post-Consolidation Progressive common share for every 2.076843 Progressive common shares on a pre-Consolidation basis. If the Consolidation is approved and effected, then, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation Progressive common share for each share of Waste Connections common stock. It is anticipated that Progressive shareholders and Waste Connections stockholders, in each case as of immediately prior to the Merger, will hold approximately 30% and 70%, respectively, of the combined company immediately after completion of the Merger. The combined company will use the Waste Connections name and its shares are expected to trade on the NYSE and on the TSX under the symbol "WCN".

  No holder of Waste Connections common stock will be issued fractional Progressive common shares in the Merger. All fractional Progressive common shares will be aggregated and sold in the open market for holders of shares of Waste Connections common stock by the exchange agent and each holder of Waste Connections common stock who would otherwise have been entitled to receive a fraction of a Progressive common share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the exchange agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Progressive common share in accordance with such holders' fractional interest in the aggregate number of Progressive common shares sold.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
The parties currently expect that the Merger will be completed in the second quarter of 2016. Neither Progressive nor Waste Connections can predict, however, the actual date on which the Merger will be completed, or whether it will be completed, because it is subject to factors beyond each company's control. See "The Merger Agreement — Conditions to the Completion of the Merger" beginning on page 98 of this proxy statement/prospectus.

Q:
WHAT ARE WASTE CONNECTIONS STOCKHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
Waste Connections stockholders are being asked to vote on the following proposals:

  Waste Connections Proposal 1 (the Waste Connections Merger Proposal): to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this document, and to approve the transactions contemplated by the Merger Agreement, including the Merger (referred to as the "Waste Connections Merger Proposal");

  Waste Connections Proposal 2 (the Waste Connections Compensatory Arrangements Proposal): to approve, on an advisory (non-binding) basis, specified compensatory arrangements between Waste Connections and its named executive officers relating to the transactions contemplated by the Merger Agreement (referred to as the "Waste Connections Compensatory Arrangements Proposal"); and

  Waste Connections Proposal 3 (the Waste Connections Adjournment Proposal): to approve the adjournment of the Waste Connections Special Meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Waste Connections Special Meeting to approve the Waste Connections Merger Proposal (referred to as the "Waste Connections Adjournment Proposal").

  Waste Connections stockholder approval of the Waste Connections Merger Proposal is required for completion of the Merger. Neither the Waste Connections Compensatory Arrangements Proposal nor the Waste Connections Adjournment Proposal is required to be approved by Waste Connections stockholders for completion of the Merger. Waste Connections does not intend to bring any other matters before the Waste Connections Special Meeting.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE WASTE CONNECTIONS SPECIAL MEETING?

A:
Waste Connections Proposal 1 (the Waste Connections Merger Proposal): The affirmative vote of a majority of the outstanding shares of Waste Connections common stock entitled to vote on the proposal at the Waste Connections Special Meeting is required to approve the Waste Connections Merger Proposal.

  Waste Connections Proposal 2 (the Waste Connections Compensatory Arrangements Proposal): The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Compensatory Arrangements Proposal is required to approve, on an advisory basis, the Waste Connections Compensatory Arrangements Proposal, and such vote will not be binding on Waste Connections or its board of directors or any of its committees.

  Waste Connections Proposal 3 (the Waste Connections Adjournment Proposal): The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Adjournment Proposal is required to approve the Waste Connections Adjournment Proposal.

Q:
HOW DOES THE WASTE CONNECTIONS BOARD OF DIRECTORS RECOMMEND I VOTE

A:
The Waste Connections board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Waste Connections and its stockholders. The Waste Connections board of directors unanimously recommends that you vote your shares of Waste Connections common stock:

1.
"FOR" the Waste Connections Merger Proposal;

2.
"FOR" the Waste Connections Compensatory Arrangements Proposal; and

3.
"FOR" the Waste Connections Adjournment Proposal.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of Waste Connections common stock as soon as possible so that your shares will be represented at the Waste Connections Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in "street name" through your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a stockholder of record of Waste Connections as of April 14, 2016 (referred to as the "Waste Connections record date"), you may submit your proxy before the Waste Connections Special Meeting in one of the following ways:

1.
visit the website shown on your proxy card or voting instruction form to vote via the Internet, if available;

  2.
  call the toll-free number for telephone voting, as shown on your proxy card or voting instruction form, if available; or

  3.
  sign, date, mark and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the Waste Connections Special Meeting.

  If your shares are held in "street name" in a stock brokerage account or by a bank, trust company or other nominee, you will receive a notice from the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Waste Connections or by voting in person at the Waste Connections Special Meeting unless you obtain a "legal proxy" from your broker, bank, trust company or other nominee.

Q:
HOW MANY VOTES DO I HAVE?

A:
As a Waste Connections stockholder, you are entitled to one vote for each share of Waste Connections common stock that you owned as of the close of business on the Waste Connections record date. As of the close of business on the Waste Connections record date, 122,717,727 shares of Waste Connections common stock were outstanding and entitled to vote at the Waste Connections Special Meeting.

Q:
WHAT IF I SELL MY SHARES OF WASTE CONNECTIONS COMMON STOCK BEFORE THE WASTE CONNECTIONS SPECIAL MEETING?

A:
The Waste Connections record date is earlier than the date of the Waste Connections Special Meeting and the date that the transaction is expected to be completed. If you transfer your shares after the Waste Connections record date but before the Waste Connections Special Meeting, you will retain your right to vote at the Waste Connections Special Meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the effective time of the Merger.

Q:
IF I AM A WASTE CONNECTIONS STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. To the extent Waste Connections stockholders have certificated shares, such Waste Connections stockholders should keep their existing stock certificates at this time. After the transaction is completed, Waste Connections stockholders will receive written instructions for exchanging their stock certificates for Progressive common shares and cash in lieu of fractional shares.

Q:
WHEN AND WHERE IS THE WASTE CONNECTIONS SPECIAL MEETING OF STOCKHOLDERS?

A:
The Waste Connections Special Meeting will be held at Waste Connections' corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, at 10:00 a.m., local time, on May 26, 2016.

Q:
WHAT CONSTITUTES A QUORUM?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Waste Connections common stock entitled to vote on the matters to be voted on at the Waste Connections Special Meeting constitutes a quorum for the meeting. Abstentions are considered present for purposes of determining a quorum.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE, WILL MY BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank, trust company or other nominee, you will receive a notice from the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Waste Connections or by voting in person at the Waste Connections Special Meeting unless you obtain a "legal proxy" from your broker, bank, trust company or other nominee.

  Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Waste Connections Special Meeting will be "non-routine" matters. Therefore, if you are a Waste Connections stockholder and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares your broker, bank, trust company or other nominee may not vote your shares on the Waste Connections Merger Proposal, the Waste Connections Compensatory Arrangements Proposal or the Waste Connections Adjournment Proposal.

Q:
WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:
For purposes of the Waste Connections Special Meeting, an abstention occurs when a stockholder attends the applicable meeting in person and does not vote or returns a proxy with an "abstain" vote on any proposal.

  Waste Connections Merger Proposal: If you are a Waste Connections stockholder and (i) you fail to vote or fail to instruct your broker, bank, trust company or other nominee how to vote on the Waste Connections Merger Proposal or (ii) you respond with an "abstain" vote on the Waste Connections Merger Proposal, your proxy will have the same effect as a vote cast against the Waste Connections Merger Proposal.

  Waste Connections Compensatory Arrangements Proposal: If you are a Waste Connections stockholder and you fail to vote and are not present in person or by proxy at the Waste Connections Special Meeting, or fail to instruct your broker, bank, trust company or other nominee how to vote on the Waste Connections Compensatory Arrangements Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If you respond with an "abstain" vote on the Waste Connections Compensatory Arrangements Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present).

  Waste Connections Adjournment Proposal: If you are a Waste Connections stockholder and you fail to vote and are not present in person or by proxy at the Waste Connections Special Meeting, or fail to instruct your broker, bank, trust company or other nominee how to vote on the Waste Connections Adjournment Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If you respond with an "abstain" vote on the Waste Connections Adjournment Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present).

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of Waste Connections common stock represented by your proxy will be voted "FOR" each proposal in accordance with the recommendation of the Waste Connections board of directors.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. As a Waste Connections stockholder, you may change your vote or revoke a proxy at any time before your proxy is voted at the Waste Connections Special Meeting by:

•
sending a written notice of revocation to the Secretary of Waste Connections at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380 that is received by Waste Connections prior to 11:59 p.m., Central

    Time, on the day preceding the Waste Connections Special Meeting, stating that you would like to revoke your proxy; or

  •
  submitting a new proxy or voting instruction form bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

  •
  attending the Waste Connections Special Meeting and voting in person ("street name" holders must obtain a "legal proxy").

  Attending the Waste Connections Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

  Please note, however, that under the rules of the NYSE, any beneficial owner of Waste Connections common stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Waste Connections Special Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner's brokerage firm. If your shares are held in an account at a broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote.

  Attending the Waste Connections Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You must vote by ballot at the Waste Connections Special Meeting to change your vote, and if your shares are held in "street name," you must obtain a "legal proxy" from the record holder of your shares in order to vote at the Waste Connections Special Meeting.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Waste Connections stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold Waste Connections common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Waste Connections common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please sign, date, mark and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Waste Connections common stock that you own.

Q:
ARE WASTE CONNECTIONS STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
No. There are no appraisal rights available to Waste Connections stockholders in connection with the Merger. See "The Merger Agreement — Appraisal Rights" beginning on page 87 of this proxy statement/prospectus.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WASTE CONNECTIONS STOCKHOLDERS?

A:
In general, subject to the discussion below relating to potential distribution treatment under Section 304 of the Code under "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger" beginning on page 107 of this proxy statement/prospectus, a U.S. holder will recognize gain or loss equal to the difference between (i) the fair market value of the Progressive common shares received by such U.S. holder in the Merger (including any fractional Progressive common shares) and (ii) its aggregate tax basis in the Waste Connections common stock surrendered in the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Code), as further described under "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to Non-U.S. Holders" beginning on page 112 of this proxy statement/prospectus.

  Waste Connections stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger see "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger" beginning on page 107 of this proxy statement/prospectus.

Q:
WHAT ARE THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WASTE CONNECTIONS STOCKHOLDERS?

A:
In general, a Waste Connections stockholder who is resident in Canada for the purposes of the ITA, and who holds Waste Connections common stock as capital property will realize a capital gain (or capital loss) on the Merger equal to the amount by which the sum of the fair market value, at the time of the Merger, of the Progressive common shares received in exchange for such stockholder's Waste Connections common stock and any cash received in lieu of a fractional Progressive common share, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to such stockholder of such Waste Connections common stock.

  Generally, a Waste Connections stockholder who is not resident in Canada for purposes of the ITA will not be subject to tax under the ITA in respect of any capital gain realized on the exchange of Waste Connections common stock for Progressive common shares as a result of the Merger.

  The foregoing description of Canadian federal income tax consequences is a brief summary only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Tax Consequences of the Transactions — Material Canadian Federal Income Tax Considerations" beginning on page 118 of this proxy statement/prospectus. Waste Connections stockholders are urged to consult their own tax and legal advisors to determine the particular tax consequences to them of the Merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the Merger is not completed, Waste Connections stockholders will not receive any consideration for their shares of Waste Connections common stock. Instead, Waste Connections will not combine with Progressive, it will remain an independent public company and its common stock will continue to be listed and traded on the NYSE under the symbol "WCN". Progressive will also remain an independent public company and Progressive common shares will continue to be listed and traded on the NYSE and on the TSX under the symbol "BIN." Under specified circumstances, Progressive or Waste Connections may be required to pay to, or be entitled to receive from, the other party a fee with respect to the termination of the Merger Agreement, see "The Merger Agreement — Termination of the Merger Agreement; Termination Fees" beginning on page 101 of this proxy statement/prospectus.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the Merger, the Waste Connections Special Meeting or the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact MacKenzie Partners, Inc. (which we refer to as "MacKenzie"), the proxy solicitation agent for Waste Connections, at 105 Madison Avenue, New York, New York 10016 or by email at proxy@mackenziepartners.com. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885.

Q:
AS A HOLDER OF WASTE CONNECTIONS STOCK-BASED AWARDS, WHAT WILL I RECEIVE UPON THE COMPLETION OF THE MERGER?

A:
As further detailed in the section entitled "The Merger — Treatment of Waste Connections Stock-Based Awards in the Merger" beginning on page 76 of this proxy statement/prospectus, in connection with the Merger, each Waste Connections stock-based award that is outstanding immediately prior to the effective time of the Merger will be converted into a corresponding equity award of Progressive based upon the Exchange Ratio (and, if applicable, the Consolidation).

Q:
IF I AM A PROGRESSIVE SHAREHOLDER, WILL I RECEIVE THE MERGER CONSIDERATION IN THE TRANSACTIONS?

A:
No. If the Merger is completed, Progressive shareholders will not receive any Merger Consideration and will continue to hold their Progressive common shares, subject to the implementation of the Consolidation described below.

Q:
WHAT IS THE CONSOLIDATION?

A:
In connection with the Merger, Progressive is proposing that Progressive shareholders vote to approve the Consolidation whereby, immediately after the consummation of the Merger, every 2.076843 Progressive common shares will be consolidated into one (1) Progressive common share. If Progressive shareholders approve the Progressive Consolidation Proposal, and the Consolidation is effected, then every 2.076843 Progressive common shares will be consolidated into one (1) Progressive common share. Immediately following the Consolidation, each Progressive shareholder (including former Waste Connections stockholders) will own a reduced number of Progressive common shares (i.e., for every 2.076843 Progressive common shares owned a holder will, following the Consolidation, own one (1) Progressive common share).

  The Consolidation will happen at the same time for every Progressive shareholder (including former Waste Connections stockholders), will affect every Progressive shareholder uniformly and will not change any Progressive shareholder's percentage ownership interest or relative voting rights in Progressive (other than to the extent that the Consolidation would result in any Progressive shareholder owning a fractional share, because cash will be paid in lieu of fractional shares). As we explain below, while there can be no assurance as to Progressive's future valuation or share price, the Consolidation should not in itself change the overall valuation of Progressive, the value of a Progressive shareholder's investment or the value of the consideration Waste Connections stockholders will receive in the Merger.

  Subject to Progressive shareholder approval of the Progressive Consolidation Proposal and the consummation of the Merger, immediately after the consummation of the Merger, Progressive intends to effect the Consolidation. If the Consolidation is approved, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation Progressive common share for each share of Waste Connections common stock. The Merger is not conditioned on Progressive shareholder approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

 SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger- related proposals. In addition, we incorporate by reference important business and financial information about Waste Connections and Progressive into this document. For a description of, and how to obtain, this information, see "Where You Can Find More Information" beginning on page 185 of this proxy statement/prospectus. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 42)

Waste Connections, Inc.

Waste Connections, Inc.
3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380
Telephone: (832) 442-2200

        Waste Connections, Inc. is an integrated municipal solid waste ("MSW") services company that provides solid waste collection, transfer, disposal and recycling services primarily in exclusive and secondary markets in the U.S. and a leading provider of non-hazardous exploration and production ("E&P") waste treatment, recovery and disposal services in several of the most active natural resource producing areas of the U.S. Waste Connections also provides intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest through a network of intermodal facilities.

        As of December 31, 2015, Waste Connections served residential, commercial, industrial and E&P customers in 32 states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, South Carolina, South Dakota, Tennessee, Texas, Utah, Washington and Wyoming. As of December 31, 2015, Waste Connections owned or operated a network of 155 solid waste collection operations; 69 transfer stations; seven intermodal facilities, 37 recycling operations, 62 active MSW, E&P and/or non-MSW landfills, 24 E&P liquid waste injection wells and 20 E&P waste treatment and oil recovery facilities. Non-MSW landfills accept construction and demolition, industrial and other non-putrescible waste.

        Waste Connections' senior management team has extensive experience in operating, acquiring and integrating non-hazardous waste services businesses, and Waste Connections intends to continue to focus its efforts on balancing internal and acquisition-based growth. In addition to the pending business combination with Progressive, Waste Connections anticipates that a part of its future growth will come from acquiring additional MSW and E&P waste businesses, so that additional acquisitions beyond the transaction currently pending could continue to affect period-to-period comparisons of its operating results.

        Waste Connections was organized as a Delaware corporation in 1997. Its common stock is listed on the NYSE under the symbol "WCN".

Progressive Waste Solutions Ltd.

Progressive Waste Solutions Ltd.
400 Applewood Crescent, 2nd Floor
Vaughan, Ontario L4K 0C3
Telephone: (905) 532-7510

        Progressive is one of North America's largest full-service waste management companies, providing waste collection, recycling and disposal services to commercial, industrial, municipal and residential customers in 14 U.S. states, and the District of Columbia, and in six Canadian provinces. Progressive serves its customers using a vertically integrated suite of collection and disposal assets. Progressive benefits from longstanding relationships with many of its commercial, industrial and residential customers, which provide a high degree of stability for its business.

        Progressive was formed by the mergers of several long-established waste services companies. In 2010, the company acquired Waste Services Inc., with operations throughout Canada and the U.S. Southeast, to become one of the largest non-hazardous solid waste services companies in North America. The overall parent corporation changed its name to Progressive Waste Solutions Ltd. in May 2011. Progressive common shares are listed on the NYSE and the TSX under the symbol "BIN".

Water Merger Sub LLC

Water Merger Sub LLC
c/o Progressive Waste Solutions Ltd.
400 Applewood Crescent, 2nd Floor
Vaughan, Ontario L4K 0C3
Telephone: (905) 532-7510

        Merger Sub is a Delaware limited liability company and currently a direct wholly owned subsidiary of Progressive. Merger Sub was incorporated on January 14, 2016 for the purposes of effecting the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

The Merger (page 50) and the Merger Agreement (page 84)

        The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

        Pursuant to the Merger Agreement, Progressive will combine with Waste Connections in an all-stock merger. Merger Sub will merge with and into Waste Connections, with Waste Connections continuing as the surviving corporation and a subsidiary of Progressive. As a result of the Merger, Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger, Waste Connections stockholders will receive Progressive common shares in exchange for their shares of Waste Connections common stock. Immediately following the Merger, Progressive intends to change its legal name to "Waste Connections, Inc." and its common shares are expected to trade on the NYSE and the TSX under the symbol "WCN".

Merger Consideration (page 50)

        As a result of the Merger, each issued and outstanding share of Waste Connections common stock will be converted into the right to receive the Merger Consideration.

        It is anticipated that Progressive shareholders and Waste Connections stockholders, in each case as of immediately prior to the Merger, will hold approximately 30% and 70%, respectively, of the Progressive common shares immediately after completion of the Merger. It is currently estimated that, if the Merger is completed, Progressive will issue approximately 255,025,907 Progressive common shares (122,794,986 Progressive common shares if the Consolidation is effected) and approximately 2,674,217 Progressive common shares (1,287,636 Progressive common shares if the Consolidation is effected) will be issuable pursuant to the terms of the outstanding Waste Connections equity compensation awards that Progressive will assume pursuant to the Merger.

        No holder of Waste Connections common stock will be issued fractional Progressive common shares in the Merger. Each holder of Waste Connections common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Progressive common share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the exchange agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Progressive common shares in accordance with such holders' fractional interest in the aggregate number of Progressive common shares sold.

Post-Closing Matters (page 50)

        The Merger Agreement provides that, following the Merger, Progressive will, subject to the Progressive shareholder approval of the Progressive Consolidation Proposal and TSX approval, effect the Consolidation. In addition, subject to TSX approval, the combined company will change its name from "Progressive Waste Solutions Ltd." to "Waste Connections, Inc." by way of an amalgamation of Progressive with an existing wholly-owned subsidiary of Progressive, and its common shares are expected to trade on the NYSE and on the TSX under the symbol "WCN".

Treatment of Waste Connections Stock-Based Awards (page 76)

        In connection with the Merger, each Waste Connections stock-based award will be converted into a corresponding equity award of Progressive based upon the Exchange Ratio (and, if applicable, the Consolidation), on the same terms and conditions as were applicable under such Waste Connections stock-based award immediately prior to the effective time of the Merger, subject to certain modifications of awards held by executive officers of Waste Connections as described under "The Merger — Interests of Waste Connections' Directors and Executive Officers in the Merger" beginning on page 73 of this proxy statement/prospectus.

Recommendation of the Waste Connections Board of Directors and Waste Connections' Reasons for the Merger (page 54)

        After careful consideration, the Waste Connections board of directors unanimously recommends that Waste Connections stockholders vote "FOR" the Waste Connections Merger Proposal, "FOR" the Waste Connections Compensatory Arrangements Proposal and "FOR" the Waste Connections Adjournment Proposal.

        In reaching its decision, the Waste Connections board of directors considered a number of factors as generally supporting its decision to enter the Merger Agreement, including, among others, that the Merger Consideration would be payable in a highly liquid stock, the Waste Connections board of directors' belief that the Merger would create an industry leading network of solid waste operations across North America, with increased scale and diversified revenue streams across geographies and customers which would provide a strong, sustainable platform for future revenue and earnings growth, and that the combined company would have a more efficient tax structure than Waste Connections on a standalone basis. The Waste Connections board of directors also considered a variety of risks and other potentially negative factors concerning the Merger, including, among others, the risk that the Merger might not be completed in a timely manner, risks related to Progressive's business, risks related to regulatory approvals necessary to complete the Merger, risks related to certain terms of the Merger Agreement (including restrictions on the conduct of Waste Connections' business prior to the completion of the Merger and the requirement that Waste Connections pay Progressive a termination fee in certain circumstances), risks related to the diversion of management and resources from other strategic opportunities and challenges and difficulties relating to integrating the operations of Progressive and Waste Connections. For a more complete description of Waste Connections' reasons for the combination and the recommendations of the Waste Connections board of directors, see "The Merger — Recommendation of the Waste Connections Board of Directors and Waste Connections' Reasons for the Merger" beginning on page 54 of this proxy statement/prospectus.

Opinion of Waste Connections' Financial Advisor (page 58)

        The Waste Connections board of directors retained Morgan Stanley & Co. LLC (which we refer to as Morgan Stanley) to act as its lead financial advisor in connection with the proposed Merger. On January 17, 2016, at a meeting of the Waste Connections board of directors, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 18, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the

Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Waste Connections common stock.

        The full text of the written opinion of Morgan Stanley delivered to the Waste Connections board of directors, dated January 18, 2016, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, and you are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion was directed to, and for the information of, the Waste Connections board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of shares of Waste Connections common stock of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley's opinion did not address any other aspects or implications of the Merger or other transactions contemplated by the Merger Agreement. The opinion did not in any manner address the prices at which shares of Waste Connections common stock or common shares of Progressive would trade following completion of the Merger or at any time. Morgan Stanley's opinion was not intended to, and does not, constitute advice or a recommendation as to how any stockholder of Waste Connections should vote at the Waste Connections Special Meeting of stockholders to be held in connection with the Merger, or as to any other action that any stockholder of Waste Connections should take relating to the Merger or any other matter.

        For a description of the opinion that the Waste Connections board of directors received from Morgan Stanley, see "The Merger — Opinion of Waste Connections' Financial Advisor" beginning on page 58 of this proxy statement/prospectus.

Waste Connections Special Meeting of Stockholders (page 44)

        The Waste Connections Special Meeting will be held at 10:00 a.m., local time, on May 26, 2016, located at Waste Connections' corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. At the Waste Connections Special Meeting, Waste Connections stockholders will be asked to approve the Waste Connections Merger Proposal, the Waste Connections Compensatory Arrangements Proposal and the Waste Connections Adjournment Proposal.

        The Waste Connections board of directors has fixed the close of business on April 14, 2016 as the record date for determining the holders of shares of Waste Connections common stock entitled to receive notice of and to vote at the Waste Connections Special Meeting. Only holders of record of shares of Waste Connections common stock at the close of business on the Waste Connections record date will be entitled to notice of and to vote at the Waste Connections Special Meeting and any adjournment or postponement thereof. As of the Waste Connections record date, there were 122,717,727 shares of Waste Connections common stock outstanding and entitled to vote at the Waste Connections Special Meeting held by 98 holders of record. Each share of Waste Connections common stock entitles the holder to one vote on each proposal to be considered at the Waste Connections Special Meeting. As of the record date, directors and executive officers of Waste Connections and their affiliates owned and were entitled to vote 633,062 shares of Waste Connections common stock, representing less than one percent of the shares of Waste Connections common stock outstanding on that date. Waste Connections currently expects that Waste Connections' directors and executive officers will vote their shares in favor of the Waste Connections Merger Proposal, the Waste Connections Compensatory Arrangements Proposal and the Waste Connections Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.

        Approval of the Waste Connections Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Waste Connections common stock entitled to vote on the Waste Connections Merger Proposal at the Waste Connections Special Meeting.

        Approval of the Waste Connections Compensatory Arrangements Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Compensatory Arrangements Proposal, although such vote will not be binding on Waste Connections or its board of directors or any of its committees.

        Approval of the Waste Connections Adjournment Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Adjournment Proposal.

Progressive Shareholder Approval (page 85)

        Progressive will hold the Progressive Special Meeting at the St. Andrew's Club and Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, Canada at 10:00 a.m., local time, on May 26, 2016. At the Progressive Special Meeting, Progressive will ask its shareholders to approve the issuance of Progressive common shares pursuant to the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the "backdoor listing" of Waste Connections on the TSX, and the Progressive common shares issuable under Waste Connections equity plans assumed by Progressive (the "Progressive Shareholder Transaction Approval"). Completion of the Merger is conditioned on, among other things, Progressive obtaining the Progressive Shareholder Transaction Approval.

        At the Progressive Special Meeting, Progressive will also ask its shareholders to (i) approve the Progressive Consolidation Proposal subject to, and immediately after, the Merger, and (ii) approve the adoption by Progressive of a new equity incentive plan and the reservation for issuance under such plan of Progressive common shares (the "Progressive Incentive Plan Proposal"); provided, however, that neither approval of the Progressive Consolidation Proposal nor approval of the Progressive Incentive Plan Proposal is a condition to the consummation of the Merger.

Interests of Waste Connections' Directors and Executive Officers in the Merger (page 73)

        In considering the recommendation of the Waste Connections board of directors that Waste Connections stockholders vote to approve the Merger, you should be aware that the non-employee directors and executive officers of Waste Connections have certain interests in the Merger that are different from, or in addition to, the interests of Waste Connections stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Waste Connections stockholders include the following:

  •
  the right to receive a payment representing a gross-up with respect to any excise taxes that may be imposed pursuant to Section 4985 of the Code as a result of the Merger, which excise tax is not applicable to other Waste Connections stockholders;

  •
  the acceleration of outstanding performance-based restricted stock unit awards received by the executive officers in 2014 and 2015, other than those awarded to Messrs. Mittelstaedt and Bouck whose grants will be terminated; and

  •
  the right to continuing indemnification and insurance coverage.

        These interests are discussed in more detail in the section entitled "The Merger — Interests of Waste Connections' Directors and Executive Officers in the Merger" beginning on page 73 of this proxy statement/prospectus. The members of the Waste Connections board of directors were aware of the different or additional interests described above and considered these interests, among other matters, in evaluating and negotiating the Merger and the Merger Agreement, and in recommending to the Waste Connections stockholders that the Waste Connections Merger Proposal be approved.

Interests of Progressive's Directors and Executive Officers in the Merger (page 76)

        In considering the recommendation of the Progressive board of directors that Progressive shareholders vote to approve the Merger, you should be aware that some of Progressive's non-employee directors and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of Progressive's shareholders generally. Interests of directors and officers that may be different from or in addition to the interests of Progressive's shareholders include, but are not limited to:

  •
  Progressive's executive officers are parties to employment agreements and severance policies with Progressive that provide for severance payments and benefits in the event of a qualifying termination of employment in connection with or following the Merger.

  •
  Under the terms of Progressive's Long Term Incentive Plans, the vesting schedule of equity awards granted to certain executive officers will be accelerated in the event of a qualifying termination of employment following the Merger.

  •
  Certain of Progressive's executive officers participate in an annual cash incentive plan under which certain performance measures and other conditions will be deemed achieved at target as a result of the Merger.

  •
  Certain of Progressive's executive officers are entitled to retention payments in connection with the Merger.

  •
  Progressive's directors have received grants of restricted shares, which are settled in cash within the 12-month period following termination of service.

        These interests are discussed in more detail in the section entitled "The Merger — Interests of Progressive's Directors and Executive Officers in the Merger" beginning on page 76 of this proxy statement/prospectus. The members of the Progressive board of directors were aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in resolving to recommend to Progressive shareholders that the transactions contemplated by the Merger Agreement be approved.

Board of Directors and Management after the Merger (page 73)

        Following the completion of the Merger, under the terms of the Merger Agreement, the combined company's board of directors will consist of seven directors in total, comprised of the five members of Waste Connections board of directors as of immediately prior to the effective time of the Merger and two members of the Progressive board of directors as of January 18, 2016. The two Progressive directors shall each be a Canadian resident and shall be identified in writing by Progressive to Waste Connections prior to the effective time of the Merger and subject to the approval of Waste Connections.

        Upon completion of the Merger:

  •
  Ronald J. Mittelstaedt will serve as the Chief Executive Officer and Chairman of the board of directors of the combined company;

  •
  Steven F. Bouck will serve as President of the combined company;

  •
  Darrell W. Chambliss will serve as Executive Vice President, Chief Operating Officer and Assistant Secretary of the combined company;

  •
  Worthing F. Jackman will serve as Executive Vice President, Chief Financial Officer and Assistant Secretary of the combined company;

  •
  David G. Eddie will serve as Senior Vice President and Chief Accounting Officer of the combined company;

  •
  David M. Hall will serve as Senior Vice President — Sales and Marketing of the combined company;

  •
  James M. Little will serve as Senior Vice President — Engineering and Disposal of the combined company;

  •
  Patrick J. Shea will serve as Senior Vice President, General Counsel and Secretary of the combined company;

  •
  Matthew Black will serve as Vice President and Chief Tax Officer of the combined company;

  •
  Robert M. Cloninger will serve as Vice President, Deputy General Counsel and Assistant Secretary of the combined company;

  •
  Eric O. Hansen will serve as Vice President — Chief Information Officer of the combined company;

  •
  Susan Netherton will serve as Vice President — People, Training and Development of the combined company;

  •
  Scott I. Schreiber will serve as Vice President — Disposal Operations of the combined company;

  •
  Gregory Thibodeaux will serve as Vice President — Maintenance and Fleet Management of the combined company;

  •
  Mary Anne Whitney will serve as Vice President — Finance of the combined company; and

  •
  Richard K. Wojahn will serve as Vice President — Business Development of the combined company.

        For additional information, see "The Merger Agreement — Covenants and Agreements — Post-Merger Organizational Matters" beginning on page 93 of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page 80)

        Waste Connections and Progressive have each agreed to use their reasonable best efforts and to take any and all actions necessary, including agreeing to sell, divest, or license any assets or accept operational restrictions or limitations on the businesses, if such undertakings are required or desirable in order to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include the expiration or early termination of the waiting period under the HSR Act, and approvals from any other federal, state and foreign regulatory authorities and self-regulatory organizations determined by the parties to be necessary in order to complete the transactions contemplated by the Merger Agreement.

        The Merger is not subject to notification or approval under the Competition Act (Canada) and is not subject to review or approval under the Investment Canada Act.

        On January 27, 2016, each of Waste Connections and Progressive filed the required merger notification filings under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"). On February 25, 2016, the transaction was granted early termination of the waiting period pursuant to the HSR Act.

No Solicitation; Third Party Acquisition Proposals (page 95)

        Under the terms of the Merger Agreement, each of Progressive and Waste Connections have agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will direct and use its reasonable best efforts to cause its other representatives not to), directly or indirectly:

  •
  solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders or stockholders, as applicable) which constitutes or would be reasonably expected to lead to a "competing acquisition proposal" (as defined on page 96);

  •
  participate in any negotiations regarding, or furnish to any person or entity any nonpublic information relating to it or any of its subsidiaries in connection with a competing acquisition proposal;

  •
  engage in discussions with any person or entity with respect to any competing acquisition proposal;

  •
  except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity (other than the other party and its affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation;

  •
  approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

  •
  withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the other party, the recommendation by its board of directors to its shareholders or stockholders, as applicable, to vote in favor of its respective proposals;

  •
  within the earlier of five business days of a tender or exchange offer or take-over bid relating to securities of Progressive and Waste Connections having been commenced and two business days prior to Progressive's or Waste Connections' respective special meeting, fail to (i) publicly recommend against such tender or exchange offer or take-over bid, or (ii) publicly reaffirm the recommendation of such party's board of directors;

  •
  after a tender or exchange offer or take-over bid relating to securities of Progressive and Waste Connections having been commenced, fail to send to such party's shareholders the applicable regulatory disclosure recommending that the shareholders reject such tender or exchange offer or take-over bid;

  •
  following the public disclosure of a competing acquisition proposal with respect to Progressive or Waste Connections, fail to publicly reaffirm the recommendation of such party's board of directors within the earlier of five business days after such public disclosure or announcement and two business days prior to such party's special meeting;

  •
  enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any competing acquisition proposal (other than as permitted in the Merger Agreement); or

  •
  resolve or agree to do any of the foregoing.

        If Progressive or Waste Connections receives prior to obtaining the Progressive Shareholder Transaction Approval or the Waste Connections stockholder approval of the Waste Connections Merger Proposal (the "Waste Connections Stockholder Approval"), as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal (as defined on page 97), or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a competing acquisition proposal, then in any such event (if the superior proposal does not result in a breach under the Merger Agreement) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to so furnishing such information, it receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable in the aggregate to it than those contained in the confidentiality agreement between Progressive and Waste Connections (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

Change of Recommendation (page 97)

        The Progressive board of directors and the Waste Connections board of directors are entitled to approve or recommend, or propose publicly to approve or recommend a competing acquisition proposal, or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other party, prior to the Progressive Shareholder Transaction Approval or the Waste Connections Stockholder Approval, as applicable:

  •
  following receipt of a bona fide, unsolicited, written competing acquisition proposal that is not withdrawn, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a superior proposal; or

  •
  as a result of a material development or change in circumstances that occurs or arises after the date of the Merger Agreement that was not known, or reasonably foreseeable, by the party's board of directors as of the date of the Merger Agreement (provided, that (A) in no event shall the receipt, existence or terms of a competing acquisition proposal constitute an intervening event and (B) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of the operations of the other party and its subsidiaries, taken as a whole, constitute an intervening event unless such event or events has had or would reasonably be expected to have a material adverse effect on the other party);

provided, that (x) with respect to the first clause, such competing acquisition proposal was received after the date of the Merger Agreement and did not result from a breach of the non-solicitation provisions of the Merger Agreement and (y) with respect to each clause above, such board of directors has determined in good faith after consultation with its outside legal counsel that, in light of such competing acquisition proposal or intervening event, the failure to take such action would be inconsistent with the duties of the members of the board of directors under applicable laws.

        Prior to such board of directors making a superior proposal change of recommendation, the party making such a change of recommendation must provide the other party with five business days' prior written notice (any material amendment to the amount or form of consideration payable in connection with the applicable competing acquisition proposal requiring a new notice of an additional three business day period) advising the other party that it intends to take such action and specifying the material terms and conditions of the competing acquisition proposal, and during such five business day period (or subsequent three business day period), such party shall consider and negotiate in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement such that the competing acquisition proposal would no longer constitute a "superior proposal". Prior to such board of directors making an intervening event change of recommendation, the party making such a change of recommendation must provide the other party with five business days' prior written notice advising the other party that it intends to effect an intervening event change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable determination by such party's board of directors), and during such five business day period, the party changing its recommendation must consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement in a manner that would obviate the need to effect the change of recommendation.

        No change of recommendation made by a party shall relieve it from its obligation to seek to obtain the Waste Connections Stockholder Approval or the Progressive Shareholder Transaction Approval, as applicable.

Conditions to the Completion of the Merger (page 98)

        Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

  •
  receipt of the Progressive Shareholder Transaction Approval (obtained by an affirmative vote of the holders of a majority of the votes cast by holders of outstanding Progressive common shares on such proposals at the Progressive Special Meeting) and the Waste Connections Stockholder Approval (approved by an affirmative vote of the holders of a majority of the outstanding shares of Waste Connections common stock entitled to vote thereon at the Waste Connections Special Meeting);

  •
  the effectiveness of the registration statement on Form F-4 of which this document forms a part and no stop order suspending the effectiveness of such registration statement having been issued by the SEC and remaining in effect and no proceeding to that effect having been commenced or threatened;

  •
  the absence of any injunction or other legal prohibition or restraint on the Merger;

  •
  approval for listing on the NYSE and/or the TSX of the Progressive common shares to be issued in the Merger, subject to official notice of issuance;

  •
  the TSX shall have approved the transactions contemplated by the Merger Agreement;

  •
  (i) any applicable waiting period relating to the Merger under the HSR Act must have expired or been terminated; and (ii) no legal proceeding by a governmental entity under any antitrust law of the United States or Canada is pending against Progressive, Waste Connections or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger; and

  •
  since the date of the Merger Agreement, (i) there has been no change in Sections 163(j) or 7874 of the Code (or any other provision of the Code with respect to the deductibility of interest), the regulations promulgated thereunder, or the official interpretation thereof as set forth in published guidance by the IRS (other than in a news release) that would impose a material limitation on the ability to deduct for U.S. federal income tax purposes interest on any current or reasonably anticipated debt obligation (or arrangement treated as a debt obligation for U.S. federal income tax purposes under current law as of the date of the Merger Agreement) of Waste Connections (as the surviving corporation under the Merger) or any of its subsidiaries, and (ii) there has been no change or publicly announced proposed change in law or any official interpretation thereof (including any change to the regime governing the taxation of foreign affiliates or controlled foreign affiliates under the ITA or the General Anti-Avoidance Rule under Section 245 of the ITA) that would result in Progressive or any of its subsidiaries recognizing material taxable income in Canada in respect of any instrument issued by Waste Connections (as the surviving corporation under the Merger) or any of its subsidiaries that is currently outstanding or reasonably anticipated to be outstanding.

        In addition, obligations of Progressive and Merger Sub to effect the Merger are conditioned upon:

  •
  the accuracy of Waste Connections' representations and warranties, subject to specified materiality standards;

  •
  the performance by Waste Connections of its obligations and covenants under the Merger Agreement in all material respects;

  •
  the receipt by Progressive of a tax opinion from its legal counsel, Weil, Gotshal & Manges LLP, that Section 7874 of the Code should not apply in such a manner so as to cause Progressive or any of its subsidiaries to be treated as a domestic corporation pursuant to U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the closing date as a result of the transactions contemplated by the Merger Agreement;

  •
  since the date of the Merger Agreement, no material adverse effect on Waste Connections having occurred; and

  •
  the delivery by Waste Connections of an officer's certificate certifying such accuracy of its representations and warranties, such performance of its obligations and covenants, and that no material adverse effect on Waste Connections has occurred since the date of the Merger Agreement.

        In addition, the obligation of Waste Connections to effect the Merger is conditioned upon:

  •
  the accuracy of the representations and warranties of Progressive and Merger Sub, subject to specified materiality standards;

  •
  the performance by Progressive and Merger Sub of their obligations and covenants under the Merger Agreement in all material respects;

  •
  the receipt by Waste Connections of a tax opinion from its legal counsel, Locke Lord LLP, that Section 7874 of the Code should not apply in such a manner so as to cause Progressive or any of its subsidiaries to be treated as a domestic corporation pursuant to U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the closing date as a result of the transactions contemplated by the Merger Agreement;

  •
  since the date of the Merger Agreement, no material adverse effect on Progressive having occurred; and

  •
  the delivery by Progressive of an officer's certificate certifying such accuracy of such representations and warranties, such performance of such obligations and covenants, and that no material adverse effect on Progressive has occurred since the date of the Merger Agreement.

        See "The Merger Agreement — Conditions to the Completion of the Merger" beginning on page 98 of this proxy statement/prospectus.

Termination of the Merger Agreement; Termination Fees (page 101)

  Termination (page 101)

        The Merger Agreement may be terminated and the Merger and the other transactions abandoned (whether before or after the Waste Connections Stockholder Approval by the Waste Connections stockholders or the Progressive Shareholder Transaction Approval by the Progressive shareholders, as applicable) as follows:

  •
  by mutual written consent of Progressive and Waste Connections;

  •
  by either Progressive or Waste Connections, prior to the effective time of the Merger, if there has been a breach by Waste Connections, on the one hand, or Progressive or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Merger not being satisfied (and such breach is not curable prior to October 18, 2016, or if curable prior to the Outside Date (as defined below), has not been cured within the earlier of (i) 30 calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three business days before the Outside Date). However, the Merger Agreement may not be terminated in accordance with the foregoing sentence by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

  •
  by either Progressive or Waste Connections, if the effective time of the Merger has not occurred by midnight Eastern Time on October 18, 2016 (the "Outside Date"), provided that if on such day all of the conditions to consummate the Merger have been satisfied or waived (other than with respect to a material adverse effect), then the Outside Date is automatically extended to 5:00 p.m. Eastern Time on January 18, 2017; and provided that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the Merger not occurring prior to the Outside Date;

  •
  by Progressive, if, prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a Waste Connections change of recommendation or Waste Connections breaches the non-solicitation covenant in any material respect;

  •
  by Waste Connections, if, prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a Progressive change of recommendation or Progressive breaches the non-solicitation covenant in any material respect;

  •
  by either Progressive or Waste Connections if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Progressive or Waste Connections, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided that the party seeking termination pursuant to the above provision must use its reasonable best efforts to prevent the entry and to remove such order, injunction, decree or ruling;

  •
  by either Progressive or Waste Connections, if the Waste Connections Stockholder Approval has not been obtained at the Waste Connections Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

  •
  by either Progressive or Waste Connections, if the Progressive Shareholder Transaction Approval has not been obtained at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

  •
  by Waste Connections, if, any time prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a change of recommendation in order to accept a superior proposal, Waste Connections enters into a definitive agreement with respect to such superior proposal and pays the Waste Connections Termination Fee (as defined below) to Progressive as a condition to such termination; or

  •
  by Progressive, if, at any time prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a change of recommendation in order to accept a superior proposal, Progressive enters into a definitive agreement with respect to such superior proposal and pays the Progressive Termination Fee (as defined below) to Waste Connections as a condition to such termination.

  Termination Fee / Expense Reimbursement Payable by Progressive (page 102)

        The Merger Agreement requires Progressive to pay Waste Connections a termination fee of $105 million (the "Progressive Termination Fee") if:

  •
  (a) Progressive or Waste Connections terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the Progressive Shareholder Transaction Approval at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or there has been a breach by Progressive, which would result in a failure to meet the closing conditions described above and such breach is not curable prior to the Outside Date, (b) after the date of the Merger Agreement, an acquisition proposal for Progressive by a third party for more than 50% of the assets, equity interests or business of Progressive has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Progressive Special Meeting and (c) (1) any such acquisition proposal is consummated within twelve months of such termination or (2) Progressive enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated;

  •
  Waste Connections terminates the Merger Agreement because (a) prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a Progressive change of recommendation or (b) Progressive breaches the non-solicitation covenant in any material respect; or

  •
  Progressive terminates the Merger Agreement at any time prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a change of recommendation in order to accept a superior proposal, and Progressive enters into a definitive agreement with respect to such superior proposal and pays the Progressive Termination Fee to Waste Connections as a condition to such termination.

        The Merger Agreement requires Progressive to reimburse Waste Connections for an amount equal to $15 million (the "Progressive Expense Reimbursement") if either Progressive or Waste Connections terminates the Merger Agreement because the Progressive Shareholder Transaction Approval was not obtained at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. Progressive and Waste Connections have agreed, except in the case of fraud or a willful breach (as defined in the Merger Agreement) of the Merger Agreement, the payment of the Progressive Expense Reimbursement or the Progressive Termination Fee will be the sole and exclusive remedy of Waste Connections and its subsidiaries, officers, directors, affiliates, agents, and representatives.

  Termination Fee / Expense Reimbursement Payable by Waste Connections (page 103)

        The Merger Agreement requires Waste Connections to pay Progressive a termination fee of $150 million (the "Waste Connections Termination Fee") if:

  •
  (a) Progressive or Waste Connections terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the Waste Connections Stockholder Approval at the Waste Connections' Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or there has been a breach by Waste Connections, which would result in a failure to meet the closing conditions described above and such breach is not curable prior to the Outside Date, (b) after the date of the Merger Agreement, an acquisition proposal for Waste Connections by a third party for more than 50% of the assets, equity interests or business of Waste Connections has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Waste Connections Special Meeting and (c) (1) any such acquisition proposal is consummated within twelve months of such termination or (2) Waste Connections enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated;

  •
  Progressive terminates the Merger Agreement because (a) prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a Waste Connections change of recommendation or (b) Waste Connections breaches the non-solicitation covenant in any material respect; or

  •
  Waste Connections terminates the Merger Agreement at any time prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a change of recommendation in order to accept a superior proposal, Waste Connections enters into a definitive agreement with respect to such superior proposal and pays the Waste Connections Termination Fee to Progressive as a condition to such termination.

        The Merger Agreement requires Waste Connections to reimburse Progressive for an amount equal to $15 million (the "Waste Connections Expense Reimbursement") if either Progressive or Waste Connections terminates the Merger Agreement because the Waste Connections Stockholder Approval was not obtained at the Waste Connections Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. Progressive and Waste Connections have agreed, except in the case of fraud or a willful breach (as defined in the Merger Agreement) of the Merger Agreement, the payment of the Waste Connections Expense Reimbursement or the Waste Connections Termination Fee will be the sole and exclusive remedy of Progressive and its subsidiaries, officers, directors, affiliates, agents, and representatives.

        See "The Merger Agreement — Termination of the Merger Agreement; Termination Fees" beginning on page 101 of this proxy statement/prospectus.

Appraisal Rights (page 87)

        Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Waste Connections stockholders in connection with the Merger.

Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger (page 107)

        In general, subject to the discussion below relating to potential distribution treatment under Section 304 of the Code under "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger" beginning on page 107 of this proxy statement/prospectus, a U.S. holder will recognize gain or loss equal to the difference between (i) the fair market value of the Progressive common shares received by such U.S. holder in the Merger (including any fractional Progressive common shares) and (ii) its aggregate tax basis in the Waste Connections common stock surrendered in the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Code), as further described under "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to Non-U.S. Holders" beginning on page 112 of this proxy statement/prospectus.

        Waste Connections stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger" beginning on page 107 of this proxy statement/prospectus.

Certain Tax Consequences of the Transactions — Material Canadian Federal Income Tax Considerations (page 118)

        In general, a Waste Connections stockholder who is resident in Canada for the purposes of the ITA and who holds Waste Connections common stock as capital property will realize a capital gain (or capital loss) on the Merger equal to the amount by which the sum of the fair market value, at the time of the Merger, of the Progressive common shares received in exchange for such stockholder's Waste Connections common stock and any cash received in lieu of a fractional Progressive common share, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to such stockholder of such Waste Connections common stock.

        Generally, a Waste Connections stockholder who is not resident in Canada for purposes of the ITA will not be subject to tax under the ITA in respect of any capital gain realized on the exchange of Waste Connections common stock for Progressive common shares on the Merger.

        The foregoing description of Canadian federal income tax consequences is a brief summary only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Tax Consequences of the Transactions — Material Canadian Federal Income Tax Considerations". Waste Connections stockholders are urged to consult their own tax and legal advisors to determine the particular tax consequences to them of the Merger.

U.S. Federal Income Tax Consequences of the Consolidation (page 117)

        Progressive intends for the Consolidation to qualify as a "recapitalization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. On the basis that the Consolidation so qualifies, Progressive shareholders whose pre-Consolidation Progressive common shares are exchanged in the Consolidation will not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash, if any, received in lieu of a fractional Progressive common share (which fractional share will be treated as received and then exchanged for such cash). For a more detailed discussion of the material U.S. federal income tax consequences of the Consolidation, see "Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Consolidation" beginning on page 117 of this proxy statement/prospectus.

Canadian Federal Income Tax Consequences of the Consolidation (page 122)

        Except to the extent of cash, if any, received in lieu of a fractional Progressive common share, the Consolidation will not be considered to result in a disposition of Progressive common shares for Canadian federal income tax purposes. The aggregate adjusted cost base to a Progressive shareholder of all Progressive common shares held by such Progressive shareholder will not change as a result of the Consolidation; however, the shareholder's adjusted cost base per Progressive common share will increase proportionately. The foregoing is a brief summary only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Tax Consequences of the Transactions — Canadian Federal Income Tax Consequences of the Consolidation". Progressive shareholders (including former Waste Connections stockholders) are urged to consult their own tax and level advisors to determine the particular tax consequences to them of the Consolidation.

Accounting Treatment of the Merger (page 82)

        The acquisition method will be applied in accounting for the Merger, which requires the determination of the acquirer, the acquisition date, the fair value of assets acquired and liabilities assumed and the measurement of goodwill. Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations, provides guidance in identifying the acquiring entity in a business combination effected through an exchange of equity interests, which requires consideration of factors including: (i) the entity issuing its equity in the business combination, (ii) the relative voting rights in the combined entity after the consummation of the business combination, (iii) the composition of the board of directors and senior management of the combined entity, (iv) the relative size of each entity, and (v) the terms of the exchange of equity securities in the business combination, including payment of any premium over the pre-combination fair value of equity interests.

        Notwithstanding that the equity to be issued in the Merger consists of Progressive common shares, existing Waste Connections stockholders will hold approximately 70% of the common shares of the combined company after completion of the Merger. The board of directors of the combined company will be comprised of five Waste Connections representatives and two Progressive representatives and senior management will be comprised of Waste Connections' existing senior management team. Waste Connections is also the larger of the merging entities in terms of market capitalization. None of the other considerations noted above provides a strong indication that Progressive is the acquirer; therefore, Waste Connections is the acquirer of Progressive for accounting purposes. As a result, Waste Connections will allocate the transaction consideration to the fair value of Progressive's assets and liabilities at the acquisition date, with any excess being recognized as goodwill.

Listing of Progressive Common Shares; Delisting of Waste Connections Common Stock (page 82)

        Following the Merger, Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. The combined company's common shares will be listed on the NYSE and the TSX under the trading symbol "WCN".

Consolidation and Name Change (page 85)

        Subject to the Progressive Shareholder Transaction Approval, the approval of the Progressive Consolidation Proposal by Progressive shareholders at the Progressive Special Meeting, and approval by the TSX, immediately following the completion of the Merger every 2.076843 Progressive common shares will be consolidated into one (1) Progressive common share. Immediately following the Consolidation, each Progressive shareholder (including former Waste Connections stockholders) will own a reduced number of Progressive common shares (i.e., for every 2.076843 Progressive common shares owned a holder will, following the Consolidation, own one (1) Progressive common share).

        The Consolidation will happen at the same time for every Progressive shareholder (including former Waste Connections stockholders), will affect every Progressive shareholder uniformly and will not change any Progressive shareholder's percentage ownership interest or relative voting rights in Progressive (other than to the extent that the Consolidation would result in any Progressive shareholder owning a fractional share, because cash will be paid in lieu of fractional shares). As described below, while there can be no assurance as to Progressive's future valuation or share price, the Consolidation should not in itself change the overall valuation of Progressive or the value of a Progressive shareholder's investment. The Merger is not conditioned on Progressive shareholder approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

        Under the terms of the Merger Agreement, immediately following completion of the Consolidation (or, if the Consolidation is not approved by the Progressive shareholders, immediately following completion of the Merger) and subject to TSX approval, Progressive intends to change its name to "Waste Connections, Inc." (the "Name Change") by amalgamating with its newly-formed, direct wholly owned subsidiary, Waste Connections, Inc., which was incorporated under the OBCA solely for the purposes of effecting the Name Change.

Comparison of the Rights of Holders of Waste Connections Common Stock and Progressive Common Shares (page 146)

        Upon completion of the Merger, the holders of Waste Connections common stock will become holders of Progressive common shares and their rights will be governed by Canadian law (instead of Delaware law) and by the Progressive Governing Documents (instead of the Waste Connections certificate of incorporation and the Waste Connections bylaws). Following the transaction, former Waste Connections stockholders will have different rights as Progressive shareholders than they had as Waste Connections stockholders. For a summary of certain of the differences between the rights of holders of Waste Connections common stock and holders of Progressive common shares, see "Comparison of the Rights of Holders of Waste Connections Common Stock and Progressive Common Shares" beginning on page 146 of this proxy statement/prospectus.

 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share as reported by the NYSE, as well as the dividend paid per share, of Progressive common shares, which trade on the NYSE and TSX under the symbol "BIN," and Waste Connections common stock, which trades on the NYSE under the symbol "WCN".

	Progressive Common Shares NYSE (in US$)			Progressive Common Shares TSX (in C$)			Waste Connections Common Stock NYSE (in US$)
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
2013
Quarter ended March 31, 2013	22.70	20.13	0.14	22.71	20.60	0.14	36.56	33.26	0.10
Quarter ended June 30, 2013	23.91	20.07	0.14	24.48	20.64	0.14	41.71	34.61	0.10
Quarter ended September 30, 2013	26.23	20.92	0.14	26.97	22.13	0.15	46.00	41.14	0.10
Quarter ended December 31, 2013	27.18	24.54	0.14	28.37	25.66	0.15	46.49	41.08	0.115
2014
Quarter ended March 31, 2014	25.56	22.11	0.14	28.36	24.69	0.15	44.62	39.69	0.115
Quarter ended June 30, 2014	26.35	23.89	0.14	28.75	26.20	0.15	48.80	41.76	0.115
Quarter ended September 30, 2014	26.67	24.45	0.15	29.22	26.55	0.16	50.93	46.60	0.115
Quarter ended December 31, 2014	31.47	23.93	0.14	35.70	27.10	0.16	50.73	42.86	0.13
2015
Quarter ended March 31, 2015	30.58	27.39	0.13	38.28	33.64	0.16	48.96	42.05	0.13
Quarter ended June 30, 2015	30.74	26.61	0.13	38.52	33.17	0.16	49.39	44.81	0.13
Quarter ended September 30, 2015	27.92	24.36	0.13	36.72	31.64	0.17	51.10	45.70	0.13
Quarter ended December 31, 2015	27.68	20.81	0.13	35.95	27.00	0.17	57.65	48.16	0.145
2016
Quarter ended March 31, 2016	31.70	22.79	0.12	41.96	31.76	0.17	66.25	50.64	0.145
Quarter ended June 30, 2016 (through April 21, 2016)	31.13	28.12	0.13	40.81	37.00	0.17	65.22	59.92	0.145

        On January 15, 2016, the last trading day before the public announcement of the signing of the Merger Agreement, the closing sale price per Progressive common share on the NYSE was $23.51 and C$34.17 on the TSX and the closing sale price per share of Waste Connections common stock on the NYSE was $50.99. On April 21, 2016, the latest practicable date before the filing date of this proxy statement/prospectus, the closing sale price per Progressive common share on the NYSE was $30.74 and C$39.09 on the TSX and the closing sale price per share of Waste Connections common stock on the NYSE was $64.36.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian Securities Laws (together, "forward-looking statements"). These forward-looking statements are not based on historical facts but instead reflect Progressive's or Waste Connections' respective management's expectations, estimates or projections concerning future results or events regarding the Merger. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions and include statements regarding (1) expectations regarding whether the transaction, including the Merger, the issuance of the Merger Consideration and the proposed share Consolidation of Progressive, will be consummated, including whether conditions to the consummation of the transaction will be satisfied, or the timing for completing the transaction, (2) expectations for the effects of the transaction or the ability of the combined company to successfully achieve business objectives, including integrating the companies or the effects of unexpected costs, liabilities or delays, (3) the potential benefits and synergies of the transaction, including expected cost savings and tax benefits and operating efficiencies, (4) expectations for other economic, business, and/or competitive factors, including future financial and operating results and revenue enhancements, and (5) any other statements regarding events or developments that Progressive and Waste Connections believe or anticipate will or may occur in the future, including any financial projections or pro forma financial statements. Although Waste Connections and Progressive believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements, as unknown or unpredictable factors could have material adverse effects on future results, performance or achievements of the combined company. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements include the following: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and shareholder approvals and the satisfaction of other conditions to the consummation of the proposed transactions on the proposed terms and schedule; the ability of Waste Connections and Progressive to successfully integrate their respective operations and employees and realize synergies and cost savings at the times, and to the extent, anticipated; Progressive's, Waste Connections' and the combined company's ability to make divestitures or acquisitions and their ability to integrate or manage such acquired businesses; the potential impact of the announcement or consummation of the proposed transactions on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; changes in applicable laws; significant competition that Waste Connections and Progressive face; compliance with extensive government regulation; Progressive's, Waste Connections', as well as the combined company's capital structure, including the indebtedness amounts of each, the limitations imposed by the covenants in the documents governing the indebtedness of each and the maintenance of the financial and disclosure controls and procedures of each; alternative acquisition proposals that could delay completion of the transaction or divert management's time and attention from the transaction; the diversion of time and attention of both companies' respective management teams while the transaction is pending; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of Progressive's and Waste Connections' 40-F and 10-K, respectively and other filings with the SEC. These forward-looking statements may be affected by risks and uncertainties in the business of Waste Connections and Progressive and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by Waste Connections and Progressive with the SEC, including Waste Connections' annual report on Form 10-K for the year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Waste Connections' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (in each case to the extent filed and not furnished), which are incorporated by reference into this proxy statement/prospectus, and Progressive's Annual Report on Form 40-F for the year ended December 31, 2015, as well as in Progressive's filings during the year with the Canadian Securities Administrators. Waste Connections and Progressive wish to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Waste Connections or Progressive. Neither Waste Connections nor Progressive undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof, except as may be specifically required by applicable securities laws.

 RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements," Waste Connections stockholders should carefully consider the following risks in deciding whether to vote for the approval of the Waste Connections Merger Proposal and the Waste Connections Compensatory Arrangements Proposal. In addition, you should read and consider the risks associated with each of the businesses of Progressive and Waste Connections because these risks will relate to the combined company following the completion of the Merger. Descriptions of some of these risks can be found in (i) the Annual Report of Progressive on Form 40-F for the fiscal year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Progressive's subsequently filed Current Reports on Form 6-K, which are incorporated by reference into this proxy statement/prospectus and (ii) the Annual Report of Waste Connections on Form 10-K for the fiscal year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Waste Connections' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (in each case to the extent filed and not furnished), which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See "Where You Can Find More Information."

Risks Related to the Transaction

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the price of either shares of Waste Connections common stock or Progressive common shares.

        At the effective time of the Merger, each share of Waste Connections common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 2.076843 validly issued, fully paid and nonassessable common shares of Progressive (or, if the anticipated Consolidation of common shares of Progressive is approved by Progressive shareholders and implemented, one common share of Progressive on a post-Consolidation basis). This Exchange Ratio will not be adjusted for changes in the market price of either Waste Connections common stock or Progressive common shares between the date of signing the Merger Agreement and completion of the Merger. Changes in the price of Progressive common shares prior to the closing of the Merger will affect the value of Progressive common shares that Waste Connections stockholders will receive on the effective date. The Exchange Ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either Waste Connections common stock or the Progressive common shares prior to the effective date of the Merger.

        The prices of Waste Connections common stock and Progressive common shares on the effective date of the Merger may vary from their prices between the date the Merger Agreement was executed and the effective date of the Merger. As a result, the value represented by the Exchange Ratio will also vary. These variations could result from changes in the business, operations or prospects of either Waste Connections or Progressive prior to or following the effective date of the Merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Waste Connections or Progressive.

The market price for Progressive common shares following the closing may be affected by factors different from those that historically have affected Waste Connections common stock and Progressive common shares.

        Upon completion of the Merger, holders of shares of Waste Connections common stock will become holders of Progressive common shares. Progressive's businesses differ from those of Waste Connections, and accordingly the results of operations of Progressive will be affected by some factors that are different from those currently affecting the results of operations of Waste Connections. In addition, upon completion of the Merger, holders of Progressive common shares will become holders of common shares in the combined company. The results of operation of the combined company may also be affected by factors different from those currently affecting Progressive. For a discussion of the businesses of Progressive and Waste Connections and of important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled "Where You Can Find More Information."

The proposed Merger is subject to various closing conditions, including regulatory and stockholder approvals, as well as other uncertainties and there can be no assurances as to whether and when the Merger may be completed.

        Under the terms and conditions of the Merger Agreement, the Merger Sub will be merged with and into Waste Connections, with Waste Connections surviving the Merger as a wholly-owned subsidiary of Progressive. The consummation of the Merger is subject to various customary conditions, including the affirmative vote of holders of a majority of the outstanding shares of Waste Connections' common stock, the affirmative vote of a majority of the votes cast of Progressive's common shares, and certain regulatory clearances. If these conditions to the closing of the Merger are not fulfilled, some of which are not within the control of either Waste Connections or Progressive, then the Merger cannot be consummated. If the Merger does not receive, or timely receive, the required regulatory approvals and clearances, or if another event occurs that delays or prevents the Merger, such delay or failure to complete the Merger may cause uncertainty and other negative consequences that may materially and adversely affect the business, financial position, and results of operations of Waste Connections or Progressive.

        Neither Waste Connections nor Progressive can give you any assurance that the Merger will be consummated, in which case neither Waste Connections nor Progressive would realize the anticipated benefits of having completed the Merger, which may adversely affect either business. See "The Merger Agreement — Termination of the Merger Agreement; Termination Fees."

The Merger Agreement contains provisions that restrict Waste Connections' ability to pursue alternatives to the Merger and, in specified circumstances, could require Waste Connections to pay Progressive a termination fee of up to $150 million.

        Under the Merger Agreement, Waste Connections is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, knowingly facilitating, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. If the Waste Connections board of directors (after consultation with Waste Connections' financial advisors and legal counsel) determines that such proposal is more favorable to the Waste Connections stockholders than the Merger, the Waste Connections board of directors recommends such proposal to the Waste Connections stockholders and such proposal did not result from a material breach of Waste Connections' aforementioned restrictions relating to pursuing alternatives to the Merger, Progressive may be entitled to terminate the Merger Agreement. Under such circumstances, Waste Connections may be required to pay Progressive a termination fee equal to $150,000,000. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Waste Connections from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Waste Connections and its stockholders than the Merger. In the event the Merger Agreement is terminated due to the failure of Waste Connections to obtain the Waste Connections Stockholder Approval at the Waste Connections Special Meeting, Waste Connections may be required to pay Progressive $15 million. See "The Merger Agreement — Termination of the Merger Agreement; Termination Fees."

The Merger Agreement contains provisions that restrict Progressive's ability to pursue alternatives to the Merger and, in specified circumstances, could require Progressive to pay Waste Connections a termination fee of up to $105 million.

        Under the Merger Agreement, Progressive is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, knowingly facilitating, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. If the Progressive board of directors (after consultation with Progressive's financial advisors and legal counsel) determines that such proposal is more favorable to the Progressive shareholders than the Merger, the Progressive board of directors recommends such proposal to the Progressive shareholders and such proposal did not result from a material breach of Progressive's aforementioned restrictions relating to pursuing alternatives to the Merger, Waste Connections may be entitled to terminate the Merger Agreement. Under such circumstances, Progressive may be required to pay Waste Connections a termination fee equal to $105 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Progressive from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Progressive and its shareholders than the Merger. In the event the Merger

Agreement is terminated due to the failure of Progressive to obtain the Progressive Shareholder Transaction Approval at the Progressive Special Meeting, Progressive may be required to pay Waste Connections $15 million. See "The Merger Agreement — Termination of the Merger Agreement; Termination Fees."

While the Merger is pending, Progressive and Waste Connections will be subject to business uncertainties that could adversely affect their businesses and operations. These uncertainties could also adversely affect the combined company following the Merger.

        Uncertainties about the effect of the Merger on customers, suppliers, business partners and other persons with whom Progressive or Waste Connections has a business relationship may have an adverse effect on Progressive or Waste Connections prior to the Merger and on the combined company following the Merger. In connection with the pendency of the Merger, as well as during times of significant change and uncertainty such as the period following the Merger, customers, suppliers, business partners and other persons with whom Progressive or Waste Connections has a business relationship may delay or defer business decisions, decide to terminate, modify or renegotiate their relationships with Progressive or Waste Connections, or take other actions as a result of the Merger that could negatively affect the combined company's and/or Progressive's or Waste Connections' respective revenues, earnings and cash flows, as well as the market price of their respective securities. The ability of the combined company, Progressive or Waste Connections to raise additional capital through the debt markets, and the associated borrowing costs, may also be negatively impacted. Any such effects could limit the combined company's ability to achieve the anticipated benefits of the Merger.

        These uncertainties about the effect of the Merger may also impair Progressive's ability to attract, retain and motivate key personnel until the Merger is consummated and for a period of time thereafter. Employee retention may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart, the business of Progressive prior to the Merger, and the business of the combined company following the Merger, could be materially harmed. If key employees join a competitor or form a new competitor, existing and potential clients could choose to use the services of that competitor instead of the services of Progressive or the combined company, as applicable.

        In addition, the Merger Agreement restricts Progressive and Waste Connections from taking specified actions until the Merger occurs without the consent of the other party. These restrictions may prevent Progressive or Waste Connections from pursuing attractive business opportunities that may arise prior to the completion of the Merger. The adverse effects of the pendency of the Merger could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement. See "The Merger Agreement — Covenants and Agreements."

Progressive and Waste Connections directors and officers may have interests in the Merger different from the interests of Waste Connections stockholders and Progressive shareholders.

        Certain of the directors and executive officers of Progressive and Waste Connections negotiated the terms of the Merger Agreement, and the Waste Connections board of directors recommended that the Waste Connections stockholders vote in favor of the Merger-related proposals and the Progressive board of directors has resolved to recommend that the Progressive shareholders vote in favor of the transactions contemplated by the Merger Agreement. These directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Progressive shareholders and Waste Connections stockholders generally. These interests include, but are not limited to, the continued employment of certain executive officers of Progressive and Waste Connections by the combined company, the continued service of certain directors of Progressive and Waste Connections as directors of the combined company, and the indemnification of former Waste Connections and Progressive directors and officers by the combined company. Directors and executive officers of Waste Connections will receive payments representing a gross-up with respect to any excise taxes that may be imposed pursuant to Section 4985 of the Code as a result of the Merger, which excise tax is not applicable to other Waste Connections stockholders, and certain performance-based restricted stock unit awards received by certain executive officers of Waste Connections in 2014 and 2015 will be accelerated. Waste Connections stockholders and Progressive shareholders should be aware of these interests when they consider their respective board of directors' unanimous recommendations.

        The Progressive board of directors was aware of these interests when it declared the advisability of the Merger Agreement, determined that it was in the best interests of Progressive to approve the transactions contemplated by the Merger Agreement and resolved to recommend that Progressive shareholders approve the Progressive Shareholder Transaction Proposal. The interests of Progressive directors and executive officers are described in more detail in the section of this document entitled "The Merger — Interests of Progressive's Directors and Executive Officers in the Merger."

        The Waste Connections board of directors was aware of these interests when it declared the advisability of the Merger Agreement, determined that it was in the best interests of Waste Connections and its stockholders and recommended that the Waste Connections stockholders approve and adopt the Merger Agreement. The interests of Waste Connections directors and executive officers are described in more detail in the section of this document entitled "The Merger — Interests of Waste Connections' Directors and Executive Officers in the Merger."

Waste Connections stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        Waste Connections stockholders currently have the right to vote in the election of the board of directors of Waste Connections and on other matters affecting Waste Connections. Upon the completion of the Merger, each Waste Connections stockholder who receives Progressive common shares will become a shareholder of Progressive with a percentage ownership of Progressive that is smaller than such shareholder's percentage ownership of Waste Connections. It is currently expected that the former Waste Connections stockholders as a group will receive shares in the Merger constituting approximately 70% of the combined company's common shares immediately after the Merger. Because of this, Waste Connections stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Waste Connections.

Holders of Progressive common shares received as a result of the Merger will have rights different from holders of Waste Connections common stock prior to the Merger.

        Upon completion of the Merger, the rights of former Waste Connections stockholders who become Progressive shareholders will be governed by the Progressive Governing Documents and by Canadian law. Because of the material differences between Delaware law and Canadian law and because of the differences between the Waste Connections certificate of incorporation and Waste Connections bylaws and the Progressive Governing Documents, the rights associated with shares of Waste Connections common stock are different from the rights associated with Progressive common shares, including the board of directors of Progressive not being divided into classes for the purposes of the directors' terms of office and the ability of Progressive shareholders to bring an action seeking an oppression remedy pursuant to the OBCA. See "Comparison of the Rights of Holders of Waste Connections Common Stock and Progressive Common Shares" for a discussion of certain of the differences in the rights associated with Progressive common shares and Waste Connections common stock.

In the event that the pending Merger is not completed, the trading price of Waste Connections common stock and Progressive common shares and each company's future business and financial results may be negatively impacted.

        As noted above, the conditions to the completion of the Merger may not be satisfied. If the Merger is not completed for any reason, including those not involving the payment by either party of the termination fee, each of Waste Connections and Progressive would still be liable for significant transaction costs and the focus of each party's management would have been diverted from seeking other potential opportunities without realizing any benefits of the completed Merger. If the Merger is not completed, the price of Waste Connections common stock and of Progressive common shares may decline from the current market price, which may reflect a market assumption that the Merger will be completed.

The pending Merger may divert the attention of Waste Connections' and Progressive's management.

        The pendency of the Merger could cause the attention of either Waste Connections' or Progressive's management to be diverted from the day-to-day operations and customers or suppliers may seek to modify or terminate their business relationships with either party. These disruptions could be exacerbated by a delay in the completion of the Merger and could have an adverse effect on the business, operating results or prospects of either Waste Connections or Progressive.

Financial projections regarding Progressive and Waste Connections may not prove accurate.

        In connection with the Merger, the management of Waste Connections prepared and considered financial forecasts for each of Progressive and Waste Connections. These financial projections include assumptions regarding future operating cash flows, expenditures, and income of Progressive and Waste Connections. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry, and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of Waste Connections' or Progressive's businesses to achieve projected results could have a material adverse effect on the price of the combined company's common shares, the combined company's financial position, and the combined company's ability to maintain or increase its dividends following the Merger.

Risks Related to the Business of the Combined Company

Progressive and Waste Connections may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

        The ability of Progressive and Waste Connections to realize the anticipated benefits of the transaction will depend, to a large extent, on the combined company's ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Progressive and Waste Connections will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full-expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

        In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management's attention. The difficulties of combining the operations of the companies include, among others:

  •
  the diversion of management's attention to integration matters;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

  •
  difficulties in the integration of operations and systems;

  •
  conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

  •
  difficulties in the assimilation of employees;

  •
  difficulties in managing the expanded operations of a significantly larger company;

  •
  difficulties in establishing effective uniform controls, systems, procedures and policies for the combined company;

  •
  challenges in keeping existing customers and obtaining new customers;

  •
  challenges in attracting and retaining key personnel; and

  •
  coordinating a geographically dispersed organization.

        Many of these factors will be outside of the control of Progressive or Waste Connections and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Progressive and Waste Connections are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Progressive and Waste Connections. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the transaction and negatively impact the price of the combined company's common shares. As a result, there can be no assurance that the combination of Progressive and Waste Connections will result in the realization of the full benefits anticipated from the transaction.

Progressive and Waste Connections have incurred and will incur direct and indirect costs as a result of the Merger.

        Progressive and Waste Connections have incurred and will incur substantial expenses in connection with completing the Merger, which are currently estimated to be approximately $66 million. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is completed. Progressive and Waste Connections also expect to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Progressive and Waste Connections over a period of time following the completion of the Merger, which are currently estimated to be approximately $90 million. There are a number of factors beyond Progressive's and Waste Connections' control that could affect the total amount or the timing of these transaction and coordination expenses, and Progressive's and Waste Connections' actual expenses incurred may be higher than the amounts currently estimated. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. The expenses incurred may also exceed the costs historically borne by Progressive and Waste Connections. Any increase in the amount of costs actually incurred in excess of Progressive's and Waste Connections' current estimates could adversely affect the financial condition and results of operation of Progressive and Waste Connections prior to the Merger and of the combined company following the Merger.

The combined company's actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what the combined company's financial position or results of operations would have been had the Merger been completed on the dates indicated. The pro forma financial information has been derived from the audited historical financial statements of Progressive and Waste Connections and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The assets and liabilities of the combined company have been measured at fair value based on various preliminary estimates using assumptions that Progressive's management and Waste Connections' management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company's financial position and future results of operations. In addition, the selected pro forma data has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings and cost synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the closing. Any material variance from the pro forma financial information may cause significant variations in the share price of the combined company. See "Unaudited Pro Forma Combined Financial Information."

The Merger may not be accretive and may cause dilution to the combined company's earnings per share, which may negatively affect the market price of the combined company's common shares.

        As described and based on the assumptions in the section of this proxy statement/prospectus entitled "The Merger — Merger Consideration," Progressive expects to issue or reserve for issuance approximately 255,025,907 Progressive common shares (122,794,986 Progressive common shares if the Consolidation is effected) in connection with completion of the Merger. The issuance of these new Progressive common shares could have the effect of depressing the market price of the combined company's common shares.

        In addition, the combined company could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. Although more than 15%

accretion in adjusted free cash flow per share is expected to result from the combination in the first full year after the Merger, all of these factors could cause dilution to the combined company's earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of the combined company's common shares.

Progressive's status as a foreign corporation for U.S. federal income tax purposes or Progressive's and its affiliates' ability to claim interest deductions for U.S. federal income tax purposes on intercompany debt could be affected by a change in law and the Merger is conditioned upon such status not changing as a result of such a change in law.

        Progressive believes that, under current law, it is treated as a foreign corporation for U.S. federal income tax purposes. However, changes to the inversion rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Progressive's status as a foreign corporation for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application to Progressive, Waste Connections, their respective shareholders and affiliates, and/or the Merger. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Progressive. For example, in February 2015, the President of the United States proposed legislation which would amend the anti-inversion rules to apply to a broader range of transactions closing after 2015. In addition, certain members of the U.S. Congress have introduced similar legislation that would apply retroactively to transactions, including the Merger, closing in May 2014 or later. If such legislation were enacted, it could cause the combined company to be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Merger. Furthermore, on April 4, 2016, the U.S. Treasury Department and the IRS issued proposed Treasury Regulations under Section 385 of the Code that would treat certain intercompany debt as equity for U.S. federal income tax purposes, which when finalized would be retroactive to April 4, 2016. At the time the Merger Agreement was signed, Waste Connections and Progressive indicated that adjusted free cash flow for the combined company in the first year following the Merger was expected to exceed $625 million. Waste Connections and Progressive have considered the effect of the proposed Treasury Regulations on the combined company and believe that, if adopted in the form proposed, the proposed Treasury Regulations could cause intercompany debt if it were to exceed the currently outstanding debt of Waste Connections to be treated as equity, reducing the amount of deductible interest expense available to the combined company, which could reduce the adjusted free cash flow expected in the first year following the Merger by less than 3%. This change effected by the proposed Treasury Regulations, if adopted in the form proposed, could also impact adjusted free cash flow amounts in future years. No assurance can be given regarding whether, or in what form, these proposed Treasury Regulations will be finalized, or how they may affect the combined company. In addition, no assurance can be given that any additional guidance or Treasury Regulations would not limit the availability of tax deductions or other tax benefits that Progressive and its affiliates currently expect to realize after the Merger.

        It is a condition to each party's obligation to complete the Merger that (i) it will have received an opinion of its counsel to the effect that Progressive should not be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date of the Merger and (ii) that no change of law, regulation or interpretation since the signing date of the Merger Agreement will have imposed a material limitation on the deductibility for U.S. federal income tax purposes of interest on any current or reasonably anticipated debt obligation of Progressive and its affiliates (including Waste Connections and its affiliates after the Merger). However, even if these conditions are satisfied at the time the Merger is completed, it is possible that legislation enacted after the Merger could apply retroactively to cause the combined company to be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Merger or to limit materially the deductibility of interest by the combined company and its affiliates (including Waste Connections and its affiliates after the Merger).

        For Canadian federal income tax purposes, Progressive will, regardless of any application of Section 7874 of the Code, be treated as a Canadian resident corporation by virtue of being incorporated in Canada and accordingly will be subject to Canadian federal income taxation on its worldwide income. Consequently, if the combined company were to be treated as a domestic corporation for U.S. federal income tax purposes, the combined company might be liable for both Canadian and U.S. federal income taxes, which could have a material adverse effect on its financial condition and results of operations.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

        The U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Progressive and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of "base erosion and profit shifting," where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The Organisation for Economic Co-operation and Development addressed fifteen specific actions as part of a comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting that was presented in a report to the G20 finance ministers in October 2015. The G20 finance ministers subsequently endorsed the comprehensive plan. As a result, the tax laws in the United States, Canada, and other countries in which Progressive and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Progressive and its affiliates (including Waste Connections and its affiliates after the Merger).

Income taxes may be uncertain.

        Tax interpretations, regulations and legislation in the various jurisdictions in which Progressive and its affiliates operate are subject to measurement uncertainty and the interpretations can impact net income, income tax expense or recovery, and deferred income tax assets or liabilities. In addition, tax rules and regulations, including those relating to foreign jurisdictions, are subject to interpretation and require judgment by Progressive that may be challenged by the taxation authorities upon audit.

Risks Related to Progressive's Jurisdiction of Incorporation

Legislative action in the U.S. could materially adversely affect the combined company.

        Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could limit the availability of tax benefits or deductions that Progressive currently claims, override tax treaties upon which Progressive relies, or otherwise affect the taxes that the United States imposes on Progressive's operations. Such changes could materially adversely affect the combined company's effective tax rate and/or require the combined company to take further action, at potentially significant expense, to seek to preserve the combined company's effective tax rate. In addition, if proposals were enacted that had the effect of limiting the combined company's ability as a Canadian corporation to take advantage of tax treaties with the United States, the combined company could incur additional tax expense and/or otherwise incur business detriment.

Progressive may not be able to maintain a competitive effective corporate tax rate.

        Progressive cannot give any assurance as to what its effective tax rate will be in the future, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where Progressive operates. Progressive's actual effective tax rate may vary from Progressive's expectation and that variance may be material. Additionally, the tax laws of Canada and other jurisdictions could change in the future, and such changes could cause a material change in Progressive's effective tax rate.

Other Risk Factors of Progressive and Waste Connections

        Progressive's and Waste Connections' businesses are and will be subject to the risks described above. In addition, Progressive's and Waste Connections' businesses are, and will continue to be, subject to the risks described in (i) the Annual Report of Progressive on Form 40-F for the fiscal year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Progressive's subsequently filed Current Reports on Form 6-K and (ii) the Annual Report of Waste Connections on Form 10-K for the fiscal year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Waste Connections' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (in each case to the extent filed and not furnished), all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus, and in the case of Progressive, the Canadian Securities Administrators and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 185 for the location of information incorporated by reference in this proxy statement/prospectus.

 SELECTED HISTORICAL FINANCIAL DATA OF PROGRESSIVE

        The selected historical consolidated financial data as of December 31, 2015 and 2014, and for the years then ended, have been derived from Progressive's audited consolidated financial statements contained in its Annual Report on Form 40-F for the year ended December 31, 2015 incorporated by reference into this proxy statement/prospectus. The selected historical financial data of Progressive as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2013, 2012 and 2011 have been derived from Progressive's audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Progressive or the combined company, and you should read the following information together with Progressive's audited consolidated financial statements, the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Progressive's Annual Report on Form 40-F for the year ended December 31, 2015 incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled "Where You Can Find More Information" beginning on page 185 of this proxy statement/prospectus.

	YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012	2011
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$1,925,592	$2,008,997	$2,026,039	$1,896,741	$1,840,096

Operating income (loss)	222,716	241,099	232,916	237,711	(88,391)

Net income (loss)	123,876	126,516	117,970	94,357	(196,136)

Earnings (loss) per common share attributable to Progressive's common shareholders:
Basic	$1.12	$1.10	$1.02	$0.81	$(1.63)

Diluted	$1.12	$1.10	$1.02	$0.81	$(1.63)

Shares used in the per share calculations:
Basic	110,480	114,822	115,170	116,178	120,683

Diluted	110,480	114,822	115,170	116,178	120,683

Cash dividends per common share	$0.510	$0.553	$0.553	$0.546	$0.506

Cash dividends paid	$56,296	$63,475	$63,725	$63,478	$61,078

	DECEMBER 31,
	2015	2014	2013	2012	2011
	(in thousands)
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and equivalents	$35,780	$41,636	$31,980	$29,940	$14,143
Working capital (deficit) surplus	(24,907)	(34,794)	(298)	5,709	(36,554)
Capital assets	929,111	928,550	937,252	927,518	776,058
Landfill assets	932,595	936,095	952,731	963,720	958,792
Total assets	3,244,909	3,376,436	3,392,570	3,475,561	3,077,604
Long-term debt	1,550,226	1,552,617	1,542,289	1,681,370	1,311,593
Total equity	1,128,897	1,228,793	1,289,571	1,272,581	1,293,141

 SELECTED HISTORICAL FINANCIAL DATA OF WASTE CONNECTIONS

        The selected historical consolidated financial data as of December 31, 2015 and 2014, and for each of the three years ended December 31, 2015, have been derived from Waste Connections' audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference into this proxy statement/prospectus. The selected historical financial data of Waste Connections as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011 have been derived from Waste Connections' audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Waste Connections or the combined company, and you should read the following information together with Waste Connections' audited consolidated financial statements, the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Waste Connections' Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section entitled "Where You Can Find More Information" beginning on page 185 of this proxy statement/prospectus.

	YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012	2011
	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$2,117,287	$2,079,166	$1,928,795	$1,661,618	$1,505,366

Operating income (loss)	(61,532)	449,269	393,444	316,147	317,062

Net income (loss)	(94,694)	233,327	196,005	159,660	166,171
Less: Net income attributable to noncontrolling interests	(1,070)	(802)	(350)	(567)	(932)

Net income (loss) attributable to Waste Connections	$(95,764)	$232,525	$195,655	$159,093	$165,239

Earnings (loss) per common share attributable to Waste Connections' common stockholders:
Basic	$(0.78)	$1.87	$1.58	$1.31	$1.47

Diluted	$(0.78)	$1.86	$1.58	$1.31	$1.45

Shares used in the per share calculations:
Basic	123,491,931	124,215,346	123,597,540	121,172,381	112,720,444

Diluted	123,491,931	124,787,421	124,165,052	121,824,349	113,583,486

Cash dividends per common share	$0.535	$0.475	$0.415	$0.37	$0.315

Cash dividends paid	$65,990	$58,906	$51,213	$44,465	$35,566

Non-GAAP Financial Measures
Adjusted EBITDA(a)	$710,607	$717,078	$657,002	$528,419	$489,613

Adjusted net income attributable to Waste Connections(b)	$244,897	$254,236	$221,675	$188,050	$180,084

(a)
See page 37 for a reconciliation of Net income (loss) to Adjusted EBITDA

(b)
See page 38 for a reconciliation of Net income (loss) to Adjusted net income attributable to Waste Connections.

	DECEMBER 31,
	2015	2014	2013	2012	2011
	(in thousands)
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and equivalents	$10,974	$14,353	$13,591	$23,212	$12,643
Working capital surplus (deficit)	(15,847)	5,833	(16,513)	(55,086)	(34,544)
Property and equipment, net	2,738,288	2,594,205	2,450,649	2,457,606	1,450,469
Total assets	5,121,798	5,245,267	5,057,617	5,076,199	3,325,633
Long-term debt and notes payable	2,147,127	1,971,152	2,060,955	2,196,140	1,170,386
Total equity	1,991,784	2,233,741	2,048,207	1,883,130	1,399,687

Adjusted EBITDA

        Waste Connections presents adjusted EBITDA, a non-GAAP financial measure, supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Waste Connections' management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of its operations. Waste Connections defines adjusted EBITDA as net income (loss), plus or minus income tax provision (benefit), plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income. Waste Connections further adjusts this calculation to exclude the effects of other items Waste Connections' management believes impact the ability to assess the operating performance of Waste Connections' business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently. Waste Connections' adjusted EBITDA for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 are calculated as follows (amounts in thousands):

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(in thousands)
Net income (loss)	$(94,694)	$233,327	$196,005	$159,660	$166,171
Plus (Less): Income tax provision (benefit)	(31,592)	152,335	124,916	105,443	106,958
Plus: Interest expense	64,236	64,674	73,579	53,037	44,520
Plus: Depreciation and amortization	269,434	257,944	243,864	193,584	167,100
Plus: Closure and post-closure accretion	3,978	3,627	2,967	2,581	1,967
Plus: Impairments and other operating items(a)	494,492	4,091	4,129	(1,924)	1,657
Less: Other expense (income), net	518	(1,067)	(1,056)	(1,993)	(587)
Adjustments:
Plus: Loss on prior office leases(b)	—	—	9,902	—	—
Plus: Acquisition-related costs(c)	4,235	2,147	1,946	6,415	1,744
Plus: Corporate relocation expenses(d)	—	—	750	8,031	83
Plus: Named executive officers' equity grants(e)	—	—	—	3,585	—

Adjusted EBITDA	$710,607	$717,078	$657,002	$528,419	$489,613

(a)
Reflects the addback of impairments and other operating items.

(b)
Reflects the addback of the loss on prior office leases resulting primarily from the relocation of Waste Connections' corporate headquarters from California to Texas.

(c)
Reflects the addback of acquisition-related transaction costs.

(d)
Reflects the addback of costs associated with the relocation of Waste Connections' corporate headquarters from California to Texas.

(e)
Reflects the addback of equity compensation expense incurred at the time Waste Connections' named executive officers' employment contracts were modified.

Adjusted Net Income and Adjusted Net Income per Diluted Share

        Waste Connections presents adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Waste Connections' management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of its operations. Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income has limitations due to the fact that it excludes items that have an impact on Waste Connections' financial condition and results of operations. Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted net income and adjusted net income per diluted share differently. Waste Connections' adjusted net income and adjusted net income per diluted share for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, are calculated as follows (amounts in thousands, except per share amounts):

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(in thousands, except share and per share data)
Reported net income (loss) attributable to Waste Connections	$(95,764)	$232,525	$195,655	$159,093	$165,239
Adjustments:
Amortization of intangibles(a)	29,077	27,000	25,410	24,557	20,064
Acquisition-related costs(b)	4,235	2,147	1,946	6,415	1,744
Impairments and other operating items(c)	494,492	4,091	4,129	(1,924)	1,657
Loss on prior office leases(d)	—	—	9,902	—	—
Corporate relocation expenses(e)	—	—	750	8,031	83
Named executive officers' equity grants(f)	—	—	—	3,585	—
Tax effect(g)	(182,945)	(12,747)	(16,117)	(14,309)	(8,703)
Impact of deferred tax adjustments(h)	(4,198)	1,220	—	2,602	—

Adjusted net income attributable to Waste Connections	$244,897	$254,236	$221,675	$188,050	$180,084

Diluted earnings (loss) per common share attributable to Waste Connections common stockholders:
Reported net income (loss)	$(0.78)	$1.86	$1.58	$1.31	$1.45

Adjusted net income	$1.98	$2.04	$1.79	$1.54	$1.59

Shares used in the per share calculations:
Reported diluted shares	123,491,931	124,787,421	124,165,052	121,824,349	113,583,486

Adjusted diluted shares(i)	123,871,636	124,787,421	124,165,052	121,824,349	113,583,486

(a)
Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.

(b)
Reflects the elimination of acquisition-related transaction costs.

(c)
Reflects the addback of impairments and other operating items.

(d)
Reflects the addback of the loss on prior office leases resulting primarily from the relocation of Waste Connections' corporate headquarters from California to Texas.

(e)
Reflects the addback of costs associated with the relocation of Waste Connections' corporate headquarters from California to Texas.

(f)
Reflects the addback of equity compensation expense incurred at the time Waste Connections' named executive officers' employment contracts were modified.

(g)
The aggregate tax effect of the adjustments in footnotes (a) through (f) is calculated based on the applied tax rates for the respective periods.

(h)
Reflects (1) the elimination in 2015 of an increase to the income tax benefit primarily associated with a decrease in Waste Connections' deferred tax liabilities resulting from the impairment of assets in its E&P segment that impacted the geographical apportionment of its state income taxes, (2) the elimination in 2014 of an increase to the income tax provision associated with an increase in Waste Connections' deferred tax liabilities resulting from the enactment of New York State's 2014-2015 Budget Act on March 31, 2014 and (3) the elimination of an increase to the income tax provision associated with an increase in Waste Connections' deferred tax liabilities primarily resulting from the R360 acquisition.

(i)
Reflects reported diluted shares adjusted for shares that were excluded from the reported diluted shares calculation due to reporting a net loss during the year ended December 31, 2015.

 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma combined financial data (referred to as the "selected pro forma data") gives effect to the Merger, for purposes of the unaudited pro forma condensed combined balance sheet data as of December 31, 2015 as if it had occurred on December 31, 2015, and for purposes of the unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 31, 2015 as if the Merger had occurred on January 1, 2015.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company included elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Progressive and Waste Connections for the applicable periods, which have been incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" and "Unaudited Pro Forma Combined Financial Information," of this proxy statement/prospectus for additional information, beginning on pages 185 and 123, respectively. The selected pro forma data have been presented for illustrative purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary materially from the fair values that will be recorded upon completion of the Merger.

Year ended December 31, 2015
(Millions, except per share data)
Income Statement Data
Total revenues	$4,042,879
Operating income	117,257
Net income before income taxes	1,987
Net income attributable to the combined company	$9,001
Net earnings per weighted average share, basic and diluted	$0.05
Cash dividends per weighted average common share	$0.53

As at December 31, 2015
(Millions)
Balance Sheet Data (as of period end)
Total assets	$10,938,550
Total long-term debt (including current portion)	$3,696,912
Total shareholders' equity	$5,264,721

 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Progressive common shares and Waste Connections common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the Merger as if the transaction had occurred on December 31, 2015.

        The pro forma per share income statement information for the year ended December 31, 2015 combines: (i) the historical consolidated statement of income of Progressive for the fiscal year ended December 31, 2015, and (ii) the historical consolidated statement of income of Waste Connections for the year ended December 31, 2015.

        The Waste Connections pro forma equivalent data per ordinary share financial information is calculated by multiplying the combined unaudited pro forma data per ordinary share amounts by the Exchange Ratio.

        The following information should be read in conjunction with the audited consolidated financial statements of Progressive, which are incorporated by reference in this proxy statement/prospectus, the audited consolidated financial statements of Waste Connections, which are incorporated by reference in this proxy statement/prospectus, and the financial information contained in the "Selected Historical Financial Data of Progressive," "Selected Historical Financial Data of Waste Connections" and "Unaudited Pro Forma Combined Financial Information," sections of this proxy statement/prospectus, beginning on pages 35, 36 and 123, respectively. The unaudited pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the date indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to project balance sheet data or results of operations data as of any future date or for any future period.

Year Ended December 31, 2015
Progressive Historical Per Share Data
Net income per weighted average share, basic and diluted	$1.12
Cash dividend per weighted average common share	$0.51
Book value per share (as of end of period end)	$10.33

Year Ended December 31, 2015
Waste Connections Historical Per Share Data
Net loss per weighted average share, basic and diluted	$(0.78)
Cash dividend per weighted average common share	$0.53
Book value per share (as of end of period end)	$16.28

Year Ended December 31, 2015
Unaudited Pro Forma Combined Per Share Data
Net income per weighted average share, basic and diluted	$0.05
Cash dividends per weighted average common share	$0.53
Book value per share (as of end of period end)	$30.08

Year Ended December 31, 2015
Unaudited Pro Forma Progressive Equivalent Per Share Data
Net income per weighted average share, basic and diluted	$0.02
Cash dividends per weighted average common share	$0.26
Book value per share (as of end of period end)	$14.48

 CURRENCY EXCHANGE RATE DATA

        The following tables show, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon exchange rate as reported by the Bank of Canada. Such exchange rate on April 21, 2016 was C$1.00 = US$0.7868.

	C$ per U.S. $1.00	U.S. $ per C$1.00
Date Prior to Announcement of Merger (January 18, 2016)	$1.4507	$0.6893
Date Prior to Filing (April 21, 2016)	$1.2710	$0.7868

	Average rate (BofC noon)
Year ended December 31,	C$ per U.S. $1.00	U.S. $ per C$1.00
2011	$0.9892	$1.0109
2012	$0.9994	$1.0006
2013	$1.0302	$0.9707
2014	$1.1047	$0.9052
2015	$1.2788	$0.7820

High low Canadian to U.S. exchange rate for the last six months

	High	Low
	U.S. dollar per C$1.00
November 2015	$0.7637	$0.7485
December 2015	$0.7485	$0.7148
January 2016	$0.7159	$0.6854
February 2016	$0.7366	$0.7123
March 2016	$0.7715	$0.7425
April 2016	$0.7920	$0.7593

 INFORMATION ABOUT THE COMPANIES

Waste Connections, Inc.

Waste Connections, Inc.
3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380
Telephone: (832) 442-2200

        Waste Connections is an integrated municipal solid waste, or MSW, services company that provides solid waste collection, transfer, disposal and recycling services primarily in exclusive and secondary markets in the U.S. and a leading provider of non-hazardous exploration and production, or E&P, waste treatment, recovery and disposal services in several of the most active natural resource producing areas of the U.S. Waste Connections also provides intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest through a network of intermodal facilities.

        As of December 31, 2015, Waste Connections served residential, commercial, industrial and E&P customers in 32 states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, South Carolina, South Dakota, Tennessee, Texas, Utah, Washington and Wyoming. As of December 31, 2015, Waste Connections owned or operated a network of 155 solid waste collection operations; 69 transfer stations; seven intermodal facilities, 37 recycling operations, 62 active MSW, E&P and/or non-MSW landfills, 24 E&P liquid waste injection wells and 20 E&P waste treatment and oil recovery facilities. Non-MSW landfills accept construction and demolition, industrial and other non-putrescible waste.

        Waste Connections' senior management team has extensive experience in operating, acquiring and integrating non-hazardous waste services businesses, and Waste Connections intends to continue to focus its efforts on balancing internal and acquisition-based growth. In addition to the pending business combination with Progressive, Waste Connections anticipates that a part of its future growth will come from acquiring additional MSW and E&P waste businesses, so that additional acquisitions beyond the transaction currently pending could continue to affect period-to-period comparisons of its operating results.

        Waste Connections was organized as a Delaware corporation in 1997. Its common stock is listed on the NYSE under the symbol "WCN".

Progressive Waste Solutions Ltd.

Progressive Waste Solutions Ltd.
400 Applewood Crescent, 2nd Floor
Vaughan, Ontario L4K 0C3
Telephone: (905) 532-7510

        Progressive is one of North America's largest full-service waste management companies, providing waste collection, recycling and disposal services to commercial, industrial, municipal and residential customers in 14 U.S. states, and the District of Columbia, and in six Canadian provinces. Progressive serves its customers using a vertically integrated suite of collection and disposal assets. Progressive benefits from longstanding relationships with many of its commercial, industrial and residential customers, which provide a high degree of stability for its business.

        Progressive was formed by the mergers of several long-established waste services companies. In 2010, the company acquired Waste Services Inc., with operations throughout Canada and the U.S. Southeast, to become one of the largest non-hazardous solid waste services companies in North America. The overall parent corporation changed its name to Progressive Waste Solutions Ltd. in May 2011. Progressive common shares are listed on the NYSE and the TSX under the symbol "BIN".

Water Merger Sub LLC

Water Merger Sub LLC
c/o Progressive Waste Solutions Ltd.
400 Applewood Crescent, 2nd Floor
Vaughan, Ontario L4K 0C3
Telephone: (905) 532-7510

        Merger Sub is a Delaware corporation and currently a direct wholly owned subsidiary of Progressive. Merger Sub was incorporated on January 14, 2016 for the purposes of effecting the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

 THE WASTE CONNECTIONS SPECIAL MEETING

Date, Time and Place of the Waste Connections Special Meeting

        The Waste Connections Special Meeting will be held at Waste Connections' corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, at 10:00 a.m. (local time) on May 26, 2016. On or about April [    •    ], 2016, Waste Connections commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Waste Connections Special Meeting.

Purpose of the Waste Connections Special Meeting

        At the Waste Connections Special Meeting, Waste Connections stockholders will be asked to:

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  approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this document, and to approve the transactions contemplated by the Merger Agreement, including the Merger;

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  approve, on an advisory (non-binding) basis, specified compensatory arrangements between Waste Connections and its named executive officers relating to the transactions contemplated by the Merger Agreement; and

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  approve the adjournment of the Waste Connections Special Meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Waste Connections Special Meeting to approve the Waste Connections Merger Proposal.

Recommendation of the Waste Connections Board of Directors

        The Waste Connections board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote "FOR" the Waste Connections Merger Proposal, "FOR" the Waste Connections Compensatory Arrangements Proposal and "FOR" the Waste Connections Adjournment Proposal. See "The Merger — Recommendation of the Waste Connections Board of Directors and Waste Connections' Reasons for the Merger" beginning on page 54 of this proxy statement/prospectus.

Waste Connections Record Date and Quorum

        The Waste Connections board of directors has fixed the close of business on April 14, 2016 as the record date for determining the holders of shares of Waste Connections common stock entitled to receive notice of and to vote at the Waste Connections Special Meeting.

        As of the Waste Connections record date, there were 122,717,727 shares of Waste Connections common stock outstanding and entitled to vote at the Waste Connections Special Meeting held by 98 holders of record. Each share of Waste Connections common stock entitles the holder to one vote at the Waste Connections Special Meeting on each proposal to be considered at the Waste Connections Special Meeting.

        The representation (in person or by proxy) of holders of at least a majority of the shares of Waste Connections common stock entitled to vote on the matters to be voted on at the Waste Connections Special Meeting constitutes a quorum for transacting business at the Waste Connections Special Meeting. All shares of Waste Connections common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Waste Connections Special Meeting.

        As of the Waste Connections record date, directors and executive officers of Waste Connections and their affiliates owned and were entitled to vote 633,062 shares of Waste Connections common stock, representing less than one percent of the shares of Waste Connections common stock outstanding on that date. Waste Connections currently expects that Waste Connections' directors and executive officers will vote their shares in favor of the Waste Connections Merger Proposal, the Waste Connections Compensatory Arrangements Proposal and the Waste Connections Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.

Required Vote

Required Vote to Approve the Waste Connections Merger Proposal

        The affirmative vote of a majority of the outstanding shares of Waste Connections common stock entitled to vote on the Waste Connections Merger Proposal at the Waste Connections Special Meeting is required to approve the Waste Connections Merger Proposal.

Required Vote to Approve the Waste Connections Compensatory Arrangements Proposal

        The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Compensatory Arrangements Proposal is required to approve, on an advisory basis, the Waste Connections Compensatory Arrangements Proposal, and such vote will not be binding on Waste Connections or its board of directors or any of its committees.

Required Vote to Approve the Waste Connections Adjournment Proposal

        The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Adjournment Proposal is required to approve the Waste Connections Adjournment Proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Waste Connections Special Meeting, an abstention occurs when a Waste Connections stockholder attends the Waste Connections Special Meeting in person and does not vote or returns a proxy with an "abstain" vote.

  •
  For the Waste Connections Merger Proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

  •
  For each of the Waste Connections Compensatory Arrangements Proposal and the Waste Connections Adjournment Proposal, an abstention will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If a Waste Connections stockholder fails to vote and is not present in person or by proxy at the Waste Connections Special Meeting, it will have no effect on the vote count for the Waste Connections Compensatory Arrangements Proposal or the Waste Connections Adjournment Proposal (assuming a quorum is present).

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a Waste Connections stockholder authorizes the persons named in the enclosed proxy card or voting instruction form to vote its shares at the Waste Connections Special Meeting in the manner it directs. A Waste Connections stockholder may vote by proxy or in person at the Waste Connections Special Meeting. If you hold your shares of Waste Connections common stock in your name as a stockholder of record, to submit a proxy, you, as a Waste Connections stockholder, may use one of the following methods:

  •
  By Internet.  The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Central Time, on May 25, 2016. If you choose to vote by Internet, then you do not need to return the proxy card.

  •
  By Telephone.  The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Central Time, on May 25, 2016.

  •
  By Mail.  Sign, date and mark the enclosed proxy card, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Central Time, on [    •    ], 2016.

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  In Person.  You may also vote your shares in person at the Waste Connections Special Meeting.

        Waste Connections requests that Waste Connections stockholders vote over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Waste Connections as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Waste Connections common stock represented by it will be voted at the Waste Connections Special Meeting in accordance with the instructions contained on the proxy card.

        If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Waste Connections common stock represented by your proxy will be voted "FOR" such proposal in accordance with the recommendation of the Waste Connections board of directors. Unless a Waste Connections stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the Waste Connections Special Meeting.

        If a Waste Connections stockholder's shares are held in "street name" by a broker, bank, trust company or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Waste Connections stockholder's vote is important. Accordingly, each Waste Connections stockholder should vote via the Internet or by telephone, or sign, date, mark and return the enclosed proxy card, whether or not the Waste Connections stockholder plans to attend the Waste Connections Special Meeting in person.

Shares Held in Street Name

        If you are a Waste Connections stockholder and your shares are held in "street name" through a broker, bank, trust company or other nominee, you will receive a notice from the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, trust company or other nominee. You may not vote shares held in street name by returning a proxy card directly to Waste Connections or by voting in person at the Waste Connections Special Meeting unless you provide a "legal proxy," which you must obtain from your broker, bank, trust company or other nominee. Further, brokers, banks, trust companies or other nominees who hold shares of Waste Connections common stock on behalf of their customers may not give a proxy to Waste Connections to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trust companies and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Waste Connections stockholder and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares:

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  your broker, bank, trust company or other nominee may not vote your shares on the Waste Connections Merger Proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal;

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  your broker, bank, trust company or other nominee may not vote your shares on the Waste Connections Compensatory Arrangements Proposal, which broker non-votes will have no effect on the vote count for this proposal (assuming a quorum is present); and

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  your broker, bank, trust company or other nominee may not vote your shares on the Waste Connections Adjournment Proposal, which broker non-votes will have no effect on the vote count for this proposal (assuming a quorum is present).

Revocability of Proxies and Changes to a Waste Connections Stockholder's Vote

        A Waste Connections stockholder has the power to change its vote at any time before its shares of Waste Connections common stock are voted at the Waste Connections Special Meeting by:

  •
  sending a written notice of revocation to the Secretary of Waste Connections at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, that is received by Waste Connections prior to 11:59 p.m., Central Time, on May [    •    ], 2016; or

  •
  submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

  •
  attending the Waste Connections Special Meeting and voting in person.

        Please note, however, that any beneficial owner of Waste Connections common stock whose shares are held in "street name" through a brokerage firm, bank, trust company or other nominee may revoke its proxy and vote its shares in person at the Waste Connections Special Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner's brokerage firm, bank, trust company or other nominee. If your shares are held in an account at a broker, bank, trust company or other nominee, you must follow the directions you receive from your bank, broker, trust company or other nominee in order to change or revoke your vote and should contact your broker, bank, trust company or other nominee to change your vote.

        Attending the Waste Connections Special Meeting will NOT automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

Solicitation of Proxies

        Waste Connections will bear the cost of soliciting proxies from its stockholders, except that the costs associated with filing, printing, publication and mailing of this proxy statement/prospectus to Waste Connections stockholders will be borne and discharged one-half by Waste Connections and one-half by Progressive. Waste Connections will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Waste Connections has retained MacKenzie, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee not expected to exceed $25,000. Waste Connections has also agreed to reimburse MacKenzie for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, claims and expenses. In addition to solicitations by mail, Waste Connections' directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Waste Connections Special Meeting

        Subject to space availability and certain security procedures, all Waste Connections stockholders as of the record date, or their duly appointed proxies, may attend the Waste Connections Special Meeting. Admission to the Waste Connections Special Meeting will be on a first-come, first-served basis.

        If you hold your shares of Waste Connections common stock in your name as a stockholder of record and you wish to attend the Waste Connections Special Meeting, you must present your proxy and evidence of your stock ownership, such as your most recent account statement, to the Waste Connections Special Meeting. You should also bring valid picture identification.

        If your shares of Waste Connections common stock are held in "street name" in a stock brokerage account or by a bank, trust company or other nominee and you wish to attend the Waste Connections Special Meeting, you need to bring a copy of a bank or brokerage statement to the Waste Connections Special Meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Assistance

        If you need assistance in completing your proxy card or voting instruction form or have questions regarding the Waste Connections Special Meeting, please contact MacKenzie, the proxy solicitation agent for Waste Connections, by mail at 105 Madison Avenue, New York, NY 10016. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885. Alternatively, you can email proxy@mackenziepartners.com.

 WASTE CONNECTIONS PROPOSALS

Waste Connections Merger Proposal

        As discussed throughout this document, Waste Connections is asking its stockholders to approve the Waste Connections Merger Proposal. Pursuant to the Merger Agreement, Progressive will combine with Waste Connections in an all-stock merger transaction. Merger Sub, a wholly-owned direct subsidiary of Progressive, will merge with and into Waste Connections, with Waste Connections continuing as the surviving corporation (referred to as the "surviving corporation"). Following the Merger, Waste Connections will be a subsidiary of Progressive and the Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger, Waste Connections stockholders will receive Progressive common shares in exchange for their shares of Waste Connections common stock. Immediately following the Merger, Progressive intends to change its legal name to "Waste Connections, Inc." and its common shares are expected to trade on the NYSE and the TSX under the symbol "WCN".

        Holders of shares of Waste Connections common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of shares of Waste Connections common stock are directed to the Merger Agreement, a copy of which is attached as Annex A to this document.

        Completion of the Merger is conditioned on approval of the Waste Connections Merger Proposal.

Vote Required and Waste Connections Board Recommendation

        The affirmative vote of a majority of the outstanding shares of Waste Connections common stock entitled to vote on the Waste Connections Merger Proposal at the Waste Connections Special Meeting is required to approve the Waste Connections Merger Proposal.

The Waste Connections board of directors unanimously recommends a vote "FOR" the Waste Connections Merger Proposal.

Waste Connections Compensatory Arrangements Proposal

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder that were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Waste Connections is providing its stockholders with the opportunity to cast a non-binding, advisory vote at the Waste Connections Special Meeting to approve the compensation that may be paid or become payable to Waste Connections' named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the Merger. Waste Connections' named executive officers will retain the obligation to pay all of the income and other taxes on all of their equity awards when due, as well as taxes imposed on the exchange of shares of Waste Connections common stock held by any of the named executive officers. See "The Merger — Interests of Waste Connections' Directors and Executive Officers in the Merger" beginning on page 73 of this proxy statement/prospectus. This non-binding advisory proposal relates only to the contractual obligations of Waste Connections that exist as of the completion of the Merger that may result in a payment to Waste Connections' named executive officers in connection with the consummation of the Merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements following the Merger.

        The Waste Connections board unanimously recommends that the Waste Connections stockholders approve the following resolution:

          RESOLVED, that the compensation that may be paid or become payable to Waste Connections' named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under "The Merger — Interests of Waste Connections' Directors and Executive Officers in the Merger," is hereby APPROVED.

        This vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, Waste Connections stockholders may vote to approve the compensation that may be paid or become payable to Waste Connections' named executive officers in connection with the Merger and vote to not approve the Merger and vice versa. Because the vote is advisory in nature only, it will not be binding on Waste Connections or the surviving corporation. Accordingly, if the Merger is consummated, the compensation payable under such arrangements will be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

        The Merger is not conditioned on the approval of the Waste Connections Compensatory Arrangements Proposal.

Vote Required and Waste Connections Board Recommendation

        The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Compensatory Arrangements Proposal is required to approve, on an advisory basis, the Waste Connections Compensatory Arrangements Proposal, and such vote will not be binding on Waste Connections or its board of directors or any of its committees.

The Waste Connections board of directors unanimously recommends a vote "FOR" the Waste Connections Compensatory Arrangements Proposal.

Waste Connections Adjournment Proposal

        Waste Connections is asking its stockholders to approve the adjournment of the Waste Connections Special Meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Waste Connections Special Meeting to approve the Waste Connections Merger Proposal. The Merger Agreement provides that Waste Connections may not, subject to certain exceptions, postpone or adjourn the Waste Connections Special Meeting more than thirty (30) days after the date on which the Waste Connections Special Meeting was originally scheduled.

        Completion of the Merger is not conditioned on the approval of the Waste Connections Adjournment Proposal. Accordingly, if all of the conditions to the Merger are satisfied or waived, Waste Connections intends to complete the Merger, whether or not the Waste Connections Adjournment Proposal has been approved.

Vote Required and Waste Connections Board Recommendation

        The affirmative vote of a majority of the votes cast affirmatively or negatively on the Waste Connections Adjournment Proposal is required to approve the Waste Connections Adjournment Proposal.

The Waste Connections board of directors unanimously recommends a vote "FOR" the Waste Connections Adjournment Proposal.

Other Matters to Come Before the Waste Connections Special Meeting

        No other matters are intended to be brought before the Waste Connections Special Meeting by Waste Connections. If, however, any other matters properly come before the Waste Connections Special Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

 THE MERGER

        This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger

Transaction Structure

        Pursuant to the Merger Agreement, Progressive will combine with Waste Connections in an all-stock merger. Merger Sub will merge with and into Waste Connections, with Waste Connections continuing as the surviving corporation and a subsidiary of Progressive. As a result of the Merger, Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger, Waste Connections stockholders will receive Progressive common shares in exchange for their shares of Waste Connections common stock. Immediately following the Merger, Progressive intends to change its legal name to "Waste Connections, Inc." and its common shares are expected to trade on the NYSE and the TSX under the symbol "WCN".

Merger Consideration

        As a result of the Merger, each issued and outstanding share of Waste Connections common stock (other than any shares of Waste Connections common stock owned by Waste Connections, Progressive or Merger Sub at the effective time of the Merger, which will be cancelled without receipt of any consideration therefor (which we refer to as "excluded shares")), will be converted into the right to receive the Merger Consideration.

        It is anticipated that Progressive shareholders and Waste Connections stockholders, in each case as of immediately prior to the Merger, will hold approximately 30% and 70%, respectively, of the Progressive common shares immediately after completion of the Merger. It is currently estimated that, if the Merger is completed, Progressive will issue or reserve for issuance approximately 255,025,907 Progressive common shares (122,794,986 Progressive common shares if the Consolidation is effected) and approximately 2,674,217 Progressive common shares (1,287,636 Progressive common shares if the Consolidation is effected) will be issuable pursuant to the terms of the outstanding Waste Connections equity compensation awards that Progressive will assume pursuant to the Merger.

        No holder of Waste Connections common stock will be issued fractional Progressive common shares in the Merger. Each holder of Waste Connections common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Progressive common share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the exchange agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Progressive common shares in accordance with such holders' fractional interest in the aggregate number of Progressive common shares sold ("Fractional Share Consideration").

Post-Closing Matters

        The Merger Agreement provides that, following the Merger, Progressive will, subject to applicable approval of Progressive shareholders and TSX approval, effect the Consolidation. In addition, subject to TSX approval, the combined company will, immediately following the Consolidation (or if the Consolidation is not effected, the Merger), effect the Name Change. See "The Merger Agreement — Consolidation and Name Change" beginning on page 85 of this proxy statement/prospectus.

Background of the Merger

        As part of Waste Connections' ongoing efforts to strengthen its business and enhance stockholder value, the Waste Connections board of directors, together with Waste Connections' senior management, regularly reviews Waste Connections' business and operations, its long-term business plan and the possibility of pursuing various strategic alternatives, including, among others, potential business combination transactions. The Waste Connections board of directors has discussed with Waste Connections' senior management the possibility of a business combination transaction between Waste Connections and Progressive periodically since at least

July 2013. During this period, Waste Connections' senior management had general discussions from time to time with Progressive's senior management about such a transaction. However, these discussions did not result in substantive negotiations.

        On November 18, 2015, J.P. Morgan Securities LLC ("J.P. Morgan") contacted Worthing Jackman, Waste Connections' executive vice president and chief financial officer, and requested a conference call with Messrs. Jackman and Mittelstaedt the next day to discuss a company in Waste Connections' industry that J.P. Morgan believed Waste Connections might be interested in acquiring. On the call the following day, J.P. Morgan informed Messrs. Jackman and Mittelstaedt that the Progressive board of directors had retained J.P. Morgan in connection with a review of strategic alternatives. Shortly thereafter, Waste Connections spoke with representatives of Morgan Stanley regarding the possibility of engaging Morgan Stanley as financial advisor to Waste Connections in connection with a potential transaction with Progressive. Following this discussion, Morgan Stanley began advising, and was subsequently engaged, as Waste Connections' lead financial advisor with respect to the potential transaction. In late November 2015, Waste Connections engaged Locke Lord LLP ("Locke Lord") as its legal counsel in connection with a potential transaction.

        Stifel Nicolaus & Company, Incorporated, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, each had provided financial advice to Waste Connections in connection with its efforts to strengthen its business and enhance stockholder value through mergers, acquisitions and business combination transactions, including advice from time to time relating to the possibility of a business combination transaction with Progressive. In connection with this transaction, they were engaged as co-advisors to Waste Connections based upon their insights and consultations provided from time to time regarding potential transaction structures, financing alternatives, and capital markets trends.

        The Waste Connections board of directors discussed the possibility of a business combination with Progressive at its regularly scheduled meeting held on November 30, 2015. Waste Connections entered into a confidentiality agreement, including a customary standstill provision, with Progressive on December 2, 2015. Waste Connections was subsequently provided with access to an electronic data room so it could conduct more detailed due diligence on Progressive. On December 4, 2015, representatives of Waste Connections, together with representatives of Morgan Stanley, attended a presentation by Progressive management in New York, at which representatives of J.P. Morgan were also present.

        Throughout this period, Waste Connections continued its due diligence investigation of Progressive. Management regularly updated the Waste Connections board of directors regarding developments in its discussions with Progressive as they occurred, and the Waste Connections board of directors provided oversight to senior management with respect to these discussions, including at a special telephonic meeting of the Waste Connections board of directors held on December 11, 2015, at which Morgan Stanley also provided the Waste Connections board of directors with Morgan Stanley's review of Progressive. At this meeting, the Waste Connections board of directors discussed preliminary valuation considerations and potential alternative structures that could result in tax savings for the combined company.

        In a letter to Waste Connections dated December 11, 2015, J.P. Morgan outlined a process by which Waste Connections could submit a non-binding proposal to acquire Progressive. J.P. Morgan indicated that all proposals were to be submitted by Friday, December 18, 2015.

        On December 17, 2015, the Waste Connections board of directors convened a special telephonic meeting to discuss the potential transaction with Progressive and to receive updates on the results of Waste Connections' due diligence investigation of Progressive and other related matters. Certain members of senior management of Waste Connections and representatives of Morgan Stanley also participated in the meeting. Members of Waste Connections' management briefed the Waste Connections board of directors regarding the preliminary discussions between Waste Connections and Progressive and the strategic rationale for the transaction. The Waste Connections board of directors discussed a range of topics related to the proposed combination, including the potential merger consideration, the proposed exchange ratio and resulting ownership of the combined company by Waste Connections stockholders and by Progressive shareholders, and the potential tax savings and cost synergies that could result from the combination.

        At the December 17, 2015 meeting, the Waste Connections board of directors also reviewed and discussed a draft indication of interest that would be provided to Progressive, including the different premiums that various exchange ratios would represent and the comparison of an all-stock proposal by Waste Connections with an all-cash proposal from other potential acquirors. The Waste Connections board of directors decided that it was appropriate to structure its initial proposal as a fixed exchange ratio in order to provide certainty regarding the pro forma ownership of the combined company. In reviewing the strategic merits of the transaction, the Waste Connections board of directors discussed the potential synergies of the combination of Waste Connections and Progressive, including alternative structures that could result in tax savings for the combined company; however, the valuation provided in the indication of interest ascribed no particular value to the possibility of tax savings in the proposed business combination. In determining to initially offer a fixed exchange ratio of 0.4550 of a share of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.197802 shares of Progressive for each share of Waste Connections), the Waste Connections board of directors considered that it wanted to offer an initial exchange ratio high enough to be potentially acceptable to Progressive, but also to leave room for potential negotiation of an improvement in the exchange ratio should further negotiations ensue. The Waste Connections board of directors also considered that an exchange ratio of 0.4550 of a share of Waste Connections for each share of Progressive would result in Progressive shareholders owning approximately 30% of the combined company, thus providing them with a meaningful participation in the combined company's future.

        On December 18, 2015, Waste Connections delivered a written, non-binding indication of interest to Progressive. The proposal from Waste Connections provided for an acquisition of Progressive in an all-stock transaction at a fixed exchange ratio of 0.4550 of a share of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.197802 shares of Progressive for each share of Waste Connections). The proposal indicated that Waste Connections had begun to analyze the potential benefit of domiciling the combined company in Canada. In addition, Waste Connections requested that Progressive enter into an exclusivity agreement providing for an exclusivity period that would extend until January 31, 2016.

        On December 21, 2015, representatives of J.P. Morgan contacted Morgan Stanley to inform Waste Connections that the proposed exchange ratio was not acceptable and that the exchange ratio would need to be improved. J.P. Morgan indicated that Waste Connections would need to increase its offer to 0.495 shares of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.020202 shares of Progressive for each share of Waste Connections). At no time prior to the execution of the Merger Agreement on January 18, 2016, did J.P. Morgan advise Waste Connections, or any of Waste Connections' advisors, whether or not any other bids to acquire Progressive had been received.

        On December 23, 2015, representatives of Morgan Stanley contacted representatives of J.P. Morgan and informed J.P. Morgan of Waste Connections' willingness to increase the exchange ratio to 0.465 of a share of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.150537 shares of Progressive for each share of Waste Connections). Later that day, certain members of the special committee of the Progressive board of directors (the "Special Committee") spoke with Mr. Mittelstaedt informing him that Waste Connections would need to further improve the offered exchange ratio. That evening, Mr. Mittelstaedt communicated to the members of the Special Committee that Waste Connections was willing to increase the exchange ratio to 0.480 of a share of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.083333 shares of Progressive for each share of Waste Connections).

        Additional discussions among the parties took place on December 24, 2015. On that day, Mr. Mittelstaedt informed the members of the Special Committee that Waste Connections would agree to increase the proposed exchange ratio to 0.4815 of a share of Waste Connections for each share of Progressive (which implies an exchange ratio of 2.076843 shares of Progressive for each share of Waste Connections), but that it would not agree to any further increases. The members of the Special Committee agreed to Mr. Mittelstaedt's proposal, but stated that acceptance was conditioned on Waste Connections' agreement to domicile the combined company in Canada in order for its shareholders to continue to benefit from Progressive's existing corporate structure. As a result, the transaction would be structured so that, in lieu of holders of Progressive common shares receiving shares of Waste Connections common stock in exchange for their Progressive common shares, holders of shares of Waste Connections common stock would receive Progressive common shares in exchange for their shares of Waste Connections common stock. Mr. Mittelstaedt did not accept or decline the Special Committee's request, but the parties agreed to discuss the matter further over the coming days.

        On December 26, 2015, a Special Committee member spoke with Mr. Mittelstaedt to further discuss the structuring of the possible transaction with Progressive as the structural acquiror of Waste Connections, the process for conducting mutual due diligence reviews and Waste Connections' request that Progressive sign an exclusivity agreement.

        In late December 2015, Waste Connections engaged Bennett Jones LLP ("Bennett Jones") as Canadian counsel for the potential transaction.

        On December 28, 2015, representatives from Weil, Gotshal & Manges LLP, Progressive's counsel ("Weil"), Stikeman Elliott LLP, Canadian counsel to Progressive ("Stikeman"), Locke Lord and Bennett Jones discussed Waste Connections' request that Progressive enter into an exclusivity agreement.

        Representatives of Waste Connections, Morgan Stanley, Locke Lord and Bennett Jones and representatives of Progressive, J.P. Morgan, Weil and Stikeman participated in conference calls on December 28th, 29th and January 2nd to discuss potential transaction structures, including structuring questions and considerations related thereto, and a work plan for evaluating the contemplated structure for the transaction. Following these discussions, the parties agreed that the combined company would be domiciled in Canada.

        On January 4, 2016, Progressive issued a press release, in response to recent trading activity in its common shares, which announced that the Progressive board of directors had commenced a review of strategic alternatives with the objective of enhancing shareholder value, that the Special Committee had been established to oversee the review of strategic alternatives, and that Progressive had retained J.P. Morgan as its financial advisor.

        Following Waste Connections and Progressive entering into an exclusivity agreement, Progressive provided to Waste Connections on January 5, 2016 a draft Merger Agreement for the transaction which had been prepared by Weil, and the parties agreed to hold a series of in-person meetings in New York during the week of January 11 for the purpose of negotiating the agreement.

        The draft agreement provided for, among other things, a structure whereby Progressive would be the structural acquiror of Waste Connections, for merger consideration consisting solely of Progressive common shares, the payment of termination fees by each party to the other in an amount based upon the equity value of the terminating party, and a mutual "fiduciary out" provision permitting either party to terminate the Merger Agreement to enter into an alternative unsolicited superior transaction conditioned upon payment of a specified termination fee. The draft agreement also placed reciprocal restrictions on Progressive's and Waste Connections' respective abilities to take certain actions during the period between signing and closing of the Merger Agreement.

        On January 8, 2016, Locke Lord provided a markup of the draft Merger Agreement to Weil that included changes to certain representations and warranties, a reduction in the restrictions on the activities of Waste Connections between signing and closing of the Merger Agreement, and changes to the amounts payable as termination fees and expense reimbursement fees by each party. Also on January 8, 2016, Progressive entered into a confidentiality agreement, which included a standstill provision, with Waste Connections, and Progressive commenced a due diligence review of non-public information regarding Waste Connections.

        Representatives of Locke Lord and Weil discussed various aspects of the draft Merger Agreement on January 10. From January 11 through January 14, 2016, representatives of Progressive, J.P. Morgan and Weil and representatives of Waste Connections, Morgan Stanley, Locke Lord and Bennett Jones attended meetings at Weil's offices in New York to negotiate the Merger Agreement, with Stikeman participating by phone. As part of those discussions, the parties agreed that the combined company's board of directors would consist of seven directors in total, comprised of the five members of the Waste Connections board of directors as of immediately prior to the effective time of the Merger and two members of the Progressive board of directors as of the date of the Merger Agreement. The two Progressive director nominees will be required to be Canadian residents and each will be identified in writing by Progressive to Waste Connections prior to the effective time of the Merger and subject to the approval of Waste Connections, thereby ensuring that at least 25% of the directors of the combined company will be Canadian residents, as required under the OBCA.

        From January 14, 2016 through the announcement of the transaction, Weil, Stikeman, Locke Lord and Bennett Jones continued to negotiate the terms of the Merger Agreement on behalf of Progressive and Waste Connections. These negotiations related primarily to the amount of the termination fee payable by each party, whether an expense reimbursement fee should be paid in the event of certain circumstances involving termination of the Merger Agreement and the amount of any such expense reimbursement fee, the scope of restrictions on each party's ability to take certain actions during the period between signing and closing of the Merger Agreement, and the disclosure schedules to the Merger Agreement.

        On January 14, 2016, the Waste Connections board of directors held an in-person special meeting in New York. Representatives of Waste Connections' management, Morgan Stanley, Locke Lord and Bennett Jones were also in attendance. A representative of Locke Lord discussed with the members of the Waste Connections board of directors their fiduciary duties in connection with their evaluation of the proposed transaction, as well as the relevant provisions of Delaware law. The management team then presented an update on the status of the potential transaction with Progressive and on the due diligence performed to date. Morgan Stanley provided the Waste Connections board of directors with its preliminary financial analysis of the proposed transaction, including the Exchange Ratio. A representative of Locke Lord then provided a detailed review of the key aspects of the Merger Agreement, including, among others, the provisions concerning the Waste Connections board of directors' ability to change its recommendation and the circumstances under which Waste Connections could be required to pay a termination fee or an expense reimbursement fee to Progressive.

        Negotiation of the Merger Agreement continued during the period from January 15 through January 17, 2016. On the evening of January 17, the Waste Connections board of directors convened a special telephonic meeting in which members of Waste Connections' management and representatives of Morgan Stanley, Locke Lord and Bennett Jones also participated. A representative of Locke Lord provided an update on the legal aspects of the transaction, including a description of changes to certain provisions of the Merger Agreement that had been negotiated subsequent to the report made to the Waste Connections board of directors at its January 14 meeting, and the fiduciary duties applicable to the directors' review of the proposed transaction. A representative of Locke Lord then summarized for the Waste Connections board of directors the proposed board resolutions to approve the transaction. Morgan Stanley then reviewed with the Waste Connections board of directors its financial analysis of the Exchange Ratio and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 18, 2016, to the Waste Connections board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, the Exchange Ratio was fair from a financial point of view to the holders of shares of Waste Connections common stock. Following these presentations and discussions, the Waste Connections board of directors unanimously determined that it was advisable and in the best interests of Waste Connections and its stockholders to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, and the Waste Connections board of directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to receipt of the written opinion from Morgan Stanley.

        On the evening of January 18, Progressive informed Waste Connections that the Progressive board of directors had unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Morgan Stanley delivered its written fairness opinion to the Waste Connections board of directors. Waste Connections, Progressive and Merger Sub then executed and delivered the Merger Agreement.

        On the morning of January 19, 2016, Waste Connections and Progressive issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Waste Connections Board of Directors and Waste Connections' Reasons for the Merger

        At its meeting on January 17, 2016, the Waste Connections board of directors unanimously approved the Merger Agreement and determined that the terms of the Merger are advisable and in the best interests of Waste

Connections and its stockholders. The Waste Connections board of directors unanimously recommends that the Waste Connections stockholders vote "FOR" the Waste Connections Merger Proposal, including the Merger, "FOR" the Waste Connections Compensatory Arrangements Proposal and "FOR" the Waste Connections Adjournment Proposal.

        The Waste Connections board of directors considered many factors in making its determination that the terms of the Merger are advisable and in the best interests of Waste Connections and its stockholders and unanimously to recommend approval and adoption of the Merger Agreement by the Waste Connections stockholders. In evaluating the Merger, the board of directors consulted with Waste Connections' management, legal, financial and tax advisors and other representatives, reviewed a significant amount of information and considered a number of factors in its deliberations.

Strategic and Financial Benefits of the Merger

        The Waste Connections board of directors concluded that the Merger would provide Waste Connections with a number of significant strategic and financial benefits. In arriving at this determination, the Waste Connections board of directors consulted with management and other representatives, and considered a number of factors, including but not limited to (not in any relative order of importance):

  •
  the board of directors' belief that the Merger will create an industry leading network of solid waste operations across North America;

  •
  the board of directors' belief that the Merger will result in a combined company with an enhanced earnings profile from tax savings and sustainable cost synergies resulting from the elimination of corporate offices and duplicative public company expenses;

  •
  the board of directors' belief that the combined company will have increased scale and financial strength, with diversified revenue streams across geographies and customers;

  •
  the board of directors' belief that the combined company will have increased earnings and cash flow and better access to capital markets as a result of enhanced size and revenue diversification;

  •
  information and discussions with Waste Connections' management regarding Progressive's business and results of operations, and its financial and market position, and Waste Connections' management's expectations concerning Progressive's future prospects, and historical and current share trading prices and volumes of Progressive common shares;

  •
  information and discussions regarding the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company and the expected pro forma effects of the proposed transaction; and

  •
  the current and expected future landscape of the solid waste industry, and, in light of the competitive challenges facing industry participants, the likelihood that the combined company would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction are fully realized.

Other Considerations

        In the course of evaluating the Merger, the Waste Connections board of directors considered the following additional factors as generally supporting its decision:

  •
  the Waste Connections board of directors' and management's analysis and understanding of the business, operations, financial performance, financial condition, earnings, strategy and future prospects of Waste Connections on a standalone basis, and the assessment, based on such analysis and understanding, that the Merger would be more favorable to Waste Connections and its stockholders in the long-term in light of the potential rewards, risks and uncertainties associated with Waste Connections continuing to operate as a standalone entity;

  •
  the alternatives available to Waste Connections if it continued on a standalone basis;

  •
  the history of Waste Connections' management team in successfully completing acquisitions of other waste companies, and the success of Waste Connections' management team in the integration of businesses acquired in such transactions with its other businesses;

  •
  the results of the due diligence investigations of Progressive by Waste Connections' management, advisors and other representatives;

  •
  the oral opinion rendered by Morgan Stanley at a meeting of the Waste Connections board of directors held on January 17, 2016, which was subsequently confirmed by delivery of a written opinion to the Waste Connections board of directors dated January 18, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Waste Connections common stock. The opinion is more fully described in the section entitled "— Opinion of Waste Connections' Financial Advisor";

  •
  the fact that the respective Waste Connections stockholders and Progressive shareholders would vote on approval of the transaction, including the fact that the required vote of Waste Connections stockholders for the adoption of the Merger Agreement is a majority of the shares of Waste Connections common stock outstanding and entitled to vote;

  •
  the terms and conditions of the Merger Agreement (see "The Merger Agreement") and the course of negotiations of such agreement, including, among other things:

  •
  the ability of Waste Connections, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, and the Waste Connections board of directors' ability to change its recommendation, if the Waste Connections board of directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the proposal would reasonably be expected to result in a superior proposal;

  •
  the Waste Connections board of directors' belief that the termination fee payments to be made to Progressive upon termination of the Merger Agreement under specified circumstances are reasonable, customary and not likely to significantly deter another party from making a superior proposal; and

  •
  the requirement that Progressive hold a shareholder vote on the issuance of Progressive common shares pursuant to the Merger Agreement, even though the Progressive board of directors may have withdrawn its recommendation;

  •
  that the fixed Exchange Ratio provides certainty to the Waste Connections stockholders as to their approximate aggregate pro forma percentage ownership of the combined company, which will represent ownership of approximately 70% of the combined company;

  •
  Waste Connections' management's support of the transaction;

  •
  the required regulatory approvals and the views of Waste Connections' advisors that such approvals will be obtained without the imposition of conditions sufficiently material to preclude the Merger;

  •
  the fact that all of the directors of Waste Connections, who have an in-depth knowledge of Waste Connections and its business, will continue to serve on the board of directors of the combined company following completion of the Merger; and

  •
  the fact that all of the executive officers of Waste Connections, including Ronald J. Mittelstaedt and Steven F. Bouck, will serve as executives of the combined company following completion of the Merger.

        The Waste Connections board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Merger, including the following:

  •
  the challenges inherent in the combination of companies of the size and geographic scope of Waste Connections and Progressive, including the fact that no revenue synergies were expected and the possibility that the anticipated tax savings and cost synergies and other benefits sought to be obtained from the transaction might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties that could adversely affect the combined company's operating results;

  •
  the risk that integration of the two businesses, including the transaction expenses associated with the Merger, may be more costly, and may divert management attention for a greater period of time, than anticipated and that it may be difficult to retain key employees;

  •
  the fact that because the Merger Consideration is a fixed Exchange Ratio of Progressive common shares to shares of Waste Connections common stock, Waste Connections stockholders could be adversely affected by a decrease in the trading price of Progressive common shares during the pendency of the Merger and the fact that the terms of the Merger Agreement do not include termination rights triggered by a decrease in the value of Progressive relative to the value of Waste Connections;

  •
  the restrictions on Waste Connections' operations until completion of the transaction, which could have the effect of preventing Waste Connections from pursuing other strategic transactions during the pendency of the Merger as well as taking a number of other actions relating to the conduct of its business without the prior consent of Progressive;

  •
  the adverse impact that business uncertainty pending completion of the transaction could have on the ability to attract, retain and motivate key personnel until the consummation of the transaction;

  •
  the risk that regulatory agencies may not provide required approvals in connection with the proposed Merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

  •
  the risk that the Merger may not be completed despite the parties' efforts or that completion may be unduly delayed, even if the requisite approval is obtained from Waste Connections stockholders and Progressive common shareholders;

  •
  the fact that certain provisions of the Merger Agreement, although reciprocal, may have the effect of discouraging alternative acquisition transactions involving Waste Connections, including: (1) the restrictions on Waste Connections' ability to solicit proposals for alternative transactions; (2) the requirement that the Waste Connections board of directors submit the Merger Agreement to the Waste Connections stockholders for adoption in certain circumstances, even if it withdraws its recommendation of the Merger Agreement; and (3) the requirement that Waste Connections pay a termination fee of $150 million to Progressive in certain circumstances following the termination of the Merger Agreement;

  •
  that the Merger Consideration would be taxable to Waste Connections stockholders;

  •
  that the failure to complete the transaction could cause Waste Connections to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

  •
  the risk that Waste Connections stockholders do not approve the Merger Agreement or Progressive shareholders do not approve the issuance of Progressive common shares pursuant to the Merger Agreement;

  •
  the risk that changes in the regulatory, competitive or technological landscape may adversely affect the business benefits anticipated to result from the proposed Merger; and

  •
  the other risks described in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 27 and 26, respectively, of this proxy statement/prospectus.

        The Waste Connections board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Waste Connections and its stockholders to achieve as a result of the transaction.

        This discussion of the information and factors considered by the Waste Connections board of directors includes the principal positive and negative factors considered by the Waste Connections board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Waste Connections board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Waste Connections board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Waste Connections stockholders. Rather, the Waste Connections board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Waste Connections board of directors may have given differing weights to different factors. The explanation of the Waste Connections board of directors' reasons for the proposed transaction and all other information presented in this section is forward-looking in nature and therefore should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 26 of this proxy statement/prospectus.

Opinion of Waste Connections' Financial Advisor

        The Waste Connections board of directors retained Morgan Stanley to act as its lead financial advisor in connection with the proposed Merger. The Waste Connections board of directors selected Morgan Stanley to act as its lead financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Waste Connections. As part of this engagement, the Waste Connections board of directors requested that Morgan Stanley evaluate the fairness from a financial point of view to the holders of shares of Waste Connections common stock of the Exchange Ratio pursuant to the Merger Agreement. On January 17, 2016, at a meeting of the Waste Connections board of directors, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 18, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Waste Connections common stock.

        The full text of the written opinion of Morgan Stanley delivered to the Waste Connections board of directors, dated January 18, 2016, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, and you are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion was directed to, and for the information of, the Waste Connections board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of shares of Waste Connections common stock of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley's opinion did not address any other aspects or implications of the Merger or other transactions contemplated by the Merger Agreement. The opinion did not in any manner address the prices at which shares of Waste Connections common stock or common shares of Progressive would trade following completion of the Merger or at any time. Morgan Stanley's opinion was not intended to, and does not, constitute advice or a recommendation as to how any stockholder of Waste Connections should vote at the Waste Connections Special Meeting of stockholders to be held in connection with the Merger, or as to any other action that any stockholder of Waste Connections should take relating to the Merger or any other matter.

        For purposes of its opinion, Morgan Stanley, among other things:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of Waste Connections and Progressive, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning Waste Connections and Progressive, respectively;

  3)
  Reviewed certain financial projections prepared by the management of Waste Connections and approved for Morgan Stanley's use with respect to the future financial performance of Waste Connections and Progressive;

  4)
  Discussed the past and current operations and financial condition and the prospects of Progressive with senior executives of Progressive;

  5)
  Discussed the past and current operations and financial condition and the prospects of Waste Connections, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Merger prepared by the management of Waste Connections, with senior executives of Waste Connections;

  6)
  Reviewed the pro forma impact of the Merger on Waste Connections' free cash flow per share, consolidated capitalization and certain other financial ratios;

  7)
  Reviewed the reported prices and trading activity for Waste Connections common stock and Progressive common shares;

  8)
  Compared the financial performance of Progressive and the prices and trading activity of Progressive common shares with that of certain other publicly-traded companies comparable with Progressive and its securities;

  9)
  Reviewed the financial terms, to the extent publicly available, of certain comparable Merger and acquisition transactions;

  10)
  Participated in certain discussions and negotiations among representatives of Waste Connections and Progressive and their financial and legal advisors;

  11)
  Reviewed the financial terms of the Merger Agreement and certain related documents; and

  12)
  Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Waste Connections and Progressive, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Waste Connections of the future financial performance of Waste Connections and Progressive and such benefits anticipated from the Merger. Morgan Stanley was advised by Waste Connections, and assumed, with Waste Connections' consent, that the financial projections, and the strategic, financial, tax and operational benefits anticipated from the Merger by the management of Waste Connections, were reasonable bases upon which to evaluate the financial prospects of Waste Connections and Progressive, respectively. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the final Merger Agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley and that following the closing of the Merger, Progressive will not be treated as a U.S. domestic corporation for U.S. tax purposes, under Section 7874 of the Code or otherwise, under U.S. tax law. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of Waste Connections of: (i) the strategic, financial, tax, operational and other benefits expected to result from the Merger and (ii) the timing and risks associated with the integration of Waste Connections and Progressive. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Waste Connections and Progressive and their legal, tax and regulatory advisors with respect to legal, tax or regulatory matters, and the tax elements of Morgan Stanley's financial analyses, and the tax attributes expected to apply to Progressive, Waste Connections or the holders of shares of Waste Connections common stock following the closing of the Merger, were provided to Morgan Stanley by the management of Waste Connections, and Morgan Stanley expressed no opinion as to such tax elements or tax attributes. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Waste Connections' officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Waste Connections common stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Waste Connections or Progressive, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        Morgan Stanley's opinion was limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Waste Connections common stock and did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Waste Connections to enter into the Merger Agreement.

Summary of Financial Analyses

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated January 18, 2016. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of these analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, and is not necessarily indicative of current market conditions.

  Historical Stock Trading Ranges

        Morgan Stanley reviewed the trading range of Progressive common shares and Waste Connections common stock for the 52-week period ended January 15, 2016 and, in the case of Progressive, the period from its third quarter preliminary earnings announcement on October 19, 2015 to January 15, 2016, and in the case of Waste Connections, the period from its third quarter preliminary earnings announcement on October 26, 2015 to January 15, 2016.

        Progressive.    Morgan Stanley observed that the low and high intraday prices for Progressive common shares for the 52-week period ended January 15, 2016 on the NYSE were $20.81 and $30.74 per share, respectively, and on the TSX (on which Progressive is also listed), converted to U.S. dollars from Canadian dollars at the exchange rate on that day, were $20.80 and $30.65 per share, respectively. Morgan Stanley observed that the low and high intraday prices for Progressive common shares for the period from its third quarter preliminary earnings announcement on October 19, 2015 to January 15, 2016 on the NYSE were $20.81 and $27.38 per share, respectively, and on the TSX, converted to U.S. dollars from Canadian dollars at the exchange rate on that day, were $20.80 and $25.40 per share, respectively. Morgan Stanley compared these ranges to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        Waste Connections.    Morgan Stanley observed that the low and high intraday prices for Waste Connections common stock for the 52-week period ended January 15, 2016 were $42.35 and $57.65 per share, respectively. Morgan Stanley observed that the low and high intraday prices for Waste Connections common stock for the period from its third quarter preliminary earnings announcement on October 26, 2015 to January 15, 2016 were $50.64 and $57.65 per share, respectively. Morgan Stanley compared these ranges to the closing price for Waste Connections common stock on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the merger, of $50.99.

  Discounted Analyst Price Targets

        Progressive.    Morgan Stanley reviewed public market trading price targets for Progressive common shares prepared and published by 10 equity research analysts during the time period from January 4, 2016 to January 13, 2016. These targets generally reflect each analyst's estimate of the future public market trading price per share of Progressive common shares at the time the price target was published and were not discounted to reflect present values. The range of undiscounted price targets for Progressive common shares was $21.00 per share to $32.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for Progressive common shares was $27.25.

        In order to better compare the price targets with the implied Merger consideration, Morgan Stanley discounted such price targets to the present value on December 31, 2015 from the date that was 12 months after the date on which the price target was published by applying an illustrative discount rate of 6.8%, which was selected by Morgan Stanley based on Progressive's assumed cost of equity. This analysis indicated an implied range of equity values for Progressive common shares of $19.60 per share to $29.90 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the merger.

        The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Progressive common shares and these estimates are subject to uncertainties, including the future financial performance of Progressive and future financial market conditions.

        Waste Connections.    Morgan Stanley reviewed public market trading price targets for Waste Connections common stock prepared and published by 11 equity research analysts during the time period from October 27, 2015 to January 12, 2016. These targets generally reflect each analyst's estimate of the future public market trading price per share of Waste Connections common stock at the time the price target was published and were not discounted to reflect present values. The range of undiscounted price targets for Waste Connections common stock was $51.00 per share to $61.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for Waste Connections common stock was $59.00.

        In order to better compare the price targets with the implied Merger consideration, Morgan Stanley discounted such price targets to the present value on December 31, 2015 from the date that was 12 months after the date on which the price target was published by applying an illustrative discount rate of 6.5%, which was selected by Morgan Stanley based on Waste Connections' assumed cost of equity. This analysis indicated an implied range of equity values for Waste Connections common stock of $48.40 per share to $57.40 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to the closing price for Waste Connections common stock on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $50.99.

        The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Waste Connections common stock and these estimates are subject to uncertainties, including the future financial performance of Waste Connections and future financial market conditions.

  Historical Multiples Analysis

        For each of Progressive and Waste Connections, Morgan Stanley performed a historical trading multiple analysis to determine the ratio of (i) such company's aggregate value, which is calculated by adding the equity market capitalization implied by its applicable stock price with its net debt (short-term debt plus long-term debt plus capital leases less cash) and non-controlling interest, to (ii) such company's estimated adjusted EBITDA for the next twelve months ("NTM") following the date of measurement, which is referred to below as AV/NTM EBITDA. For purposes of this analysis, Morgan Stanley utilized estimates prepared by Waste Connections' management, including the method of calculating adjusted EBITDA utilized by Waste Connections' management, which are more fully described in the section entitled "— Forward-Looking Financial Information" beginning on page 69 of this proxy statement/prospectus, and publicly available research estimates. In its analysis, Morgan Stanley calculated AV/NTM EBITDA over the one-year and three-year periods ending January 15, 2016.

        The analysis yielded the following:

	Progressive		Waste Connections
	1 Year	3 Year	1 Year	3 Year
25th Percentile	8.2x	7.9x	10.9x	10.5x
Median	8.6x	8.2x	11.2x	10.8x
75th Percentile	8.8x	8.5x	11.5x	11.1x

        Progressive.    Based on the foregoing analysis and its professional judgment, Morgan Stanley selected a reference range of AV/NTM EBITDA of 8.0x to 9.0x for Progressive. Morgan Stanley applied this range of multiples to Progressive's estimated calendar year 2016 adjusted EBITDA, which was based on the financial forecasts provided by management of Waste Connections, and assumed estimated net debt of Progressive as of December 31, 2015 of $1.475 billion. This analysis indicated an implied range of equity values for Progressive common shares of $22.30 per share to $26.70 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        Waste Connections.    Based on the foregoing analysis and its professional judgment, Morgan Stanley selected a reference range of AV/NTM EBITDA of 10.5x to 11.5x for Waste Connections. Morgan Stanley applied this range of multiples to Waste Connections' estimated calendar year 2016 adjusted EBITDA provided by management of Waste Connections as well as median Wall Street research estimates of $758 million, in each case assuming estimated net debt and non-controlling interest of Waste Connections as of December 31, 2015 of $2.146 billion and $7 million, respectively. This analysis indicated an implied range of equity values for Waste

Connections common stock of $47.90 per share to $54.10 per share based on estimates provided by management of Waste Connections and $46.90 per share to $53.00 per share based on median Wall Street research estimates, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to the closing price for Waste Connections common stock on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $50.99.

  Comparable Companies Analysis

        Morgan Stanley reviewed and compared certain financial information of Progressive with corresponding financial data for other companies that shared certain similar characteristics to Progressive to derive an implied valuation range for Progressive. The companies used in this comparison included the following (market capitalizations are as of January 15, 2016 on a fully-diluted basis):

  •
  Republic Services, Inc. ($15.184 billion market capitalization)

  •
  Waste Management, Inc. ($23.260 billion market capitalization)

        The above companies were chosen based on Morgan Stanley's knowledge of the industry and because they have businesses that may be considered similar to Progressive, which had a market capitalization of $2.578 billion as of January 15, 2016 on a fully-diluted basis. Although none of such companies are identical or directly comparable to Progressive, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Progressive.

        For purposes of this analysis, for each of these companies, Morgan Stanley utilized public filings and publicly available research estimates to analyze the ratio of (i) such company's aggregate value, which is calculated by adding the equity market capitalization implied by its stock price as of January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the merger, with its net debt (short-term debt plus long-term debt plus capital leases less cash) and non-controlling interest, to (ii) such company's estimated calendar year 2016 adjusted EBITDA, which is referred to below as AV/2016E EBITDA. The table below shows the results of Morgan Stanley's analyses:

AV/2016E EBITDA
Republic Services, Inc.	8.5x
Waste Management, Inc.	9.0x

        Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment, Morgan Stanley selected a representative range of AV/2016E EBITDA multiples of 8.5x to 9.0x and applied this range of multiples to Progressive's estimated calendar year 2016 adjusted EBITDA, which was based on the financial forecasts provided by management of Waste Connections and assumed estimated net debt of Progressive as of December 31, 2015 of $1.475 billion. This analysis indicated an implied range of equity values for Progressive common shares of $24.50 per share to $26.70 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        No company included in the comparable public company analysis is identical to Progressive. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Progressive. These include, among other things, the impact of competition on the business of Progressive and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Progressive and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

  Discounted Equity Value

        For each of Progressive and Waste Connections, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company's common equity based on the company's estimated future EBITDA and a potential range of AV/NTM EBITDA multiples, which is then subsequently discounted back to the present value as of December 31, 2015.

        Progressive.    Morgan Stanley calculated the future equity value of Progressive at calendar year-end 2017 by applying a range of AV/NTM EBITDA multiples of 8.0x to 9.0x to Progressive's estimated calendar year 2018 adjusted EBITDA, which was based on the financial forecasts provided by management of Waste Connections, and assuming estimated net debt of Progressive as of December 31, 2017 of $1.204 billion. These multiples were based on the reference range contained in Morgan Stanley's historical trading multiple analysis (see the section entitled "— Historical Multiples Analysis" beginning on page 62). Morgan Stanley discounted the resulting future equity values to December 31, 2015 using an illustrative discount rate of 6.8%, which was selected by Morgan Stanley based on Progressive's assumed cost of equity. This analysis indicated an implied range of equity values for Progressive common shares of $24.60 per share to $28.80 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        Waste Connections.    Morgan Stanley calculated the future equity value of Waste Connections at calendar year-end 2017 by applying a range of AV/NTM EBITDA multiples of 10.5x to 11.5x to Waste Connections' estimated calendar year 2018 adjusted EBITDA, which was based on the financial forecasts provided by management of Waste Connections, and assuming estimated net debt and non-controlling interest of Waste Connections as of December 31, 2017 of $1.826 billion and $9 million, respectively. These multiples were based on the reference range contained in Morgan Stanley's historical trading multiple analysis (see the section entitled "— Historical Multiples Analysis" beginning on page 62). Morgan Stanley discounted the resulting future equity values to December 31, 2015 using an illustrative discount rate of 6.5%, which was selected by Morgan Stanley based on Waste Connections' assumed cost of equity. This analysis indicated an implied range of equity values for Waste Connections common stock of $55.10 per share to $61.60 per share, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to the closing price for Waste Connections common stock on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $50.99.

  Precedent Transactions

        Morgan Stanley reviewed the publicly available financial information for 6 selected transactions in the waste sector since December 2007 that share some characteristics with the Merger.

        For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied aggregate value to last twelve month ("LTM") adjusted EBITDA, referred to as AV/LTM EBITDA, for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding AV/LTM EBITDA for such target companies, as well as the 25th percentile, median and 75th percentile AV/LTM EBITDA for all of the selected transactions, were as follows:

Date Announced	Acquiror	Target	Purchase Price ($MM)	AV/LTM EBITDA
10/2014	Waste Management, Inc.	Deffenbaugh Disposal, Inc.	$416	8.0x
07/2012	Advanced Disposal Services, Inc.	Veolia ES Solid Waste, Inc.	$1,909	8.4x
12/2011	Macquarie Infrastructure Partners II	WCA Waste Corporation	$526	8.8x
11/2009	IESI-BFC Ltd.	Waste Services, Inc.	$740	7.7x
06/2008	Republic Services, Inc.	Allied Waste Industries, Inc.	$12,100	7.5x
12/2007	Macquarie Infrastructure Partners	Waste Industries USA, Inc.	$701	8.6x
25th Percentile				7.7x
Median				8.2x
75th Percentile				8.6x

        Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley selected a representative range of AV/LTM EBITDA multiples of 7.5x to 8.5x and applied this range of multiples to Progressive's estimated calendar year 2015 adjusted EBITDA with and without $50 million of estimated run-rate operational synergies, which was based on the financial forecasts provided by management of Waste Connections, and assumed estimated net debt of Progressive as of December 31, 2015 of $1.475 billion. Morgan Stanley then calculated an implied range of equity values for Progressive common shares of $19.40 per share to $23.80 per share without synergies and $22.80 per share to $27.60 per share with synergies, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        No company or transaction used in the precedent transactions analysis is identical to Progressive or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Progressive. These include, among other things, the impact of competition on the business of Progressive and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Progressive and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

  Premia Paid Analysis

        Morgan Stanley also reviewed the premia paid for all-stock transactions and all transactions since 2010 with a publicly announced transaction value between $1.0 billion and $10.0 billion, excluding Merger of equal transactions. The premia paid were based on the target company's stock price four weeks prior to public announcement of the transaction or other measurement period noted in the press release announcing the transaction. Based on its analysis of the relevant metrics and upon the application of its professional judgment, Morgan Stanley selected the 25th and 75th percentile of the premia range, which were 21% to 54% based on all-stock transactions and 23% to 49% based on all transactions, and applied these ranges of premia to the closing trading price of Progressive as of January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51.

        This analysis indicated an implied range of equity values for Progressive common shares of $28.60 per share to $36.10 per share based on all-stock transactions and $28.80 per share to $35.00 per share based on all transactions, in each case rounded to the nearest $0.10 per share.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        No company or transaction used in the premia paid analysis is identical to Progressive or the Merger. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow

        Morgan Stanley performed discounted cash flow analysis on each of Progressive and Waste Connections to calculate a range of per share equity values (as of December 31, 2015) for each of Progressive and Waste Connections.

        Progressive.    Morgan Stanley first calculated the estimated unlevered free cash flow of Progressive for the period from January 1, 2016 to December 31, 2020 based on the methodology used, and the financial forecasts provided by, the management of Waste Connections, which are more fully described in the section entitled "— Forward-Looking Financial Information" beginning on page 69 of this proxy statement/prospectus. Morgan Stanley calculated a terminal value for Progressive by applying a range of AV/NTM EBITDA multiples from 8.0x to 9.0x to Progressive's estimated calendar year 2020 adjusted EBITDA, which was based on the financial forecasts provided by management of Waste Connections. These multiples were based on the reference range contained in Morgan Stanley's historical trading multiple analysis (see the section entitled "— Historical Multiples Analysis" beginning on page 62). Morgan Stanley then discounted the unlevered free cash flows and terminal value to the present value as of December 31, 2015 using discount rates ranging from 4.7% to 6.0% for Progressive selected by Morgan Stanley based on Morgan Stanley's estimation of Progressive's then current weighted average cost of capital. Morgan Stanley then deducted estimated net debt of Progressive as of December 31, 2015 of $1.475 billion from the resulting value to derive equity value. This analysis indicated an implied per share reference range, rounded to the nearest $0.10, for Progressive common shares of $28.00 per share to $34.20 per share, on a fully diluted basis.

        Morgan Stanley compared this range to (i) the closing price for Progressive common shares on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $23.51, (ii) the closing price for Progressive common shares on January 4, 2016, which was the last trading day prior to public announcement that Progressive was reviewing strategic alternatives, of $23.21, and (iii) the implied price for Progressive common shares of $24.55, which was based on the Exchange Ratio of 2.076843 pursuant to the Merger Agreement and the closing price for Waste Connections common stock of $50.99 on January 15, 2016, the last trading day prior to the date on which the Waste Connections board of directors approved the Merger.

        Waste Connections.    Morgan Stanley first calculated the estimated unlevered free cash flow of Waste Connections for the period from January 1, 2016 to December 31, 2020 based on the methodology used, and the financial forecasts provided by, the management of Waste Connections, which are more fully described in the section entitled "— Forward-Looking Financial Information" beginning on page 69 of this proxy statement/prospectus. Morgan Stanley calculated a terminal value for Waste Connections by applying a range of AV/NTM EBITDA multiples of 10.5x to 11.5x to Waste Connections' estimated calendar year 2020 adjusted

EBITDA. These multiples were based on the reference range contained in Morgan Stanley's historical trading multiple analysis (see the section entitled "— Historical Multiples Analysis" beginning on page 62). Morgan Stanley then discounted the unlevered free cash flows and terminal value to the present value as of December 31, 2015 using discount rates ranging from 4.6% to 6.1% for Waste Connections selected by Morgan Stanley based on Morgan Stanley's estimation of Waste Connections' then current weighted average cost of capital. Morgan Stanley then deducted the estimated net debt and non-controlling interest of Waste Connections as of December 31, 2015 of $2.146 billion and $7 million, respectively, from the resulting value to derive equity value. This analysis indicated an implied per share reference range, rounded to the nearest $0.10, for Waste Connections common stock of $60.50 per share to $71.90 per share, on a fully diluted basis.

        Morgan Stanley compared this range to the closing price for Waste Connections common stock on January 15, 2016, which was the last trading day prior to the date on which the Waste Connections board of directors approved the Merger, of $50.99.

  Other Considerations

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Waste Connections or Progressive.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Waste Connections and Progressive and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley's analysis. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to the holders of shares of Waste Connections common stock pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Waste Connections board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Waste Connections common stock or Progressive common shares might actually trade following consummation of the Merger or at any time.

        The Exchange Ratio was determined through arm's-length negotiations between Waste Connections and Progressive and was approved by the Waste Connections board of directors. Morgan Stanley provided advice to the Waste Connections board of directors during these negotiations but did not, however, recommend any specific Exchange Ratio to Waste Connections or the Waste Connections board of directors, or that any specific Exchange Ratio constituted the only appropriate Exchange Ratio for the Merger. Morgan Stanley's opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Waste Connections to enter into the Merger Agreement. In addition, Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Waste Connections or Progressive should vote at the shareholders' meetings to be held in conjunction with the Merger. Morgan Stanley's opinion and presentation to the Waste Connections board of directors was one of many factors taken into consideration by the Waste Connections board of directors in deciding to approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Waste Connections board of directors with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether the Waste Connections board of directors would have been willing to agree to a different Exchange Ratio.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Waste Connections or Progressive, or their affiliates, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the Waste Connections board of directors with financial advisory services and the financial opinion, as described in this section and attached to this proxy statement/prospectus as Annex B. Waste Connections has agreed to pay Morgan Stanley an aggregate fee of $15 million, $3 million of which is payable as a result of the delivery of Morgan Stanley's opinion, and the remainder of which is contingent upon the closing of the Merger. Waste Connections has also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, Waste Connections has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates were not engaged to provide financial advisory or financing services to Progressive and did not receive any fees for such services during such time; however, Morgan Stanley or its affiliate is currently a participant in Progressive's credit facility and has received de minimis fees in connection therewith. Morgan Stanley may seek to provide financial advisory and financing services to Waste Connections and Progressive in the future and would expect to receive fees for the rendering of these services.

Progressive's Reasons for the Merger

        The Progressive board of directors considered many factors in unanimously approving the Merger Agreement and making its determination that the consummation of the transactions contemplated by the Merger Agreement is in the best interests of Progressive and resolving to recommend that Progressive shareholders vote to approve the Progressive Shareholder Transaction Proposal. In arriving at its determination, the Progressive board of directors consulted with Progressive's management, legal advisors, financial advisors, consultants and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Merger is likely to result in significant strategic and financial benefits to Progressive, including but not limited to (not in any relative order of importance) the following:

  •
  Combining Progressive and Waste Connections, each well-known and respected waste management companies, would create a North American industry leader in waste management with 2016 pro forma revenue in excess of $4.1 billion.

  •
  The completion of the Merger would bring together two vertically integrated companies with strong and complementary positions in primary, secondary and exclusive markets, and with a shared commitment to operational safety, environmental excellence and employee engagement, under a best-in-class, safety-focused operating model to enhance EBITDA to free cash flow conversion.

  •
  The combination of Waste Connections' robust solid waste services business in secondary and exclusive markets with Progressive's strong solid waste assets in its North, East and West regions, particularly in its commercial services line, will enhance Progressive's business by providing additional customer relationships and sales growth and diversification opportunities, and will result in a highly attractive revenue and earnings profile.

  •
  The history of Waste Connections' best-in-class management team in successfully completing strategic transactions and the success of Waste Connections' management team in the integration of businesses acquired in such transactions with their respective businesses.

  •
  As a result of its increased scale and operating synergies, the combined company may be able to achieve significant annualized SG&A (as defined in the section entitled "Unaudited Pro Forma Combined Financial Information") cost savings within the first 12 months after closing, with operational and safety-related improvements and market rationalization contributing additional upside over the long term.

  •
  The combined company may also be able to achieve material annual tax savings, which would likely result in significant additional value, including a higher trading price, for Progressive shareholders over the current trading price of Progressive's shares. Such tax benefits are only potentially available as a result of combining with a limited number of logical counterparties, including Waste Connections.

  •
  As a combined company, with greater purchasing power for capital assets as well as Waste Connections' historical levels of capital expenditure relative to revenues, there is an opportunity to reduce capital expenditures in support of Progressive's existing asset base and increase free cash flow.

  •
  The strong free cash flow characteristics of the combined company support the continued payment of a quarterly dividend to Progressive shareholders and Waste Connections' historical practice of annual dividend increases.

  •
  The current and prospective competitive climate in the North American waste management industry, including the potential for further consolidation.

  •
  The impact of the Merger on all stakeholders in Progressive, including Progressive's shareholders, employees, customers and suppliers.

        In the course of its due diligence and evaluation of the transactions and the Merger Agreement, the Progressive board of directors also identified and considered a variety of risks, including those described in greater detail under "Risk Factors".

Forward-Looking Financial Information

        Other than quarterly and annual financial guidance provided to investors, which it may update from time to time, Waste Connections does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, for internal purposes and in connection with the process leading to the Merger Agreement, Waste Connections' management prepared certain projections of future financial performance of Waste Connections for the fiscal years ending December 31, 2016 through 2020. Waste Connections' management also prepared certain projections of future financial performance of Progressive for the fiscal years ending December 31, 2016 through 2020, which projections took into account budget estimates for 2016 provided by Progressive's management, publicly available information regarding Progressive, and Waste Connections' management's knowledge of and experience in the solid waste industry. The forward-looking financial information was prepared for each of Waste Connections and Progressive on a standalone basis and is not intended to be added together, and adding together the forward-looking financial information for the two companies would not represent the results the combined company will achieve if the Merger is completed and does not represent forward-looking financial information for the combined company. The projections, which are referred to in this section as the "Waste Connections Forecasts" and the "Progressive Forecasts," respectively, are included in this proxy statement/prospectus because such projections were provided to the Waste Connections board of directors and utilized by Waste Connections' lead financial advisor, Morgan Stanley, in connection with the Merger. The inclusion of this information should not be regarded as an indication that any of Waste Connections, Morgan Stanley, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

        The following forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public

Accountants for preparation and presentation of prospective financial information. In the view of Waste Connections' management, the prospective financial information was prepared on a reasonable basis, reflected the best then currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best knowledge and belief of Waste Connections' management, reasonable projections of the respective future financial performances of Waste Connections and Progressive. However, the projections have not been updated, are not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to rely on this forward-looking financial information. These internal financial projections reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected. We undertake no obligation to update or otherwise revise or reconcile these internal financial projections whether as a result of new information, future events or otherwise.

        Neither Waste Connections' nor Progressive's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such forward-looking financial information.

        The following tables present a summary of the Waste Connections Forecasts and the Progressive Forecasts prepared by the management of Waste Connections:

Waste Connections Forecasts
(Fiscal Year End December 31)

($ in millions)

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	2,270	2,459	2,632	2,812	3,000
Adjusted EBITDA(1)	769	847	910	977	1,046
Capital Expenditures	227	246	270	288	307
Acquisition Outlays	150	150	150	150	150
Unlevered Free Cash Flow(2)	243	255	278	309	341

Source: Waste Connections' management.

(1)
Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss), plus or minus income tax provision (benefit), plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating charges or gains, plus other expense, less other income.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA, minus capital expenditures, minus acquisitions, minus taxes (calculated against adjusted EBIT), plus or minus, as applicable, the increase or decrease in working capital.

 Progressive Forecasts
(Fiscal Year End December 31)

($ in millions)

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	1,960	2,019	2,079	2,142	2,206
Adjusted EBITDA(1)	490	513	535	556	579
Capital Expenditures	216	222	229	236	243
Acquisition Outlays	0	0	0	0	0
Unlevered Free Cash Flow(2)	236	242	253	262	272

Source: Waste Connections' management, taking into account (i) budget estimates for 2016 provided by Progressive's management; (ii) publicly available information regarding Progressive; and (iii) Waste Connections' management's knowledge of and experience in the solid waste industry.

(1)
Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss), plus or minus income tax provision (benefit), plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating charges or gains, plus other expense, less other income.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA, minus capital expenditures, minus acquisitions, minus taxes (calculated against adjusted EBIT), plus or minus, as applicable, the increase or decrease in working capital.

Non-GAAP Financial Measures

        Both the Waste Connections Forecasts and the Progressive Forecasts include Adjusted EBITDA, which is a non-GAAP financial measure. Waste Connections believes Adjusted EBITDA is widely used by investors as a useful measure for benchmarking against the peers of Waste Connections and Progressive, as well as for valuation purposes. Waste Connections' management also uses Adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections' operations.

        Adjusted EBITDA, which is a non-GAAP financial measure, is not meant to be considered in isolation or as a substitute for the comparable GAAP measure and should be read in conjunction with the consolidated financial statements of Waste Connections and Progressive, each of which are prepared in accordance with GAAP, and the reconciliation to GAAP measures presented herein.

Reconciliation of Waste Connections Forecasts

        Set forth below are reconciliations of net income attributable to Waste Connections, the most directly comparable GAAP measure, to Adjusted EBITDA, based on financial information available to, or projected by, Waste Connections.

Reconciliation of Net Income attributable to Waste Connections to Adjusted EBITDA:

($ in millions)

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
Net Income (loss)	251	285	313	346	380
Plus (less): Income tax provision (benefit)	162	184	202	223	245
Plus: Interest Expense	67	66	63	56	47
Plus: Depreciation & Amortization	289	310	331	351	373
Plus/Less: Other adjustments	0	0	0	0	0

Adjusted EBITDA(1)	769	847	910	977	1,046

(1)
Summation of items above may not equal total due to rounding

Reconciliation of Progressive Forecasts

        Set forth below are reconciliations of Net Income attributable to Progressive, the most directly comparable GAAP measure, to Adjusted EBITDA, based on financial information available to, or projected by, management of Waste Connections.

Reconciliation of Net Income attributable to Progressive to Adjusted EBITDA:

($ in millions)

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
Net Income (loss)	122	135	150	164	179
Plus (less): Income tax provision (benefit)	30	35	41	47	53
Plus: Interest expense	63	58	52	45	37
Plus: Depreciation & amortization	275	283	292	301	310
Plus/Less: Other adjustments	0	0	0	0	0

Adjusted EBITDA(1)	490	513	535	556	579

(1)
Summation of items above may not equal total due to rounding

        The estimates and assumptions underlying the forward-looking financial information presented herein are inherently uncertain and, though considered reasonable by the management of Waste Connections as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained therein, including the matters described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 26 of this proxy statement/prospectus, "Risk Factors" beginning on page 27 of this proxy statement/prospectus, and the cautionary statements and risk factor disclosure contained in filings made by Waste Connections and Progressive with the U.S. SEC, including Waste Connections' Annual Report on Form 10-K for the year ended December 31, 2015, and any amendments thereto, as such risks may be updated or supplemented in Waste Connections' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (in each case to the extent filed and not furnished), which are incorporated by reference into this proxy statement/prospectus, as well as Progressive's Annual Report on Form 40-F for the year ended December 31, 2015, as well as in Progressive's filings during the year with the Canadian securities regulators. The Waste Connections Forecasts and Progressive Forecasts also reflect assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forward-looking results are necessarily predictive of the future performance of Waste Connections or Progressive, or that actual results will not differ materially from those presented in the Waste Connections Forecasts and Progressive Forecasts. Inclusion of the forward-looking financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

        Waste Connections does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Waste Connections does not intend to update or revise the forward-looking financial information in this proxy statement/prospectus to reflect changes in general economic or industry conditions.

        The information concerning forward-looking financial information provided by Waste Connections is not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the Waste Connections Merger Proposal, the Progressive Shareholder Transaction Approval or to acquire securities of Progressive.

Board of Directors and Management after the Merger

        Following the completion of the Merger, the combined company's board of directors will consist of seven directors in total, comprised of the five members of Waste Connections board of directors as of immediately prior to the effective time of the Merger and two members of the Progressive board of directors as of January 18, 2016. The two Progressive directors shall each be a Canadian resident and shall be identified in writing to Waste Connections prior to the effective time of the Merger and subject to the approval of Waste Connections.

        Upon completion of the Merger:

  •
  Ronald J. Mittelstaedt will serve as the Chief Executive Officer and Chairman of the board of directors of the combined company;

  •
  Steven F. Bouck will serve as President of the combined company;

  •
  Darrell W. Chambliss will serve as Executive Vice President, Chief Operating Officer and Assistant Secretary of the combined company;

  •
  Worthing F. Jackman will serve as Executive Vice President, Chief Financial Officer and Assistant Secretary of the combined company;

  •
  David G. Eddie will serve as Senior Vice President and Chief Accounting Officer of the combined company;

  •
  David M. Hall will serve as Senior Vice President — Sales and Marketing of the combined company;

  •
  James M. Little will serve as Senior Vice President — Engineering and Disposal of the combined company;

  •
  Patrick J. Shea will serve as Senior Vice President, General Counsel and Secretary of the combined company;

  •
  Matthew Black will serve as Vice President and Chief Tax Officer of the combined company;

  •
  Robert M. Cloninger will serve as Vice President, Deputy General Counsel and Assistant Secretary of the combined company;

  •
  Eric O. Hansen will serve as Vice President — Chief Information Officer of the combined company;

  •
  Susan Netherton will serve as Vice President — People, Training and Development of the combined company;

  •
  Scott I. Schreiber will serve as Vice President — Disposal Operations of the combined company;

  •
  Gregory Thibodeaux will serve as Vice President — Maintenance and Fleet Management of the combined company;

  •
  Mary Anne Whitney will serve as Vice President — Finance of the combined company; and

  •
  Richard K. Wojahn will serve as Vice President — Business Development of the combined company.

Interests of Waste Connections' Directors and Executive Officers in the Merger

        In considering the recommendation of the Waste Connections board of directors that Waste Connections stockholders approve the Merger, you should be aware that some of Waste Connections' directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Waste Connections stockholders generally and which may create potential conflicts of interest. These interests are described in more detail and quantified below. The Waste Connections board of directors was aware of these different or additional interests and considered them, among other matters, when it evaluated, negotiated and approved the Merger Agreement and in making its recommendations to the Waste Connections stockholders. Other than the interests described below, the Merger is not expected to have a material impact on the compensation and benefits payable to Waste Connections' directors or executive officers.

Excise Tax Gross-Up; Acceleration of Certain Equity Awards

        As a result of the Merger, Section 4985 of the Code imposes an excise tax (15% in 2016) on the value of certain stock compensation held at any time during the six months before and six months after the closing of the Merger by individuals who were and/or are directors and executive officers of Waste Connections and are subject to the reporting requirements of Section 16(a) of the Exchange Act, during the same period (each referred to in this proxy statement/prospectus as a "covered individual"). This excise tax is imposed on the covered individuals and applies to all compensation (or rights to compensation) granted to covered individuals by Waste Connections if the value of such compensation or right is based on (or determined by reference to) the value or change in value of Waste Connections common stock, subject to certain exclusions. This includes any outstanding (i) unvested restricted stock unit awards, and (ii) other stock-based compensation held by the covered individuals during this 12-month period. However, the excise tax will not apply to any stock compensation that is distributed, cashed-out, or otherwise paid in a manner resulting in income inclusion prior to the closing of the Merger.

        The Waste Connections board of directors considered the impact of the Section 4985 excise tax on the covered individuals and the possible approaches for addressing this impact. Specifically, the Waste Connections board of directors, together with its outside advisors, discussed the mechanics of the tax, reviewed the impact of the tax on the covered individuals and on Waste Connections itself, particularly in light of the strategic importance of the Merger to Waste Connections and its stockholders, and considered the approaches taken by other companies undergoing similar transactions. The board of directors also considered the impact of this tax on the annual equity compensation awards granted to Waste Connections' executive officers and non-employee directors during the first calendar quarter of each year. The annual awards granted to executive officers during this time each year typically include a combination of time-vested restricted stock units that vest over four years ("Executive Officer RSUs"), which since 2015 have contained an initial one-year performance requirement, and performance-based restricted stock unit awards, which become vested based on attainment of certain performance requirements measured over a three-year period ("PSUs"). The annual awards granted to non-employee directors during this time each year typically consist of time-vested restricted stock units that vest in two equal annual installments beginning on the date of grant ("Director RSUs" and, together with Executive Officer RSUs, the "RSUs").

        During these discussions, the Waste Connections board of directors determined that the Merger would cause the performance requirements contained in the PSUs granted to Waste Connections executive officers and certain other key employees in 2014 and 2015 (the "2014-2015 PSUs") to not operate as intended. The Waste Connections board of directors also determined, however, that it was appropriate to terminate the 2014-2015 PSUs granted to Messrs. Mittelstaedt and Bouck in light of the underperformance of an acquisition Waste Connections completed in 2012. Following these discussions, the Waste Connections board of directors determined that it would be appropriate, subject to the closing of the Merger, to pursue a hybrid approach, which would include (i) accelerating the vesting of the 2014-2015 PSUs at the target performance level, other than the 2014-2015 PSUs held by Messrs. Mittelstaedt and Bouck, (ii) terminating the 2014-2015 PSUs held by Messrs. Mittelstaedt and Bouck, and (iii) reimbursing the covered individuals for the excise tax that will be imposed on their unvested equity awards, including the RSUs and, to the extent applicable, RSUs deferred under Waste Connections' nonqualified deferred compensation plan, so that, on a net after-tax basis, they will be in the same position as if no such excise tax had been applied.

        The Waste Connections board of directors considered the following factors in deciding on this approach:

  •
  Waste Connections' Executive Officers are Key to Realizing the Benefits of the Merger.    The Waste Connections board of directors weighed the potential costs of the tax reimbursements against the strategic and financial benefits and other value expected to be created as a result of the Merger and the importance of the executive officers to realizing these benefits. The Waste Connections board of directors concluded that Waste Connections' ability to realize the benefits of the Merger is directly related to the unique skills and efforts of its executive officers. If not reimbursed, the excise tax on the executive officers triggered by the Merger would cause them to lose a substantial portion of their compensation. Waste Connections would need to replace this compensation or risk losing valuable individuals during the critical period when the operations of the two companies need to be integrated.

  •
  Covered Individuals Remain Responsible for Paying all Income and Capital Gains Taxes that they would have paid Absent the Merger.    Payment of the excise tax reimbursement will result in no unique benefit to the covered individuals but is intended only to place them in the same position as other stockholders after the Merger. The covered individuals will retain the obligation to pay all of the income and other taxes on all of their equity awards when due. In addition, no payments will be made to cover taxes imposed on the exchange of shares of Waste Connections common stock held by any of the covered individuals.

  •
  The Vast Majority of Outstanding Equity Awards will not be Accelerated and will Remain Unvested.    As opposed to accelerating the vesting of all outstanding equity awards held by the covered individuals, the Waste Connections board of directors determined it was appropriate to keep the unvested RSUs in place to foster the ongoing retention of Waste Connections' executive officers and directors and serve to align the interests of the covered individuals with stockholder interests through substantial and meaningful officer and director equity ownership. The Waste Connections board of directors recognized that accelerating the vesting of, or canceling, the unvested RSUs held by the executive officers would undercut Waste Connections' compensation philosophy of insuring that executive officers hold equity compensation awards that vest over an extended period of time.

  •
  Waste Connections Executive Officers Received Reduced Annual Equity Awards in 2016.    As described above, the Waste Connections board of directors determined that, if the Merger was consummated, it would be prudent to accelerate the vesting of the 2014-2015 PSUs at the target performance level, other than the 2014-2015 PSUs held by Messrs. Mittelstaedt and Bouck. At the same time, the Waste Connections board of directors determined that Waste Connections would not grant any PSUs to Waste Connections executive officers in 2016. In making this determination, the Waste Connections board of directors did not proportionally increase the number of RSUs or other equity awards granted to the executive officers in 2016, but rather approved a reduced total equity grant for this group compared to the two previous years when both RSUs and PSUs were granted.

        The gross-up payments will be non-deductible and will themselves be subject to the Section 4985 excise tax. These amounts will be paid to the covered individuals following the closing of the Merger, which is subject to, among other things, the approval and adoption of the Merger Agreement, and approval of the transactions contemplated by the Merger Agreement, by Waste Connections stockholders. The estimated value of the excise tax payment for each of the named executive officers is set forth below in the table entitled "Quantification of Payments and Benefits to Waste Connections' Named Executive Officers." When compared to the value of the Merger to Waste Connections stockholders, the potential cost of the excise tax payment is relatively insignificant. The table below sets forth estimates of the compensation that are based on or otherwise related to the Merger and that may become payable to each of Waste Connections' named executive officers, assuming the Merger closed on or before December 31, 2016. The estimated aggregate excise tax payment to be paid to the ten Waste Connections executive officers not included in the table below is approximately $3,122,684. The estimated aggregate excise tax payment to be paid to the four non-employee directors of Waste Connections is approximately $127,288. In each case, the value of the payments was calculated based on certain assumptions as set forth in the footnotes to the table below.

        Waste Connections stockholders are being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Waste Connections and its named executive officers relating to the Merger (see "Waste Connections Proposals — Waste Connections Compensatory Arrangements Proposal" beginning on page 48 of this proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding upon Waste Connections. Accordingly, if the Merger Agreement is adopted and approved by Waste Connections stockholders and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto (which are described in the footnotes to this table), regardless of the outcome of the vote to approve such compensation.

Quantification of Payments and Benefits to Waste Connections' Named Executive Officers

Name	Cash	Equity(1)	Pension/ NQDC*	Perquisites/ Benefits($)	Tax Reimbursement(2)	Other ($)	Total ($)
Ronald J. Mittelstaedt	—	$—	—	—	$4,377,828	—	$4,377,828
Steven F. Bouck	—	$—	—	—	$996,830	—	$996,830
Darrell W. Chambliss	—	$463,356	—	—	$1,244,883	—	$1,708,239
Worthing F. Jackman	—	$508,154	—	—	$1,176,458	—	$1,684,612
Patrick J. Shea	—	$267,795	—	—	$452,082	—	$719,877
James M. Little	—	$301,284	—	—	$494,800	—	$796,084

*
Non-qualified deferred compensation.

(1)
The amounts in this column reflect the value of the accelerated vesting at the "target" level of the named executive officers' 2014 - 2015 PSUs, other than Messrs. Mittelstaedt and Bouck, whose 2014 - 2015 PSUs will be terminated. The value of each of the awards was calculated based on an assumed price of Waste Connections common stock of $57.64, which is the average closing price per share of Waste Connections common stock as quoted on the NYSE over the first five trading days following the first public announcement of the Merger on January 19, 2016.

(2)
The amounts in this column reflect the estimated gross-up reimbursement Waste Connections expects to pay each named executive officer to cover the excise tax the officer will owe under Section 4985 of the Code as a result of the consummation of the Merger. Under the Code, the excise tax will become effective contemporaneously with the consummation of the Merger. Consequently, the final amount of the reimbursement will be calculated based on the closing price of Waste Connections common stock on the date of the closing of the Merger and the number of unvested equity awards held as of that date by each of the named executive officers. The amounts in this column are based on: (1) an assumed price of Waste Connections common stock of $57.64, which is the average closing price per share of Waste Connections common stock as quoted on the NYSE over the first five trading days following the first public announcement of the Merger on January 19, 2016; (2) the number of unvested RSUs held by the named executive officer as of March 1, 2016; (3) a 15% excise tax rate; (4) a maximum federal tax rate of 39.60%; (5) a payroll tax rate of 2.35%; and (6) the assumption that the Merger will be consummated on or before December 31, 2016. The actual amount of the tax reimbursement for each named executive officer will be determined following the consummation of the Merger.

Indemnification and Insurance

        Pursuant to the terms of the Merger Agreement, Waste Connections' directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from the combined company. See "— Indemnification; Directors' and Officers' Insurance" beginning on page 104 of this proxy statement/prospectus.

Other Compensation Matters

        The compensation committee of the Waste Connections board of directors has determined that the Merger does not constitute a change in control under Waste Connections' incentive compensation plans, equity plans or the employment agreements Waste Connections has entered into with its officers and other employees.

Treatment of Waste Connections Stock-Based Awards in the Merger

        In connection with the Merger, each Waste Connections stock-based award that is outstanding immediately prior to the effective time of the Merger will be converted into a corresponding equity award of Progressive based upon the Exchange Ratio (and, if applicable, the Consolidation), on the same terms and conditions as were applicable under such Waste Connections stock-based award immediately prior to the effective time of the Merger, subject to certain modifications of awards held by executive officers of Waste Connections as described under "— Interests of Waste Connections' Directors and Executive Officers in the Merger" beginning on page 73) of this proxy statement/prospectus.

Interests of Progressive's Directors and Executive Officers in the Merger

        You should be aware that members of the Progressive board and executive officers of Progressive may have interests in the Merger that are in addition to, or different from, the interests of other Progressive shareholders generally. The Progressive board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in resolving to recommend that Progressive shareholders approve the transactions contemplated by the Merger Agreement.

Agreements with Executive Officers

        Following the signing of the Merger Agreement, Joseph Quarin, former president and chief executive officer, Kevin Walbridge, former chief operating officer and Ian Kidson, former chief financial officer, stepped down from their respective roles and Progressive appointed Dan Pio as the chief executive officer and William Herman as the interim chief financial officer. In connection with such transition, Progressive has entered in to separation letters with Messrs. Quarin, Walbridge and Kidson in full settlement of all matters with respect to their employment with Progressive, including as provided under their employment agreements.

        Mr. Quarin's separation letter entitles him to the following severance benefits: (i) lump sum payment of C$5,458,664, (ii) Company contribution of its premium payment for medical, dental and vision for 24 months and reimbursement of the cost of converting group life insurance, long-term disability and out-of-country coverage to private coverage for 24 months following termination of employment; (iii) 24 months continuation of a car allowance of C$1,844.51 per month; (iv) up to C$7,000 in reimbursement of annual country club membership dues for 2016 and 2017; (v) full vesting of stock options granted under Progressive's Stock Option Plan and awards under the 2013, 2014 and 2015 Long Term Incentive Plans (the "Long Term Incentive Plans"); (vi) a payment of C$315,000 in settlement of his 2015 short term incentive bonus; and (vii) a payment of C$19,038 with respect to his accrued vacation for 2015 and 2016. In consideration of the payments and benefits provided under the separation letter, Mr. Quarin entered in to a general release of claims and agreed to non-interference, non-solicitation, non-competition and confidentiality covenants for 24 months post-employment and mutual non-disparagement.

        Mr. Walbridge's separation letter entitled him to the following severance benefits: (i) a lump sum payment of $2,972,834; (ii) 24 months reimbursement of Consolidated Omnibus Budget Reconciliation Act costs at a monthly rate of $509.41; (iii) a payment of $840 for his 2016 pro-rated Supplemental Executive Retirement Plan ("SERP") entitlement; (iv) a payment of $606,720 for 400,000 unvested stock option awards forfeited by Mr. Walbridge; and (v) full vesting and cash out of awards under the Long Term Incentive Plans. Mr. Walbridge's outstanding awards under the Long Term Incentive Plans and his bonus shares granted under his employment agreement were settled in cash for $2,746,749. Mr. Walbridge was also entitled to $169,750, in settlement of his 2015 short term incentive bonus. In consideration of the payments and benefits provided under the separation letter, Mr. Walbridge entered in to a general release of claims and agreed to non-interference, non-solicitation and non-competition covenants for 12 months post-employment and confidentiality and mutual non-disparagement.

        Mr. Kidson's separation letter entitled him to the following severance benefits: (i) a lump sum payment of C$2,221,452; (ii) 24 months payment of benefit plan premiums; (iii) a payment of C$20,000 for his SERP entitlement; (iv) a payment of C$544,490 for 200,000 unvested stock option awards forfeited by Mr. Kidson; and (v) full vesting of awards under the Long Term Incentive Plans. Mr. Kidson's outstanding awards under the Long Term Incentive Plans were settled in cash for C$2,259,681. Mr. Kidson was also entitled to C$152,250, in settlement of his 2015 short term incentive bonus. In consideration of the payments and benefits provided under the separation letter, Mr. Kidson entered in to a general release of claims and agreed to non-interference, non-solicitation and non-competition covenants for 24 months post-employment and confidentiality and mutual non-disparagement.

        Mr. Pio entered into an employment agreement with Progressive on January 1, 2012. On January 29, 2016, he became Progressive's chief executive officer. The employment agreement generally provides terms and conditions of employment, including annual base salary, annual bonus opportunity and eligibility for equity awards. The employment agreement also provides that upon a termination of Mr. Pio's employment by Progressive without cause or resignation by Mr. Pio for good reason, within the period commencing 30 days prior to the signing of a definitive agreement in connection with a change in control and ending 24 months following a change in control, he shall be entitled to (i) a lump sum payment equal to 24 months of base salary, (ii) a cash payment equal to two times the sum of the annual bonus at the target amount and the average annual amount allocated under the long term incentive plan for the previous two fiscal years, (iii) full vesting of all unvested incentive compensation and share based compensation, (iv) payment of the annual bonus for the year of termination, pro-rated to the termination date, (v) payment of awards outstanding under the long term incentive plan, including for the year of termination, and (vi) continued participation in Progressive benefit plans for 24 months. Mr. Pio is subject to non-solicitation and non-competition for 24 months post-employment and confidentiality post-employment.

        Progressive has agreed to provide Tom Miller, senior vice president, safety and operations, with certain payments and benefits on termination of employment. Upon a termination without cause by Progressive or resignation for good reason by Mr. Miller, he shall be entitled to: (i) an amount equal to 18 months of base salary, (ii) payment of the annual bonus for the year of termination, pro-rated to the termination date and pro-rated for 18 months post termination, (iii) immediate vesting of and right to exercise any options for their original term, and (iv) immediate vesting of long term incentive plan awards.

        Mr. Herman entered into an employment agreement with Progressive on January 21, 2005. The employment agreement generally provides terms and conditions of employment, including annual base salary, annual bonus opportunity and eligibility for equity awards. The employment agreement also provides that upon a termination of Mr. Herman's employment by Progressive without cause or resignation by Mr. Herman for good reason within 24 months following a change in control, he shall be entitled to (i) a lump sum payment equal to 12 months of base salary, (ii) a cash payment equal to one times the sum of the annual bonus at the target amount and the average annual amount allocated under the long term incentive plan for the previous two fiscal years, (iii) full vesting of all unvested incentive compensation and share based compensation, (iv) payment of the annual bonus for the year of termination, pro-rated to the termination date, (v) payment of awards outstanding under the long term incentive plan, including for the year of termination, and (vi) continued participation in Progressive benefit plans for 18 months. Mr. Herman is subject to non-solicitation for 24 months post-employment, non-competition for 12 months post-employment and confidentiality post-employment. On February 3, 2016, in connection with Mr. Herman's appointment as interim chief financial officer, Mr. Herman entered into a letter agreement providing for an increase in compensation in the amount of C$200,000, to compensate Mr. Herman for his additional services to Progressive. Such amount is payable in six equal monthly installments and is conditioned on Mr. Herman's continued compliance with the terms of his employment agreement and, on the relevant payment dates, Mr. Herman must not have resigned (or notified Progressive of his resignation) or been terminated by Progressive for cause.

        Loreto Grimaldi, executive vice president and chief legal officer, is party to an offer letter, which generally provides for base salary, annual bonus opportunity and eligibility for equity awards. Mr. Grimaldi participates in a Progressive Executive Severance Policy pursuant to which, if within 24 months following a change in control, Progressive terminates Mr. Grimaldi without cause or he resigns for good reason, he will be entitled to (i) a lump sum payment of two times the sum of (1) base salary and (2) target annual bonus for the year of termination and (ii) up to 24 months of benefits continuation. As described below, based on the terms of the Long Term Incentive Plans, outstanding stock options, tandem stock appreciation rights and restricted shares will fully vest if Mr. Grimaldi is terminated without just cause (as defined in the Long Term Incentive Plans) or he resigns for Good Reason (as defined in the Progressive severance policy) within 12 months following a change in control. Progressive performance share units ("PPSUs") and related dividend PPSUs held by Mr. Grimaldi under the Long Term Incentive Plans will be deemed earned at target and settled at the earlier of the vesting date or date Mr. Grimaldi is terminated without just cause or due to a constructive termination within 12 months following a change in control.

Treatment of Outstanding Equity-Based Awards

        Each Progressive equity-based incentive award that is outstanding immediately prior to the effective time of the Merger will remain outstanding following the Merger and subject to the same terms and conditions.

        Stock options, tandem stock appreciation rights and restricted shares held by Progressive's executive officers under the Long Term Incentive Plans will fully vest if a participant is terminated without just cause (as defined in the Long Term Incentive Plans) or due to a constructive termination (as defined in a participant's employment or severance agreement) within 12 months following a change in control. PPSUs and related dividend PPSUs held by Progressive's executive officers under the Long Term Incentive Plans will be deemed earned at target and settled at the earlier of the vesting date or date a participant is terminated without just cause or due to a constructive termination within 12 months following a change in control.

        The table below sets forth the number of Progressive common shares underlying unvested equity-based awards held by Progressive's executive officers as of February 26, 2016. The table below also sets forth the value of these awards should they become vested on a change in control, as described above, either in connection with a termination of employment without just cause or due to a constructive termination within 12 months following a change in control, assuming a price per share of $27.56, the average per-share closing market price of the Progressive common shares on the NYSE over the first five business days following the first public announcement of the Merger Agreement on January 19, 2016. Restricted shares and PPSUs are settled in cash.

Name	Unvested Options (#)	Unvested Options ($)	Unvested Restricted Shares (#)	Unvested Restricted Shares ($)	Unvested PPSUs (#)	Unvested PPSUs ($)	Unvested Bonus Shares (#)	Unvested Bonus Shares ($)	Total ($)

Joseph Quarin	104,146	1,062,414	38,017	1,047,749	66,063	1,820,706	—	—	3,930,869

Ian Kidson	239,745	621,016	14,529	400,419	25,225	695,205	—	—	1,716,641

Kevin Walbridge	428,006	663,629	18,218	502,088	23,489	647,346	—	—	1,813,064

Dan Pio	42,352	433,805	15,342	422,826	26,686	735,477	60,000	1,653,600	3,245,707

Tom Miller	22,763	230,741	8,424	232,165	13,456	370,849	—	—	833,755

Loreto Grimaldi	4,486	36,462	4,365	120,299	7,141	196,819	2,014	55,506	409,086

William Herman	8,392	68,209	6,808	187,628	9,178	252,950	—	—	508,788

Short Term Incentive Compensation Plan

        Certain of Progressive's executive officers participate in the Short Term Incentive Compensation Plan (the "STI"). The STI is an annual cash incentive plan for certain eligible employees or other individuals selected by Progressive's management. The amount of the cash incentive is determined based on a percentage of the applicable participant's base salary. Under the STI, all "performance measures" (as defined in the STI) and other conditions are deemed achieved at target on a change in control and paid in accordance with the normal course of the STI, subject to the participant's continued employment through the payment date. If the participant is terminated without cause prior to such payment date, the participant is entitled to a pro rata payment based on the amount the participant would have received had the participant remained employed through the performance period. The target annual cash incentives under the STI are C$452,574, $226,833, C$281,250 and C$137,954 for Messrs. Pio, Miller, Grimaldi and Herman, respectively.

Retention Bonus Agreements

        Progressive has entered into retention bonus agreements in connection with the Merger with Messrs. Pio and Grimaldi. Under such agreements, each executive officer is entitled to payments of $1,000,000, (i) 25% of which was paid on February 1, 2016, (ii) 25% of which was paid on February 26, 2016 following receipt of required HSR Act approvals for the Merger and (iii) 50% of which shall be paid on the closing of the Merger, subject to continued employment. If the executive is terminated without cause prior to the remaining payment date, the unpaid portion of the retention bonus will be paid upon such termination of employment.

        Progressive has also agreed to make a cash retention payment to Mr. Herman in an amount equal C$580,000, with C$290,000 payable in connection with the closing of the Merger and the remaining C$290,000 payable three months thereafter. The retention payments are conditioned on Mr. Herman's continued compliance with the terms of his employment agreement and, on the relevant payment dates, Mr. Herman must not have resigned (or notified Progressive of his resignation) or been terminated by Progressive for cause.

Interests of Directors

        Members of Progressive's board of directors receive compensation in cash and grants of restricted shares. Generally, 50% of director compensation is paid in cash and 50% in restricted shares, but in certain cases, board members may elect to have a greater percentage of compensation paid in restricted shares. Such restricted shares are settled in cash within the 12 month period following a termination of service. The table below sets forth the value of such awards, assuming termination of service and a price per share of $27.56, the average per-share closing market price of Progressive's common shares over the first five business days following the first public announcement of the Merger Agreement on January 19, 2016.

Director	Restricted Shares (#)	Restricted Shares ($)

James J. Forese	21,479	591,961

John T. Dillon	16,101	443,744

Larry S. Hughes	6,922	190,770

Jeffrey L. Keefer	11,080	305,365

Douglas W. Knight	23,119	637,160

Sue Lee	3,645	100,456

Daniel R. Milliard	23,113	636,994

        In connection with the closing of the Merger, Messrs. Forese, Dillon and Milliard are each entitled to payments of $100,000 (plus incremental amounts depending on the number of Special Committee meetings to be held up to Closing) for their service on the Special Committee.

Regulatory Approvals Required for the Merger

        Waste Connections and Progressive have each agreed to use their reasonable best efforts and to take any and all actions necessary, including agreeing to sell, divest, or license any assets or accept operational restrictions or limitations on the businesses, if such undertakings are required or desirable in order to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include the expiration or early termination of the waiting period under the HSR Act, and approvals from any other federal, state and foreign regulatory authorities and self-regulatory organizations determined by the parties to be necessary in order to complete the transactions contemplated by the Merger Agreement.

U.S. Antitrust Compliance

        Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until each party files a Notification and Report Form ("HSR Notification Form") with the FTC and DOJ and all statutory waiting period requirements have been satisfied. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Notification Forms or the early termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material (referred to as a "second request") prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

        On January 27, 2016, each of Waste Connections and Progressive filed an HSR Notification Form with the FTC and DOJ. On February 25, 2016, the transaction was granted early termination of the waiting period pursuant to the HSR Act.

        The DOJ still retains the authority to challenge the Merger under U.S. antitrust laws before or after the Merger is completed. There can likewise be no assurance that U.S. federal, state or non-U.S. regulatory authorities, or private parties, will not attempt to challenge the Merger under antitrust laws or for other reasons, or, if a challenge is made, as to the results of the challenge.

Foreign Antitrust Filings

        The Merger is not subject to notification or approval under the Competition Act (Canada) and is not subject to review or approval under the Investment Canada Act.

General

        In connection with obtaining the approval of all necessary governmental authorities to complete the transactions contemplated by the Merger Agreement, including, but not limited to, the governmental authorities specified above, there can be no assurance that:

  •
  governmental authorities will not impose any conditions on the granting of their approval (including a requirement on Waste Connections, Progressive, or the combined company to divest assets or provide certain undertakings regarding their operations);

  •
  compliance or non-compliance will not have adverse consequences on the combined company after completion of the Merger; or

  •
  the required regulatory approvals will be obtained within the time frame contemplated by Waste Connections and Progressive or on terms that will be satisfactory to Waste Connections and Progressive.

        There can be no assurance that a regulatory challenge to the Merger will not be made or that, if a challenge is made, it will not prevail.

        In the event that a governmental entity imposes conditions on, or requires divestitures relating to, the operations or assets of Waste Connections or Progressive, each party has agreed to take any and all actions necessary to obtain such governmental approval, including agreeing to sell, divest, or license any assets or accept operational restrictions or limitations on the businesses, if such undertakings are required or desirable in order to obtain regulatory approval.

Dividend Policy

        Progressive currently pays a quarterly dividend on Progressive common shares, and last paid a quarterly dividend on April 15, 2016, of C$0.17 per Progressive common share. Under the terms of the Merger Agreement, during the period before completion of the Merger, Progressive will not, and will not permit any Progressive subsidiary, subject to certain exceptions, to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Progressive or any Progressive subsidiary), other than (1) Progressive's regular quarterly cash dividends not to exceed $0.17 per share for each quarterly dividend, payable in respect of Progressive common shares, and (2) dividends and distributions paid or made on a pro rata basis by a Progressive subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Progressive subsidiary to Progressive or another wholly-owned Progressive subsidiary.

        Waste Connections currently pays a quarterly dividend on Waste Connections common stock, and last paid a quarterly dividend on March 15, 2016, of $0.145 per share of Waste Connections common stock. On April 19, 2016, Waste Connections announced that its board of directors approved a regular quarterly cash dividend of $0.145 per share of Waste Connections common stock. The dividend will be paid on May 17, 2016, to stockholders of record on the close of business on May 3, 2016.

        Under the terms of the Merger Agreement, during the period before completion of the Merger, Waste Connections will not, and will not permit any Waste Connections subsidiary, to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Waste Connections or any Waste Connections subsidiary), other than (1) Waste Connections' regular quarterly cash dividends not to exceed $0.145 per share payable in respect of shares of Waste Connections common stock, and (2) dividends and distributions paid or made on a pro rata basis by a Waste Connections subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Waste Connections subsidiary to Waste Connections or another wholly-owned Waste Connections subsidiary.

        Any former Waste Connections stockholder who holds Progressive common shares for which Waste Connections common stock has been exchanged in connection with the Merger will receive whatever dividends are declared and paid on Progressive common shares after completion of the Merger. However, no dividend or other distribution having a record date after completion of the Merger will actually be paid with respect to any Progressive common shares for which Waste Connections common stock has been exchanged in connection with the Merger until the certificates formerly representing shares of Waste Connections common stock have been surrendered (or the book-entry shares formerly representing shares of Waste Connections common stock have been transferred), at which time any accrued dividends and other distributions on those Progressive common shares will be paid without interest. Subject to the limitations set forth in the Merger Agreement, any future dividends by Progressive will be declared and paid at the discretion of the Progressive board of directors. Subject to the limitations set forth in the Merger Agreement, any future dividends by Waste Connections will be declared and paid at the discretion of the Waste Connections board of directors. There can be no assurance that any future dividends will be declared or paid by Progressive or Waste Connections or as to the amount or timing of those dividends, if any.

Listing of Progressive Common Shares; Delisting of Waste Connections Common Stock

        Progressive has applied to the TSX and the NYSE to list the Progressive common shares to be issued in connection with the Merger or issuable pursuant to the terms of the outstanding Waste Connections equity compensation awards that Progressive will assume pursuant to the Merger.

        Following the Merger, Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. The combined company's common shares will be listed on the NYSE and the TSX. Progressive has reserved the trading symbol "WCN" with the TSX and if, as expected, the Name Change is implemented, the common shares of the combined company will trade on the NYSE and TSX under the symbol "WCN".

Transaction-Related Costs

        Progressive currently estimates that, upon the consummation of the transaction, transaction-related costs incurred by the combined company, excluding fees and expenses relating to financing and integration, will be approximately $66 million.

Accounting Treatment of the Merger

        The acquisition method will be applied in accounting for the Merger, which requires the determination of the acquirer, the acquisition date, the fair value of assets acquired and liabilities assumed and the measurement of goodwill. Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations, provides guidance in identifying the acquiring entity in a business combination effected through an exchange of equity interests, which requires consideration of factors including: (i) the entity issuing its equity in the business combination, (ii) the relative voting rights in the combined entity after the consummation of the business combination, (iii) the composition of the board of directors and senior management of the combined entity, (iv) the relative size of each entity, and (v) the terms of the exchange of equity securities in the business combination, including payment of any premium over the pre-combination fair value of equity interests.

        Notwithstanding that the equity to be issued in the Merger consists of Progressive common shares, existing Waste Connections stockholders will hold approximately 70% of the common shares of the combined company after completion of the Merger. The board of directors of the combined company will be comprised of five Waste Connections representatives and two Progressive representatives and its senior management will be comprised of Waste Connections' existing senior management team. Waste Connections is also the larger of the merging entities in terms of market capitalization. None of the other considerations noted above provides a strong indication that Progressive is the acquirer; therefore, Waste Connections is the acquirer of Progressive for accounting purposes. As a result, Waste Connections will allocate the transaction consideration to the fair value of Progressive's assets and liabilities at the acquisition date, with any excess being recognized as goodwill.

Indebtedness of the Combined Company Following the Merger

Credit Facilities

        Waste Connections is party to a Revolving Credit and Term Loan Agreement, dated January 26, 2015, with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders from time to time party thereto (the "2015 Waste Connections Credit Facility"), providing for revolving advances up to an aggregate principal amount of $1.2 billion at any one time outstanding and for a term loan an in aggregate principal amount of $800 million. As of March 1, 2016, the amount of indebtedness outstanding under the 2015 Waste Connections Credit Facility was $1.13 billion, exclusive of outstanding standby letters of credit of $78.4 million. Progressive is party to an Amended and Restated Credit Agreement, dated June 30, 2015, among Progressive, as borrower, certain subsidiaries of Progressive, as guarantors, Bank of America, N.A., acting through its Canada branch, as the global agent, Canadian collateral agent, swing line lender and L/C issuer, and Bank of America, N.A., as the U.S. collateral agent (the "2015 Progressive Credit Facility"), providing for revolving advances of up to an aggregate principal amount of $1.85 billion at any one time outstanding and for a term loan in an aggregate principal amount of $500 million. As of March 1, 2016, the amount of indebtedness outstanding under the 2015 Progressive Credit Facility was $1.51 billion, exclusive of outstanding standby letters of credit of $184.7 million.

        Waste Connections and Progressive currently expect that, in connection with the closing of the Merger, the combined company will enter into a new credit facility (which may take the form of an amendment and restatement of the 2015 Waste Connections Credit Facility) with Bank of America, N.A., as administrative agent, and certain other lenders (the "New Credit Facility"), which will provide for revolving advances up to an aggregate principal amount of $1.5625 billion at any one time outstanding and for a term loan in an aggregate principal amount of $1.6375 billion. The terms, conditions and covenants of the New Credit Facility are subject to the negotiation, execution and delivery of definitive credit documents. It is anticipated that, under the New Credit Facility, the combined company may borrow at an interest rate based upon the Base Rate, the Canadian Prime Rate, the London Interbank Offered Rate or the Canadian Dollar Offered Rate, each as to be defined under the New Credit Facility. In addition to other customary fees and recurring expenses charged to the combined company under the New Credit Facility, the combined company will be required to pay an annual commitment fee in an amount ranging from 0.09% to 0.20% on the unused portion of the New Credit Facility. The New Credit Facility requires that the combined company meet the following financial covenants, in addition to other customary covenants:

  •
  a maximum Consolidated Total Funded Debt to Consolidated EBITDA (each as to be defined in the New Credit Facility) of 3.5x (subject to adjustment based upon certain events and the balance sheet of the combined company); and

  •
  a minimum rolling four-quarter Consolidated EBIT to Consolidated Total Interest Expense (each as to be defined in the New Credit Facility) of 2.75x.

        The New Credit Facility will mature on the earlier of the date that is five years from the date of closing of the New Credit Facility, and July 31, 2021.

        Simultaneously with the execution and delivery of the New Credit Facility, all existing indebtedness under the 2015 Waste Connections Credit Facility, to the extent not rolled over to the New Credit Facility, and under the 2015 Progressive Credit Facility will be repaid, and the commitments of each of the 2015 Waste Connections Credit Facility and the 2015 Progressive Credit Facility will be terminated.

Notes

        Waste Connections is party to a master note purchase agreement with certain accredited institutional investors dated July 15, 2008 (as amended and supplemented prior to the date hereof, the "Current Master Note Purchase Agreement") pursuant to which it has $825 million aggregate principal amount of notes currently outstanding, with varying maturities and interest rates. It is anticipated that Waste Connections, Progressive and the other parties thereto will enter into an amendment to the Current Master Note Purchase Agreement providing that, at the closing of the Merger, the combined company will assume the Current Master Note Purchase Agreement and the debt obligations of Waste Connections evidenced by the notes issued thereunder. In addition, Waste Connections and Progressive currently expect that, in connection with the closing of the Merger, the combined company will enter into a new master note purchase agreement with certain institutional accredited investors pursuant to which it will issue approximately $500 million of notes. Accordingly, it is anticipated that, on the date of closing of the Merger, the combined company will have $1.325 billion aggregate principal amount of notes outstanding.

        This prospectus/proxy statement is not an offer to sell any debt securities and is not soliciting an offer to buy any debt securities.

        Closing of the Merger is not subject to any debt financing condition or contingency.

 THE MERGER AGREEMENT

        This section describes the material terms of the Merger Agreement, which was executed on January 18, 2016. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary are included solely to provide you with information regarding the terms and conditions of the Merger Agreement. The representations, warranties, covenants and agreements contained in the Merger Agreement were made by the parties thereto solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Waste Connections, Progressive and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating contractual risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases may be qualified by the matters contained in the respective disclosure letters that Progressive and Waste Connections delivered to each other in connection with the Merger Agreement, which disclosures are not included in the Merger Agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the Merger Agreement or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that Progressive and Waste Connections file with the SEC from time to time. See the section entitled "Where You Can Find More Information" beginning on page 185 of this proxy statement/prospectus.

The Merger

        Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Progressive, will merge with and into Waste Connections, with Waste Connections surviving as a subsidiary of Progressive. As a result of the Merger, Waste Connections common stock will be delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger, Waste Connections stockholders will receive Progressive common shares in exchange for their shares of Waste Connections common stock. Immediately following the Merger, Progressive intends to change its legal name to "Waste Connections, Inc." and its common shares are expected to trade on the NYSE and on the TSX under the symbol "WCN".

Closing and Effective Time of the Merger

        Unless otherwise mutually agreed to by Progressive and Waste Connections, the closing of the Merger will take place on the third business day following the day on which the last of the conditions to consummate the Merger (described under "— Conditions to the Completion of the Merger" beginning on page 98 of this proxy statement/prospectus) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions).

        The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time and date on which the parties agree and specify in the certificate of merger.

Consolidation and Name Change

        Subject to Progressive shareholder approval of the Progressive Consolidation Proposal at the Progressive Special Meeting and the approval of the Consolidation by the TSX, immediately following completion of the Merger the Consolidation will be implemented whereby every 2.076843 Progressive common shares will be consolidated into one (1) Progressive common share. Immediately following the Consolidation, each Progressive shareholder (including former Waste Connections stockholders) will own a reduced number of Progressive common shares (i.e., for every 2.076843 Progressive common shares owned a holder will, following the Consolidation, own one (1) Progressive common share).

        The Consolidation will happen at the same time for every Progressive shareholder (including former Waste Connections stockholders), will affect every Progressive shareholder uniformly and will not affect the relative voting and other rights that accompany the Progressive common shares (other than to the extent that the Consolidation would result in any Progressive shareholder owning a fractional share, because cash will be paid in lieu of fractional shares). If the Consolidation is approved, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation Progressive common share for each share of Waste Connections common stock. If the Consolidation has occurred prior to the time of delivery by the exchange agent of the Merger Consideration to holders of the Waste Connections common stock, the aggregate Merger Consideration to be delivered by the exchange agent to each former holder of Waste Connections common stock will be adjusted appropriately to reflect the effect of the Consolidation. The Merger is not conditioned on Progressive shareholder approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

        If the Consolidation is implemented, the principal effects of the Consolidation include the following:

  •
  the fair market value of each Progressive common share may increase and will, in part, form the basis upon which further Progressive common shares or other securities of the combined company will be issued;

  •
  based on the number of issued and outstanding Progressive common shares as at April 14, 2016, and together with the number of Progressive common shares to be issued in connection with the Merger, the number of issued and outstanding Progressive common shares would be reduced from 109,316,773 to 52,636,031, based on the Consolidation ratio;

  •
  the exercise prices and the number of Progressive common shares issuable upon the exercise or deemed exercise of any stock options or other convertible or exchangeable securities of Progressive, including the outstanding Waste Connections equity compensation awards that Progressive will assume pursuant to the Merger, will be automatically adjusted based on the Consolidation ratio;

  •
  the number of Progressive common shares reserved for issuance under Progressive's outstanding equity incentive plans and long term incentive plans, including the Progressive common shares reserved for issuance under the new incentive plan (if the Incentive Plan Proposal is approved by Progressive shareholders), will be automatically adjusted based on the Consolidation ratio; and

  •
  as Progressive currently has an unlimited number of Progressive common shares authorized for issuance, the Consolidation will not have any effect on the number of Progressive common shares available for future issuance.

        Immediately following the Consolidation (or, if the Consolidation is not approved by Progressive shareholders, immediately following the Merger), Progressive will effect the Name Change by amalgamating with its newly-formed, direct wholly owned, OBCA-incorporated subsidiary, Waste Connections, Inc. ("Name

Change Sub") with the resulting amalgamated corporation assuming the name "Waste Connections, Inc.". Progressive has filed an application with the TSX in this regard.

        Name Change Sub was incorporated under the OBCA solely for the purposes of effecting the Name Change. It has not and does not, and nor is it expected to in advance of the Name Change, carry on an active business.

        The Name Change will be effected pursuant to a short form vertical amalgamation pursuant to subsection 177(1) of the OBCA. The amalgamation between Progressive and Name Change Sub will be implemented by filing articles of amalgamation and such other documents as are required to be filed pursuant to subsection 177(1) of the OBCA with the director under the OBCA. The Name Change will become effective on the date shown in the certificate of amalgamation.

        Following the Name Change, the resultant amalgamated corporation will be deemed to be the same corporation as, and a continuation of, each of the predecessor corporations. As a result of the amalgamation, the outstanding common shares of Name Change Sub will be cancelled without any payment therefor, the by-laws of the amalgamated corporation will be the same as the current by-laws of Progressive, no securities will be issued and no assets will be distributed to any Progressive shareholder in connection with the short-form amalgamation, and the articles of the amalgamated corporation will be the same as the current articles of Progressive except that the amalgamated corporation will, pursuant to the articles of amalgamation, adopt the name of Name Change Sub, "Waste Connections, Inc."

Merger Consideration

        As a result of the Merger, each issued and outstanding share of Waste Connections common stock, other than excluded shares, will be canceled and in consideration of which each holder of Waste Connections common stock will have the right to receive the Merger Consideration.

Exchange Agent and Transmittal Materials and Procedures

        Prior to the effective time of the Merger, Waste Connections will designate a bank or trust company that is reasonably acceptable to Progressive to act as the exchange agent in connection with the Merger (such agent is referred to as the "exchange agent"). At or prior to the effective time of the Merger, Progressive or Merger Sub will deposit, or cause to be deposited, with the exchange agent evidence of Progressive common shares issuable in book-entry form equal to the aggregate Merger Consideration payable in the Merger (excluding any Fractional Share Consideration), and cash in immediately available funds in an amount sufficient to pay any dividends with respect thereto.

        As soon as reasonably practicable after the effective time of the Merger (but in no event more than five business days), Progressive will cause the exchange agent to send transmittal materials, which will include the appropriate form of a letter of transmittal, to holders of record of shares of Waste Connections common stock and instructions on how to effect the surrender of shares of Waste Connections common stock in exchange for the Merger Consideration, including any amount payable in respect of a Fractional Share Consideration and any dividends or other distributions on Progressive common shares.

        After the effective time of the Merger, when a Waste Connections stockholder delivers a duly completed and validly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Waste Connections common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, in exchange therefor (i) the number of Progressive common shares to which such holder is entitled (after taking into account all of the shares of Waste Connections common stock held immediately prior to the Merger by such holder), (ii) any Fractional Share Consideration that such holder has the right to receive, and (iii) any amounts such holder has the right to receive in respect of dividends or other distributions on the Progressive common shares.

        No interest will be paid or accrued on any amount payable upon cancellation of shares of Waste Connections common stock. The Progressive common shares issued and paid in accordance with the Merger Agreement upon conversion of the shares of Waste Connections common stock (including any cash received in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Waste Connections common stock.

        If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such payment that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Merger Sub that such tax has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered.

        Subject to Progressive shareholder approval, immediately after the consummation of the Merger, Progressive intends to effect the Consolidation. If the Consolidation is approved, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation Progressive common share for each share of Waste Connections common stock. If the Consolidation has occurred prior to the time of delivery by the exchange agent of the Merger Consideration to holders of the shares of Waste Connections common stock, the aggregate Merger Consideration to be delivered by the exchange agent to each former holder of Waste Connections common stock will be adjusted appropriately to reflect the effect of the Consolidation. The Merger is not conditioned on Progressive shareholder approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

Appraisal Rights

        Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Waste Connections stockholders in connection with the Merger.

Withholding

        Under the terms of the Merger Agreement, Progressive and Waste Connections have agreed that the parties will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the Merger Consideration payable to any person or entity pursuant to the Merger Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

No Fractional Shares

        No holder of Waste Connections common stock will be issued fractional Progressive common shares as a result of the Merger. All fractional Progressive common shares will be aggregated and sold in the open market for holders of shares of Waste Connections common stock by the exchange agent and each holder of Waste Connections common stock who would otherwise have been entitled to receive a fraction of a Progressive common share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the exchange agent, if any, less any brokerage commissions or other fees, in accordance with such holders' fractional interest in the aggregate number of Progressive common shares sold.

Representations and Warranties

        Progressive and Waste Connections made customary representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement that were exchanged between Progressive and Waste Connections. The representations and warranties made by Progressive and Waste Connections are also subject to and qualified by certain information included in certain filings each party and its affiliates have made with the SEC.

        Many of the representations and warranties are reciprocal and apply to Progressive or Waste Connections, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

  •
  corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

  •
  capital structure;

  •
  corporate authority to enter into the Merger Agreement and the enforceability thereof;

  •
  required governmental approvals;

  •
  the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

  •
  SEC reports and financial statements, including their preparation in accordance with GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

  •
  the maintenance of internal disclosure controls and internal control over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  compliance with laws and government regulations, including environmental laws;

  •
  compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act;

  •
  the absence of certain changes since December 31, 2014 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

  •
  the absence of any actions since December 31, 2014 that would constitute a breach of certain interim operating covenants if such action was taken between the date of the Merger Agreement and the closing of the Merger;

  •
  the absence of certain material litigation, claims and actions;

  •
  the reliability and accuracy of information supplied for this proxy statement/prospectus;

  •
  certain regulatory matters;

  •
  the accuracy and completeness of certain tax matters;

  •
  collective bargaining agreements and other employment and labor matters;

  •
  ownership of or right to intellectual property, and absence of infringement;

  •
  title and rights to, and condition of, real property;

  •
  the receipt of opinions of financial advisors;

  •
  the requisite vote of shareholders or stockholders, as applicable, to consummate the transactions contemplated by the Merger Agreement;

  •
  the existence of and compliance with certain material contracts;

  •
  the existence and maintenance of insurance;

  •
  the absence of undisclosed brokers' fees or finders' fees relating to the transaction;

  •
  only with respect to Progressive, compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions; and

  •
  the absence of applicability of anti-takeover laws or regulations to this transaction.

        Progressive made additional representations and warranties in the Merger Agreement in relation to the business of Merger Sub.

        Many of the representations and warranties made by each of Progressive and Waste Connections, and their respective subsidiaries are qualified by a "material adverse effect" standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representation and warranty). Many of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the Merger Agreement, a "material adverse effect" with respect to each of Progressive and Waste Connections means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, (i) prevents or materially delays the relevant party from performing its material obligations under the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement or (ii) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the relevant party and its subsidiaries, taken as a whole, excluding, in the case of clause (ii) only:

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  any changes in general United States, Canada (with respect to Progressive) or global economic conditions, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  conditions (or changes therein) in any industry or industries in which the relevant party operates, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  general tax, economic, and/or political conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  any change in GAAP or interpretation thereof, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  any change in applicable law, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  the execution and delivery of the Merger Agreement or the consummation of the Merger, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of the Merger Agreement (provided, however, that the exceptions in this clause will not apply to certain of the relevant party's representations and warranties);

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  changes in the stock price of the respective party, in and of itself (although the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

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  any failure by the relevant party to meet any internal or published projections, estimates or expectations of such relevant party's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such relevant party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (although the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

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  effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, in each case, other than any effect that affects the relevant party, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the business the relevant party operates, but, in such event, only the incremental disproportionate impact of any such effect shall be taken into account;

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  the public announcement of the Merger Agreement or the Merger;

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  any matters expressly disclosed in the disclosure schedules to the Merger Agreement, to the extent disclosed;

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  any action taken with the written consent of the other party to the Merger Agreement; and

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  any reduction in the credit rating of the relevant party or its subsidiaries, in and of itself (although the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account).

        THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT AND IN SOME CASES WERE QUALIFIED BY CONFIDENTIAL DISCLOSURES MADE BY THE PARTIES, WHICH DISCLOSURES ARE NOT REFLECTED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS.

No Survival of Representations and Warranties

        The representations and warranties in the Merger Agreement of each of Progressive and Waste Connections on behalf of itself and its subsidiaries will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

Covenants and Agreements

Conduct of Business Pending the Closing Date

        At all times from the execution of the Merger Agreement until the effective time, and subject to specified exceptions, except as required by law, specifically required by the Merger Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), each of Progressive and Waste Connections have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Each of Progressive and Waste Connections have agreed to specific restrictions relating to the conduct of their respective businesses between the date of the execution of the Merger Agreement until the effective time of the Merger, including the following, except as required by law, specifically required by the Merger Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), subject to specified exceptions:

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  authorize or pay any dividend or distribution with respect to outstanding shares except that (i) that a party may continue the declaration and payment of regular quarterly cash dividends not to exceed $0.145 per share in the case of Waste Connections, and $0.17 per share in the case of Progressive, for each quarterly dividend, and (ii) for dividends and distributions paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice or by a wholly-owned subsidiary of Progressive or Waste Connections to such party or another wholly owned subsidiary of such party;

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  split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for any such transaction by a wholly-owned subsidiary of Progressive or Waste Connections, as applicable, which remains a wholly-owned subsidiary of Progressive or Waste Connections, as applicable, after consummation of such transaction;

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  except as required by applicable law, any Progressive or Waste Connections compensatory or benefit arrangement in existence as of the date of the Merger Agreement (collectively referred to as the "Progressive benefit plans" or the "Waste Connections benefit plans," as applicable) and subject to certain exceptions, (i) increase the compensation or benefits payable or to be provided, in the case of Waste Connections, to any of its directors or executive officers, other than increases in annual base salaries and target incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice, and in the case of Progressive, to any of its directors, officers, employees or consultants, (ii) grant or increase to, in the case of Waste Connections any of its directors or executive officers, and in the case of Progressive, its directors, officers, employees or consultants, any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation, in the case of Waste Connections, to any of its directors or executive officers (unless permitted under the Merger Agreement), and in the case of Progressive, other than the payment of unpaid cash bonuses or other cash incentive compensation accrued as of December 1, 2015, (iv) enter into any employment, severance, change in control or retention agreement with, in the case Waste Connections, any of its directors or executive officers, and in the case of Progressive, any of its directors, officers, employees or consultants (excluding offer letters that provide for no severance, change in control or retention payments or benefits), (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement (other than a renewal of an existing collective bargaining agreement in the ordinary course of business) or Progressive benefit plan or Waste Connections benefit plan, as applicable (or a plan or arrangement that would be a Progressive benefit plan or Waste Connections benefit plan, as applicable, if in existence as of the date of the Merger Agreement), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to, in the case of Waste Connections, any of its directors or executive officers, and in the case of Progressive, any of its directors, officers, employees or consultants;

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  make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable law or SEC policy;

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  in the case of Progressive, authorize, announce an intention to authorize, or enter into agreements with respect to any acquisitions of an equity interest in or assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $1 million in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Merger and other transactions contemplated by the Merger

    Agreement), (ii) certain capital expenditures permitted by the Merger Agreement, (iii) transactions between Progressive and a wholly-owned subsidiary of Progressive, or between wholly-owned subsidiaries of Progressive, or (iv) the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

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  amend the articles of incorporation or bylaws, or their equivalents, of Progressive or Waste Connections, as applicable, or permit any subsidiary of Progressive or Waste Connections, as applicable, to adopt amendments to its governing documents;

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  issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Progressive or Waste Connections, as applicable, or any subsidiary of Progressive or Waste Connections, as applicable, or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Progressive equity award or Waste Connections equity award under any existing Progressive equity plan or Waste Connections equity plan (except as otherwise provided by the express terms of any Progressive equity award or Waste Connections equity award, in each case, outstanding on the date of the Merger Agreement), other than issuances of Progressive common shares or Waste Connections common stock (i) in respect of any exercise of Progressive options or Waste Connections warrants or the vesting, lapse of restrictions with respect to or settlement of Progressive equity awards or Waste Connections equity awards outstanding as of the date of the Merger Agreement or issued in accordance with the Merger Agreement, in each case, accordance with their respective terms, (ii) pursuant to the terms of the Progressive equity plans or Waste Connections equity plans, subject to certain exceptions, or (iii) transactions between Progressive and a wholly-owned subsidiary of Progressive or Waste Connections and a wholly-owned subsidiary of Waste Connections or between wholly-owned subsidiaries of Progressive or Waste Connections, as applicable;

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  purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) redemptions or acquisitions of Progressive common shares tendered by holders of Progressive equity awards or Waste Connections common stock tendered by holders of Waste Connections equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the redemptions or acquisition by Progressive of Progressive equity awards or Waste Connections of Waste Connections equity awards in connection with the forfeiture of such awards and (iii) transactions between Progressive and a wholly-owned subsidiary of Progressive or Waste Connections and a wholly-owned subsidiary of Waste Connections or between wholly-owned subsidiaries of Progressive or Waste Connections;

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  in the case of Progressive, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among Progressive and its wholly-owned subsidiaries, or among wholly-owned subsidiaries of Progressive, (ii) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Progressive or an of the subsidiaries of Progressive, maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by Progressive of indebtedness for borrowed money of subsidiaries of Progressive, or guarantees by subsidiaries of Progressive of indebtedness for borrowed money of Progressive, which indebtedness is incurred in compliance with clause (i) above, (iv) indebtedness for borrowed money incurred pursuant to agreements entered into by Progressive or any subsidiary of Progressive in effect prior to the execution of the Merger Agreement and set forth on the applicable schedule of the Merger Agreement; provided that any such indebtedness shall be drawn solely in the ordinary course of business and in an aggregate amount not to exceed $28 million, and (v) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments;

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  make any loans to any other person, except for loans among Progressive and its wholly-owned subsidiaries or Waste Connections and its wholly-owned subsidiaries or among Progressive's wholly-owned subsidiaries or Waste Connections' wholly-owned subsidiaries, as applicable;

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  in the case of Progressive, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien, any of its material properties or assets, except (i) pursuant to existing agreements, (ii) liens for permitted indebtedness, (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $1 million in the aggregate for all such transactions and (iv) for transactions among Progressive and its wholly-owned subsidiaries or among wholly-owned subsidiaries of Progressive;

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  in the case of Progressive, compromise or settle any material claim, litigation, investigation or proceeding pending against Progressive or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than a settlement that (i) is for an amount not to exceed, individually or in the aggregate, $5 million, (ii) does not impose any injunctive relief on Progressive or any of its subsidiaries, or (iii) does not provide for the license, covenant not to assert, or otherwise granting of any rights, of or under any intellectual property of Progressive;

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  make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, or take any action (which would cause Progressive to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the consummation of the Merger as a result of the transactions contemplated by the Merger Agreement;

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  in the case of Progressive, except in accordance with Progressive's anticipated monthly capital expenditures for its 2016 fiscal year described on the applicable schedule of the Merger Agreement, make any new capital expenditure or expenditures, or commit to do so;

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  in the case of Progressive, except in the ordinary course of business consistent with past practice and subject to certain exclusions, enter into a material contract, or materially amend, modify or terminate any existing material contract or waive, release or assign any material rights or claims thereunder; or

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  agree, in writing or otherwise, to take any of the foregoing actions.

Litigation Relating to the Transaction

        The Merger Agreement requires each party to provide the other party prompt notice of any litigation brought by any shareholder or stockholder of that party, as applicable, against such party, any of its subsidiaries and/or any of their respective directors relating to the Merger, the Merger Agreement or any of the transactions. Unless (i) in the case of such litigation with respect to Waste Connections, the Waste Connections board of directors has made or is considering making a Waste Connections change of recommendation or (ii) in the case of such litigation with respect to Progressive, the Progressive board of directors has made or is considering making a Progressive change of recommendation, each party will give the other party the opportunity to participate (at such other party's expense) in the defense or settlement of any such litigation, and no such settlement will be agreed to without the other party's prior written consent, which consent will not be unreasonably withheld or delayed, except that the other party will not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the effective time of the Merger upon Progressive or any of its affiliates.

Post-Merger Organizational Matters

        The Merger Agreement requires Progressive to take such actions as are necessary to ensure that, as of the effective time of the Merger, the persons listed under "The Merger — Board of Directors and Management after the Merger" will become the executive officers of the combined company, in each case, until the earlier of their resignation or removal or until their respective successors are duly appointed. In addition, Progressive and Waste

Connections will cooperate to cause, effective as of the effective time of the Merger, Progressive's board of directors to be comprised of the five members of Waste Connections board of directors as of immediately prior to the effective time of the Merger and two directors (both of whom must be Canadian residents) serving on Progressive's board of directors as of the date of the Merger Agreement, for a total of seven directors on Progressive's board of directors.

Shareholder and Stockholder Meetings

        Under the terms of the Merger Agreement, Progressive and Waste Connections must use their respective reasonable best efforts to hold the Progressive Special Meeting and the Waste Connections Special Meeting on the same day and as soon as reasonably practicable after the date of the Merger Agreement.

Recommendation of the Waste Connections Board of Directors

        The Waste Connections board of directors has agreed to recommend to, solicit, and use its reasonable best efforts to obtain from the Waste Connections stockholders their approval of the Waste Connections Merger Proposal. In the event that the Waste Connections board of directors makes a change in recommendation (which change in recommendation may only be made prior to the Waste Connections Special Meeting (including any postponement or adjournment thereof) in accordance with the terms of the Merger Agreement), then

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  Progressive will have the right to terminate the Merger Agreement; and

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  Waste Connections will have the right to terminate the Merger Agreement, if the Waste Connections board of directors has changed its recommendation in order to accept a superior proposal, enters into a definitive agreement with respect to such superior proposal and pays the Waste Connections Termination Fee (as described below) to Progressive as a condition to such termination.

Waste Connections Stockholder Meeting

        Waste Connections has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Waste Connections Special Meeting as promptly as reasonably practicable following the date of the Merger Agreement. However, if, on a date for which the Waste Connections Special Meeting is scheduled, Waste Connections has not received proxies representing a sufficient number of shares of Waste Connections common stock to obtain from the Waste Connections stockholders their approval of the Waste Connections Stockholder Approval, Waste Connections, and at the request of Progressive, may make one or more successive postponements or adjournments of the Waste Connections Special Meeting; provided, that the Waste Connections Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Waste Connections Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to this proxy statement/prospectus is provided or made available to the Waste Connections stockholders or to permit dissemination of information which is material to stockholders voting at the Waste Connections Special Meeting and to give such Waste Connections stockholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in the Merger Agreement is deemed to relieve Waste Connections of its obligations to submit the Merger Agreement and the Merger to its stockholders for a vote on approval and adoption thereof.

Reasonable Best Efforts; Regulatory Filings and Other Actions

        Under the terms of the Merger Agreement, Progressive and Waste Connections have agreed to cooperate with each other and use their respective reasonable best efforts to take any and all actions reasonably necessary, proper or advisable on their respective parts under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, registrations, approvals, authorizations, licenses and other permits necessary or advisable to be obtained from any third party and/or any governmental authorities in order to consummate the Merger and make effective the transactions contemplated by the Merger Agreement including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings necessary to obtain the required regulatory approvals.

        In addition, subject to exceptions specified in the Merger Agreement, each of Progressive and Waste Connections have agreed to keep each other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, to permit the other to review in advance any proposed communication with a governmental entity (other than documents that are required to be included in any filing under the HSR Act), to keep each other informed as to the status of and the process and proceedings relating to obtaining the regulatory approvals and promptly notifying each other of any communication received from, or given to the DOJ, or any governmental entity in respect to the transactions contemplated by the Merger Agreement, including providing copies of any such written communications, consulting with and providing copies of any drafts to each other with respect to any submissions, filings, or communications with the DOJ, or any governmental agency, and, subject to the exceptions contained in the Merger Agreement, consulting and cooperating with each other prior to offering, negotiating or accepting any proposal involving the sale, divestiture, license or disposition of assets, or the acceptance of operational restrictions or limitations on assets or business or undertaking of any other form of behavioral remedy as contemplated by the Merger Agreement.

        The Merger is not subject to notification or approval under the Competition Act (Canada) and is not subject to review or approval under the Investment Canada Act.

        In addition, Progressive and Waste Connections have also agreed to use their respective reasonable best efforts to resolve objections, if any, to the transactions contemplated by the Merger Agreement to obtain regulatory approval. Furthermore, Progressive and Waste Connections have agreed to take any and all actions as may be required or desirable in order to obtain regulatory approval or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders, under applicable antitrust, merger control or foreign investment rules required or otherwise agreed between Progressive and Waste Connections as appropriate to consummate the Merger and make effective the transactions contemplated by the Merger Agreement. Progressive and Waste Connections have also agreed that they will contest, litigate, defend against and appeal any lawsuit, claim or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree, judgment or ruling that would adversely affect the consummation of the Merger and make effective the transactions contemplated by the Merger Agreement.

No Solicitation; Third-Party Acquisition Proposals

        The Merger Agreement contains detailed provisions outlining the circumstances in which Progressive and Waste Connections may respond to acquisition proposals received from third parties. Under these provisions, each of Progressive and Waste Connections have agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will direct and use its reasonable best efforts to cause its other representatives not to), directly or indirectly:

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  solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders or stockholders, as applicable) which constitutes or would be reasonably expected to lead to a competing acquisition proposal (as defined below);

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  participate in any negotiations regarding, or furnish to any person or entity any nonpublic information relating to it or any of its subsidiaries in connection with a competing acquisition proposal;

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  engage in discussions with any person or entity with respect to any competing acquisition proposal;

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  except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity (other than the other party and its affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation;

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  approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

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  withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the other party, the recommendation by its board of directors to its shareholders or stockholders, as applicable, to vote in favor of its respective proposals;

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  within the earlier of five business days of a tender or exchange offer or take-over bid relating to securities of Progressive and Waste Connections having been commenced and two business days prior to Progressive's or Waste Connections' respective special meeting, fail to (i) publicly recommend against such tender or exchange offer or take-over bid, or (ii) publicly reaffirm the recommendation of such party's board of directors;

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  after a tender or exchange offer or take-over bid relating to securities of Progressive and Waste Connections having been commenced, fail to send to such party's shareholders the applicable regulatory disclosure recommending that the shareholders reject such tender or exchange offer or take-over bid;

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  following the public disclosure of competing acquisition proposal, fail to reaffirm publicly Progressive's and Waste Connections' respective board recommendations within the earlier of five business days after such public disclosure or announcement and two business days prior to their respective special meetings;

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  enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any competing acquisition proposal (other than as permitted in the Merger Agreement); or

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  resolve or agree to do any of the foregoing.

        In addition, the Merger Agreement requires Progressive and Waste Connections to immediately cease, and cause their directors, officers and employees to cease, and to direct and use their reasonable best efforts to cause their other representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted theretofore with respect to any competing acquisition proposal or potential competing acquisition proposal. The Merger Agreement requires Progressive and Waste Connections to promptly inform their representatives of these obligations.

        If Progressive or Waste Connections receives prior to obtaining the Progressive Transaction Approval or the Company Stockholder Approval, as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a competing acquisition proposal, then in any such event (if the superior proposal does not result in a breach under the Merger Agreement) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to so furnishing such information, receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable in the aggregate to it than those contained in the confidentiality agreement between Progressive and Waste Connections (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

        The Merger Agreement permits each of the Waste Connections board of directors and the Progressive board of directors to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act and/or the Canadian Takeover Bid Rules or make any disclosure to its shareholders if such board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would constitute a breach of the duties of the members of such board of directors under applicable laws.

Definition of Competing Acquisition Proposal

        For purposes of the Merger Agreement, the term "competing acquisition proposal" means any proposal or offer made by a person, entity or group (other than a proposal or offer by either Progressive or Waste Connections, or any of their respective subsidiaries, as applicable) at any time which is structured to permit such person, entity or group to (whether pursuant to an amalgamation, arrangement (both in the case of Progressive) merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, take-over bid

(in the case of Progressive) tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of either Progressive or Waste Connections, or any of their respective subsidiaries, as applicable, that generate at least 20% or more of the net revenues or net income (for the 12-month period ending on the last day of such party's most recently completed fiscal quarter) or that represent at least 20% of the total assets (based on fair market value) of such party and its subsidiaries, taken as a whole or (ii) at least 20% of any class of capital stock, other equity securities or voting power of such party, in each case other than the Merger.

Definition of Superior Proposal

        For purposes of the Merger Agreement, the term "superior proposal" means a bona fide proposal or offer constituting a competing acquisition proposal (with references to 20% being deemed to be replaced with references to 50%), which the board of directors of the company in receipt of such proposal determines in good faith after consultation with its outside legal and financial advisors to be more favorable to its shareholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Progressive or Waste Connections, as applicable, in response to such offer or otherwise)).

Change of Recommendation

        The Progressive board of directors and the Waste Connections board of directors are entitled to approve or recommend, or propose publicly to approve or recommend a competing acquisition proposal, or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other party, prior to the Progressive Shareholder Transaction Approval or the Waste Connections Stockholder Approval, as applicable:

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  following receipt of a bona fide, unsolicited, written competing acquisition proposal that is not withdrawn, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a superior proposal; or

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  as a result of a material development or change in circumstances that occurs or arises after the date of the Merger Agreement that was not known, or reasonably foreseeable, by the party's board of directors as of the date of the Merger Agreement (provided, that (A) in no event shall the receipt, existence or terms of a competing acquisition proposal constitute an intervening event and (B) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of the operations of the other party and its subsidiaries, taken as a whole, constitute an intervening event unless such event or events has had or would reasonably be expected to have a material adverse effect on the other party);

provided, that (x) with respect to the first clause above, such competing acquisition proposal was received after the date of the Merger Agreement and did not result from a breach of the non-solicitation provisions of the Merger Agreement and (y) with respect to each clause above, such board of directors has determined in good faith after consultation with its outside legal counsel that, in light of such competing acquisition proposal or intervening event, the failure to take such action would be inconsistent with the duties of the members of the board of directors under applicable laws.

        Prior to such board of directors making a superior proposal change of recommendation, the party making such a change of recommendation must provide the other party with five business days' prior written notice (any material amendment to the amount or form of consideration payable in connection with the applicable competing acquisition proposal requiring a new notice of an additional three business day period) advising the other party that it intends to take such action and specifying the material terms and conditions of the competing acquisition proposal, and during such five business day period (or subsequent three business day period), such party shall consider and negotiate in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement such that the competing acquisition proposal would no longer constitute a "superior proposal". Prior to such board of directors making an intervening event change of recommendation, the party making such a change of recommendation must provide the other party with five business days' prior written notice advising the other party that it intends to effect an intervening event change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable determination by such party's board of directors), and during such five business day period, the party changing its recommendation must consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement in a manner that would obviate the need to effect the change of recommendation.

        No change of recommendation made by a party shall relieve it from its obligation to seek to obtain the Waste Connections Stockholder Approval or the Progressive Shareholder Transaction Approval, as applicable.

Obligation to Keep the Other Party Informed

        Under the terms of the Merger Agreement, Progressive and Waste Connections have also agreed:

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  they will notify the other party promptly (but in no event later than 24 hours) after receipt of any competing acquisition proposal, any initial proposals or inquiries that would reasonably be expected to lead to a competing acquisition proposal, or any initial inquiry or request for nonpublic information relating to the other party or any of their respective subsidiaries by any person or entity who has made or would reasonably be expected to make any competing acquisition proposal;

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  such notice will be made orally and confirmed in writing, and will indicate the identity of the person or entity making the competing acquisition proposal, inquiry or request or with whom Progressive or Waste Connections is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request;

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  in addition, they will promptly (but in any event within 24 hours) after the receipt thereof, provide to the other party copies of any written documentation relating to a competing acquisition proposal or potential competing acquisition proposal which is received by either Progressive or Waste Connections from any person or entity (or from any representatives, advisors or agents of such person or entity) making such competing acquisition proposal or with whom discussions or negotiations would reasonably be expected to lead to a competing acquisition proposal;

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  they will keep the other party informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such competing acquisition proposal or potential competing acquisition proposal and keep the other party informed as to the nature of any information requested with respect thereto; and

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  they will promptly (but in any event within 24 hours) provide to the other party any material nonpublic information concerning their company provided to any other person or entity in connection with any competing acquisition proposal that was not previously provided to the other party.

Certain Additional Covenants

        The Merger Agreement also contains additional covenants and agreements, including, among others, covenants relating to the filing of this proxy statement/prospectus, Progressive's management information circular, access to information of the other company, public announcements with respect to the transactions, exemptions from takeover laws, obligations of Merger Sub, Rule 16b-3 exemptions, the delisting of Waste Connections common stock and the listing of Progressive common shares issued in connection with the Merger, the resignation of Progressive directors and certain tax matters.

Conditions to the Completion of the Merger

        Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

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  Progressive Shareholder Transaction Approval.  The Progressive Shareholder Transaction Approval must have been obtained by an affirmative vote of the holders of a majority of the votes cast by holders of outstanding Progressive common shares on such a proposal at the Progressive Special Meeting.

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  Waste Connections Stockholder Approval.  The Waste Connections Stockholder Approval must have been approved by an affirmative vote of the holders of a majority of the outstanding shares of Waste Connections common stock entitled to vote thereon at the Waste Connections Special Meeting.

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  Registration Statement.  The registration statement on Form F-4 of which this document forms a part must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of such registration statement has been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced or threatened.

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  No Adverse Laws or Order.  The absence of any injunction or other legal prohibition or restraint on the Merger.

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  Regulatory Approvals.  (i) Any applicable waiting period relating to the Merger under the HSR Act must have expired or been terminated, and (ii) no legal proceeding by a governmental entity under any antitrust law of the United States or Canada is pending against Progressive, Waste Connections or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger. On February 25, 2016, the transaction was granted early termination of the waiting period pursuant to the HSR Act.

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  Tax Treatment of Restructuring Transactions.  Since the date of the Merger Agreement, (i) there has been no change in Sections 163(j) or 7874 of the Code (or any other provision of the Code with respect to the deductibility of interest), the regulations promulgated thereunder, or the official interpretation thereof as set forth in published guidance by the IRS (other than in a news release) that would impose a material limitation on the ability to deduct for U.S. federal income tax purposes interest on any current or reasonably anticipated debt obligation (or arrangement treated as a debt obligation for U.S. federal income tax purposes under current law as of the date of the Merger Agreement) of Waste Connections (as the surviving corporation under the Merger) or any of its subsidiaries, and (ii) there has been no change or publicly announced proposed change in law or any official interpretation thereof (including any change to the regime governing the taxation of foreign affiliates or controlled foreign affiliates under the ITA or the General Anti-Avoidance Rule under Section 245 of the ITA) that would result in Progressive or any of its subsidiaries recognizing material taxable income in Canada in respect of any instrument issued by Waste Connections (as the surviving corporation under the Merger) or any of its subsidiaries that is currently outstanding or reasonably anticipated to be outstanding.

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  Approval of the Toronto Stock Exchange.  The TSX shall have approved the transactions contemplated by the Merger Agreement.

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  Listing.  The Progressive common shares to be issued in the Merger must have been approved for listing on the NYSE and the TSX, subject to official notice of issuance, and in the case of the TSX, other customary conditions.

        Under the Merger Agreement, the respective obligations of Progressive and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:

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  Representations and Warranties.  (i) The representations and warranties of Waste Connections regarding its capitalization must be true and correct in all respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all respects as of such date) except for breaches of representations and warranties which are de minimis in the aggregate, (ii) representations and warranties of Waste Connections regarding its corporate organization, rights with respect to Waste Connections' securities, corporate authority, stockholder approval and absence of undisclosed brokers' fees or finders' fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all material respects as of such date) and (iii) the other representations and warranties of Waste Connections must be true and correct as of the date of the Merger Agreement and the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Waste Connections; and Progressive must have received a certificate signed on behalf of Waste Connections by a duly authorized executive officer of Waste Connections to such effect.

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  Performance of Obligations of Waste Connections.  Waste Connections must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and Progressive must have received a certificate signed on behalf of Waste Connections by a duly authorized executive officer of Waste Connections to such effect.

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  No Material Adverse Effect.  Since the date of the Merger Agreement, Waste Connections must not have undergone a material adverse effect (as defined above) and Progressive must have received a certificate signed on behalf of Waste Connections by a duly authorized executive officer of Waste Connections to such effect.

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  Weil Tax Opinion.  Receipt by Progressive of a tax opinion from Weil, Gotshal & Manges, LLP that Section 7874 of the Code should not apply in such a manner so as to cause Progressive to be treated as a domestic corporation pursuant to U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the closing date as a result of the transactions contemplated by the Merger Agreement.

        Under the Merger Agreement, the obligations of Waste Connections to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:

  •
  Representations and Warranties.  (i) The representations and warranties of Progressive and Merger Sub regarding their respective capitalization must be true and correct in all respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all respects as of such date) except for breaches of representations and warranties which are de minimis in the aggregate, (ii) representations and warranties of Progressive and Merger Sub regarding their corporate organization, rights with respect to Progressive's securities, corporate authority, stockholder approval and absence of undisclosed brokers' fees or finders' fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all material respects as of such date), and (iii) the other representations and warranties of Progressive and Merger Sub must be true and correct as of the date of the Merger Agreement and the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Progressive; and Waste Connections must have received a certificate signed on behalf of Progressive by a duly authorized executive officer of Progressive to such effect

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  Performance of Obligations of Progressive and Merger Sub.  Progressive and Merger Sub must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and Waste Connections must have received a certificate signed on behalf of Progressive by a duly authorized executive officer of Progressive to such effect.

  •
  No Material Adverse Effect.  Since the date of the Merger Agreement, Progressive must not have undergone a material adverse effect (as defined above) and Waste Connections must have received a certificate signed on behalf of Progressive by a duly authorized executive officer of Progressive to such effect.

  •
  Locke Lord Tax Opinion.  Receipt by Waste Connections of a tax opinion from Locke Lord LLP that Section 7874 of the Code should not apply in such a manner so as to cause Progressive to be treated as a domestic corporation pursuant to U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the closing date as a result of the transactions contemplated by the Merger Agreement.

        Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement made to Progressive or Waste Connections by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party under the Merger Agreement. For additional information see below under "— Amendment and Waiver."

Termination of the Merger Agreement; Termination Fees

Termination

        The Merger Agreement may be terminated and the Merger and the other transactions abandoned (whether before or after the Waste Connections Stockholder Approval by the Waste Connections stockholders or the Progressive Shareholder Transaction Approval by the Progressive shareholders, as applicable) as follows:

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  by mutual written consent of Progressive and Waste Connections;

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  by either Progressive or Waste Connections, prior to the effective time of the Merger, if there has been a breach by Waste Connections, on the one hand, or Progressive or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Merger not being satisfied (and such breach is not curable prior to October 18, 2016, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three business days before the Outside Date). However, the Merger Agreement may not be terminated in accordance with the foregoing sentence by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

  •
  by either Progressive or Waste Connections, if the effective time of the Merger has not occurred by midnight Eastern Time on the Outside Date, provided that if on such day all of the conditions to consummate the Merger have been satisfied or waived (other than with respect to a material adverse effect), then the Outside Date is extended to 5:00 p.m. Eastern Time on January 18, 2017; provided, that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the Merger not occurring prior to the Outside Date;

  •
  by Progressive, if, prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a Waste Connections change of recommendation or Waste Connections breaches the non-solicitation covenant in any material respect;

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  by Waste Connections, if, prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a Progressive change of recommendation or Progressive breaches the non-solicitation covenant in any material respect;

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  by either Progressive or Waste Connections if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Progressive or Waste Connections, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, that the party seeking termination pursuant to the above provision must use its reasonable best efforts to prevent the entry and to remove such order, injunction, decree or ruling;

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  by either Progressive or Waste Connections, if the Waste Connections Stockholder Approval has not been obtained at the Waste Connections Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

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  by either Progressive or Waste Connections, if the Progressive Shareholder Transaction Approval has not been obtained at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

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  by Waste Connections, if, any time prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a change of recommendation in order to accept a superior proposal, Waste Connections enters into a definitive agreement with respect to such superior proposal and pays the Waste Connections Termination Fee to Progressive as a condition to such termination; or

  •
  by Progressive, if, at any time prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a change of recommendation in order to accept a superior proposal, Progressive enters into a definitive agreement with respect to such superior proposal and pays the Progressive Termination Fee to Waste Connections as a condition to such termination.

Termination Fees

Termination Fee / Expense Reimbursement Payable by Progressive

        The Merger Agreement requires Progressive to pay Waste Connections the Progressive Termination Fee if:

  •
  (a) Progressive or Waste Connections terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the Progressive Shareholder Transaction Approval at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or there has been a breach by Progressive, which would result in a failure to meet the closing conditions described above and such breach is not curable prior to the Outside Date, (b) after the date of the Merger Agreement, an acquisition proposal for Progressive by a third party for more than 50% of the assets, equity interests or business of Progressive has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Progressive Special Meeting and (c) (1) any such acquisition proposal is consummated within twelve months of such termination or (2) Progressive enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated;

  •
  Waste Connections terminates the Merger Agreement because (a) the Progressive board of directors effects a Progressive acquisition proposal change of recommendation or (b) a breach by Progressive of the non-solicitation covenant in any material respects; or

  •
  Progressive terminates the Merger Agreement at any time prior to the Progressive Shareholder Transaction Approval, the Progressive board of directors effects a change of recommendation in order to accept a superior proposal, and Progressive enters into a definitive agreement with respect to such superior proposal and pays the Progressive Termination Fee to Waste Connections as a condition to such termination.

        The Merger Agreement requires Progressive to pay Waste Connections the Progressive Expense Reimbursement if either Progressive or Waste Connections terminates the Merger Agreement because the Progressive Shareholder Transaction Approval was not obtained at the Progressive Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. Progressive and Waste Connections have agreed, except in the case of fraud or a willful breach (as defined in the Merger Agreement) of the Merger Agreement, the payment of the Progressive Expense Reimbursement or the Progressive Termination Fee will be the sole and exclusive remedy of Waste Connections and its subsidiaries, officers, directors, affiliates, agents, and representatives.

Termination Fee / Expense Reimbursement Payable by Waste Connections

        The Merger Agreement requires Waste Connections to pay Progressive the Waste Connections Termination Fee if:

  •
  (a) Progressive or Waste Connections terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the Waste Connections Stockholder Approval at the Waste Connections Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or there has been a breach by Waste Connections, which would result in a failure to meet the closing conditions described above and such breach is not curable prior to the Outside Date, (b) after the date of the Merger Agreement, an acquisition proposal for Waste Connections by a third party for more than 50% of the assets, equity interests or business of Waste Connections has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Waste Connections Special Meeting and (c) (1) any such acquisition proposal is consummated within twelve months of such termination or (2) Waste Connections enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated;

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  Progressive terminates the Merger Agreement because (a) the Waste Connections board of directors effects a Waste Connections acquisition proposal change of recommendation or (b) of a material breach by Waste Connections of the non-solicitation covenant; or

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  Waste Connections terminates the Merger Agreement at any time prior to the Waste Connections Stockholder Approval, the Waste Connections board of directors effects a change of recommendation in order to accept a superior proposal, Waste Connections enters into a definitive agreement with respect to such superior proposal and pays the Waste Connections Termination Fee to Progressive as a condition to such termination.

        The Merger Agreement requires Waste Connections to pay Progressive the Waste Connections Expense Reimbursement if either Progressive or Waste Connections terminates the Merger Agreement because the Waste Connections Stockholder Approval was not obtained at the Waste Connections Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. Progressive and Waste Connections have agreed, except in the case of fraud or a willful breach (as defined in the Merger Agreement) of the Merger Agreement, the payment of the Waste Connections Expense Reimbursement or the Waste Connections Termination Fee will be the sole and exclusive remedy of Progressive and its subsidiaries, officers, directors, affiliates, agents, and representatives

Limitation on Remedies

        In the event of the valid termination of the Merger Agreement pursuant to the provisions described under "— Termination of the Merger Agreement; Termination Fees — Termination" above, written notice must be given to the other party or parties specifying the provision pursuant to which such termination is made. The Merger Agreement will become null and void as a result of such termination and there will be no liability on the part of Progressive, Merger Sub or Waste Connections, except that the confidentiality agreement and certain sections of the Merger Agreement will survive such termination, including the obligations to pay the termination fees described under "— Termination of the Merger Agreement; Termination Fees — Termination Fees — Termination Fee/Expense Reimbursement Payable by Waste Connections" and "— Termination Fee/Expense Reimbursement Payable by Progressive" above. However, no such termination (or payment of termination fee) will relieve any party from liability for fraud or a willful breach (as defined in the Merger Agreement) of its representations, warranties, covenants or agreements in the Merger Agreement prior to such termination.

Fees and Expenses

        Except as otherwise expressly provided in the Merger Agreement, all out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense, except that Progressive and Waste Connections will share equally all expenses incurred in connection with (a) printing, filing and mailing this proxy statement/prospectus and Form F-4 and the registration statement of which it is a part, and all SEC and other regulatory filing fees incurred in connection therewith, (b) the exchange agent, and (c) any documentary sales, use, real property transfer, real property gains, registration, valued-added, transfer, stamp, recording and other similar taxes.

Indemnification; Directors' and Officers' Insurance

        The parties to the Merger Agreement have agreed that, for a period of not less than six years from and after the effective time of the Merger, Progressive (i) will, and will cause the surviving corporation to, indemnify and hold harmless past and present directors and officers of Waste Connections and its subsidiaries and (ii) Progressive will indemnify and hold harmless all former directors and officers of Progressive and its subsidiaries after the effective time of the Merger, for acts or omissions occurring at or prior to the completion of the Merger, to the same extent as these individuals had rights to indemnification and advancement of expenses as of the date of the Merger Agreement and to the fullest extent permitted by law.

        For an aggregate period of not less than six years following the effective time of the Merger, Progressive will cause the surviving corporation to maintain an insurance and indemnification policy for the benefit of Waste Connections' current directors and officers that provides coverage for events occurring prior to the effective time of the Merger that is no less favorable than Waste Connections' existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that the surviving corporation will not be required to spend in any one year more than 300% of the last annual premium paid by Waste Connections for the existing policy prior to the date of the Merger Agreement. Waste Connections may, at its option prior to the effective time of the Merger, purchase a "tail" prepaid policy in substitution of the policy described in the prior sentence, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

        Additionally, for an aggregate period of not less than six years following the effective time of the Merger, Progressive will maintain an insurance and indemnification policy for the benefit of Progressive's directors and officers as of immediately prior to the effective time of the Merger that provides coverage for events occurring prior to the effective time of the Merger that is no less favorable than Progressive's existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that Progressive will not be required to spend in any one year more than 300% of the last annual premium paid by Progressive for the existing policy prior to the date of the Merger Agreement. Progressive may, at its option prior to the effective time of the Merger, purchase a "tail" prepaid policy in substitution of the policy described in the prior sentence, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Amendment and Waiver

        The parties may amend the Merger Agreement at any time either before or after the Waste Connections Stockholder Approval or the Progressive Shareholder Transaction Approval by their written agreement. However, after such approval, no amendment may be made which requires further approval by the Waste Connections stockholders or the Progressive shareholders under applicable law unless such further approval is obtained.

        Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement made to Progressive or Waste Connections by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of any party under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any delay in exercising any right under the Merger Agreement does not constitute a waiver of such right.

Governing Law

        The Merger Agreement is governed by Delaware law, without regard to the laws of any jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Assignment

        The Merger Agreement cannot be assigned by any party to the Merger Agreement without the prior written consent of the other parties.

Specific Performance

        The parties to the Merger Agreement have agreed that irreparable injury would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the Merger Agreement pursuant to the provisions described under "— Termination of the Merger Agreement; Termination Fees — Termination" above, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the Merger Agreement and to any further equitable relief. The parties agreed to waive any objections to any of the foregoing remedies (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity). In the event Progressive or Waste Connections seeks any of the foregoing remedies, such party is not required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

 RESALE OF PROGRESSIVE COMMON SHARES

U.S. Resale Restrictions

        The Progressive common shares issued pursuant to the terms of the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act.

Canadian Resale Restrictions

        The distribution of the Progressive common shares pursuant to the Merger will be exempt from the prospectus requirements of applicable Canadian Securities Laws. To the extent Canadian Securities Laws apply, however, the first trade in the Progressive common shares issued pursuant to the Merger also will not be subject to the prospectus requirements of applicable Canadian Securities Laws, provided certain customary conditions are satisfied, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the Progressive common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to dealer registration requirements of applicable Canadian Securities Laws. If a holder requires advice on the application of Canadian Securities Laws to the trade of Progressive common shares, the holder should consult its own legal advisor.

 CERTAIN TAX CONSEQUENCES OF THE TRANSACTIONS

U.S. Federal Income Tax Consequences of the Merger

        The following discussion summarizes certain material U.S. federal income tax consequences of (i) the Merger to Waste Connections and Progressive and to U.S. holders and non-U.S. Holders of Waste Connections common stock; and (ii) the Consolidation following the Merger to holders of Progressive common shares. This summary also describes certain U.S. federal income tax consequences of the subsequent ownership and disposition by U.S. holders of Progressive common shares.

        This summary does not address the U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders of Progressive common shares. Accordingly, non-U.S. holders should consult their respective tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of Progressive common shares.

        This summary is based on advice from Weil, Gotshal & Manges LLP and Locke Lord LLP with respect to U.S. federal income tax issues and on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, which we refer to in this proxy statement/prospectus as the U.S.-Canada Tax Treaty, all as in effect on the date hereof. Each of the foregoing authorities is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. Neither Progressive nor Waste Connections will request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger, the Consolidation, post-Merger ownership and disposition of Progressive common shares or any other matter. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. There can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described below or that, if challenged, such treatment would be sustained by a court.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Merger, the Consolidation or as a result of the ownership and disposition of Progressive common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, including specific tax consequences to a holder under an applicable tax treaty. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the Merger, Consolidation or the ownership and disposition of Progressive common shares.

        The discussion assumes that stockholders or shareholders, as applicable, hold their Waste Connections common stock and hold, or will hold, their Progressive common shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

        The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular shareholders or stockholders, as applicable, in light of their personal circumstances, including any tax consequences to shareholders subject to special treatment under the Code, including:

  •
  banks, thrifts, mutual funds and other financial institutions;

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  regulated investment companies and real estate investment trusts;

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  dealers of securities who apply, and traders in securities who elect to apply, a mark-to-market method of accounting;

  •
  tax-exempt organizations and pension funds;

  •
  insurance companies;

  •
  individual retirement and other deferred accounts;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  U.S. expatriates;

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  "passive foreign investment companies;" "controlled foreign corporations" or "corporations liable for the accumulated earnings tax";

  •
  Waste Connections stockholders that are non-U.S. holders (as defined below) who, at any time within the five-year period ending on the date of the Merger, have owned, actually or constructively, 5% or more of Waste Connections common stock;

  •
  persons liable for the alternative minimum tax;

  •
  holders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

  •
  partnerships or other pass-through entities;

  •
  grantor trusts; and

  •
  holders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the Merger, the Consolidation and the ownership and disposition of Progressive common shares after the Merger.

        For purposes of this discussion, a U.S. holder means a beneficial owner of Waste Connections common stock or Progressive common shares, who is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, a non-U.S. holder means a beneficial owner of Waste Connections common stock or Progressive common shares that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership, including for this purpose any entity or arrangement that is classified as a partnership for U.S. federal income tax purposes, holds Waste Connections common stock or Progressive common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger, the Consolidation and the ownership and disposition of Progressive common shares after the Merger.

SHAREHOLDERS OR STOCKHOLDERS, AS APPLICABLE, SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER, THE CONSOLIDATION AND OF THE OWNERSHIP AND DISPOSITION OF PROGRESSIVE COMMON SHARES AFTER THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS AND ANY APPLICABLE INFORMATION REPORTING OBLIGATIONS.

  Tax Consequences to Waste Connections

        Waste Connections will not be subject to U.S. federal income tax on the Merger; however, Waste Connections will continue to be subject to U.S. federal income tax after the Merger. Waste Connections (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below. In conjunction with the Merger, Waste Connections, Progressive, and their respective subsidiaries may engage in certain intercompany transactions. Except as specifically described below, this discussion does not address any tax considerations relating to such intercompany transactions.

  Tax Consequences to Progressive

        Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Progressive, which is a Canadian incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances.

        Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (2) the non-U.S. corporation's expanded affiliated group does not have substantial business activities in the non-U.S. corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide business activities, and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (which includes the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares), which is referred to in this proxy statement/prospectus as the "ownership test."

        At the Merger effective time, Progressive will indirectly acquire all of Waste Connections' assets through the indirect acquisition of all of Waste Connections' outstanding shares in the Merger, but Progressive, including its expanded affiliated group, is not expected to have substantial business activities in Canada as defined under Section 7874 of the Code. As a result, Progressive will be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code unless, after the Merger, the former Waste Connections stockholders are treated as owning (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of Progressive's common shares by reason of holding Waste Connections common stock.

        Based on the rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, after the Merger, Waste Connections stockholders are expected to be treated as holding less than 80% (by both vote and value) of the Progressive common shares by reason of their ownership of Waste Connections common stock. However, whether the ownership test has been satisfied must be finally determined after the closing of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, a subsequent change in the facts or in law might cause Progressive to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect to the date of the Merger. In addition, by the time of the closing of the Merger, there could be a change in law under Section 7874 of the Code, in the Treasury Regulations and administrative guidance, or other changes in law that, if enacted, could cause Progressive to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger. In such event, Progressive could be liable for substantial additional U.S. federal income tax on its operations and income following the closing of the Merger.

        The obligation to effect the Merger is conditional upon Progressive's and Waste Connections' receipt of Section 7874 opinions from Weil, Gotshal & Manges LLP and Locke Lord LLP, respectively, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause

Progressive to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date.

        Regardless of the application of Section 7874 of the Code, Progressive is expected to be treated as a Canadian resident company for Canadian tax purposes because Progressive is incorporated under Canadian law and is intending to have its place of central management and control (as determined for Canadian tax purposes) in Canada. The remaining discussion assumes that Progressive will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

  Potential Limitation on the Utilization of Waste Connections (and its U.S. Affiliates') Tax Attributes

        Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, and the requirements of Section 7874 of the Code other than the ownership test are met, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person.

        Pursuant to the Merger Agreement, the Waste Connections stockholders are expected to receive at least 60% (but less than 80%) of the vote and value of Progressive common shares by reason of holding Waste Connections common stock. As a result, Waste Connections and its U.S. affiliates (including U.S. affiliates of Progressive) would be limited in their ability to utilize certain U.S. tax attributes to offset their inversion gain, if any. However, neither Waste Connections nor its U.S. affiliates expects to recognize any inversion gain as part of the Merger, nor do they currently intend to engage in any transaction in the near future that would generate inversion gain. If, however, Waste Connections or its U.S. affiliates were to engage in any transaction that would generate any inversion gain in the future, such transaction may be fully taxable to Waste Connections or its U.S. affiliates (notwithstanding that it may have certain deductions and other U.S. tax attributes which, but for the application of Section 7874 of the Code, it would be able to use to offset some or all of such gain) and thus Waste Connections may pay U.S. federal income tax sooner or in the greater amounts than it otherwise would have.

  Tax Consequences to U.S. Holders

        In general, subject to the discussion below relating to potential distribution treatment under Section 304 of the Code, a U.S. holder will recognize gain or loss equal to the difference between (i) the fair market value of the Progressive common shares received by such U.S. holder in the Merger (including any fractional Progressive common shares) and (ii) its aggregate tax basis in the Waste Connections common stock surrendered in the Merger.

        Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Waste Connections common stock surrendered exceeds one year at the effective time of the Merger. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates applicable to long-term capital gain. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Waste Connections common stock if blocks of Waste Connections common stock were acquired at different times or for different prices. A U.S. holder's aggregate tax basis in the Progressive common shares received in the Merger (including any fractional Progressive common shares) will generally equal the fair market value of such Progressive common shares at the effective time of the Merger, and the holder's holding period for such Progressive common shares will begin on the day after the Merger.

        It is possible that the IRS may seek to re-characterize the Merger as a "reorganization" within the meaning of Section 368 of the Code, which would require U.S. holders with a loss on their Waste Connections common stock to defer the recognition of such loss until a taxable disposition of the Progressive common shares received in exchange for the Waste Connections common stock. U.S. holders with a gain on their Waste Connections common stock would still be required to recognize any such gain for U.S. federal income tax purposes as described above. U.S. holders holding their Waste Connections common stock at a loss are encouraged to consult their tax advisors. The remaining discussion assumes that the Merger will not be treated as a "reorganization" within the meaning of Section 368 of the Code.

        The receipt of Merger consideration by U.S. holders of Waste Connections may be, and Progressive and Waste Connections intend to report that the receipt of Merger Consideration is, subject to Section 304 of the Code. As a result, instead of recognizing taxable gain or loss as described above, Section 304 of the Code could cause the entire amount of the Merger consideration received by a U.S. holder to be treated as a dividend regardless of the gain realized on the Merger. Under Section 304 of the Code, the Merger consideration received by a U.S. holder will be treated as the proceeds of a redemption of stock issued by an indirect domestic subsidiary of Progressive (hereafter, the "Acquirer") to such U.S. holder. This deemed redemption will be treated either as (i) a distribution or (ii) alternatively, a sale or exchange of shares, as described above, if the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend."

        The deemed redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Waste Connections. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Waste Connections that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Waste Connections that is actually and constructively owned by the holder immediately after the deemed redemption. The IRS has indicated in a revenue ruling that a minority stockholder in a publicly traded corporation will experience a "meaningful reduction" if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase stock in addition to the stock actually owned by the holder.

        A distribution under Section 304 of the Code will be taxable as a dividend to a U.S. holder to the extent of such U.S. holder's allocable share of the earnings and profits of Acquirer and Waste Connections. Assuming certain holding period requirements are satisfied, a reduced U.S. federal income tax rate may apply to dividends received by non-corporate U.S. Holders. While there is no controlling authority, such reduced rate should be available for a dividend that a non-corporate U.S. holder is deemed to receive under Section 304 of the Code, subject to applicable holding period requirements. The portion of the deemed distribution not paid out of earnings and profits of Waste Connections and Acquirer will be applied against such U.S. holder's tax basis in the Acquirer stock deemed issued in exchange for Waste Connections stock, and thereafter will be treated as gain from the sale of such U.S. holder's common stock.

        To the extent that a corporate holder of Waste Connections common stock is treated as having received a dividend as a result of Section 304 of the Code, such dividend may be eligible for a dividends-received deduction (subject to certain requirements and limitations) and may be subject to the "extraordinary dividend" provisions of the Code.

        The rules of Section 304 of the Code are very complex and all U.S. holders should consult their own tax advisors with respect to the applicability of Section 304 of the Code to their particular circumstances.

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes dividend income and net gains from the disposition of stock (including gain recognized as a result of the Merger), unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust, should consult its tax advisor regarding the applicability of this tax to its gains from the Merger

  Tax Consequences to Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger unless:

  •
  the recognized gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met; or

  •
  Waste Connections common stock constitutes a "United States real property interest" within the meaning of Section 897(c) of the Code by reason of Waste Connections' status as a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code (a "USRPHC") at any time during the shorter of (1) the period that the non-U.S. holder owned Waste Connections common stock or (2) the five-year period ending on the date of the exchange (the "Applicable Period"), and the non-U.S. holder is not eligible for any special exemption or the exception from the definition of U.S. real property interest for certain interests in publicly traded corporations, as described below.

        Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see "— Tax Consequences to U.S. Holders" above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, generally a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any of its other assets used or held for use in a trade or business. If Waste Connections were treated as a USRHPC at any time during the Applicable Period, any taxable gain recognized by a non-U.S. holder from the Merger generally will, except as described in the next paragraph, be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply.

        However, pursuant to an exception for certain interests in publicly traded corporations, even if Waste Connections were a USRHPC within the Applicable Period, a holder's shares of Waste Connections common stock will not constitute a United States real property interest unless such non-U.S. holder's shares of Waste Connections common stock (including shares of Waste Connections common stock that are attributed to such holder under the attribution rules of Section 318 of the Code, as modified by Section 897(c)(6)(C) of the Code) have represented more than 5% of Waste Connections' common stock at any time during the Applicable Period. Waste Connections is currently in the process of evaluating whether or not it believes it has been (over the five year period preceding the date of the Merger), is currently, or may become (prior to the Merger) a USRPHC. Non-U.S. holders should consult their tax advisors about the consequences that could result if Waste Connections were a USRPHC.

        As discussed above under "— Tax Consequences of U.S. Holders" relating to Section 304 of the Code, receipt of Merger consideration may be treated as a distribution by Acquirer to a non-U.S. holder and a dividend to a non-U.S. holder to the extent of such non-U.S. holder's allocable share of the earnings and profits of Acquirer and Waste Connections. Any such dividend that is paid to or for the account of a non-U.S. holder which is from U.S. sources generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        Further, if Acquirer is a USRPHC when the Merger is effected, and a non-U.S. holder's receipt of Merger consideration is treated as a distribution or redemption by Acquirer under Section 304 of the Code, then any gain recognized on such distribution or redemption will be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply, and any amount treated as a distribution or redemption that is not a dividend for U.S. federal income tax purposes generally will be subject to 15% withholding.

        Given the uncertainty surrounding the application of Section 304 of the Code to the Merger and the treatment of any given non-U.S. holder, a broker or other applicable withholding agent may treat the entire Merger consideration received by a non-U.S. holder as subject to U.S. federal withholding tax at the rate of 30%, unless such non-U.S. holder can establish a reduced rate for such withholding or that an exemption applies. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the non-U.S. holder to provide the funds, by using funds in the non-U.S. holder's account with the broker or by selling (on the non-U.S. holder's behalf) all or a portion of the Progressive common shares.

  Fractional Shares

        No fractional Progressive common shares will be issued to holders of Waste Connections common stock in the Merger. All such fractional Progressive common shares will be aggregated and sold in the open market for holders of Waste Connections common stock by the exchange agent, and each holder of Waste Connections common stock who would otherwise have been entitled to receive a fraction of a Progressive common share will receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the exchange agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Progressive common share in accordance with such holder's fractional interest in the aggregate number of Progressive common shares sold. A U.S. holder that receives cash in lieu of a fractional Progressive common share in the Merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder's tax basis in the fractional share, in addition to, and determined in the same manner as, any capital gain or loss recognized as a result of the Merger as described above under "— Tax Consequences to U.S. Holders." A non-U.S. holder that receives cash in lieu of a fractional Progressive common share in the Merger will generally not be subject to U.S. federal income tax on gain as described below under "— Ownership and Disposition of Progressive Common Shares — Tax Consequences to Non-U.S. Holders."

Ownership and Disposition of Progressive Common Shares

        The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Progressive common shares to Waste Connections stockholders who receive such Progressive common shares pursuant to the Merger and assumes that Progressive will be treated as a foreign corporation for U.S. federal income tax purposes.

  Tax Consequences to U.S. Holders

  Taxation of Dividends

        Subject to the discussion under "— Passive Foreign Investment Company Status" below, the gross amount of cash distributions on Progressive common shares (including any withheld Canadian taxes) will be taxable as dividends to the extent paid out of Progressive's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Canadian taxes) will be includable in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Distributions on Progressive common shares (including any withheld Canadian taxes) that are treated as dividends for U.S. federal income tax purposes will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate U.S. holders (including individuals), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the U.S.-Canada Tax Treaty meets these requirements. A qualified foreign corporation also includes one traded on an established U.S. securities market. Progressive should meet this qualification as well because Progressive common shares are currently traded on the NYSE. However, a foreign corporation will not constitute a qualified foreign corporation for purposes of these rules if it is a "passive foreign investment company", or "PFIC", for the taxable year in which it pays a dividend or for the preceding taxable year. See "— Passive Foreign Investment Company Status" below. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Progressive's status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

        Subject to certain conditions and limitations, Canadian withholding taxes, if any, on dividends paid on Progressive common shares may be credited against a U.S. holder's U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on Progressive common shares will, subject to the discussion below regarding foreign corporations that are at least 50% owned by U.S. persons, be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. holder:

  •
  has held Progressive common shares for less than a specified minimum period during which the U.S. holder is not protected from risk of loss; or

  •
  is obligated to make payments related to the dividends, the U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Progressive common shares.

        The rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit under the holder's particular circumstances and the requirements for claiming such credit.

        To the extent that the amount of any distribution exceeds Progressive's current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder's Progressive common shares, and to the extent the excess exceeds the U.S. holder's tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under "— Sale, Exchange or Other Taxable Disposition."

        Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent that the foreign corporation has more than a de minimis amount of earnings and profits attributable to U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Progressive as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder's ability to claim a foreign tax credit for any Canadian withholding taxes payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the U.S.-Canada Tax Treaty to elect to treat any dividends from such a corporation as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder's foreign tax credit. U.S. holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

        The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by Progressive, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder's income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

        Dividend income recognized by a U.S. holder that is an individual or estate may be subject to the 3.8% tax on net investment income described above under "— U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to U.S. Holders."

  Sale, Exchange or Other Taxable Disposition

        For U.S. federal income tax purposes, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Progressive common share in an amount equal to the difference between the amount realized for the share and such U.S. holder's tax basis in the share. For U.S. holders of Waste Connections common stock that received Progressive common shares in the Merger, such holder's tax basis and holding period in its Progressive common shares will be determined in the manner described above under "— U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to U.S. Holders." The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Progressive common shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such holder has held the Progressive common shares for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Progressive common shares will generally be treated as U.S. source gain or loss.

        Gain recognized by a U.S. holder that is an individual or estate may be subject to the 3.8% tax on net investment income described above under "— U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to U.S. Holders."

  Passive Foreign Investment Company Status

        Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Progressive is treated as a PFIC for any taxable year during which the U.S. holder holds Progressive common shares. A non-U.S. corporation, such as Progressive, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Progressive does not currently expect to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the Merger or for foreseeable future taxable years.

        If Progressive were to be treated as a PFIC, U.S. holders holding Progressive common shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. In addition, a U.S. holder could be subject to such adverse tax consequences upon certain distributions by, or dispositions of stock of, any lower-tier PFICs which Progressive may own. Furthermore, dividends received with respect to Progressive common shares would not constitute qualified dividend income eligible for preferential tax rates if Progressive is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the Progressive common shares.

  Tax Consequences to Non-U.S. Holders

        In general, a non-U.S. holder of Progressive common shares will not be subject to U.S. federal income tax or, subject to the discussion below under "— Information Reporting and Backup Withholding," U.S. federal withholding tax on any dividends received on Progressive common shares or any gain recognized on a sale or other disposition of Progressive common shares (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder's Progressive common shares) unless:

  •
  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

        Information reporting requirements apply with respect to (i) cash received by U.S. holders of Waste Connections common stock from the sale of fractional Progressive common shares, and (ii) dividends received by U.S. holders of Progressive common shares and the proceeds received on the disposition of Progressive common shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to the foregoing amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the exchange agent or the U.S. holder's broker) or is otherwise subject to backup withholding. Progressive will also provide information to the exchange agent and withholding agents concerning the fair market value of Progressive common shares received by U.S. holders of Waste Connections common stock as consideration in the Merger, and such amounts may be reported to the IRS.

        Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Progressive common shares, subject to certain exceptions (including an exception for Progressive common shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their U.S. federal income tax return, for each year in which they hold Progressive common shares. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Progressive common shares.

        Other information reporting requirements may apply to, and a non-U.S. holder may be subject to backup withholding on, cash received by non-U.S. holders of Waste Connections common stock from the sale of fractional Progressive common shares, unless the non-U.S. holder furnishes to the paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to Progressive common shares and proceeds from the sale or other disposition of Progressive common shares received in the United States by a non-U.S. holder or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules. Exemptions from information reporting and backup withholding will not apply if a withholding agent has actual knowledge, or reason to know, that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. Progressive may also provide information to the exchange agent and withholding agents concerning the fair market value of Progressive common shares received by non-U.S. holders of Waste Connections common stock as consideration in the Merger, and such amounts may be reported to the IRS, subject to an exemption from reporting as discussed above.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (referred to as "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on the receipt of consideration in the Merger that is treated as a dividend under Section 304 of the Code, as discussed above under "— U.S. Federal Income Tax Consequences of the Merger — Tax Consequences to U.S. Holders," paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless, as applicable, (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Waste Connections stockholders should consult their tax advisors regarding the potential application of withholding under FATCA to their receipt of consideration in the Merger.

        If a Waste Connections stockholder is subject to U.S. federal income tax withholding, backup withholding or FATCA withholding on all or any portion of the consideration received in the Merger, then the applicable withholding agent will generally be required to withhold the appropriate amount even though there is insufficient cash from which to satisfy its withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Progressive common shares that such holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure.

U.S. Federal Income Tax Consequences of the Consolidation

        Progressive intends for the Consolidation to qualify as a "recapitalization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. On the basis that the Consolidation so qualifies, Progressive shareholders whose pre-Consolidation Progressive common shares are exchanged in the Consolidation will not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash, if any, received in lieu of a fractional Progressive common share (which fractional share will be treated as received and then exchanged for such cash). Such Progressive shareholder's aggregate tax basis in the post-Consolidation

Progressive common shares received in the Consolidation, including any fractional share treated as being received and then exchanged for cash, would be the same as such shareholder's aggregate tax basis of the pre-Consolidation shares of Progressive exchanged in the Consolidation. Such Progressive shareholder's holding period for the post-Consolidation Progressive common shares received in the Consolidation would include such shareholder's holding period for the pre-Consolidation common shares of Progressive exchanged in the Consolidation.

        In general, a Progressive shareholder who receives cash in lieu of a fractional Progressive common share in the Consolidation will be treated as having received a fractional share in the Consolidation and then as having received the cash in exchange for the fractional share. A Progressive shareholder that is a U.S. holder and should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and such shareholder's tax basis allocable to such fractional share in addition to any capital gain or loss recognized as a result of the Merger. Any such capital gain or loss will generally be a long-term capital gain or loss if the Progressive common share exchanged for the fractional Progressive common share in the Consolidation was held for more than one year at the time the fractional share is sold by the exchange agent.

        Progressive shareholders who are U.S. holders and hold their pre-Consolidation common shares of Progressive with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular post-Consolidation Progressive common shares received in the Consolidation.

        A Progressive shareholder that is a non-U.S. holder who receives cash in lieu of a fractional Progressive common share in the Consolidation will generally not be subject to U.S. federal income tax on gain as described above under "— Ownership and Disposition of Progressive Common Shares — Tax Consequences to Non-U.S. Holders."

Material Canadian Federal Income Tax Considerations

        This summary is based on the description of the Merger and Consolidation set out herein, the current provisions of the ITA, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (the "CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the ITA publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed; however, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Merger or the Consolidation. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder's particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger and Consolidation in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

        This summary does not discuss any non-Canadian income or other tax consequences of the Merger or the Consolidation. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Merger or the Consolidation may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

  Application

        The following summary describes the principal Canadian federal income tax considerations in respect of the Merger and the Consolidation generally applicable under the ITA to a beneficial owner of Waste Connections common stock who disposes, or is deemed to have disposed, of shares of Waste Connections common stock pursuant to the Merger and who, for the purposes of the ITA and at all relevant times, (i) deals at arm's length with and is not affiliated with Progressive, Merger Sub, or Waste Connections; and (ii) holds all shares of Waste Connections common stock, and will hold all Progressive common shares acquired on the Merger (collectively, the "Securities") as capital property (each, in this summary, a "Holder"). Generally, the Securities will be considered to be capital property to a holder for purposes of the ITA provided that the holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

        This summary is not applicable to a Holder: (i) that is a "financial institution" for the purposes of the "mark-to-market property" rules; (ii) that is a "specified financial institution"; (iii) that is a partnership; (iv) an interest in which would be a "tax shelter investment"; (v) that has elected to determine its "Canadian tax results" in a currency other than Canadian currency pursuant to the functional currency reporting rules; (vi) that has entered or will enter into, in respect of any Securities, a "derivative forward agreement" or a "synthetic disposition arrangement"; (vii) in respect of which Waste Connections is a "foreign affiliate"; or (viii) that is a corporation resident in Canada and is, or becomes as part of a transaction or event or series of transactions or events that includes the Merger, controlled by a non-resident corporation for the purposes of the "foreign affiliate dumping" rules, all within the meaning of the ITA. Any such Holders should consult their tax advisors with respect to the particular Canadian federal income tax consequences to them of the Merger and the Consolidation. This summary does not address issues relevant to stockholders who acquired their Waste Connections common stock on the exercise of an employee stock option or other employee incentive award. Such stockholders should consult their own tax advisors.

  Canadian Currency

        For the purposes of the ITA, subject to certain exceptions (including where a taxpayer has made an election to compute its "Canadian tax results" in a currency other than Canadian currency), where an amount that is relevant in computing a taxpayer's "Canadian tax results" is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the noon exchange rate quoted by the Bank of Canada for the day on which the amount arose.

  Holders Resident in Canada

        The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the ITA and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (referred to in this portion of the summary as a "Resident Holder"). A Resident Holder whose Securities would not otherwise be capital property may be entitled to file an election under subsection 39(4) of the ITA to treat the Progressive common shares and any other "Canadian securities" (as defined in the ITA) owned by such Resident Holder as capital property. This election will not apply to any shares of Waste Connections common stock held by such Resident Holder. Resident Holders should consult their own tax advisors with respect to whether this election is available and advisable in their particular circumstances.

  Disposition Pursuant to the Merger

        A Resident Holder who disposes of shares of Waste Connections common stock pursuant to the Merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Waste Connections common stock, determined immediately before the disposition. The proceeds of disposition to the Resident Holder will be equal to the sum of the aggregate fair market value of the Progressive common shares received on the Merger and any cash received in lieu of a fractional Progressive common share. For a description of the tax treatment of capital gains and capital losses, see "— Taxation of Capital Gains and Capital Losses" below.

        The cost to a Resident Holder of Progressive common shares received by that Resident Holder pursuant to the Merger will be equal to their fair market value at the time they are acquired by such Resident Holder. For purposes of determining the adjusted cost base of Progressive common shares, the cost of the Progressive common shares acquired must be averaged with the adjusted cost base of all other Progressive common shares held by the Resident Holder as capital property.

  Dividends on Progressive common shares (post-Merger)

        A Resident Holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the Progressive common shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Progressive as "eligible dividends" as defined in the ITA. Although there can be no assurance that any dividend paid by Progressive will be designated as an "eligible dividend", Progressive has posted notification on its website that dividends on Progressive common shares are designated as "eligible dividends" for purposes of the ITA. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for alternative minimum tax under the ITA.

        A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on its Progressive common shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income, subject to certain limitations in the ITA. A "private corporation" or a "subject corporation" (each as defined in the ITA) may be liable under Part IV of the ITA to pay an additional refundable tax on any dividend that it receives or is deemed to receive on its Progressive common shares to the extent that the dividend is deductible in computing the corporation's taxable income. This tax will generally be refunded to the corporation when sufficient taxable dividends are paid by the corporation during a time when it is a "private corporation" or a "subject corporation." A holder of Progressive common shares that is, throughout the year, a "Canadian-controlled private corporation", as defined in the ITA, may be subject to an additional refundable tax on its "aggregate investment income" which is defined to include dividends that are not deductible in computing taxable income. Subsection 55(2) of the ITA provides that, where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of such dividend may be treated as a capital gain from the disposition of capital property and not as a dividend. For a description of the tax treatment of capital gains and capital losses, see "— Taxation of Capital Gains and Capital Losses" below.

  Disposition of Progressive common shares (post-Merger)

        A Resident Holder that disposes or is deemed to dispose of a Progressive common share after the Merger will recognize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Progressive common share exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such Progressive common share, determined immediately before the disposition, and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see "— Taxation of Capital Gains and Capital Losses" below.

  Taxation of Capital Gains and Capital Losses

        Generally, one-half of any capital gain realized by a Resident Holder in a taxation year will be included in computing the Resident Holder's income in that taxation year as a taxable capital gain and, generally, one-half of any capital loss realized in a taxation year (an "allowable capital loss") must be deducted from the taxable capital gains realized by the Resident Holder in the same taxation year, in accordance with the rules contained in the ITA. Allowable capital losses in excess of taxable capital gains realized by a Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such taxation year, subject to and in accordance with the rules contained in the ITA.

        Capital gains realized by an individual and certain trusts may give rise to a liability for alternative minimum tax under the ITA. A Resident Holder that is, throughout the year, a "Canadian-controlled private corporation", as defined in the ITA, may be subject to an additional refundable tax on its "aggregate investment income" which is defined to include taxable capital gains.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Progressive common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Resident Holders to whom these rules may apply should consult their own tax advisors.

  Eligibility for Investment

        Based on the current provisions of the ITA and subject to the provision of any particular plan, provided that the Progressive common shares are listed on a "designated stock exchange," within the meaning of the ITA (which currently includes the NYSE and the TSX) or Progressive is a "public corporation" for the purposes of the ITA, the Progressive common shares will be a qualified investment under the ITA for a trust governed by a registered retirement savings plan ("RRSP"), a registered retirement income fund ("RRIF"), a registered disability savings plan, a registered education savings plan, a tax-free savings account ("TFSA") or a deferred profit sharing plan.

        Notwithstanding the foregoing, if the Progressive common shares are "prohibited investments", within the meaning of the ITA, for a particular RRSP, RRIF, or TFSA, the annuitant of the RRSP or RRIF or the holder of the TFSA, as the case may be, will be subject to a penalty tax under the ITA. The Progressive common shares will generally not be a "prohibited investment" for these purposes unless the annuitant under the RRSP or RRIF or the holder of the TFSA, as applicable, (i) does not deal at arm's length with Progressive for purposes of the ITA, or (ii) has a "significant interest", as defined in the ITA, in Progressive. In addition, the Progressive common shares will generally not be a "prohibited investment" if the Progressive common shares are "excluded property" for purposes of the prohibited investment rules for an RRSP, RRIF or TFSA.

  Holders Not Resident in Canada

        The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the ITA, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, shares of Waste Connections common stock and will not use or hold, or be deemed to use or hold, Progressive common shares in a business carried on in Canada (referred to in this portion of the summary as a "Non-Resident Holder"). This portion of the summary is not generally applicable to a Non-Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an "authorized foreign bank" (as defined in the ITA).

        The following portion of the summary assumes that neither shares of Waste Connections common stock nor Progressive common shares will constitute "taxable Canadian property" to any particular Non-Resident holder at any time. Generally, shares of Waste Connections common stock or Progressive common shares, as the case may be, will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder does not deal at arm's length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Waste Connections or Progressive, as the case may be, and (ii) more than 50% of the fair market value of Waste Connections common stock or Progressive common shares, as the case may be, was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) "Canadian resource properties" (as defined in the ITA), (iii) "timber resource properties" (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists.

  Disposition Pursuant to the Merger

        A Non-Resident Holder will not be subject to tax under the ITA on any capital gain realized on a disposition of Waste Connections common stock, unless the shares are "taxable Canadian property" to the Non-Resident Holder and the shares are not "treaty-protected property" of the Non-Resident Holder, each within the meaning of the ITA.

        Non-Resident Holders whose Waste Connections common stock are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Waste Connections common stock constitute treaty-protected property.

  Dividends on Progressive common shares (post-Merger)

        Dividends paid or credited, or deemed to be paid or credited, on Progressive common shares to a Non-Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Resident Holder's jurisdiction of residence. For example, the rate of withholding tax under the Canada — U.S. Income Tax Convention (1980) (the "U.S. Treaty") applicable to a Non-Resident Holder who is a resident of the United States for the purposes of the U.S. Treaty, is the beneficial owner of the dividend, is entitled to all of the benefits under the U.S. Treaty, and who holds less than 10% of the voting stock of Progressive, generally will be 15%. Progressive will be required to withhold the required amount of withholding tax from the dividend, and to remit it to CRA for the account of the Non-Resident Holder. Non-Resident Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to any applicable income tax convention should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

  Disposition of Progressive common shares (post-Merger)

        A Non-Resident Holder will not be subject to tax under the ITA on any capital gain realized on a disposition of Progressive common shares, unless the shares are "taxable Canadian property" to the Non-Resident Holder and the shares are not "treaty-protected property" of the Non-Resident Holder, each within the meaning of the ITA.

        Non-Resident Holders whose Progressive common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Progressive common shares constitute treaty-protected property.

  Canadian Federal Income Tax Consequences of the Consolidation

        Subject to the treatment of fractional shares, the Consolidation will result in all of the Progressive common shares being replaced by a lesser number of Progressive common shares in the same proportion for all Progressive shareholders, in circumstances where there is no change in the total capital represented by the issue, there is no change in the interest, rights or privileges of the shareholders and there are no concurrent changes in the capital structure of Progressive. On that basis, subject to the paragraph below, the Consolidation will not result in any disposition or acquisition of Progressive common shares. The aggregate adjusted cost base to a Progressive shareholder of all Progressive common shares held by such Progressive shareholder will not change as a result of the Consolidation; however, the shareholder's adjusted cost base per Progressive common share will increase proportionately.

        Holders who may receive cash in lieu of a fractional Progressive common share as a result of the Consolidation should consult their own tax advisors with respect to the Canadian federal income tax implications thereof, which may depend, in part, on the mechanism used to make the cash payment.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(All amounts are in thousands of U.S. dollars unless otherwise stated. All share amounts and share totals are expressed in thousands of shares unless otherwise stated)

        The accompanying unaudited pro forma condensed combined financial information (referred to in this section as "financial statements") has been prepared by management of Progressive and reviewed by management of Waste Connections. These financial statements have been prepared for inclusion in this proxy statement/prospectus and the management information circular to be delivered to holders of Progressive common shares, reflecting the Merger as further described below.

        For purposes of presenting these financial statements, Waste Connections has been identified as the acquirer for accounting purposes and the acquisition method of accounting has been applied. Identifying the acquirer requires various considerations including the relative voting rights post-closing, the size of minority voting interests and the composition of the board of directors and senior management. Based on these considerations, former Waste Connections stockholders will hold a majority of the post-closing voting rights of the combined company and both the post-closing composition of the board of directors and senior management are most closely aligned with Waste Connections.

        The financial statements have been prepared in accordance with GAAP. The accompanying unaudited pro forma condensed combined statement of operations gives effect to the Merger as if the Merger was effective January 1, 2015 for the fiscal year ended December 31, 2015. The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger occurred on December 31, 2015.

        The historical results of operations have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing impact on the results of the combined company. The pro forma financial information for the periods presented was based on the historical results of Progressive and Waste Connections as outlined below:

  •
  Audited consolidated financial statements of Progressive as of and for the year ended December 31, 2015.

  •
  Audited consolidated financial statements of Waste Connections as of and for the year ended December 31, 2015.

  •
  Various adjustments and assumptions considered necessary to give pro forma effect to the Merger.

        These financial statements are not indicative of the financial position and results of operations that would have occurred had the transaction been in effect on the dates presented herein or of the financial position or operating results which may be realized in the future. In addition, these financial statements do not purport to project the future financial or operating results of the combined company. There were no material transactions between Progressive and Waste Connections during the periods presented that require elimination.

        In preparing these financial statements, no adjustments were made to reflect the pro forma effects of acquisitions completed by Progressive or Waste Connections during the year ended December 31, 2015, as these acquisitions were not considered significant, individually and in the aggregate. In addition, no adjustments were made to reflect operating synergies or selling, general and administration costs or savings that may be incurred by, or would accrue to, the combined company. The statement of operations does not reflect material non-recurring charges and the related tax effects which directly result from this transaction. These amounts are reflected as a charge to retained (deficit) earnings and an increase in current liabilities. However, certain non-recurring charges, which could be material, and related tax effects, will be included in the actual statement of operations of the combined company post-closing.

        These financial statements have been prepared for illustrative purposes only and their preparation requires management of Progressive to make estimates and assumptions that affect the reported amounts of pro forma assets and liabilities at the balance sheet date and the reported amounts of pro forma revenues and expenses for the period presented. Actual results may differ materially from these estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing these financial statements. Certain historical financial statement presentation for Progressive has been reclassified to conform to Waste Connections' presentation.

        On January 18, 2016, Progressive, Merger Sub and Waste Connections entered into the Merger Agreement. On the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Waste Connections, with Waste Connections surviving the Merger as a wholly-owned subsidiary of Progressive.

        On consummation of the Merger, each share of Waste Connections common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 2.076843 common shares of Progressive. Subject to the approval of the Progressive shareholders, following the Merger Progressive expects to immediately implement the Consolidation on the basis of 0.4815 of a common share on a post-Consolidation basis for each one (1) common share outstanding on a pre-Consolidation basis. If the Consolidation is approved by the Progressive shareholders, Waste Connections stockholders will receive one post-Consolidation common share of Progressive for each share of Waste Connections common stock, resulting in approximately 175 million combined shares outstanding post-Merger. The Merger is not conditioned on the approval of the Consolidation. In the event that the Merger is consummated but the Progressive shareholder approval of the Consolidation is not obtained, Waste Connections stockholders will receive 2.076843 Progressive common shares for each share of Waste Connections common stock as a result of the Merger and the number of Progressive common shares held by Progressive shareholders will remain unchanged.

        Immediately following the Consolidation (or, if the Consolidation is not approved by the Progressive shareholders, immediately following the Merger), Progressive will amalgamate with a new, wholly-owned Ontario subsidiary of Progressive with the resulting combined company assuming the name "Waste Connections, Inc." Upon the completion of the Merger, regardless of whether or not the Consolidation occurs, Waste Connections' former stockholders will own approximately 70% and the pre-Merger Progressive shareholders will own approximately 30%, respectively, of the resulting combined company.

        As part of the Merger, Progressive will also assume each Waste Connections stock-based award that is outstanding immediately prior to the completion of the Merger, on the basis that such Waste Connections stock-based award entitles its holder to receive Progressive common shares in lieu of Waste Connections common stock (adjusted in accordance with the Exchange Ratio and, if applicable, the Consolidation). Applying modification accounting to these awards results in no incremental fair value since Waste Connections is the accounting acquirer requiring no additional expense to be recorded in the post-combination period.

        The financial statements have been prepared applying the following significant assumptions:

  •
  Each Progressive common share issued and outstanding is exchanged for a common share of the combined company applying the exchange ratio of 0.4815. Issued and outstanding common shares of Progressive total 109,303,356 and represent 52,390,400 common shares of the combined company after giving effect to the Consolidation, assuming that the Consolidation is approved.

  •
  Each Progressive stock award that is a stock option to purchase shares of the combined company's common shares, post-Merger, whether vested or not then vested or exercisable, shall be assumed by the combined company at an exchange ratio of 0.4815. Outstanding stock options at December 31, 2015 totaled 1,682,962, which is the equivalent of 810,346 stock options in the combined company after application of the exchange ratio. Certain stock options whose rights were forfeited in January 2016 due to termination of employment have been excluded from the estimate of purchase consideration, totaling 600,000 options. Options issued with stock appreciation rights (that can be settled in cash) have been revalued and, to the extent attributable to pre-combination service, are included in the estimate of assets acquired and liabilities assumed.

  •
  Each Progressive restricted share will be adjusted by the exchange ratio of 0.4815. The vested restricted shares and the portion of the unvested restricted shares, attributable to pre-combination service, have been included in the estimate of purchase consideration.

  •
  At the time of closing of the Merger, all outstanding indebtedness under Progressive's existing credit facility, and all indebtedness under Waste Connections' existing credit facility, will be repaid and those agreements will be terminated, and the combined company will enter into a new credit facility with Bank of America, N.A., as administrative agent and certain other lenders (the "New Credit Facility"), which will provide for revolving advances of up to $1,500,000 at any one time outstanding and for a term loan in an aggregate principal amount of $1,500,000. See "The Merger — Indebtedness of the Combined Company

    Following the Merger." Interest expense recorded in the unaudited pro forma condensed consolidated statement of operations has been adjusted to reflect interest rates currently anticipated to be payable under the New Credit Facility.

  •
  Progressive estimates that it will incur total severance and retention costs of approximately $45,831, comprising approximately $40,477 attributable to severance and approximately $5,354 attributable to retention. Approximately $23,670 of severance costs have been excluded from the pro forma purchase price allocation and the unaudited pro forma condensed combined statement of operations as a formal plan of termination has not been approved at this time. The balance, approximately $16,807, represents severance costs attributable to individuals whose employment terminated with Progressive, which Progressive expects to settle prior to consummation of the Merger. These amounts have been included in current liabilities in the estimate of assets acquired and liabilities assumed. Estimated costs of retention, for certain employees of Progressive, totaling approximately $3,677 are due on or before the change in control and these amounts are included in current liabilities in the estimate of assets acquired and liabilities assumed. The balance of estimated retention costs totaling approximately $1,677 have been excluded from the purchase price allocation but are reflected as a charge to retained (deficit) earnings and an increase in current liabilities.

  •
  Estimated acquisition-related transaction costs total approximately $66,150, include advisory, legal and other transaction related costs. Approximately $22,000 of these costs are expected to be incurred by Waste Connections, with approximately $21,900 reflected in these financial statements as an increase to current liabilities and a charge to accumulated (deficit) earnings. The balance, approximately $100 was incurred by Waste Connections before December 31, 2015 and is included in Waste Connections' historical financial statements. Acquisition-related transaction costs expected to be incurred by Progressive total approximately $44,150, with approximately $43,136 included in current liabilities in the estimate of assets acquired and liabilities assumed and the remainder, approximately $1,014, having been incurred by Progressive prior to December 31, 2015 and included in its historical financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As at December 31, 2015

(In thousands of U.S. dollars and shares)

	Historical
			Pro Forma
		Waste Connections
	Progressive		Adjustments	Notes	Combined
ASSETS
Current assets	$275,240	$362,427	$—		$637,667
INTANGIBLES	176,973	511,294	664,679	5.a.	1,352,946
GOODWILL	886,911	1,422,825	1,623,731	5.b.	3,933,467
DEFERRED FINANCING COSTS	15,017	—	(15,017)	3., 5.c.	—
CAPITAL AND LANDFILL ASSETS	1,861,706	2,738,288	294,728	5.d.	4,894,722
OTHER ASSETS	29,062	86,964	3,722	6.g.	119,748

TOTAL ASSETS	$3,244,909	$5,121,798	$2,571,843		$10,938,550
LIABILITIES
Current liabilities	$300,147	$378,274	$101,440	5.e., 5.f., 5.g., 6.e., 6.f., 6. g.	$779,861
LONG-TERM DEBT	1,550,226	2,147,127	(3,062)	3., 5.c., 6.g.	3,694,291
LANDFILL CLOSURE AND POST-CLOSURE COSTS	115,195	78,613	27,405	5.h.	221,213
DEFERRED INCOME TAXES	129,970	452,493	302,728	5.i.	885,191
OTHER LIABILITIES	20,474	73,507	(708)	5.j.	93,273

TOTAL LIABILITIES	2,116,012	3,130,014	427,803		5,673,829
SHAREHOLDERS' EQUITY
Common shares	1,691,963	1,224	1,597,080	6.a., 6.b., 6.f.	3,290,267
Restricted shares	(12,461)	—	19,582	6.a., 6.c.	7,121
Additional paid in capital	7,015	736,652	(6,665)	6.a., 6.d.	737,002
Accumulated (deficit) earnings	(360,948)	1,259,495	337,371	6.a., 6.e.	1,235,918
Accumulated other comprehensive loss	(196,672)	(12,171)	196,672	6.a.	(12,171)
Noncontrolling interest in subsidiaries	—	6,584	—		6,584

TOTAL SHAREHOLDERS' EQUITY	1,128,897	1,991,784	2,144,040		5,264,721

TOTAL LIABILTIES AND SHAREHOLDERS' EQUITY	$3,244,909	$5,121,798	$2,571,843		$10,938,550

The accompanying notes are an integral part of these financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2015
(In thousands of U.S. dollars and shares, except net income per share amounts)

	Historical
			Pro Forma
		Waste Connections
	Progressive		Adjustments	Notes	Combined
REVENUES	$1,925,592	$2,117,287	$—		$4,042,879
EXPENSES
OPERATING	1,231,377	1,177,409	(3,307)	7.a.	2,405,479
SELLING, GENERAL AND ADMINISTRATION	220,693	237,484	2,293	7.a., 7.b.	460,470
RESTRUCTURING	3,682	—	—		3,682
DEPRECIATION AND AMORTIZATION	258,403	269,434	44,941	7.c.	572,778
NET GAIN ON SALE OF CAPITAL AND LANDFILL ASSETS, IMPAIRMENTS AND OTHER OPERATING ITEMS	(11,279)	494,492	—		483,213

OPERATING INCOME (LOSS)	222,716	(61,532)	(43,927)		117,257
INTEREST ON LONG-TERM DEBT	57,216	64,236	(15,403)	7.d.	106,049
OTHER NET EXPENSES	8,703	518	—		9,221

INCOME (LOSS) BEFORE INCOME TAXES	156,797	(126,286)	(28,524)		1,987
INCOME TAX EXPENSE (RECOVERY)	32,921	(31,592)	(9,413)	7.e.	(8,084)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,070	—		1,070

NET INCOME (LOSS)	$123,876	$(95,764)	$(19,111)		$9,001
Net income (loss) per weighted average share, basic	$1.12	$(0.78)			$0.05
Net income (loss) per weighted average share, diluted	$1.12	$(0.78)			$0.05
Weighted average number of shares outstanding, basic	110,480	123,492		8	175,025
Weighted average number of shares outstanding, diluted	110,480	123,492		8	175,025

The accompanying notes are an integral part of these financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

1. DESCRIPTION OF THE TRANSACTION

        On January 18, 2016, the Progressive board of directors and the Waste Connections board of directors unanimously approved the Merger Agreement, pursuant to which the companies would merge to create a combined company. To effect the combination Waste Connections will merge into a wholly-owned subsidiary of Progressive, Merger Sub, with Waste Connections surviving the Merger. The Merger Agreement contemplates that Waste Connections common stock outstanding on the effective date of closing will be cancelled and automatically converted, through a series of transactions, into the right to receive 2.076843 Progressive common shares, including any cash payable in lieu of fractional shares. Subject to the approval of the Progressive shareholders, Progressive expects to immediately implement a Consolidation by replacing each share outstanding on a pre-consolidated basis for 0.4815 shares on a post-consolidation basis, resulting in approximately 175 million combined shares outstanding. Upon the completion of the Merger, which is expected to occur in the second quarter of 2016, Waste Connections stockholders will own approximately 70% and pre-Merger Progressive shareholders will own approximately 30% of the shares of the combined company.

        The Merger is subject to approval by Progressive shareholders and Waste Connections stockholders and the satisfaction or waiver (if permissible under applicable law) of customary closing conditions and regulatory approvals, including anti-trust and competition law approvals in the U.S. and certain other foreign jurisdictions, including Canada.

2. BASIS OF PRESENTATION

        This unaudited pro forma condensed combined financial information (referred to in this section as the "financial statements") was prepared using the acquisition method of accounting, with Waste Connections being the accounting acquirer, and is based on the historical financial statements of Progressive and Waste Connections. Certain reclassifications have been made to the historical financial statements to conform with the financial statement presentation adopted by Waste Connections. These adjustments are primarily related to the presentation of certain costs recorded to operating expenses and selling, general and administration expense.

        The acquisition method of accounting is based on Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), and uses the fair value concepts defined in ASC 820, Fair Value Measurements ("ASC 820"). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values on the acquisition date. In addition, ASC 805 establishes that consideration transferred be measured at the closing date of the Merger at the then-current market price. For the purpose of preparing these financial statements the closing share price on February 26, 2016 for each share of Waste Connections common stock of $62.79 was used, which will likely differ from the share price existing on the closing date. Accordingly, total consideration and amounts attributable to goodwill will differ, and these differences may be material.

        ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and may differ significantly from their final amounts.

        Under the acquisition method of accounting, assets acquired and liabilities assumed of Progressive will be recorded at the completion of the Merger, primarily at their respective fair values and added to those of Waste

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

2. BASIS OF PRESENTATION (Continued)

Connections. The results of operations of Progressive will be included in the financial statements of the combined company as of the Merger's closing.

        Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the period in which these costs are incurred. Total acquisition-related transaction costs expected to be incurred by Progressive and Waste Connections are estimated at approximately $66,150, of which approximately $1,014 and $100 were incurred by Progressive and Waste Connections, respectively, in the year ended December 31, 2015. Approximately $21,900 of these costs are reflected in these financial statements as an increase to current liabilities and a charge to accumulated (deficit) earnings. The balance, approximately $43,136, is included in current liabilities in the estimate of assets acquired and liabilities assumed.

        These financial statements do not reflect any other acquisition-related integration charges expected to be incurred in connection with the Merger; these charges are expected to be approximately $90,000, on a pre-tax basis. Included in these costs are approximately $45,000 of amounts attributable to unwinding Progressive's interest rate swaps which Waste Connections intends to undertake post-closing.

3. ACCOUNTING POLICIES

        The accounting policies used in the preparation of these financial statements are the same as those set out in Waste Connections' consolidated financial statements as of and for the year ended December 31, 2015. Management of Progressive and Waste Connections have jointly reviewed the accounting policies of Progressive and Waste Connections and believe they are materially consistent with Progressive's accounting policies, except for deferred financing costs, which Waste Connections early adopted in 2015 and which has been adjusted for in these financial statements. The new guidance requires that debt issuance costs (other than those paid to a lender) be presented as a direct deduction from the carrying value of the associated debt liability on an entities' balance sheet, consistent with the presentation of a debt discount. The new guidance does not affect the recognition and measurement of debt issuance costs. Accordingly, the amortization of such costs continues to be calculated using the interest method and is reported as interest expense. The FASB updated this guidance in August 2015 to clarify that fees paid to lenders to secure revolving lines of credit are not in the scope of the new guidance and should continue to be recorded as an asset on the balance sheet. Certain of Progressive's deferred financing costs totaling approximately $3,489 have been reclassified to long-term debt to conform to Waste Connections' early adoption of this guidance.

        On closing of the Merger, Waste Connections will undertake an in-depth review of Progressive's accounting policies. As a result of this review, Waste Connections may identify differences in accounting policies that have not been adjusted for in these financial statements. Other than described above, neither management of Progressive nor Waste Connections believes that any such differences would be material to the financial statements of the combined company, however material differences could result from the review by Waste Connections in the post-combination period.

4. ESTIMATED PURCHASE CONSIDERATION

        These financial statements have been prepared to reflect the Merger and the Consolidation. Total consideration is comprised of common shares of the combined company totaling approximately $3,289,594, coupled with the estimated fair value of options and restricted shares assumed by the combined company on closing, approximately $350 and $7,121, respectively. For the purpose of estimating total purchase consideration, it is expected that no significant payment for fractional shares will be made.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

4. ESTIMATED PURCHASE CONSIDERATION (Continued)

        The following is a preliminary estimate of purchase consideration expected to be transferred at the closing date:

	Estimated Fair Value	Form of Consideration
Number of common shares of Progressive outstanding on December 31, 2015	108,806.7
Multiplied by the share consolidation exchange ratio	0.4815
Multiplied by Waste Connections' price per share as of February 26, 2016	$62.79

Subtotal	$3,289,594	Common shares
Stock options of Progressive outstanding and expected to be exchanged for options in the combined company	14.6
Multiplied by the share consolidation exchange ratio	0.4815
Multiplied by the fair value of the stock option (expressed in Canadian dollars)	$67.53
Foreign currency ("FX") rate on February 26, 2016	0.74

Subtotal	$350	Stock Options
Restricted shares of Progressive outstanding and expected to be exchanged for RSUs in the combined company	235.6
Multiplied by the share consolidation exchange ratio	0.4815
Multiplied by Waste Connections' price per share as of February 26, 2016	$62.79

Subtotal	$7,121	Restricted Shares
Total estimated purchase consideration	$3,297,065

        Estimated purchase consideration expected to be transferred does not purport to represent what the actual consideration transferred will be when the Merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred is be measured on the closing date of the Merger at the then-current market price. Accordingly, it is likely that the Waste Connections share price used to determine purchase consideration on closing of the Merger will differ from the share price used in the estimate of purchase consideration, and that difference may be material. Waste Connections' share price volatility for the three months leading up to the announcement of the Merger was approximately 19.1715%. Accordingly, it is reasonable to expect that Waste Connections' share price on closing of the Merger will differ from the common share price used in these financial statements by an amount up to this share price volatility. A change in Waste Connections' share price of 19.1715% results in an increase or decrease to the estimate of purchase consideration totaling approximately $632.1, with a corresponding increase or decrease to goodwill.

        The estimated fair value of Progressive stock options included as a component of estimated purchase consideration has been determined using the Black-Scholes-Merton option pricing model. The estimate of fair value reflects Waste Connections' share price volatility over an appropriate period, Waste Connections' share price and Waste Connections' historical dividend payments. Each Progressive option was converted applying the Consolidation exchange ratio.

        The estimated fair value of Progressive restricted shares, included as a component of estimated purchase consideration, has been determined based on the closing share price on February 26, 2016 for each share of Waste Connections common stock of $62.79, adjusted by the Consolidation exchange ratio.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

5. ESTIMATED FAIR VALUE OF ASSETS AQUIRED AND LIABILITIES ASSUMED

        The following is a preliminary estimate of the assets acquired and liabilities assumed of Progressive by Waste Connections, reconciled to estimated purchase consideration.

Estimated purchase consideration	$3,297,065

Estimated fair value of assets acquired and liabilities assumed
Current assets	$275,240
Intangibles	841,652
Capital and landfill assets	2,156,434
Other assets	29,062
Current liabilities	(370,477)
Long-term debt	(1,550,226)
Landfill closure and post-closure costs	(142,600)
Deferred income taxes	(432,896)
Other liabilities	(19,766)

$786,423
Excess of purchase consideration over estimated assets acquired and liabilities assumed	$2,510,642

Overview

        The carrying value of current assets and liabilities, which comprise cash, accounts receivable, prepaid expenses and other current assets, accounts payable and certain accrued charges and other current liabilities, approximates fair value due their relatively short-terms to maturity, expect as outlined below in e., f. and g. For the purpose of ascribing an estimate of fair value to Progressive's accounts receivable, the adequacy of Progressive's allowance for doubtful accounts was reviewed.

a. Intangibles

        The preliminary estimated fair value of intangibles is $841,652. Intangibles primarily consist of customer relationships and customer lists. Amortization related to the fair value of amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations.

        The fair values of certain intangibles have been determined using a discounted cash flow approach. The discounted cash flow approach utilizes various estimates, including but not limited to annual average price inflation, operating and administrative costs, income tax rates, contributory asset, working capital, and assembled workforce charges, future capital expenditures and their timing of spend, revenues, revenue growth, customer attrition, and the weighted average cost of capital. The primary assumptions include revenue growth, capital spending, margins, acquisitions, and tax and discount rates and were as follows: revenue growth ranging from 2.0 to 2.8%; capital and landfill expenditures ranging from 7.2% to 9.7% of revenues; revenue less operating and selling, general and administration ("SG&A") expense margin held constant at each segments' expected margin for 2016; no acquisitions or corporate cost allocations were assumed; a tax rate of 26.5% for Progressive's Canadian operations and 40.0% for Progressive's U.S. operations and a weighted average cost of capital ("WACC") of 9.5% were applied. Changes in one or any combination of these assumptions could have a

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

5. ESTIMATED FAIR VALUE OF ASSETS AQUIRED AND LIABILITIES ASSUMED (Continued)

significant impact on the estimated fair value of intangibles. The average estimated useful lives of intangibles reflect the period over which the combined company expects to benefit from their use.

Intangibles	Estimated Fair Value	Average Estimated Useful Life (Expressed in Years)
Customer collection contracts and lists	$727,787	10
Transfer station permits	12,944	20
Trade names	100,921	20

	$841,652

        The following table presents the impact of a 1% change in each of the primary assumptions used to estimate the fair value of certain intangibles, including the resulting impact on the estimate of fair value. Each of the changes to the primary assumptions presented below and the related impact on the estimate of fair value, are presented in isolation. Transfer station permits are valued based on the cost to replace. Neither Progressive nor Waste Connections views the primary assumptions used to determine the estimated fair value of transfer station permits as being sensitive to significant change.

	Change	Impact on Estimated Fair Value
Customer collection contracts and customer lists
Change in revenue growth assumption	1%	$19,989
Change in capital expenditure assumption	1%	$7,561
Change in WACC	1%	$57,489
Trade names
Change in revenue growth assumption	1%	$12,116
Change in WACC	1%	$15,695

b. Goodwill

        Goodwill is calculated as the difference between the acquisition date fair value of the estimated purchase consideration and the preliminary estimated fair values assigned to assets acquired and liabilities assumed. Goodwill is not amortized. Historical goodwill of Progressive totaling $886,911 was eliminated. Goodwill recognized as the excess of purchase consideration over estimated assets acquired and liabilities assumed amounted to approximately $2,510,642, representing a net pro forma adjustment of $1,623,731.

c. Deferred financing costs (reclassified to long-term debt)

        Deferred financing costs, representing fees associated with arranging Progressive's existing credit facility, were determined to have no future value. As such these amounts have been ascribed a fair value of $0 in the preliminary purchase price equation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

5. ESTIMATED FAIR VALUE OF ASSETS AQUIRED AND LIABILITIES ASSUMED (Continued)

d. Capital and landfill assets

        The preliminary estimate of fair value for Progressive's capital and landfill assets may change and this change may be significant. For the purpose of preparing these financial statements, the net book value of Progressive's capital assets is representative of management's best estimate of fair value. The fair value estimate for Progressive's capital assets will be determined based on information as to the specific nature and condition of Progressive's capital assets (land and improvements, buildings and improvements, vehicles and equipment, containers and compactors and furniture, fixtures and computer equipment) and an in-depth knowledge of the assets being evaluated as well as a profile of the associated market participants to determine the appropriate valuation premise, in-use or in-exchange, for each type of capital asset.

        The fair value adjustment to landfill permits utilized a discounted future cash flow approach. The primary assumptions used in the discounted cash flow calculation include revenue growth, landfill spending, margins, and tax and discount rates. The primary assumptions used in the most recent estimate of fair value included the following: revenue growth of 2.0%; landfill expenditures specific to each site as estimated by Progressive's engineers; revenue less operating and SG&A expense margins held constant; and a tax rate of 26.5% for Progressive's Canadian operations and 40.0% for Progressive's U.S. operations and a WACC of 8.5% were applied. Estimated fair value adjustments for landfill assets totaled approximately $294,728. Changes in any one or combination of these assumptions could have a significant impact on the estimated fair value of landfill assets.

Landfill assets	Estimated Fair Value	Average Estimated Useful Life
Landfill assets	$1,227,323	Over the estimated disposal capacity of each site

        The following table presents the impact of a 1% change in each of the primary assumptions used to estimate the fair value of landfill assets, including the resulting impact on the estimate of fair value. Each of the changes to the primary assumptions presented below and the related impact on the estimate of fair value, is presented in isolation.

	Change	Impact on Estimated Fair Value
Landfill assets
Change in revenue growth assumption	1%	$153,944
Change in WACC	1%	$101,745

e. Current liabilities

        The estimated fair value of the current portion of landfill closure and post-closure costs applied both the inflation and credit adjusted risk free rate used by Waste Connections to value its landfill closure and post-closure costs, 2.5% and 4.75%, respectively. The current portion of landfill closure and post-closure costs increased approximately $2,550 as a result of this change.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

5. ESTIMATED FAIR VALUE OF ASSETS AQUIRED AND LIABILITIES ASSUMED (Continued)

f. Current liabilities

        Stock options issued to their holders with SARs have been revalued using a Black-Scholes-Merton option pricing model. The revaluation reflects Waste Connections' share price volatility over an appropriate period for each option tranche issued, Waste Connections' share price and Waste Connections' historical dividend payments. Each Progressive option was converted applying the exchange ratio and translated to U.S. dollars using the Bank of Canada noon rate on December 31, 2015. The estimated fair value of these options is approximately $4,160 higher than the value recorded by Progressive on December 31, 2015. The pro forma adjustment of $664,679 represents the difference between historical intangible balance of $176,973 and the fair value of $841,652.

g. Current liabilities

        Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the period in which these costs are incurred. Total acquisition-related transaction costs expected to be incurred by Progressive and Waste Connections are estimated at approximately $66,150, of which approximately $1,114 was incurred and recorded in the year ended December 31, 2015. Approximately $21,900 of these costs are reflected in these financial statements as an increase to current liabilities and a charge to accumulated (deficit) earnings. The balance, approximately $43,136, is included in current liabilities in the estimate of assets acquired and liabilities assumed. Estimated costs of retention, for certain employees of Progressive, totals approximately $5,354, of which approximately $3,677 is due on or before the change in control and is included in current liabilities in the estimate of assets acquired and liabilities assumed. The balance of these retention costs have been included as an increase to current liabilities and a charge to accumulated (deficit) earnings totaling approximately $1,677. In addition, approximately $16,807, representing severance costs attributable to individuals whose employment terminated with Progressive in January 2016, have also been included in current liabilities in the estimate of assets acquired and liabilities assumed.

h. Landfill closure and post-closure costs (long-term)

        Refer to item e. above. The long-term portion of landfill closure and post-closure costs increased approximately $27,405 as a result of this change.

i. Deferred income taxes

        Estimated fair value adjustments and their impact on deferred income taxes are as follows:

Estimated fair value or pro forma adjustments for:	Impact on deferred income taxes — increase (decrease)
Intangibles	$219,344
Deferred financing costs	(3,980)
Capital and landfill assets	97,260
Current liabilities	(842)
Landfill closure and post-closure costs	(9,044)
Other liabilities — long-term	188
Common shares	(198)

$302,728

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

5. ESTIMATED FAIR VALUE OF ASSETS AQUIRED AND LIABILITIES ASSUMED (Continued)

        The impact on deferred income taxes from estimated fair value pro forma adjustments has been calculated using the effective statutory tax rates for Progressive's Canadian and U.S. operations, approximately 26.5% and 40.0%, respectively.

j. Other liabilities — long-term (deferred lease liabilities)

        Deferred lease liabilities totaling approximately $708, representing liabilities associated with long-term leases for certain office space, were determined to have no future value. As such these amounts have been ascribed a fair value of $nil in the preliminary purchase price equation.

6. PRO FORMA ADJUSTMENTS TO THE CONDENSED COMBINED BALANCE SHEET

a. Shareholders' equity — elimination of historical amounts

        Elimination of Progressive shareholders' equity, comprising common shares, restricted shares, additional paid in capital, accumulated deficit and accumulated other comprehensive loss.

b. Shareholders' equity — common shares

        Issue of 108,806.7 thousand Progressive common shares applying a Consolidation exchange ratio of 0.4815 for each share of Progressive stock, multiplied by the price for each share of Waste Connections common stock of $62.79, representing its value on the close of trade February 26, 2016 and yielding total estimated purchase consideration of approximately $3,289,594.

c. Shareholders' equity — restricted shares

        Estimated fair value of 235.6 Progressive restricted shares applying a Consolidation exchange ratio of 0.4815 for each unearned restricted share issued by Progressive, multiplied by the price for each share of Waste Connections common stock of $62.79, representing its value on the close of trade February 26, 2016 and yielding total estimated purchase consideration of approximately $7,121.

d. Shareholders' equity — additional paid in capital — stock options

        Estimated fair value of 14.6 Progressive stock options applying a Consolidation exchange ratio of 0.4815 for each equity based stock option issued by Progressive, multiplied by the estimated fair value for each option valued at Canadian $67.53 and a foreign currency exchange rate of 0.7382 on February 26, 2016, yielding total estimated purchase consideration of approximately $350.

e. Shareholders' equity — accumulated deficit — transaction and severance costs

        Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the period in which these costs are incurred. Total acquisition-related transaction costs expected to be incurred by Progressive and Waste Connections are estimated at approximately $66,150, of which approximately $1,114 was incurred in the year ended December 31, 2015. Approximately $21,900 of these costs are reflected in these financial statements as an increase to current liabilities and a charge to accumulated (deficit) earnings. The balance, approximately $43,136, is included in the estimate of assets acquired and liabilities assumed. Estimated costs of retention, for certain employees of Progressive, totals approximately $5,354, of which approximately $3,677 is due on or before the change in control and is included in current liabilities in the estimate of assets acquired and liabilities assumed. The balance of these retention costs have

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

6. PRO FORMA ADJUSTMENTS TO THE CONDENSED COMBINED BALANCE SHEET (Continued)

been included as an increase to current liabilities and a charge to accumulated (deficit) earnings totaling approximately $1,677.

        These financial statements do not reflect any other acquisition-related integration charges expected to be incurred in connection with the Merger; these charges are expected to be approximately $90,000, on a pre-tax basis.

f. Shareholders' equity — common shares — registration costs

        Filing fees expected to be incurred on the registration of Progressive's common shares issued in connection with this transaction are estimated to be approximately $749, on a before tax basis. These costs are reflected as a reduction to common shares and an increase to current liabilities.

g. Other assets (long-term) and long-term debt — deferred financing costs

        Estimated financing costs attributable to the commitment arrangement between Waste Connections and Bank of America, and certain other parties totals approximately $6,784. Of this amount, approximately $3,722 is attributable to the revolving component of the new commitment and has been recorded to other assets classified as long-term, with the balance, approximately $3,062, attributable to the term loan component of the commitment and recorded to long-term debt.

7. PRO FORMA ADJUSTMENTS TO THE CONDENSED COMBINED STATEMENT OF OPERATIONS

        The pro forma condensed combined statement of operations for the year ended December 31, 2015 has been prepared as if the Merger was consummated on January 1, 2015.

        Pro forma adjustments for the year ended December 31, 2015 are as follows:

a. Reclassification

        Certain costs have been reclassified to conform to Waste Connections' presentation. Accordingly, operating costs recorded in the historical financial statements of Progressive have been reclassified to selling, general and administration totaling approximately $3,307.

b. Selling, general and administration expense — certain acquisition-related transactions costs

        Certain acquisition-related transaction costs incurred by Progressive and Waste Connections totaling approximately $1,014 have been reversed, as they relate specifically to this transaction, and are not considered a continuing expense for the combined company.

c. Intangible, capital and landfill asset amortization expense

        To adjust intangible, capital and landfill asset amortization expense by eliminating Progressive's historical amortization expense and recording an estimate of amortization expense derived from amortizing the fair value estimates of intangibles, capital and landfill assets over their average estimated useful lives.

d. Interest expense

        Interest expense recorded in the unaudited pro forma condensed consolidated statement of operations has been adjusted to reflect interest rates outlined in a commitment arrangement between Waste Connections and certain other parties. The commitment arrangement proposes to make available to the combined company a

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

7. PRO FORMA ADJUSTMENTS TO THE CONDENSED COMBINED STATEMENT OF OPERATIONS (Continued)

$3,200,000 combined facility comprising a $1,562,500 revolving credit facility and a $1,637,500 term facility, the purpose of which is to refinance all amounts outstanding under the Progressive and Waste Connections facilities, to fund working capital, capital expenditures, acquisitions, letters of credit and other corporate purposes. These financial statements assume that the term facility will be drawn in full with all remaining amounts drawn on the revolving credit facility. For the purpose of these financial statements, interest expense was estimated applying an interest rate of LIBOR or Bankers' Acceptances plus an applicable margin of 120 basis points. The combined company anticipates repositioning Waste Connections' currently issued and outstanding notes and issuing an additional $500,000 of notes, with varying maturities, at the time of closing. The repositioning of the currently issued and outstanding notes of Waste Connections has no impact on these financial statements, and the anticipated issuance of $500,000 of additional notes, with various maturities, at the time of closing does not qualify as a commitment for the purpose of presenting these financial statements. Accordingly, interest expense has not been adjusted for issuance of $500,000 of additional notes.

        Progressive's interest expense has been adjusted down by approximately $13,746 to reflect interest expense had Progressive's drawings in 2015 been subject to the rates of borrowing included in the combined facility. The amortization of deferred financing costs recorded to interest expense for both Progressive and Waste Connections and totaling approximately $4,965 was eliminated and replaced with deferred financing costs expected to be borne by the combined company totaling approximately $3,308.

Year ended December 31, 2015
Adjust Progressive's historical interest expense attributable to drawings under its credit facility	$(13,746)
Eliminate certain of Progressive's and Waste Connections' amortization of deferred financing costs as Progressive's and Waste Connections' credit facilities will be eliminated in connection with the merger	(4,965)
Add expected amortization of deferred financing costs attributable to the combined facility applying the effective interest rate method	3,308

Adjustment	$(15,403)

        Should interest rates change by 12.5 basis points, interest expense will either increase or decline by approximately $4,790.

e. Income tax expense (recovery)

        To record the impact of pro forma adjustments to income tax expense (recovery):

Pro forma adjustments	Impact on income tax expense (recovery)
Selling, general and administration expense	$335
Intangibles — amortization expense	(14,831)
Interest expense	5,083

$(9,413)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

(unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)

7. PRO FORMA ADJUSTMENTS TO THE CONDENSED COMBINED STATEMENT OF OPERATIONS (Continued)

        Progressive's and Waste Connections' historical effective tax rates differ from statutory tax rates as disclosed in the respective Annual Reports incorporated by reference in the proxy statement / prospectus. The impact on deferred income tax expense (recovery) from the pro forma adjustments has been calculated using the statutory tax rates for Progressive's Canadian and U.S. operations, approximately 26.5% and 40.0%, respectively, based on preliminary assumptions related to the jurisdictions in which the estimated pro forma adjustments will be recorded. Pro forma adjustments not clearly identified to a particular jurisdiction reflect a blended average Canadian and U.S. tax rate of 33%.

        The $8,084 tax benefit on $1,987 pro forma income before taxes is a summation of Progressive's and Waste Connections' historical taxes with the tax provision relating to the pro forma adjustments and is not indicative of expected tax benefits at this rate, or of any benefits at all, in the future. The taxes on pre-tax historical income reflect effective tax rates lower than the blended statutory tax rate used to calculate the tax benefit on the pro forma adjustments (expense) predominantly due to a portion of Waste Connections' goodwill impairment charge in 2015, which was not deductible for tax purposes, resulting in a decrease to its effective income tax benefit. For these reasons, the combined pro forma tax benefit is not a useful indicator of the tax impact in the future.

        Progressive expects to undertake post-merger activities, including an analysis of cash needs and geographical mix of income that have yet to be determined and are, therefore, not factually supportable for the purposes of incorporation into the pro forma financial information, but are expected to result in tax savings to the combined company. Such activities could have a material impact on the income tax expense.

8.     PRO FORMA NET INCOME PER SHARE

        The calculation of pro forma net income per weighted average share, basic and diluted and the weighted average number of shares outstanding is based on the pro forma number of shares outstanding for the year had the issuance of shares taken place on January 1, 2015.

Year ended December 31, 2015
Pro forma net income	$9,001
Weighted average Waste Connections shares outstanding, basic and diluted	123,492
Additional shares issued on acquisition	51,533

Pro forma weighted average combined company shares outstanding, basic and diluted	175,025
Pro forma net income per weighted average combined company shares outstanding, basic and diluted	$0.05

 MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE TRANSACTIONS

Executive Officers of the Combined Company

        Set forth below are the names and ages as of March 1, 2016 of all of the current executive officers of Waste Connections. At the consummation of the Merger, the current executive officers of Waste Connections listed below will become the executive officers of the combined company and will hold the titles set forth opposite their names.

Name	Age	Title

Ronald J. Mittelstaedt	52	Chief Executive Officer and Chairman

Steven F. Bouck	58	President

Darrell W. Chambliss	51	Executive Vice President and Chief Operating Officer; Assistant Secretary

Worthing F. Jackman	51	Executive Vice President and Chief Financial Officer; Assistant Secretary

David G. Eddie	46	Senior Vice President and Chief Accounting Officer

David M. Hall	58	Senior Vice President — Sales and Marketing

James M. Little	54	Senior Vice President — Engineering and Disposal

Patrick J. Shea	45	Senior Vice President, General Counsel and Secretary

Matthew S. Black	43	Vice President and Chief Tax Officer

Robert M. Cloninger	43	Vice President, Deputy General Counsel and Assistant Secretary

Eric O. Hansen	51	Vice President — Chief Information Officer

Susan R. Netherton	46	Vice President — People, Training and Development

Scott I. Schreiber	59	Vice President — Disposal Operations

Gregory Thibodeaux	49	Vice President — Maintenance and Fleet Management

Mary Anne Whitney	52	Vice President — Finance

Richard K. Wojahn	58	Vice President — Business Development

        Ronald J. Mittelstaedt — Mr. Mittelstaedt has served as Chief Executive Officer and a director of Waste Connections since the company was formed, and was elected Chairman in January 1998. Mr. Mittelstaedt also served as President from Waste Connections' formation through August 2004. Mr. Mittelstaedt has more than 27 years of experience in the solid waste industry. Mr. Mittelstaedt has been a Director of SkyWest, Inc., the holding company for two scheduled passenger airline operations and an aircraft leasing company, since October 2013, where he also is a member of its Compensation Committee. From October 2014 to December 2015, Mr. Mittelstaedt was a Director of Mattress Firm Holding Corp., the holding company for subsidiaries engaged in specialty retailing of mattresses and related products and accessories in the United States. Mr. Mittelstaedt holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.

        Steven F. Bouck — Mr. Bouck has served as President of Waste Connections since September 1, 2004. From February 1998 to that date, Mr. Bouck served as Executive Vice President and Chief Financial Officer. Mr. Bouck held various positions with First Analysis Corporation from 1986 to 1998, focusing on financial services to the environmental industry. Mr. Bouck holds B.S. and M.S. degrees in Mechanical Engineering from Rensselaer Polytechnic Institute, and an M.B.A. in Finance from the Wharton School of Business.

        Darrell W. Chambliss — Mr. Chambliss has served as Executive Vice President and Chief Operating Officer of Waste Connections since October 2003. From October 1, 1997, to that date, Mr. Chambliss served as

Executive Vice President — Operations. Mr. Chambliss has more than 25 years of experience in the solid waste industry. Mr. Chambliss holds a B.S. degree in Business Administration from the University of Arkansas.

        Worthing F. Jackman — Mr. Jackman has served as Executive Vice President and Chief Financial Officer of Waste Connections since September 1, 2004. From April 2003 to that date, Mr. Jackman served as Vice President — Finance and Investor Relations. Mr. Jackman held various investment banking positions with Alex. Brown & Sons, now Deutsche Bank Securities, Inc., from 1991 through 2003, including most recently as a Managing Director within the Global Industrial & Environmental Services Group. In that capacity, he provided capital markets and strategic advisory services to companies in a variety of sectors, including solid waste services. Mr. Jackman serves as a director of Quanta Services, Inc. He holds a B.S. degree in Finance from Syracuse University and an M.B.A. from the Harvard Business School.

        David G. Eddie — Mr. Eddie has served as Senior Vice President and Chief Accounting Officer of Waste Connections since January 2011. From February 2010 to that date, Mr. Eddie served as Vice President — Chief Accounting Officer. From March 2004 to February 2010, Mr. Eddie served as Vice President — Corporate Controller. From April 2003 to February 2004, Mr. Eddie served as Vice President — Public Reporting and Compliance. From May 2001 to March 2003, Mr. Eddie served as Director of Finance. Mr. Eddie served as Corporate Controller for International Fibercom, Inc. from April 2000 to May 2001. From September 1999 to April 2000, Mr. Eddie served as Waste Connections' Manager of Financial Reporting. From September 1994 to September 1999, Mr. Eddie held various positions, including Audit Manager, for PricewaterhouseCoopers LLP. Mr. Eddie is a Certified Public Accountant and holds a B.S. degree in Accounting from California State University, Sacramento.

        David M. Hall — Mr. Hall has served as Senior Vice President — Sales and Marketing of Waste Connections since October 2005. From August 1998 to that date, Mr. Hall served as Vice President — Business Development. Mr. Hall has more than 30 years of experience in the solid waste industry with extensive operating and marketing experience in the Western U.S. Mr. Hall received a B.S. degree in Management and Marketing from Missouri State University.

        James M. Little — Mr. Little has served as Senior Vice President — Engineering and Disposal of Waste Connections since February 2009. From September 1999 to that date, Mr. Little served as Vice President — Engineering. Mr. Little held various management positions with Waste Management, Inc. (formerly USA Waste Services, Inc., which acquired Waste Management, Inc. and Chambers Development Co. Inc.) from April 1990 to September 1999, including Regional Environmental Manager and Regional Landfill Manager, and most recently Division Manager in Ohio, where he was responsible for the operations of ten operating companies in the Northern Ohio area. Mr. Little is a certified professional geologist and holds a B.S. degree in Geology from Slippery Rock University.

        Patrick J. Shea — Mr. Shea has served as Senior Vice President, General Counsel and Secretary of Waste Connections since August 2014. From February 2009 to that date, Mr. Shea served as Vice President, General Counsel and Secretary. From February 2008 to February 2009, Mr. Shea served as General Counsel and Secretary. He served as Corporate Counsel from February 2004 to February 2008. Mr. Shea practiced corporate and securities law with Brobeck, Phleger & Harrison LLP in San Francisco from 1999 to 2003 and Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP) in New York and London from 1995 to 1999. Mr. Shea holds a B.S. degree in Managerial Economics from the University of California at Davis and a J.D. degree from Cornell University.

        Matthew S. Black — Mr. Black has served as Vice President and Chief Tax Officer of Waste Connections since March 2012. From December 2006 to that date, Mr. Black served as Executive Director of Taxes. Mr. Black served as Tax Director for The McClatchy Company from April 2001 to November 2006, and served as Tax Manager from December 2000 to March 2001. From January 1994 to November 2000, Mr. Black held various positions, including Tax Manager, for PricewaterhouseCoopers LLP. Mr. Black is a Certified Public Accountant and holds a B.S. degree in Accounting and M.S. degree in Taxation from California State University, Sacramento.

        Robert M. Cloninger — Mr. Cloninger has served as Vice President, Deputy General Counsel and Assistant Secretary of Waste Connections since August 2014. From February 2013 to that date, Mr. Cloninger served as

Deputy General Counsel. He served as Corporate Counsel from February 2008 to February 2013. Mr. Cloninger practiced corporate, securities and mergers and acquisitions law with Schiff Hardin LLP in Chicago from 1999 to 2004 and Downey Brand LLP in Sacramento from 2004 to 2008. Mr. Cloninger holds a B.A. degree in History from Northwestern University and a J.D. degree from the University of California at Davis.

        Eric O. Hansen — Mr. Hansen has served as Vice President — Chief Information Officer of Waste Connections since July 2004. From January 2001 to that date, Mr. Hansen served as Vice President — Information Technology. From April 1998 to December 2000, Mr. Hansen served as Director of Management Information Systems. Mr. Hansen holds a B.S. degree from Portland State University.

        Susan R. Netherton — Ms. Netherton has served as Vice President — People, Training and Development since July 2013. From February 2007 to that date, Ms. Netherton served as Director of Human Resources and Employment Manager. From 1994 to 2007, Ms. Netherton held various human resources positions at Carpenter Technology Corporation, a publicly traded specialty metals and materials company. Ms. Netherton holds a B. S. in Elementary Education from Kutztown University and an M.B.A. from St. Mary's College of California.

        Scott I. Schreiber — Mr. Schreiber has served as Vice President — Disposal Operations of Waste Connections since February 2009. From October 1998 to that date, Mr. Schreiber served as Director of Landfill Operations. Mr. Schreiber has more than 35 years of experience in the solid waste industry. From September 1993 to September 1998, Mr. Schreiber served as corporate Director of Landfill Development and corporate Director of Environmental Compliance for Allied Waste Industries, Inc. From August 1988 to September 1993, Mr. Schreiber served as Regional Engineer (Continental Region) and corporate Director of Landfill Development for Laidlaw Waste Systems Inc. From June 1979 to August 1988, Mr. Schreiber held several managerial and technical positions in the solid waste and environmental industry. Mr. Schreiber holds a B.S. degree in Chemistry from the University of Wisconsin at Parkside.

        Gregory Thibodeaux — Mr. Thibodeaux has served as Vice President — Maintenance and Fleet Management of Waste Connections since January 2011. From January 2000 to that date, Mr. Thibodeaux served as Director of Maintenance. Mr. Thibodeaux has more than 29 years of experience in the solid waste industry having held various management positions with Browning Ferris Industries, Sanifill, and USA Waste Services, Inc. Before coming to Waste Connections, Mr. Thibodeaux served as corporate Director of Maintenance for Texas Disposal Systems.

        Mary Anne Whitney — Ms. Whitney has served as Vice President — Finance of Waste Connections since March 2012. From November 2006 to that date, Ms. Whitney served as Director of Finance. Ms. Whitney held various finance positions for Wheelabrator Technologies from 1990 to 2001. Ms. Whitney holds a B.A. degree in Economics from Georgetown University and an M.B.A. in Finance from New York University Stern School of Business.

        Richard K. Wojahn — Mr. Wojahn has served as Vice President — Business Development of Waste Connections since February 2009. From September 2005 to that date, Mr. Wojahn served as Director of Business Development. Mr. Wojahn served as Vice President of Operations for Mountain Jack Environmental Services, Inc. (which was acquired by Waste Connections in September 2005) from January 2004 to September 2005. Mr. Wojahn has more than 34 years of experience in the solid waste industry having held various management positions with Waste Management, Inc. and Allied Waste Industries, Inc. Mr. Wojahn attended Western Illinois University.

Directors of the Combined Company

        Following the completion of the Merger, pursuant to the terms of the Merger Agreement the combined company's board of directors will consist of seven directors in total, comprised of the five members of the Waste Connections board of directors as of immediately prior to the effective time of the Merger and two members of the Progressive board of directors as of January 18, 2016. The two Progressive directors shall each be Canadian residents and shall be identified in writing to Waste Connections prior to the effective time of the Merger and subject to the approval of Waste Connections.

Current Directors of Progressive

        Set forth below are the names and ages as of March 1, 2016 of the current directors of Progressive. At the consummation of the Merger, two of the current directors of Progressive will remain directors of the combined company.

Name	Age	Title

James J. Forese	80	Non-Executive Chairman

John T. Dillon	77	Director

Larry S. Hughes	64	Director

Jeffrey L. Keefer	63	Director

Douglas W. Knight	64	Director

Sue Lee	64	Director

Daniel R. Milliard	68	Director

        Set forth below is a brief description of the position and business experience of each of the current directors of Progressive.

        James J. Forese — Mr. Forese has been a member of the Progressive Board of Directors since 2005. Mr. Forese joined HCI Equity Partners (a private equity investment firm) in July 2003 and currently serves as an Operating Partner and Chief Operating Officer. From 1996 to 2003, Mr. Forese worked for IKON Office Solutions, most recently as the Chairman and Chief Executive Officer. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation, most recently as Chairman of IBM Credit Corporation. In addition, Mr. Forese held numerous other positions during his tenure at IBM Corporation including as a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, President of the Office Products Division, Corporate Vice President and Controller and Corporate Vice President of Finance. Mr. Forese earned a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

        John T. Dillon — Mr. Dillon has been a member of the Progressive Board of Directors since May 2011. Mr. Dillon is a senior advisor of Evercore Partners and former Vice Chairman of Evercore Capital Partners (an advisory and investment firm). He retired as Chairman and Chief Executive Officer of International Paper on October 31, 2003, having served in those roles from April 1, 1996 to his retirement. From September 1995 to April 1996 he served as the President and Chief Operating Officer of International Paper. Mr. Dillon received his bachelor's degree from the University of Hartford in 1966 and master's degree from Columbia University's Graduate School of Business in 1971.

        Larry S. Hughes — Mr. Hughes has been a member of the Progressive Board of Directors since May 2014. Mr. Hughes has been Vice-President, Finance and Chief Financial Officer of West Fraser Timber Co. Ltd. (an integrated wood products company) since August 2011, responsible for financial matters, strategic planning, investor relations and legal and disclosure compliance. He joined West Fraser in September 2007 as Senior Vice President with responsibility for strategic planning and legal, safety and environmental oversight. Prior to joining West Fraser, he practiced as a business lawyer for more than 27 years, specializing in mergers and acquisitions, corporate governance and forestry law.

        Jeffrey L. Keefer — Mr. Keefer has been a member of the Progressive Board of Directors since May 2012. Mr. Keefer retired from the DuPont Company in December 2010 where he last served as an Executive Vice President responsible for corporate strategy development, the Performance Coatings Business, information technology and overall cost and working capital productivity programs for the Company. He also served from June 2006 through 2009 as Executive Vice President & Chief Financial Officer of DuPont. He was a member of the Office of the Chief Executive.

        Douglas W. Knight — Mr. Knight served as a member of the Progressive Board of Directors from 2002 — 2005, and has been a member of the Progressive Board of Directors since 2007. Mr. Knight is President of

St. Joseph Media, Inc. and has held that position since 2006. From 2003 to 2005, Mr. Knight served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York. He has also served as Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He has served on the Boards of public and private companies in Canada and the U.S., including Xstrata Canada Corporation and Alliance Atlantis Motion Picture Distribution in Toronto, Core Communications in Washington D.C. and IBT Technologies in Austin, Texas. He has also served as chair, vice-chair or director with numerous arts, industry and community organizations. He is currently Chair of the Governor General's Performing Arts Awards Foundation in Ottawa and a director of Writer's Trust of Canada. Mr. Knight is a graduate of the University of Toronto and has a M.Sc. from the London School of Economics.

        Sue Lee — Ms. Lee has been a member of the Progressive Board of Directors since May 2014. Ms. Lee retired from Suncor Energy Inc. in March 2012 where she last served as Senior Vice-President, Human Resources and Communications. During her 16 years with Suncor, her responsibilities included executive compensation and succession planning, governance, merger strategy and integration, and stakeholder and government relations. Prior to joining Suncor, Ms. Lee had a 14 year career in the area of human resources at TransAlta Corporation.

        Daniel R. Milliard — Mr. Milliard has been a member of the Progressive Board of Directors since 2002. Mr. Milliard was a senior business executive with over 30 years of CEO, General Counsel and Board of Director experience in both Canada and the United States. His business experience extends over a variety of industries including manufacturing, technology, telecommunications and healthcare. Mr. Milliard has been awarded the Chartered Director designation and the Human Resources and Compensation Committee Certified designation from McMaster University's Directors College programs. Mr. Milliard has a B.Sc. in Business Administration from the American University, a M.A. in business from Central Missouri University, and a J.D. from the University of Tulsa.

Current Directors of Waste Connections

        Set forth below are the names and ages as of March 1, 2016 of the current directors of Waste Connections. At the consummation of the Merger, all five of the current directors of Waste Connections will become directors of the combined company.

Name	Age	Title

Ronald J. Mittelstaedt	52	Chief Executive Officer, Chairman

Michael W. Harlan	55	Director

William J. Razzouk	68	Director

Edward E. "Ned" Guillet	64	Director

Robert H. Davis	73	Director

        Set forth below is a brief description of the position and business experience of each of the current directors of Waste Connections.

        Ronald J. Mittelstaedt — Mr. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of Waste Connections from the company's formation through August 2004. Mr. Mittelstaedt has been a Director of SkyWest, Inc., the holding company for two scheduled passenger airline operations and an aircraft leasing company, since October 2013, where he also is a member of its Compensation Committee. From October 2014 to December 2015, Mr. Mittelstaedt was a Director of Mattress Firm Holding Corp., the holding company for subsidiaries engaged in specialty retailing of mattresses and related products and accessories in the United States. He has more than 27 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.

        Michael W. Harlan — Mr. Harlan is currently Chairman of the Board of Directors and Chief Executive Officer of Principle Energy Services, a private-equity backed oilfield service company operating throughout several major oil and gas shale basins across the United States. Principle Energy Service provides engineered noise mitigation solutions for oil and gas drilling, completions and production and currently operates in five states while serving a wide range of customers from small, independent exploration companies to the major oil and gas companies. Mr. Harlan also serves as President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on operational matters, strategic planning, mergers and acquisitions, debt and equity investments, and capital raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc. (NASDAQ: USCR), a publicly traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer of U.S. Concrete from May 1999 until November 2004 after founding U.S. Concrete in August 1998. Mr. Harlan also served as a Director of U.S. Concrete from June 2006 until August 2011. U.S. Concrete, Inc. operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until confirmation of its plan of reorganization on August 31, 2010. In August 2013, Mr. Harlan joined the Board of Directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a manufacturer of specialized trailers used in the construction, environmental services, agriculture and energy industries in the United States. In June 2015, Mr. Harlan joined the Board of Directors of Yulong Eco-Materials Limited (NASDAQ: YECO), a publicly-held manufacturer of eco-friendly building products in China, where he serves as the Chairman of the Compensation Committee and a member of the Audit Committee. Prior to founding U.S. Concrete, Mr. Harlan held several senior financial positions with public companies, including chief financial officer, treasurer and controller. Mr. Harlan began his career with an international public accounting firm. Mr. Harlan previously served on the Board of Trustees for the RMC Research and Education Foundation, where he is a past Chairman of the Board, the Board of Directors of the National Steering Committee for the Concrete Industry Management Education Program, and the Board of Directors and Executive Committee of the National Ready Mixed Concrete Association. Mr. Harlan also serves on the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and graduated magna cum laude from the University of Mississippi with a Bachelor of Accounting degree.

        William J. Razzouk — Mr. Razzouk has been Chairman and a Director of Newgistics, Inc., a provider of intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. From March 2005 to December 2015, Mr. Razzouk also served as the President and Chief Executive Officer of Newgistics, Inc. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.

        Edward E. "Ned" Guillet — Mr. Guillet has been an independent human resources consultant since January 2007. From October 2005 until December 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 2001 until September 2005, Mr. Guillet was Senior Vice President and Chief Human Resources Officer and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as the Chairman of the Board of Directors' Human Resources Committee and a member of its Nominating and Governance Committee. Mr. Guillet is a former member of Boston University's Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.

        Robert H. Davis — Mr. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University ("Cal Poly"). He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., from November 2007 to 2009. From 2007 to 2010, he was a member of the board of effENERGY LLC, an alternative energy company. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 42-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from Cal Poly, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at Cal Poly. Since 2008, Mr. Davis has served on the Dean's Executive Advisory Committee for the College of Engineering, and since 2010, he has served on the Dean's Executive Advisory Committee for the College of Science and Mathematics.

 COMPARISON OF THE RIGHTS OF HOLDERS OF WASTE CONNECTIONS COMMON STOCK AND
PROGRESSIVE COMMON SHARES

        The rights of the Waste Connections stockholders and the relative powers of the Waste Connections board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Waste Connections certificate of incorporation and the Waste Connections bylaws. As a result of the Merger, each share of Waste Connections common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 2.076843 Progressive common shares, provided that, if the Consolidation is approved, after taking into account the effects of the Merger and the Consolidation, Waste Connections stockholders will receive one post-Consolidation Progressive common share for each share of Waste Connections common stock. If the Merger is completed, the rights of Waste Connections stockholders will be governed by the OBCA and the articles of amalgamation and the by-laws of Progressive.

        Many of the principal attributes of Waste Connections common stock are similar to those of the Progressive common shares that will be issued pursuant to the Merger. However, there are differences between the rights of Waste Connections stockholders under the laws of the State of Delaware and the rights of Progressive shareholders under the laws of Ontario, including the federal laws of Canada applicable therein. In addition, there are differences between the Waste Connections certificate of incorporation and the Waste Connections bylaws and the Progressive Governing Documents.

        The following is a summary comparison of certain of the differences between the rights of Waste Connections stockholders under the DGCL and the Waste Connections certificate of incorporation and Waste Connections bylaws and the rights Waste Connections stockholders will have as shareholders of the combined company under the OBCA and the Progressive Governing Documents. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or stock exchange listing requirements applicable to Waste Connections or Progressive or Canadian Securities Laws applicable to Progressive (except as otherwise disclosed in respect of Progressive).

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Waste Connections certificate of incorporation and Waste Connections bylaws and the Progressive Governing Documents, the OBCA, and such other laws and rules applicable to Progressive discussed herein. See "Where You Can Find More Information" beginning on page 185 of this proxy statement/prospectus. The Waste Connections certificate of incorporation and the Waste Connections bylaws have been filed by Waste Connections with the SEC, and are incorporated by reference herein. The Progressive Governing Documents have been filed by Progressive with the SEC, and are incorporated by reference herein. You are also urged to carefully read the relevant provisions of the DGCL and the OBCA for a more complete understanding of the differences between being a stockholder of Waste Connections and a shareholder of Progressive.

	Waste Connections	Progressive
Authorized and Outstanding Capital Stock	The authorized capital stock of Waste Connections consists of 250,000,000 shares of Waste Connections common stock and 7,500,000 shares of preferred stock, par value $0.01 per share.	The authorized share capital of Progressive consists of an unlimited number of common shares, an unlimited number of preferred shares, and an unlimited number of special shares.

As of April 14, 2016, the record date for the Waste Connections Special Meeting, Waste Connections had 122,717,727 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

As of April 14, 2016, the record date for the Waste Connections Special Meeting, Progressive had 109,316,773 common shares issued and outstanding and no preferred shares or special shares issued and outstanding.

	Waste Connections	Progressive
	The number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock, as applicable) through an amendment of the Waste Connections certificate of incorporation.	Progressive has only common shares outstanding and holders of Progressive's common shares are entitled to all of the respective rights and obligations provided to shareholders under the OBCA and Progressive's articles of amalgamation (referred to herein as its "articles") and amended and restated bylaws (referred to herein as its "bylaws").

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.
Under the Waste Connections certificate of incorporation, the Waste Connections board of directors is authorized to fix by resolution adopted prior to the issuance of any shares of a particular series of preferred stock the rights, preferences, privileges and restrictions of such preferred shares.

The number of authorized common shares, preferred shares or special shares may be increased or reduced (but not below the number of issued common shares, preferred shares or special shares, as applicable) through an amendment of Progressive's articles authorized by special resolution of Progressive shareholders.

Under the OBCA, the board of directors, without shareholder approval, may approve the issuance of authorized but unissued common shares, preferred shares or special shares.

Consolidation and Division; Subdivision	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation.

Under the OBCA, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its articles authorized by special resolution of Progressive shareholders.

	Waste Connections	Progressive
Reduction of Share Capital	Under the DGCL, Waste Connections, by resolution of its board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of Waste Connections remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	Under the OBCA, Progressive may, by a special resolution of Progressive shareholders, reduce its stated capital for a class of shares for any reason, provided there are no reasonable grounds for believing that Progressive is or, after reducing the stated capital, would be unable to pay its liabilities as they become due or, after reducing its stated capital, the realizable value of Progressive's assets would be less than the aggregate of its liabilities.
Preemptive Rights, Share Warrants and Options	Waste Connections stockholders do not have preemptive rights to acquire newly issued shares.	Progressive's shareholders do not have preemptive rights to acquire newly issued shares.

Under the DGCL, capital stock issued by Waste Connections may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to Waste Connections, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by the Waste Connections board of directors.

Under the OBCA, Progressive's shares may be issued for consideration that is (i) money or (ii) property or past services not less in value than the money equivalent that the corporation would have received had the shares been issued for money. Fair value of property or services rendered for shares in lieu of money shall be determined by the directors of Progressive.

Waste Connections	Progressive
Distributions, Dividends, Repurchases and Redemptions	Distributions / Dividends

Under the DGCL, the Waste Connections board of directors may declare and pay dividends to the holders of the Waste Connections capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of Waste Connections capital stock or in other property.	Distributions/Dividends

Under the OBCA, the Progressive board of directors may declare and pay dividends to the holders of Progressive common shares provided there are no reasonable grounds for believing that, (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation's assets would thereby be less than the aggregate of, (i) its liabilities, and (ii) its stated capital of all classes.
Under Progressive's articles, after payment of dividends to the holders of preferred shares (if any), the holders of Progressive common shares are entitled to receive dividends, as and when declared by its board of directors.
Repurchases / Redemptions	Repurchases / Redemptions

Unless otherwise restricted in the Waste Connections certificate of incorporation, under the DGCL, Waste Connections may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Waste Connections were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares.

Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the board may determine in its discretion. Waste Connections may not exercise any voting rights in respect to any shares held as treasury shares.

Under the OBCA, Progressive may repurchase its own shares, except if there are reasonable grounds for believing that (1) Progressive is or, after the payment would be, unable to pay its liabilities as they become due or (2) the realizable value of Progressive's assets would be less than the aggregate of its liabilities and its stated capital of all classes of shares.
Under the OBCA, and subject to solvency and liquidity tests, a corporation may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price stated in its articles. Progressive's share capital does not include redeemable shares.
As Progressive has an unlimited authorized share capital, any shares it repurchases will be cancelled.

	Waste Connections	Progressive
	Purchases by Subsidiaries of Waste Connections	Purchases by Subsidiaries of Progressive

Under the DGCL, shares of Waste Connections capital stock may be acquired by subsidiaries of Waste Connections without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Under the OBCA, subsidiaries of Progressive shall not hold shares of Progressive, and Progressive shall not permit any of its subsidiaries to hold its shares, except solely in the capacity of a legal representative.

Dividends in Shares /Bonus Issues	Waste Connections may make distributions of capital stock to its stockholders in the form of a stock dividend.	In accordance with the OBCA, Progressive may pay dividends in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares.
Lien on Shares, Calls on Shares and Forfeiture of Shares

Under the DGCL, a corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Under the OBCA, shares must be fully paid prior to issue, and are nonassessable. Shares shall not be issued until the consideration is paid in money or property or past services not less in value than the money equivalent that the corporation would have received had the shares been issued for money.

	Waste Connections	Progressive
Election of Directors	The Waste Connections certificate of incorporation provides that the number of directors constituting the Waste Connections board of directors shall be fixed exclusively by the board of directors. As of the date of this proxy statement/prospectus, the Waste Connections board of directors consisted of five directors.

The Waste Connections certificate of incorporation provides that directors shall be divided into three classes as nearly equal in number as possible, with each class of directors elected for three-year terms and one class coming up for election by the stockholders each year. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified or until his or her earlier resignation or removal.
The DGCL provides that stockholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation. Neither the Waste Connections certificate of incorporation nor the Waste Connections bylaws provide for cumulative voting.	Progressive's articles provide that the number of directors constituting the Progressive board must be between three (3) and ten (10). Progressive's by-laws provide that the number shall be fixed by special resolution or, if empowered to do so by special resolution, by Progressive's board of directors. As of the date of this proxy statement/prospectus, the Progressive board of directors consisted of seven directors and one vacancy.

Under the OBCA, Shareholders will elect directors for terms that shall not exceed three (3) successive annual general meetings. In practice and in accordance with the rules of the TSX, Progressive's directors are elected by Progressive shareholders for one year terms. Progressive's articles do not divide its board of directors into classes.
Under the OBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Progressive's articles do not provide for cumulative voting.
Citizenship and Residency of Directors	The DGCL does not have residency requirements comparable to those of the OBCA, but a corporation can prescribe qualifications for directors under its certificate of incorporation or bylaws.	The OBCA requires that at least twenty-five percent (25%) of the directors (or if a corporation has less than four directors, at least one director) must be resident Canadian.
Neither the Waste Connections certificate of incorporation nor the Waste Connections bylaws provide for any such qualifications for directors.

Waste Connections	Progressive
Record Date	The Waste Connections bylaws provide that the Waste Connections board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any meeting of Waste Connections stockholders for the purpose of determining stockholders entitled to notice of and to vote at a meeting of stockholders. If the Waste Connections board of directors does not so fix a record date, the record date shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

The Waste Connections bylaws also provide that the Waste Connections board of directors may fix, in advance, a record date for purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitlement to exercise any rights in respect of any other lawful action. Such a record date shall not be more than sixty (60) days before any such action.
If the Waste Connections board of directors does not so fix a record date, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Waste Connections board of directors adopts the applicable resolution.	Under the OBCA, the record date for a meeting of shareholders shall not be more than 60 days and not less than 30 days before the date of the meeting for the purposes of determining shareholders entitled to notice of, and to vote at, the shareholders meeting. Where no record date is fixed, the record date will be the close of business on the day immediately preceding the day notice of the meeting is given.

In connection with the payment of dividends, the OBCA provides that directors may fix in advance the record date for determining shareholders entitled to receive payment of dividends, provided the record date may not precede the dividend payment by more than 50 days. Where no record date is fixed, the record date shall be on the date the resolution was passed approving the payment of the dividend.
If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof shall be given, not less than seven (7) days before the date so fixed, (a) by advertisement in a newspaper published or distributed in the place where the corporation has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (b) by written notice to each stock exchange in Canada on which the shares of the corporation are listed for trading.

Waste Connections	Progressive
Removal of Directors; Vacancies	Removal of Directors

The Waste Connections certificate of incorporation provides that any director may be removed, but only for cause, and only with the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Waste Connections common stock entitled to vote generally in the election of directors, considered for this purpose as a single class.

As described under "— Voting Rights" below, Waste Connections has adopted a "majority voting" policy with regard to the election of directors.	Removal of Directors

The OBCA provides that the Progressive shareholders may, by a majority of the votes cast at a meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors (which is not currently the case for Progressive), a director elected by them may only be removed by a majority of the votes cast at a meeting of the shareholders of that class or series.
In accordance with the rules of the TSX, Progressive has adopted a "majority voting" policy providing that a director receiving more "withheld" votes than "for" votes in an uncontested election is required to tender his or her resignation to the Progressive board of directors promptly following the applicable shareholder meeting. The Progressive board of directors will then consider whether to accept or reject the resignation. See "— Voting Rights" below further details regarding Progressive's majority voting policy.
Vacancies	Vacancies

The Waste Connections certificate of incorporation provides that unless otherwise required by resolution of the board of directors, vacancies in the Waste Connections board of directors may be filled by, and only by, the affirmative vote of a majority of the members of the Waste Connections board of directors then in office, if a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum, or by the sole remaining director. Each director so elected shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified or until his or her earlier resignation or removal.

The OBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.
Under the by-laws of Progressive, a quorum for a meeting of directors is 50% of the directors. Each director so elected shall hold office until the next annual meeting of shareholders, or until his or her earlier resignation or removal.

	Waste Connections	Progressive
Duties of Directors	Under the DGCL, a company's directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule," which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.	Under the OBCA, directors owe statutory fiduciary duties to the corporation. Directors have a duty to manage or supervise the management of the business and affairs of the corporation; in managing the affairs of a corporation, directors must act honestly and in good faith with a view to the best interests of the corporation; and directors must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of conflicting interests, Canadian courts will not generally question whether the decision of the directors was perfect. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of director's determination.

Waste Connections	Progressive
Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member's duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

The Waste Connections certificate of incorporation and bylaws do not contain any additional provisions regarding fiduciary duties of directors.

Waste Connections	Progressive
Conflicts of Interest of Directors	Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

•

the material facts with respect to such interested director's relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts with respect to such interested director's relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•

the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Under the OBCA, a director who is a party to a material transaction or contract or a proposed material transaction or contract, or is a director, officer of or has a material interest in any person or entity who is a party to a material contract or transaction or a proposed material contract or transaction must disclose this in writing to the corporation and have it recorded in the minutes of meetings. A director who discloses such a conflict of interest in respect of a material contract or transaction shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall abstain from voting on any resolution to approve the contract or transaction, unless the contract is one relating primarily to his or her remuneration, one for indemnity or insurance of directors, or one with an affiliate of the corporation.

Where a corporation enters into a material contract or transaction with a director or officer of the corporation, or with another person or entity of which a director or officer of the corporation is a director or officer or which he or she has a material interest, the director or officer is not accountable to the corporation or its shareholders.
Despite the foregoing, provided a director or officer is acting honestly and in good faith, such director or officer is not accountable to the corporation or to its shareholder in respect of a transaction or contract in which the director has an interest where:

•

the contract or transaction is confirmed by special resolution of the shareholders at a meeting duly called for that purpose; and

	Waste Connections	Progressive
• the nature and extent of the director's relationship or interest are disclosed in reasonable detail in the notice calling the meeting or the information circular.

The contract or transaction in which such director has an interest is not void or voidable where, in addition to meeting the above two criteria, the contract or transaction is reasonable and fair to the corporation at the time it was approved.

Indemnification of Officers and Directors

The DGCL provides that a corporation has the power to indemnify any person who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity for another entity (whom we refer to in this summary as an "indemnifiable person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

•

the person acted honestly and in good faith with a view to the best interests of the corporation or other entity; and

•

in the case of a criminal or an administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person's conduct was lawful.

A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

Waste Connections	Progressive
Any indemnification will be made by the corporation upon determination that the indemnification is proper because the person has met the applicable standard of conduct. This determination will be made:

•

by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

•

by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

•

if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

•

by the stockholders.

Expenses may be paid by the corporation in advance of the final disposition of the matter upon receipt of an undertaking by the indemnitee to repay such amount should it ultimately be determined that such person is not entitled to be indemnified. The indemnification and advancement of expenses is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person's status, whether or not the corporation would have the power to indemnify such person against such liability.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above-mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.
In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.
Under the by-laws of Progressive, Progressive must indemnify a director or officer, a former director or officer or a person who acts or acted at Progressive's request as a director or officer of a body corporate of which Progressive is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the OBCA.
In addition, Progressive may, under the OBCA and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by such person whether in his or her capacity as a director or officer of the corporation or in his or her capacity as a director or officer of another entity if he or she acts or acted in that capacity at the corporation's request.

Waste Connections	Progressive
The Waste Connections bylaws provide certain indemnification rights to Waste Connections' directors and officers. Waste Connections has also entered into separate indemnification agreements with each of its directors and officers. Taken together, these indemnification provisions provide that Waste Connections shall indemnify to the maximum extent permitted by law each director and officer who is or was a party or is threatened to be made a party to any proceeding, other than an action by or in the right of Waste Connections, by reason of the fact that such person is or was a director, officer, employee or agent of Waste Connections, or is or was serving at the request of Waste Connections as a director, officer, employee or agent of another business entity, and shall also advance expenses (including attorneys' fees) incurred by directors and officers in matters subject to such indemnification to the maximum extent permitted by law. In the case of an action brought by or in the right of Waste Connections, a director or officer shall be indemnified if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Waste Connections, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Waste Connections unless and only to the extent that the Court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Waste Connections	Progressive
Limitation on Director Liability	Under Section 102(b)(7) of the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages, provided that it does not eliminate or limit the liability of a director:

•

for any breach of the director's duty of loyalty to the corporation or its stockholders;

Under the OBCA, no provision in a contract, the articles or the by-laws of Progressive, or a resolution of its board of directors or shareholders, relieves a director or officer of the duty to act in accordance with the OBCA or relieves him or her from liability for a breach thereof.

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of stock); or

•

for any transaction from which the director derived an improper personal benefit.

The Waste Connections certificate of incorporation adopts this standard.

Waste Connections	Progressive
Annual Meetings of Shareholders	The DGCL provides that if a corporation has not held its annual meeting of stockholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, the Court may summarily order a meeting to be held upon the application of any stockholder or director.

The Waste Connections bylaws provide that the Waste Connections board of directors may determine the date, time and place of the annual meeting of stockholders.
At any meeting of stockholders, the presiding officer of the meeting will determine the order of business and have the authority in his or her sole discretion to regulate the conduct of such meeting.
At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the meeting. Such business may be brought, and nominations of persons for election as directors of Waste Connections may be made, at an annual meeting of stockholders only if it is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Waste Connections board of directors; (ii) brought before the annual meeting by or at the direction of the Waste Connections board of directors or (iii) brought before the annual meeting by any stockholder who is a stockholder of record at the time of the giving of the notice of such annual meeting by or at the direction of the Waste Connections board of directors, who is entitled to vote for the election of directors at such meeting and who has complied with the advance notice procedures provided in the Waste Connections bylaws. See "— Advance Notice Provisions" below.	Under the OBCA, the Progressive board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting.
Pursuant to the OBCA, meetings of shareholders shall be held at such place within or outside of Ontario as determined by the directors, or in the absence of such a determination, at the place where the registered office of Progressive is located.
At an annual meeting, shareholders shall consider and receive the financial statements and auditors report, elect directors, and appoint the auditor. All other business that may properly come before a meeting of shareholders is considered special business. For business to be properly brought before the meeting, it must be specified in the notice of meeting, or registered or beneficial Progressive shareholders can generally submit proposals to be considered at the meeting (subject to minimal prescribed ownership requirements). Shareholders may nominate candidates for election to the Board through the shareholder proposal mechanism provided for under the OBCA (provided such shareholder owns 5% of the outstanding Progressive common shares either as a registered or beneficial shareholder) and provided such shareholder complies with the advance notice procedures provided in Progressive's bylaws. See "— Advance Notice Provisions" below.

	Waste Connections	Progressive
Advance Notice Provisions	The Waste Connections bylaws require stockholders wishing to nominate directors or propose business for an annual meeting of stockholders to give timely advance notice in writing. See "Waste Connections Annual Meeting Stockholder Proposals."	Under Progressive's by-laws, a shareholder of Progressive wishing to nominate a director for election to the Progressive board of directors is required to provide notice to Progressive, in proper form, within the following time periods:

•

in the case of an annual meeting (including an annual and special meeting) of shareholders, not later than the close of business on the thirtieth (30th) day before the date of the annual meeting of shareholders; provided, however, that if the first public announcement made by Progressive of the date of the annual meeting is less than fifty (50) days prior to the meeting date, notice by the nominating shareholder may be given not later than the close of business on the tenth (10th) day following the notice date; and

•

in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board, not later than the close of business on the fifteenth (15th) day following the notice date;

provided that, in either instance, alternate time frames will apply where notice-and-access is used for delivery of proxy related materials in respect of a meeting of Progressive shareholders.

	Waste Connections	Progressive
Calling Special Meetings of Shareholders	Under the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws.
As specified in the Waste Connections bylaws, special meetings of stockholders may be called at any time by, and only by (i) the Chairman of the board of directors, (ii) the President, or (iii) a majority of the board of directors, to be held at such date, time and place (if applicable), either within or without the State of Delaware, as is designated by the board of directors. The board of directors may postpone or reschedule any previously scheduled special meeting.	Under the OBCA, the Progressive board of directors may call a special meeting of shareholders at any time.
In addition, registered holders of 5% or more of the outstanding Progressive common shares may requisition a shareholder meeting under the applicable provisions of the OBCA. The requisition must state the business to be transacted at the meeting. The directors of Progressive must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. Directors are not required to call a meeting upon receiving a requisition by a shareholder if the business stated in the requisition is of a proscribed nature, a record date has already been fixed and notice provided in respect of a meeting or directors have already called a meeting.
Notice Provisions

The DGCL provides that written notice of the place, date and hour of a meeting of stockholders must be given or sent to each stockholder of record entitled to vote at the meeting at least ten (10) days prior to but not more than sixty (60) days prior to the date of the meeting.
The Waste Connections bylaws provide that all notices for stockholder meetings must be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

Under the OBCA, notice of the time and place of a meeting of Progressive's shareholders must be given not less than twenty-one (21) days nor more than fifty (50) days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a notice of a special meeting, the notice must also state the nature of the business to be transacted at the meeting.

Quorum at Shareholder Meetings	The Waste Connections bylaws provide that at any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum.

Progressive's by-laws provide that quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting and holding personally or representing as proxies, in the aggregate, twenty-five percent (25%) of the eligible vote.

	Waste Connections	Progressive
Adjournment of Shareholder Meetings	The Waste Connections bylaws provide that any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time for any reason by the chairman of the meeting or by the stockholders entitled to vote at the meeting, present in person or by proxy, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, date, and time of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting Waste Connections may transact any business which might have been transacted at the original meeting.	The chairperson of the meeting may, with the consent of the meeting and subject to such conditions as the meeting decides adjourn the meeting from time to time and from place to place. If a meeting is adjourned for less than 30 days, it is not necessary to give notice of the adjournment other than by announcement at the meeting. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given in the same manner as for the original meeting. If the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days, a new form of proxy must be sent to each shareholder entitled to receive notice of the meeting.

Waste Connections	Progressive
Voting Rights	Each Waste Connections stockholder is entitled to one vote for each share of Waste Connections common stock that he or she holds as of the record date for the meeting.
Under the Waste Connections bylaws, except as otherwise provided by statute or by the Waste Connections' certificate of incorporation, at any meeting of stockholders at which a quorum is present, all matters other than the election of directors shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote at such meeting and on such matter. The bylaws further provide that, in uncontested director elections, directors shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the stockholders present in person or by proxy and entitled to vote therefor at an annual meeting at which a quorum is present. The board of directors is required by the Waste Connections bylaws to establish and maintain procedures under which any incumbent director who is not elected by the affirmative vote of a majority of the votes cast will be expected to tender his or her resignation if the Nominating and Corporate Governance Committee or another duly authorized committee of the board of directors determines to accept such resignations.	Each Progressive shareholder is entitled to one vote for each Progressive common share that he or she holds as of the record date for the meeting.
The election directors and the appointment of an auditor of Progressive occurs pursuant to a plurality voting standard, which provides that shares may only be voted "for" or "withheld" from voting. As a result, in situations where there are not more nominees than directors to be elected, only a single vote in favour of a director is required to elect such director. In situations where there are more nominees than directors to be elected the nominees receiving the highest number of "for" votes are elected.
In light of this plurality voting standard and as a requirement of the rules of the TSX, Progressive's board of directors have adopted a "majority voting" policy which provides that a director immediately tender his or her resignation if he or she is not elected by at least a majority of the votes cast at the meeting, other than in the context of a meeting at which the number of directors nominated for election is greater than the number of board seats fixed by Progressive before the meeting. The Progressive board of directors has 90 days to decide whether to accept or reject the tendered resignation, and must issue a press release announcing the directors' decision and, if the resignation is refused, the press release must disclose the reasons for this decision.

	Waste Connections	Progressive
Shareholder Action by Written Consent	The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.
	The Waste Connections bylaws provide that no action can be taken by written consent without a meeting.	The OBCA allows any matters required to be voted on at a meeting to be approved by Progressive's shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.
Shareholder Suits

Generally, Waste Connections may be sued under federal securities law, and under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Derivative Action

Under the OBCA, a "complainant" (as such term is defined in "Oppression Remedy" below) may apply to a court for leave to bring a derivative action in the name and on behalf of Progressive or any of its subsidiaries, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. However, under the OBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the shareholder is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Waste Connections	Progressive
Under the OBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the OBCA, a court may order a corporation or its subsidiary to pay the shareholders' interim costs, including reasonable legal fees and disbursements. Although the shareholder may be held accountable for the interim costs on final disposition of the complaint, he or she is not required to give security for costs in a derivative action.
Oppression Remedy

The OBCA provides an oppression remedy that enables a court to make any order, including awarding money damages, appointing a receiver, dissolving the corporation, forcing the acquisition of securities and amending constating documents, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by a "complainant," which includes:

• a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;
• a present or former officer or director of the corporation or any of its affiliates;
• in the case of an offering corporation, such as Progressive, the Ontario Securities Commission; and
• any other person who in the discretion of the court is a proper person to make such application.

	Waste Connections	Progressive
Inspection of Books and Records	Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect the corporation's stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person's interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Court for an order to compel such inspection.	Under the OBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of Progressive during the usual business hours and take copies of extracts free of charge.
Disclosure of Interests in Shares

Waste Connections stockholders generally are not required by either the DGCL or by Waste Connections' governing documents to disclose their interests in Waste Connections shares; however, the Waste Connections bylaws do require that stockholders wishing to nominate directors or, under certain circumstances, to propose business for an annual meeting must disclose their interests in Waste Connections common stock.

Progressive's shareholders are not required to disclose their interests in shares, except for in limited circumstances, including when nominating a candidate for election as a director or making certain other shareholder proposals or requisitioning a meeting of shareholders.

Waste Connections	Progressive
Appraisal / Dissent Rights	Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.

Further, no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the stockholders of the surviving corporation. However, regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:

•

shares of stock of the surviving corporation;

•

shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders;

•

cash in lieu of fractional shares of the corporations described in either of the above; or

•

any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

Appraisal rights are not available to Waste Connections stockholders in connection with the Merger.

The OBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by the board of directors of the corporation or, failing which, by the appropriate Canadian court upon an application timely brought by the corporation or a dissenting shareholder, in connection with specified matters, including:

•

an amendment to the corporation's articles to add, remove or change the restrictions on the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•

an amendment to the corporation's articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

•

any amalgamation with another corporation (other than with certain affiliated corporations);

•

a continuance under the laws of another jurisdiction;

•

a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

•

an application to the court for an order approving an arrangement proposed by the corporation, provided a court order permits shareholders to dissent in connection with such arrangement;

•

the carrying out of a going-private transaction;

Waste Connections	Progressive

•

certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series; and

•

a take-over bid which is accepted by offerees holding more than 90% of the shares to which the bid relates, as further detailed in "— Anti-

Takeover Provisions" below.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or by a court order made in connection with an action for an oppression remedy.

Progressive's shareholders are not entitled to dissent/appraisal rights under the OBCA in connection with the Merger or related transactions contemplated by the Merger Agreement.

Waste Connections	Progressive
Anti-Takeover Provisions	Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. The Waste Connections certificate of incorporation does not provide otherwise.

Under the DGCL, mergers in which less than 20% of a corporation's stock is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation's board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.	Under the OBCA, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation's business, including pursuant to an amalgamation (other than a short-form vertical or horizontal amalgamation) and a plan of arrangement, or a dissolution of the corporation, is generally required to be approved by special resolution, being 66 2/3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of shareholders.

The OBCA provides that if an offer is made to shareholders of a corporation to purchase shares of the corporation that will, together with the shares owned by the offeror and its affiliates, carry in the aggregate 10% or more of the voting rights attached to such shares (a "take-over bid") and such offer is accepted within 120 days of the take-over bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, then the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of securities of that class who did not accept the take-over bid.

Waste Connections	Progressive
Additionally, Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions ("MI 61-101") of the Canadian Securities Administrators contains detailed requirements in connection with "related party transactions" and "business combinations". A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. "Related party" as defined in MI 61-101 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. A "business combination" means generally any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder's consent.

	Waste Connections	Progressive
MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.
Rights Agreement	Waste Connections does not have a stockholder rights plan in place.	Progressive does not have a shareholders rights plan in place.
Variation of Rights Attaching to a Class or Series of Shares

Under the Waste Connections certificate of incorporation, the Waste Connections board of directors may issue a new series of preferred stock, which may have terms different than outstanding shares, without stockholder approval. Such designation would specify the number of shares of any such series and determine the voting rights, preferences, privileges and restrictions, if any, of the shares of any series. A variation of the rights attached to issued shares of Waste Connections would be effected through an amendment to the Waste Connections certificate of incorporation, as described under " — Amendments of Governing Documents" below.

Under the OBCA, the articles of a corporation may authorize the issue of a class of shares in one or more series, and the articles may, or the articles may authorize the directors to, fix the number of shares, and determine the rights, privileges and restrictions attaching to the shares of each series. The articles of Progressive permit the board of directors to issue the preferred shares of Progressive in one or more series and authorize the directors to fix the number of shares, and determine the rights, privileges and restrictions attaching to the shares of each series.

	Waste Connections	Progressive
Amendments of Governing Documents	Under the DGCL, a corporation's certificate of incorporation may be amended with approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.	Under the OBCA, an amendment to the articles of incorporation generally requires approval by special resolution, being 66 2/3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of shareholders.

The Waste Connections bylaws may be amended or repealed by the Waste Connections board of directors. In addition, the Waste Connections bylaws may be amended or repealed by the stockholders, but only with the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Waste Connections common stock entitled to vote generally in the election of directors, considered for this purpose as a single class.

The Progressive board of directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of Progressive. Where the directors make, amend or repeal a bylaw, they are required under the OBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by an ordinary resolution, being a simple majority of the votes cast in person or by proxy, in respect of the resolution at a meeting of shareholders. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed by the shareholders.

Waste Connections	Progressive
Rights Upon Liquidation	Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by the written consent of stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Waste Connections would be distributed to Waste Connections stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.	Under the OBCA, the Progressive shareholders may, by special resolution (being 66 2/3% of the votes cast, in person or by proxy) require Progressive to be wound-up voluntarily.
Under the OBCA, an offering corporation, such as Progressive, may be dissolved by special resolution at a meeting of the shareholders duly called for the purpose or written consent of all shareholders entitled to vote at such meeting. Where the corporation to be dissolved was active prior to the dissolution, the articles of dissolution must state, among other things, that the corporation has no debts or that its creditors have approved the dissolution, that after satisfying the interests of its creditors, it has no property to distribute to its shareholders or that it has distributed its remaining property ratably among its shareholders according to their rights and interests, and that there are no proceedings pending in any court against it.

	Waste Connections	Progressive
Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability generally would be enforceable elsewhere in Canada.
A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.
The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court:
  (i) the foreign court must have properly asserted jurisdiction;
 (ii) the judgment must be final and conclusive; and
(iii) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.

 SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT/DIRECTORS OF PROGRESSIVE

        The following table shows the number of Progressive common shares beneficially owned by each current Progressive director, each current Progressive executive officer and all Progressive executive officers and directors as a group, as of March 1, 2016; to Progressive's knowledge, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act and notices delivered to Progressive pursuant to the Canadian Securities Laws and the OBCA.

        There were 109,303,356 Progressive common shares outstanding as of December 31, 2015 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.

Directors and Executive Officers

Name and Address(1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
James J. Forese(2)	71,479	*
John T. Dillon(3)	24,101	*
Larry S. Hughes(4)	13,322	*
Jeffrey L. Keefer(5)	11,080	*
Douglas W. Knight(6)	49,415	*
Sue Lee(7)	9,415	*
Daniel R. Milliard(8)	26,213	*
Dan D. Pio	—	*
Loreto Grimaldi(9)	968	*
William Herman(10)	16,953	*
Thomas E. Miller(11)	6,407	*
All current executive officers and directors as a group (11 persons)	229,353	*

*
Less than one percent of the issued and outstanding common shares.

(1)
Unless otherwise indicated, the address of each of the persons listed below is c/o Progressive Waste Solutions Ltd. 400 Applewood Crescent, 2nd Floor, Vaughan, Ontario L4K 0C3, Canada.

(2)
Mr. Forese's beneficially owned common shares include 50,000 common shares and 21,479 restricted shares.

(3)
Mr. Dillon's beneficially owned common shares include 8,000 common shares and 16,101 restricted shares.

(4)
Mr. Hughes' beneficially owned common shares include 6,400 common shares and 6,922 restricted shares.

(5)
Mr. Keefer's beneficially owned common shares include 11,080 restricted shares.

(6)
Mr. Knight's beneficially owned common shares include 26,296 common shares and 23,119 restricted shares.

(7)
Ms. Lee's beneficially owned common shares include 5,770 common shares and 3,645 restricted shares.

(8)
Mr. Milliard's beneficially owned common shares include 3,100 common shares and 23,113 restricted shares.

(9)
Mr. Grimaldi's beneficially owned common shares include 968 common shares.

(10)
Mr. Herman's beneficially owned common shares include 52 common shares and 16,901 restricted shares.

(11)
Mr. Miller's beneficially owned common shares include 6,407 common shares.

Security Ownership Of Certain Beneficial Owners

        The following table sets forth information known to Progressive concerning the Progressive common shares beneficially owned by entities that have reported beneficial ownership of greater than five percent, based on filings made on or prior to March 1, 2016.

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned
Sentry Investments Corp. and Sentry Investments Inc.(1)	7,695,350	7.04%

(1)
The beneficial ownership information is based solely on the Schedule 13G/A filed with the SEC on February 11, 2016 by Sentry Investments Corp. and Sentry Investments Inc. The amount beneficially owned includes 7,695,350 common shares over which there is sole voting and dispositive power.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF WASTE CONNECTIONS

Directors and Executive Officers

        The following table sets forth information known to Waste Connections concerning shares of Waste Connections common stock beneficially owned, as of March 1, 2016, by (i) each current Waste Connections director; (ii) each current Waste Connections named executive officer; and (iii) all Waste Connections executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, Waste Connections believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Stock Units Held Under Nonqualified Deferred Compensation Plan(3)	Total
Ronald J. Mittelstaedt	58,889	(4)	114,340	173,229
Steven F. Bouck	193,604		—	193,604
Darrell W. Chambliss	82,416		25,060	107,476
Worthing F. Jackman	44,992		45,958	90,950
Edward E. "Ned" Guillet	53,033		—	53,033
Michael W. Harlan	29,745		—	29,745
Patrick J. Shea	23,455		—	23,455
James M. Little	19,700	(5)	—	19,700
William J. Razzouk	15,449		—	15,449
Robert H. Davis	8,295		—	8,295
All executive officers and directors as a group (20 persons)	639,548		195,346	834,894

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, Waste Connections believes that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)
Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 1, 2016, shares of common stock into which convertible securities are convertible within 60 days after March 1, 2016, and shares which will become issuable within 60 days after March 1, 2016, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Executive officers, in years prior to 2015, were able to voluntarily defer receipt of restricted stock unit grants under Waste Connections' Nonqualified Deferred Compensation Plan. The restricted stock units held under Waste Connections' Nonqualified Deferred Compensation Plan are not considered common stock that is beneficially owned for SEC disclosure purposes. Waste Connections has included them in this table because they are similar to or track its common stock, they ultimately are settled in common stock, and they represent an investment risk in the performance of its common stock.

(4)
Includes 58,889 shares of common stock held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 shares of common stock held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 39,688 shares of common stock held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.

(5)
Includes 2,823 shares of common stock owned by Mr. Little's spouse.

Security Ownership Of Certain Beneficial Owners

        The following table sets forth information known to Waste Connections concerning the shares of Waste Connections common stock beneficially owned by entities that have reported beneficial ownership of greater than five percent, based on filings made on or prior to March 1, 2016.

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Beneficially Owned(1)	Percent of Class
T. Rowe Price Associates, Inc.(2)	13,695,210	11.1%
The Vanguard Group(3)	8,372,355	6.84%
BlackRock, Inc.(4)	8,257,050	6.7%
JPMorgan Chase & Co.(5)	6,337,282	5.1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, Waste Connections believes that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)
The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 12, 2016. T. Rowe Price Associates has sole voting power with respect to 3,312,273 shares of common stock and sole dispositive power with respect to 13,695,210 shares of common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
The share ownership of The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 11, 2016. The Vanguard Group has sole voting power with respect to 88,414 shares of common stock and sole dispositive power with respect to 8,285,191 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The share ownership of BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 27, 2016. BlackRock, Inc. has sole voting power with respect to 7,809,510 shares of common stock and sole dispositive power with respect to 8,257,050 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(5)
The share ownership of JPMorgan Chase & Co. is based on a Schedule 13G filed with the SEC on February 1, 2016. JPMorgan Chase & Co. has sole voting power with respect to 5,459,250 shares of common stock and sole dispositive power with respect to 6,255,721 shares of common stock. The address of JPMorgan Chase & Co. is 270 Park Ave, New York, New York 10017.

 EXPERTS

        The financial statements incorporated in this proxy statement/prospectus by reference from Progressive Waste Solutions Ltd.'s Annual Report on Form 40-F for the year ended December 31, 2015, and the effectiveness of Progressive Waste Solutions Ltd.'s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in the Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Waste Connections Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 VALIDITY OF COMMON SHARES

        Stikeman Elliott, LLP, Canadian counsel to Progressive, has passed on the validity of the Progressive common shares offered by this proxy statement/prospectus.

 WASTE CONNECTIONS ANNUAL MEETING STOCKHOLDER PROPOSALS

        If the Merger is completed, Waste Connections will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if Waste Connections is otherwise required to do so under applicable law, Waste Connections will hold an annual meeting of stockholders with respect to fiscal year 2016. Any stockholder nominations or proposals for other business intended to be presented at Waste Connections' next annual meeting must be submitted to Waste Connections as set forth below.

        The deadline for submitting a stockholder proposal for inclusion in Waste Connections' proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for its annual meeting of stockholders with respect to fiscal year 2016 was December 4, 2015. Stockholder proposals intended to be presented at Waste Connections' annual meeting with respect to fiscal year 2016, but that are not intended to be considered for inclusion in Waste Connections' proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director, must have been received no later than February 15, 2016 and no earlier than January 16, 2016. Any nominations or proposals must have provided the information required by the Waste Connections bylaws and complied with any applicable laws and regulations. All such submissions must have been made to and received by Waste Connections, Inc., Office of the Secretary, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

        If, however, the date of Waste Connections' annual meeting with respect to fiscal year 2016 is called for a date that is more than 30 days before or more than 60 days after May 15, 2016 (the one-year anniversary date of the 2015 annual meeting), notice of a proposal by a stockholder in order to be timely under the Waste Connections bylaws must be received not later than the 90th day prior to the date of the 2016 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2016 annual meeting is first made.

 OTHER MATTERS

        As of the date of this document, neither the Progressive nor the Waste Connections boards of directors know of any matters that will be presented for consideration at the Waste Connections Special Meeting other than as described in this document. However, if any other matter will properly come before the Waste Connections Special Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the Waste Connections Special Meeting.

 WHERE YOU CAN FIND MORE INFORMATION

        Waste Connections files or furnishes reports, proxy statements and other information with the SEC as required under the Exchange Act. Progressive files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As Progressive is a "foreign private issuer", under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

        You may read and copy any reports, statements or other information filed by Progressive or Waste Connections at the SEC's Public Reference Room at 100F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Progressive and Waste Connections, at www.sec.gov. You may also access the SEC filings and obtain other information about Progressive and Waste Connections through the websites maintained by Progressive and Waste Connections at www.progressivewaste.com and www.wasteconnections.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

        Progressive files reports, statements and other information with the Canadian provincial and territorial securities administrators. Progressive filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC's EDGAR system, at www.sedar.com.

        Progressive has filed a registration statement on Form F-4 to register with the SEC the Progressive common shares to be issued in connection with the Merger. This document is a part of that registration statement and constitutes the prospectus of Progressive in addition to being a proxy statement for Waste Connections stockholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by Progressive and the exhibits to the registration statement. In addition, the SEC allows Progressive and Waste Connections to "incorporate by reference" information into this proxy statement/prospectus, which means that Progressive and Waste Connections can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Progressive and Waste Connections have previously filed with the SEC, in each case to the extent filed and not furnished. These documents contain important information about the companies and their financial condition.

Progressive Filings with the SEC (File No. 001-34370)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2015, as filed March 2, 2016

Waste Connections Filings with the SEC (File No. 001-31507)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2015, as filed February 9, 2016
Definitive proxy statements on Form DEF 14A	Filed April 2, 2015
Current Report on Form 8-K	Filed January 20, 2016
Current Report on Form 8-K	Filed January 22, 2016

        All documents filed by Progressive and Waste Connections under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (in each case to the extent filed and not furnished), proxy statements and, to the extent, if any, Progressive designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that Progressive furnishes to the SEC.

        In addition, the description of Progressive common shares contained in Progressive's registration statements under Section 12 of the Exchange Act are incorporated by reference.

        You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses.

Progressive Waste Solutions Ltd. 400 Applewood Crescent, 2nd Floor Vaughan, Ontario L4K 0C3 Attention: Investor Relations Telephone: 905-532-7510 Email: investorrelations@progressivewaste.com	Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380 Attention: Investor Relations Telephone: (832) 442-2200 Email: ir@wasteconnections.com

        If you would like to request documents, please do so by [    •    ], 2016 to receive them before the Waste Connections Special Meeting. If you request any incorporated documents from Progressive or Waste Connections, such documents will be mailed to you by first class mail, or another equally prompt means, within one business day after receipt of such request.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

PROGRESSIVE WASTE SOLUTIONS LTD.,

WATER MERGER SUB LLC

and

WASTE CONNECTIONS, INC.

dated as of

January 18, 2016

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated January 18, 2016, is by and among Progressive Waste Solutions Ltd., a corporation existing under the laws of Ontario ("Parent"), Water Merger Sub LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of Parent ("Merger Sub") and Waste Connections, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties".

RECITALS

        WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

        WHEREAS, in connection with the Merger, and immediately following the consummation thereof, based on an implied exchange ratio of 0.4815 of a common share of Parent for each share of common stock of the Company, representing the inverse of the Exchange Ratio set forth in Section 2.1 hereof, the Company Shareholders shall own approximately 70% of the then total outstanding Parent Shares, members of the Company Board of Directors (as defined below) shall hold five of the seven director positions on the Parent Board of Directors (as defined below) and the name of Parent shall be changed to Waste Connections, Inc.;

        WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock" or "Company Shares") issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Company Common Stock shall have the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") (other than Company Shares to be cancelled in accordance with Section 2.1(b));

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") has determined that this Agreement and the transactions contemplated hereby (the "Transactions"), including the Merger, are advisable and in the best interests of the Company and its stockholders;

        WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the Merger, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company's stockholders approve and adopt this Agreement (the "Company Board Recommendation") pursuant to the DGCL;

        WHEREAS, the board of directors of Parent (the "Parent Board of Directors") has unanimously approved this Agreement, determined that the consummation of the Transactions are in the best interests of Parent and resolved to recommend that Parent's shareholders vote to approve the Parent Shareholder Resolutions (the "Parent Board Recommendation");

        WHEREAS, Parent is the sole member of Merger Sub and has duly approved and authorized this Agreement, the Merger and the Transactions; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the "LLC Act"), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger and continuing under the name "Waste Connections, Inc." or such other name as the Company designates (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"), such that following the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL and the LLC Act.

        Section 1.2    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Time, at the offices of Weil, Gotshal & Manges LLP, New York, NY 10153, on the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date".

        Section 1.3    Effective Time.    On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be duly executed and filed with the DSOS as provided under the DGCL and the LLC Act and make any other filings, recordings or publications required to be made by the Company under the DGCL or Merger Sub under the LLC Act in connection with the Merger. The Merger shall become effective on such date and time as shall be agreed to by Parent and the Company and specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

        Section 1.4    Governing Documents.    At the Effective Time, the certificate of incorporation and the bylaws of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        Section 1.5    Officers and Directors of the Surviving Corporation.    From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise specified by the Company), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, incapacitation, retirement, resignation or termination.

ARTICLE II

TREATMENT OF SECURITIES

        Section 2.1    Treatment of Capital Stock.

          (a)    Treatment of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(d) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive 2.076843 (the "Exchange Ratio") fully paid and non-assessable Parent Shares (the "Merger Consideration"). For the avoidance of doubt, the Exchange Ratio and the Merger Consideration do not take into account the effects of the Consolidation. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the "Fractional Share Consideration"), together with the amounts, if any, payable pursuant to Section 2.2(f).

          (b)    Cancellation of Company Common Stock.    At the Effective Time, all Company Shares owned by the Company, Parent or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Treatment of Merger Sub Units.    At the Effective Time, each unit representing membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for the cancellation of such units of Merger Sub and the funding of the aggregate Merger Consideration by Parent, the Surviving Corporation shall issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares shall be held by Parent, and which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

          (d)    Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Shares outstanding after the date hereof and prior to the Effective Time.

        Section 2.2    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.    Prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to Parent to act as the exchange agent in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall also act as the agent for the Company's stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends under Section 2.2(f) (such evidence of book-entry Parent Shares and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay any dividends under Section 2.2(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares entitled to receive such amounts pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

          (b)    Procedures for Surrender.    As soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") or non-certificated Company Shares represented by book-entry ("Book-Entry Shares") and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed within five (5) business days following the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Company Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).

          (f)    Dividends or Distributions with Respect to Parent Shares.    No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

          (g)    Timing and Effect of Consolidation.    If the Parent Shareholder Consolidation Approvals are obtained, articles of Parent effecting the Consolidation will be filed immediately following the completion of the Merger. If the Consolidation has occurred prior to the time of delivery by the Exchange Agent of the Merger Consideration to any holders of the Company Shares, the aggregate Merger Consideration to be delivered by the Exchange Agent to each former holder of Company Common Stock shall be adjusted appropriately to reflect the effect of the Consolidation.

        Section 2.3    Treatment of Company Equity Awards.

          (a)    Company Warrants.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each warrant to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a "Company Warrant"), that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a warrant (a "Parent Warrant") to acquire (A) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (2) the Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Warrant by (2) the Exchange Ratio. Except as otherwise provided in this Section 2.3(a), each such Parent Warrant assumed and converted pursuant to this Section 2.3(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Warrant immediately prior to the Effective Time.

          (b)    Company RSU Awards.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding award of restricted stock units (whether time-based or performance-based), including any such units that are deferred under any deferred compensation plan of the Company that prior to the date hereof has been provided to Parent or is filed as an exhibit to any Company SEC Document as of the date hereof, that corresponds to a number of shares of Company Common Stock (each, a "Company RSU Award") under any Company Equity Plan shall be assumed by Parent and shall be converted into a restricted stock unit award corresponding to Parent Shares (each, a "Parent RSU Award") with respect to a number of Parent Shares (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(b), each Parent RSU Award assumed and converted pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time. Notwithstanding the foregoing, restricted stock units under a Company RSU Award that have vested as of the Closing Date but have not yet been settled as of such date shall be converted into the right to receive Parent Shares in the manner set forth in Section 2.1.

          (c)    Company Actions.    Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans or Company Equity Awards, and take such other actions as are necessary to provide for the treatment of the Company Warrants and Company RSU Awards (collectively, the "Company Equity Awards") as contemplated by this Section 2.3.

          (d)    Plans and Awards Assumed by Parent.    At the Effective Time, (i) Parent shall assume each outstanding Parent Warrant and Parent RSU Award, and (ii) if Parent determines (following the Effective Time) that it desires to do so, Parent may assume any or all of the Company Equity Plans, merge any such Company Equity Plan into any equity incentive plan of Parent or adopt new equity incentive plans of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Law, using the share reserves of such Company Equity Plan as of the Effective Time, except that: (A) stock covered by such awards shall be Parent Shares; (B) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; and (C) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of such Company Equity Plan.

          (e)    Parent Actions.    Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of authorized but unissued Parent Shares for delivery upon exercise or settlement of the Parent Warrants and Parent RSU Awards in accordance with this Section 2.3.

        Section 2.4    Withholding.    The Company, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be authorized to sell or otherwise dispose of any Parent Shares otherwise payable to the Person as is necessary to provide sufficient funds to enable it to comply with its deduction or withholding obligation and such party shall notify the Person thereof and remit any unapplied balance of the net proceeds of such sale to such Person.

        Section 2.5    Fractional Shares.    No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. The Exchange Agent, acting as agent for the holders of shares of Company Common Stock otherwise entitled to receive a fractional Parent Shares, will aggregate all fractional Parent Shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Parent Shares in accordance with such holder's fractional interest in the aggregate number of Parent Shares sold.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Documents filed with the SEC since January 1, 2014 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent as set forth below.

        Section 3.1    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof. The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or the Company Bylaws.

          (b)    Subsidiaries.    All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are wholly-owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

        Section 3.2    Capitalization.

          (a)   The authorized capital of the Company consists of 250,000,000 Company Shares and 7,500,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, there were: (i) 122,395,906 Company Shares issued and outstanding; (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) no Company Shares held in treasury; (iv) 150,616 Company Shares issuable upon the exercise of all outstanding Company Warrants; and (v) 1,298,454 Company Shares issuable upon the vesting of all outstanding Company RSU Awards.

          (b)   All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Company Shares issuable upon the exercise of rights under the Company Equity Plans, including outstanding Company Warrants, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Company Shares have been issued, and no Company Warrants have been granted, in violation of any Law or any pre-emptive or similar rights applicable to them. None of the Company's Subsidiaries own any Common Shares.

          (c)   The Company Equity Plans and the issuance of Company Shares under such plans (including all outstanding Company Warrants) have been duly authorized by the Company Board of Directors in compliance with Law and the terms of the Company Equity Plans, and have been recorded on the Company's financial statements in accordance with United States Generally Accepted Accounting Principles ("GAAP").

          (d)   Except for rights under the Company Equity Plans, including outstanding Company Warrants, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries.

          (e)   There are no issued, outstanding or authorized:

              (i)  obligations to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

             (ii)  notes, bonds, debentures or other evidences of Indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Company Shares on any matter except as required by Law.

          (f)    All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

        Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the

  DSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and its stockholders, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) has adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of the NYSE and (vi) the matters set forth in Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.4    Reports and Financial Statements.

          (a)   From January 1, 2013 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC

  (the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated statements of operations, consolidated statements of comprehensive income and consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 3.5    Internal Controls and Procedures.    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Company's internal controls over financial reporting provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2013, the Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent all such disclosures made by management to the Company's auditors and audit committee from January 1, 2013 to the date hereof.

        Section 3.6    No Undisclosed Liabilities.    Except (a) as disclosed, reflected or reserved against in the Company's consolidated balance sheet (or the notes thereto) as of December 31, 2014 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Company Subsidiary has any material liabilities of any nature, whether or not accrued, contingent or otherwise. For purposes of this Section 3.6, the term "liabilities" shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

        Section 3.7    Compliance with Laws; Permits.

          (a)   The Company and each Company Subsidiary is in compliance in all material respects with, and is not in default in any material respect under or in violation in any material respect of, any Laws applicable to the Company, any of such Subsidiaries or any of their respective businesses, properties or assets.

          (b)   The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4, Section 3.5 or Section 3.13, or in respect of environmental, Tax, employee benefits or labor Law matters.

        Section 3.8    Environmental Laws and Regulations.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are now and have been since January 1, 2013 in compliance with all applicable Environmental Laws; (b) since January 1, 2013, neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (c) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity imposing liability or obligations relating to any Environmental Law; and (d) the Company has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

        Section 3.9    Employee Benefit Plans.

          (a)   Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan for current or former employees, directors or consultants of the Company or any Company Subsidiary. "Company Benefit Plan" means each employee benefit plan, policy or agreement, whether or not subject to ERISA, including, without limitation, each pension, welfare, bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, consulting, gross-up, change-in-control, collective bargaining, profit sharing, vacation, cafeteria, dependent care, medical care, dental care, employee assistance, education or tuition assistance, and each insurance and other similar fringe or employee benefit plan, program, agreement or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any present or future obligation or liability (whether actual or contingent).

          (b)   With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Internal Revenue Service determination, notification or opinion letter, (iii) the most recent tax return and the most recent audited financial statement and actuarial valuation report; and (iv) all related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

          (c)   (i) Except as would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in material compliance with its terms and applicable Laws; (ii) each Company Benefit Plan is and has been established, qualified, funded and administered in accordance with applicable Law and in accordance with their terms, and, to the knowledge of Company, no fact or circumstance exists that would be reasonably expected to adversely affect the qualified or registered status of any Company Benefit Plan; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; and (v) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in a material liability to the Company or a Company Subsidiary.

          (d)   Except as set forth in Section 3.9(d) of the Company Disclosure Letter, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has or within the past six years has had an obligation to contribute to a defined benefit pension plan, including any such plan as defined in Section 3(35) of ERISA, a multiemployer pension plan, including any such plan as defined in Section 3(37) of ERISA, or any other pension plan subject to Title IV of ERISA, and no condition exists that is likely to cause the Company, any Company Subsidiary or any of their respective ERISA Affiliates to incur liability under Title IV of ERISA.

          (e)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable or to be provided under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits, or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code.

          (f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 3.10    Absence of Certain Changes or Events.

          (a)   From December 31, 2014 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   From December 31, 2014 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of Section 5.1(ii) had such action been taken after the execution of this Agreement.

        Section 3.11    Investigation; Litigation.    As of the date hereof, (a) there is no material investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, (b) there are no material claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) before any Governmental Entity against the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (c) there are no material orders, judgments, injunctions, rulings or decrees of any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets.

        Section 3.12    Information Supplied.    The information relating to the Company and its Subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Special Meeting, which will be used as a prospectus of Parent in the United States with respect to the Parent Shares issuable in the Merger (together with any amendments or supplements thereto, the "Proxy Statement/Prospectus"), and the registration statement on Form F-4 pursuant to which the offer and sale of Parent Shares in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the "Form F-4") will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The information relating to the Company and its Subsidiaries to be contained in the Parent Circular will not, on the date the Parent Circular (and any amendment or supplement thereto) is first mailed to the shareholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, the Parent Circular or the Form F-4 which were not supplied by or on behalf of the Company.

        Section 3.13    Regulatory Matters.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits and clearances necessary for the lawful operating of the businesses of the Company or any Company Subsidiary (the "Company Regulatory Permits"); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits.

          (b)   Since January 1, 2013, neither the Company nor any Company Subsidiary has received any written notification or communication from any Governmental Entity of material noncompliance by, or liability of Company or the Company Subsidiaries under, any Laws.

          (c)   None of the Company or any Company Subsidiary is party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

          (d)   Notwithstanding anything contained in this Section 3.13, no representation or warranty shall be deemed to be made in this Section 3.13 in respect of environmental, Tax, employee benefits or labor Law matters.

        Section 3.14    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

              (i)  all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate and no claim has ever been made by any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to tax in that jurisdiction;

             (ii)  the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld and remitted from amounts owing to any employee, service provider, creditor, non-resident person or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

            (iii)  there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any Company Subsidiary, nor are any such matters under discussion with any Governmental Entity other than for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

            (iv)  neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

             (v)  there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens.

          (b)   Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or any similar provisions of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

          (c)   Neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for material Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

          (d)   Neither the Company nor any Company Subsidiary has entered into any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (e)   During the 36-month periods (i) ending on the date of this Agreement and (ii) ending on the Closing Date, neither the Company nor any predecessor of the Company has made or will have made any "non-ordinary course distributions" within the meaning of IRS Notice 2014-52.

        Section 3.15    Labor Matters.

          (a)   Neither the Company nor, to its knowledge, any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company and any Company Subsidiaries are in material compliance with all Laws relating to the employment of labor, relating to the terms and conditions of employees, former employees or prospective employees and other labor-related matters including, all Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, wages, hours, social benefits contributions, severance pay, the WARN Act, collective bargaining, discrimination, safety and health, immigration, discrimination, workers' compensation and the collection and payment of withholding or social security taxes and any similar Tax. There are no material unfair labor practice charges or complaints pending or, to the knowledge of Company and any Company Subsidiary, threatened by or on behalf of any employee of group of employees of the Company or any Company Subsidiary.

        Section 3.16    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or a Company Subsidiary is the sole and exclusive owner of all right, title, and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and such rights comprise all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted and proposed to be conducted; (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person challenging the ownership, enforceability or validity of any Intellectual Property of the Company or any of its Subsidiaries or alleging infringement, misappropriation, or unauthorized use by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted, and the Company and its Subsidiaries have not received written notice of any such claim; (iii) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, any Intellectual Property or any other similar proprietary right of any Person; and (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, or other violation by any Person of its rights to or in connection with any Intellectual Property used in the business of the Company or its Subsidiaries.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and all of the Company Subsidiaries have complied in all material respects with (i) all of their privacy policies, (ii) all applicable privacy Laws and (iii) all contractual commitments that the Company or any of the Company Subsidiaries have entered into with respect to Personal Information. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company and the Company Subsidiaries, there have been no violations of any privacy Laws or privacy policies, and no data breaches involving any Personal Information, and there are no pending or threatened claims against the Company or any of the Company Subsidiaries by any Person challenging the Company's policies or practices with respect to privacy and data security. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have commercially reasonable measures in place to safeguard the security, confidentiality, and integrity of Personal Information in their possession or control from unauthorized access, and neither the Company, any of the Company Subsidiaries, nor to the Company's knowledge, any other Person, has made any illegal or unauthorized use of Personal Information collected by or on behalf of the Company or the Company Subsidiaries.

        Section 3.17    Real Property.

          (a)   With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the "Company Owned Real Property"), except as would not be material, individually or in the aggregate, to the Company and the Company Subsidiaries, either the Company or a Company Subsidiary has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a "Company Permitted Lien"). As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of the Company and its Subsidiaries are conducted as of the date hereof (the "Company Leased Real Property"), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

        Section 3.18    Opinion of Financial Advisor.    The Company Board of Directors has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Shares. An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Company Board of Directors. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

        Section 3.19    Required Vote.    The Company Stockholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

        Section 3.20    Material Contracts.

          (a)   Except for this Agreement and for any Contracts filed as an exhibit to any Company SEC Document, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the "Company Material Contracts"):

              (i)  any customer or client Contract that involves or that is reasonably likely to involve consideration in fiscal year 2015 in excess of $2,000,000;

             (ii)  any partnership, joint venture, strategic alliance or collaboration Contract that generates or that is reasonably likely to generate revenues in fiscal year 2015 in excess of $2,000,000;

            (iii)  each Contract between the Company, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member;

            (iv)  any Contract (excluding licenses for commercially available off the shelf computer software that are generally available on standard terms for fees of no more than $2,000,000 annually or in the aggregate) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole; and

             (v)  any material collective bargaining agreement or other material Contract with any labor union.

          (b)   Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.21    Insurance.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.22    Finders and Brokers.    Neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.22 of the Company Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

        Section 3.23    Takeover Statutes; No Rights Agreement.    The Company Board of Directors has taken all action necessary so that no "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws or regulations (collectively, "Takeover Laws") is applicable to the Merger and the other transactions contemplated by this Agreement. The Company does not have in effect any "poison pill" or shareholder rights plan.

        Section 3.24    No Other Representations.    Except for the representations and warranties contained in Article IV and in the tax representation letters described in Section 6.14, the Company acknowledges that neither Parent nor any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent Filings since January 1, 2014 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent, and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

        Section 4.1    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of Parent, Merger Sub and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Filings contain complete and accurate copies of the Parent Governing Documents. The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

          (b)    Subsidiaries.    All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are wholly-owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

        Section 4.2    Share Capital.

          (a)   The authorized capital of the Parent consists of an unlimited number of common shares (the "Parent Shares"), an unlimited number of preferred shares (the "Parent Preferred Shares") and an unlimited number of special shares (the "Parent Special Shares"). As of the date of this Agreement, there were: (i) 109,303,356 Parent Shares issued and outstanding (including 496,672 Parent Restricted Common Shares); (ii) no Parent Special Shares issued and outstanding; (iii) no Parent Preferred Shares issued and outstanding; and (iv) 1,682,962 Parent Shares issuable upon the exercise of all outstanding Parent Options, including tandem Parent SARs.

          (b)   All outstanding Parent Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Parent Shares issuable upon the exercise of rights under the Parent Stock Option Plan, including outstanding Parent Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Parent Shares have been issued, and no Parent Options have been granted, in violation of any Law or any pre-emptive or similar rights applicable to them. None of the Parent Subsidiaries own any Parent Shares.

          (c)   Section 4.2(c) of the Parent Disclosure Letter contains a list of the Parent Options and tandem Parent SARs, with details regarding the strike price, whether such Parent Options are vested or unvested, the number of participants to whom such Parent Options have been granted. The Parent Stock Option Plans and the issuance of Parent Shares under such plans (including all outstanding Parent Options) have been duly authorized by the Parent Board of Directors in compliance with Law and the terms of the Parent

  Stock Option Plans, and have been recorded on the Parent's financial statements in accordance with GAAP, and no such grants involved any "back dating," "forward dating," "spring loading" or similar practices.

          (d)   Section 4.2(d) of the Parent Disclosure Letter contains a list of the Parent PSUs, with details regarding the vesting schedule and the names of and the number of participants to whom such Parent PSUs have been granted.

          (e)   Section 4.2(e) of the Parent Disclosure Letter contains a list of the Parent SARs, with details regarding the reference price, the vesting schedule, and the names of and the number of participants to whom such Parent SARs have been granted.

          (f)    Except for rights under the Parent Stock Option Plans, including outstanding Parent Options, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Parent or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Parent or of any of its Subsidiaries.

          (g)   There are no issued, outstanding or authorized:

              (i)  obligations to repurchase, redeem or otherwise acquire any securities of the Parent or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Parent or of any of its Subsidiaries; or

             (ii)  notes, bonds, debentures or other evidences of Indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Parent Shares on any matter except as required by Law.

          (h)   All dividends or distributions on securities of the Parent that have been declared or authorized have been paid in full.

        Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   Parent and Merger Sub have all requisite corporate or similar power and authority to enter into this Agreement and, subject (in the case of the issuance of Parent Shares in connection with the Merger and the Consolidation) to receipt of the Parent Shareholder Approvals, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and (in the case of the issuance of Parent Shares in connection with the Merger and the Consolidation, except for (i) receipt of the Parent Shareholder Approvals and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has unanimously (x) resolved that this Agreement and the consummation of the Transactions, including the issuance of Parent Shares in connection with the Merger, is in the best interests of Parent, and (y) resolved to recommend that the shareholders of Parent vote in favor of the approval of the Parent Shareholder Resolutions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Other than in connection with or in compliance with (i) the provisions of the DGCL and the LLC Act, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of the Exchanges, and (vi) the matters set forth in Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of the Parent Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.4    Reports and Financial Statements.

          (a)   From January 1, 2013 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it under the profile of Parent on the System for Electronic Document Analysis Retrieval (SEDAR) or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) (the "Parent Filings"). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent Filings complied in all material respects with the requirements of the Canadian Securities Laws and the applicable rules and regulations promulgated thereunder, and none of the Parent Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent Filings when filed complied as to form in all material respects with the applicable accounting requirements and Canadian Securities Laws with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and their statements of income, comprehensive income, financial performance and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by Canadian Securities Laws) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        Section 4.5    Internal Controls and Procedures.

          (a)   Parent has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by Parent in its annual filings, interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Parent in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to Parent's management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

          (b)   Parent has designed under the supervision of Parent's Chief Executive Officer and Chief Financial Officer, and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (b) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent; and (c) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on the annual financial statements or interim financial reports.

          (c)   There is no material weakness (as such term is defined in National Instrument 52-109 — Certification of Disclosure in Issuers' Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Parent. None of Parent, any of the Parent Subsidiaries, any director, officer, or, to the knowledge of Parent, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

        Section 4.6    No Undisclosed Liabilities.    Except (a) as disclosed, reflected or reserved against in Parent's consolidated balance sheet (or the notes thereto) as of December 31, 2014 included in the Parent Filings filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Parent Subsidiary has any material liabilities of any nature, whether or not accrued, contingent or otherwise. For purposes of this Section 4.6, the term "liabilities" shall not include liabilities or obligations of Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

        Section 4.7    Compliance with Laws; Permits.

          (a)   Parent and each Parent Subsidiary is in compliance in all material respects with, and is not in default in any material respect under or in violation in any material respect of, any Laws applicable to Parent, any of such Subsidiaries or any of their respective businesses, properties or assets.

          (b)   Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.13, or in respect of environmental, Tax, employee benefits or labor Law matters.

        Section 4.8    Environmental Laws and Regulations.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries are now and have been since January 1, 2013 in compliance with all applicable Environmental Laws; (b) since January 1, 2013, neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (c) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity imposing liability or obligations relating to any Environmental Law; and (d) Parent has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

        Section 4.9    Employee Benefit Plans.

          (a)   Section 4.9(a) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan for current or former employees, directors or consultants of Parent or any Parent Subsidiary. "Parent Benefit Plan" means each employee benefit plan, policy or agreement, whether or not subject to ERISA, including, without limitation, each pension, welfare, bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, consulting, gross-up, change-in-control, collective bargaining, profit sharing, vacation, cafeteria, dependent care, medical care, dental care, employee assistance, education or tuition assistance, and each insurance and other similar fringe or employee benefit plan, program, agreement or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary has or may have any present or future obligation or liability (whether actual or contingent).

          (b)   With respect to each material Parent Benefit Plan, Parent has made available to the Company correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Internal Revenue Service determination, notification or opinion letter, (iii) the most recent annual tax return and the most recent audited financial statement and actuarial valuation report; and (iv) all related agreements, insurance contracts and other agreements which implement each such Parent Benefit Plan.

          (c)   (i) Each of the Parent Benefit Plans has been operated and administered, in all material respects, in compliance with its terms and applicable Laws; (ii) each Parent Benefit Plan is and has been established, qualified, funded and administered in accordance with applicable Law and in accordance with their terms, and, to the Knowledge of Parent, no fact or circumstance exists that would be reasonably expected to adversely affect the qualified or registered status of any Parent Benefit Plan; (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; and (v) there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans that would reasonably be expected to result in a material liability to Parent or a Parent Subsidiary.

          (d)   Neither the Parent, any Parent Subsidiary nor any of their respective ERISA Affiliates has or within the past six years has had an obligation to contribute to a defined benefit pension plan, including any such plan as defined in Section 3(35) of ERISA, a multiemployer pension plan, including any such plans as defined in Section 3(37) of ERISA, or any other pension plan subject to Title IV of ERISA, and no condition exists that is likely to cause Parent, any Parent Subsidiary or any of their respective ERISA Affiliates to incur liability under Title IV of ERISA.

          (e)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable or to be provided under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits, or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code.

          (f)    Each Parent Benefit Plan has been maintained and operated, in all material respects, in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 4.10    Absence of Certain Changes or Events.

          (a)   From December 31, 2014 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From December 31, 2014 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section 5.2(ii) had such action been taken after the execution of this Agreement.

        Section 4.11    Investigations; Litigation.    As of the date hereof, (a) there is no material investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, (b) there are no material claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) before any Governmental Entity against Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (c) there are no material orders, judgments or decrees of any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets.

        Section 4.12    Information Supplied.    The information relating to Parent and its Subsidiaries (including Merger Sub) to be contained in the Proxy Statement/Prospectus and the Form F-4 will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to shareholders of the Company or the Form F-4 (and any amendment or supplement thereto) is declared effective or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The information relating to Parent and its Subsidiaries to be contained in the Parent Circular will not, on the date the Parent Circular (and any amendment or supplement thereto) is first mailed to the shareholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the stockholders of the Company) and the Form F-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The Parent Circular will comply in all material respects as to form with the applicable requirements of Canadian Securities Laws, the Business Corporations Act (Ontario) and the Exchanges. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, the Parent Circular or the Form F-4 which were not supplied by or on behalf of Parent.

        Section 4.13    Regulatory Matters.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds all Parent Permits and clearances necessary for the lawful operating of the businesses of Parent or any Parent Subsidiary (the "Parent Regulatory Permits"); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits.

          (b)   Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries has received any written notification or written communication from any Governmental Entity of material noncompliance by, or liability of Parent or the Parent Subsidiaries under, any Laws.

          (c)   None of the Parent or any Parent Subsidiary is party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

          (d)   Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor Law matters.

        Section 4.14    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

              (i)  all Tax Returns that are required to be filed by or with respect to Parent or any Parent Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate and no claim has ever been made by any Governmental Entity in a jurisdiction in which Parent or any Parent Subsidiary does not file Tax Returns that it is or may be subject to tax in that jurisdiction;

             (ii)  Parent and the Parent Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld and remitted from amounts owing to any employee, service provider, creditor, non-resident person or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

            (iii)  there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Parent or any Parent Subsidiary, nor are any such matters under discussion with any Governmental Entity, other than for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

            (iv)  neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

             (v)  there are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary, except for Parent Permitted Liens.

          (b)   Neither Parent nor any Parent Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or any similar provisions of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

          (c)   Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any material liability for Taxes of any Person (other than Parent or any Parent Subsidiary)

  under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

          (d)   Neither Parent nor any Parent Subsidiary has entered into any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (e)   After giving effect to the Merger and all transactions contemplated by this Agreement, 50% or less of the gross value of Parent's "foreign group property" constitutes "foreign group nonqualified property" within the meaning of IRS Notice 2014-52.

          (f)    Parent is as of the date hereof, and at all times since its formation until the date hereof has been, treated as a foreign corporation for U.S. federal income tax purposes.

          (g)   Neither Parent nor any Parent Subsidiary has been a party to any contract or transaction in circumstances that could subject it to liability under Section 160 of the Canadian Income Tax Act or any substantially similar provision of other applicable Tax Laws.

          (h)   None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Canadian Income Tax Act, or any equivalent provision of other applicable Tax Laws, have applied with respect to Parent or any Parent Subsidiary.

          (i)    For all material transactions between Parent (or any Parent Subsidiary which is a resident of Canada for Tax purposes) and any Person who is not a resident of Canada and with whom Parent (or the applicable Parent Subsidiary) does not deal at arm's length (within the meaning of the Canadian Income Tax Act), Parent (or the applicable Parent Subsidiary) has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canadian Income Tax Act.

        Section 4.15    Labor Matters.

          (a)   Neither Parent nor, to its knowledge, any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Parent Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any Parent Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Parent and any Parent Subsidiaries are in material compliance with all Laws relating to the employment of labor, relating to the terms and conditions of employees, former employees or prospective employees and other labor-related matters including, all Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, wages, hours, social benefits contributions, severance pay, the WARN Act, collective bargaining, discrimination, safety and health, immigration, discrimination, workers' compensation and the collection and payment of withholding or social security taxes and any similar Tax. There are no material unfair labor practice charges or complaints pending or, to the knowledge of Parent and any Parent Subsidiary, threatened by or on behalf of any employee of group of employees of the Parent or any Parent Subsidiary.

        Section 4.16    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Section 4.16(a) of the Parent Disclosure Letter sets forth all patents, registered trademarks, registered copyrights, and pending applications for any patents, trademarks, or copyrights owned or purported to be owned by Parent or one of its Subsidiaries ("Registered Parent IP"); (ii) either Parent or a Parent Subsidiary is the sole and exclusive owner of all right, title, and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and such rights comprise all Intellectual Property necessary and sufficient to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted and proposed to be conducted; (iii) there are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person challenging the ownership, enforceability or validity of an Intellectual Property of Parent or any of its Subsidiaries or alleging infringement, misappropriation, or unauthorized use by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted, and Parent and its Subsidiaries have not received written notice of any such claim; (iv) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate, any Intellectual Property or any other similar proprietary right of any Person; and (v) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement, or other violation by any Person of its rights to or in connection with any Intellectual Property used in the business of Parent or its Subsidiaries.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and all of the Parent Subsidiaries have complied in all material respects with (i) all of their privacy policies, (ii) all applicable privacy Laws and (iii) all contractual commitments that Parent or any of its Subsidiaries have entered into with respect to Personal Information. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of the Parent and the Parent Subsidiaries, there have been no violations of any privacy Laws or privacy policies, and no data breaches involving any Personal Information, and there are no pending or threatened claims against Parent or any of the Parent Subsidiaries by any Person challenging Parent's policies or practices with respect to privacy and data security. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have commercially reasonable measures in place to safeguard the security, confidentiality, and integrity of Personal Information in their possession or control from unauthorized access, and neither Parent, any of the Parent Subsidiaries, nor to Parent's knowledge, any other Person, has made any illegal or unauthorized use of Personal Information collected by or on behalf of Parent or the Parent Subsidiaries.

        Section 4.17    Real Property.

          (a)   With respect to the real property owned by Parent or any Subsidiary at which the material operations of Parent and the Parent Subsidiaries are conducted as of the date hereof (such property collectively, the "Parent Owned Real Property"), except as would not be material, individually or in the aggregate, to Parent and the Parent Subsidiaries, either Parent or a Parent Subsidiary has good and valid title to such Parent Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), "Parent Permitted Lien"). As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Parent and its Subsidiaries are conducted as of the date hereof (the "Parent Leased Real Property"), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens.

        Section 4.18    Opinions of Financial Advisors.    The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC and the opinion of BMO Capital Markets, to the effect that, as of the date of such opinions and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent. Executed copies of such opinions will be made available to the Company solely for informational purposes promptly after receipt thereof by the Parent Board of Directors. As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

        Section 4.19    Required Vote.    The Parent Shareholder Approvals are the only votes of holders of securities of Parent which are required to consummate the Transactions.

        Section 4.20    Material Contracts.

          (a)   Except for this Agreement, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the "Parent Material Contracts"):

              (i)  Any customer or client Contract that involves or that is reasonably likely to involve consideration in fiscal year 2015 in excess of $2,000,000;

             (ii)  any partnership, joint venture, strategic alliance or collaboration Contract which is material to Parent and its Subsidiaries, taken as a whole;

            (iii)  any Contract that (A) purports to materially limit either the type of business in which Parent or its Subsidiaries (or, after the Effective Time, the Company or its Subsidiaries) or any of their respective affiliates may engage or geographic area in which any of them may so engage in any business or (B) would require the disposition of any material assets or line of business of Parent or its Subsidiaries (or, after the Effective Time, the Company or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the Transactions;

            (iv)  each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including "earn-out" or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the twelve (12) month period following the date hereof;

             (v)  each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,000,000 other than (A) Contracts solely among Parent and any wholly-owned Parent Subsidiary or a guarantee by Parent or a Parent Subsidiary of a Parent Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,000,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Parent Filings;

            (vi)  each Contract between Parent, on the one hand, and any officer, director or affiliate (other than a wholly-owned Parent Subsidiary) of Parent or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent has an obligation to indemnify such officer, director, affiliate or family member;

           (vii)  any Contract (excluding licenses for commercially available off the shelf computer software that are generally available on standard terms for fees of no more than $100,000 annually or in the aggregate) under which Parent or any Parent Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

          (viii)  any Contract (excluding licenses for commercially available off the shelf computer software that are generally available on standard terms for fees of no more than $100,000 annually or in the aggregate) under which Parent or any Parent Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights (including any development thereof), which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

            (ix)  any shareholders, investors rights, registration rights or similar agreement or arrangement of Parent or any of its Subsidiaries;

             (x)  any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $2,000,000;

            (xi)  any material collective bargaining agreement or other material Contract with any labor union;

           (xii)  any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $2,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business; and

          (xiii)  any Contract not otherwise described in any other subsection of this Section 4.20(a) that would be required to be filed on SEDAR by the Company as a "material contract" under NI 51-102.

          (b)   Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of

  Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.21    Insurance.    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current insurance policies and Contracts of Parent and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Parent nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.22    Finders and Brokers.    Neither Parent nor any Parent Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.22 of the Parent Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

        Section 4.23    FCPA and Anti-Corruption.    Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

          (a)   neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary has in the last five (5) years, in connection with the business of Parent or any Parent Subsidiary, itself or, to Parent's knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

          (b)   neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

          (c)   Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and each Parent Subsidiary as required by the FCPA in all material respects;

          (d)   Parent and each Parent Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

          (e)   no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

        Section 4.24    No Merger Sub Activity.    Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement. At the Effective Time, Merger Sub will have no assets or liabilities of any kind, other than obligations pursuant to this Agreement.

        Section 4.25    No Other Representations.    Except for the representations and warranties contained in Article III and in the tax representation letters described in Section 6.14, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.1    Conduct of Business by the Company Pending the Closing.    The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (e) of Section 5.1(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

          (a)   authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except (i) that the Company may continue the declaration and payment of regular quarterly cash dividends on the Company Shares, not to exceed $0.145 per share for each quarterly dividend, with usual record and payment dates for such dividends in accordance with past dividend practice to the extent that any such dividend would not be a "non-ordinary course distribution" within the meaning of IRS Notice 2014-52, and (ii) for dividends and distributions paid or made on a pro rata basis by a Company Subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

          (b)   split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Company Subsidiary which remains a wholly-owned Company Subsidiary after consummation of such transaction;

          (c)   except as required by applicable Law or any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to be provided to any of its directors or executive officers (other than increases in annual base salaries and target incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (ii) grant or increase to any of its directors or executive officers any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation to any of its directors or executive officers (other than as permitted by clause (i) of this Section 5.1(c) and other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (iv) enter into any employment, severance, change in control or retention agreement with any of its directors or executive officers (other than offer letters that do not otherwise provide for severance, change in control or retention payments or benefits), (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement (other than a renewal of an existing collective bargaining agreement in the ordinary course or business) or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors or executive officers;

          (d)   make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

          (e)   amend the Company Governing Documents, and shall not permit any Subsidiary of the Company to adopt any amendments to its governing documents;

          (f)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award outstanding on the date hereof), other than issuances of Company Shares (i) in respect of any exercise of Company Warrants or the vesting, lapse of restrictions with respect to or settlement of Company

  Equity Awards outstanding as of the date hereof, or issued in accordance with this Agreement, in each case, in accordance with their respective terms, (ii) pursuant to the terms of the Company Equity Plans, subject to Section 2.3(d) or (iii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

          (g)   directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) redemptions or acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the redemption or acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

          (h)   make any loans to any other Person, except for loans among the Company and its wholly-owned Company Subsidiaries or among the Company's wholly-owned Company Subsidiaries;

          (i)    make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action which would cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Transactions; or

          (j)    agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.2    Conduct of Business by Parent Pending the Closing.    Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (i) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

          (a)   authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Parent or any Parent Subsidiary), except (i) that Parent may continue the declaration and payment of regular quarterly cash dividends on the Parent Shares, not to exceed $0.17 per share for each quarterly dividend, with usual record and payment dates for such dividends in accordance with past dividend practice, and (ii) for dividends and distributions paid or made on a pro rata basis by a Parent Subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Parent Subsidiary to Parent or another wholly-owned Parent Subsidiary;

          (b)   split, combine, reduce or reclassify any of its capital stock (excluding the Consolidation, provided that the Consolidation shall not be consummated prior to the Effective Time), or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Parent Subsidiary which remains a wholly-owned Parent Subsidiary after consummation of such transaction;

          (c)   except as required by applicable Law or any Parent Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants, (ii) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of unpaid cash bonuses or other cash incentive compensation accrued as of December 31, 2015), (iv) enter into any employment, severance, change in control or retention agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, change in control or retention payments or benefits), (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement (other than a renewal of an existing collective bargaining agreement in the ordinary course of business) or Parent Benefit Plan (or a plan or arrangement that would be a Parent Benefit Plan if in existence as of the date hereof), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

          (d)   make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

          (e)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $1,000,000 in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions), (ii) capital expenditures otherwise permitted by Section 5.2(ii)(n), (iii) transactions between Parent and a wholly-owned Parent Subsidiary or between wholly-owned Parent Subsidiaries or (iv) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

          (f)    amend the Parent Governing Documents, and shall not permit any Subsidiary of Parent to adopt any amendments to its governing documents;

          (g)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Parent Equity Award under any existing Parent Equity Plan (except as otherwise provided by the express terms of any Parent Equity Award outstanding on the date hereof), other than (i) issuances of Parent Shares (A) in respect of any exercise of Parent Options under Parent Equity Awards or the vesting, lapse of restrictions with respect to or settlement of Parent Equity Awards outstanding as of the date hereof, or issued in accordance with this Agreement, in each case, in accordance with their respective terms, or (B) pursuant to the terms of the Parent Stock Option Plans or (ii) transactions between Parent and a wholly-owned Subsidiary of Parent or between wholly-owned Subsidiaries of Parent;

          (h)   directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) redemptions or acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the redemption or acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such awards and (iii) transactions between Parent and a wholly-owned Parent Subsidiary or between wholly-owned Parent Subsidiaries;

          (i)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Parent and its wholly-owned Parent Subsidiaries or among wholly-owned Parent Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Parent or any of the Parent Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by Parent of Indebtedness for borrowed money of Parent Subsidiaries or guarantees by Parent Subsidiaries of Indebtedness for borrowed money of Parent or any Parent Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) Indebtedness for borrowed money incurred pursuant to agreements entered into by Parent or any Parent Subsidiary in effect prior to the execution of this Agreement and set forth in Section 5.2(ii)(i) of the Parent Disclosure Letter; provided that any such Indebtedness shall be drawn solely in the ordinary course of business, and in an aggregate amount not to exceed $28,000,000, and (v) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments;

          (j)    make any loans to any other Person, except for loans among Parent and its wholly-owned Parent Subsidiaries or among Parent's wholly-owned Parent Subsidiaries;

          (k)   sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Parent Permitted Liens), any of its properties or assets (including shares in the capital of the Parent

  Subsidiaries), except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed on Section 5.2(ii)(k) of the Parent Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.2(ii)(i), (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $1,000,000 in the aggregate for all such transactions and (iv) for transactions among Parent and its wholly-owned Parent Subsidiaries or among wholly-owned Parent Subsidiaries;

          (l)    compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Parent or any of the Parent Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $5,000,000, (ii) does not impose any injunctive relief on Parent and the Parent Subsidiaries and (iii) does not provide for the license covenant not to assert, or otherwise granting of any rights, of or under any Intellectual Property;

          (m)  make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action which would cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Transactions;

          (n)   except in accordance with Parent's anticipated monthly capital expenditures for its 2016 fiscal year described on Section 5.2(ii)(n) of the Parent Disclosure Letter, make any new capital expenditure or expenditures, or commit to do so;

          (o)   except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.2(ii), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract, or (ii) materially modify, materially amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder; or

          (p)   agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.3    Solicitation by the Company.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal, (iv) except as required by the duties of the members of the Company Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) within the earlier of (x) five (5) business days of a tender or exchange offer or take-over bid relating to securities of the Company having been commenced and (y) two (2) business days prior to the Company Special Meeting, fail to (1) publicly recommend against such tender or exchange offer or take-over bid, or (2) publicly reaffirm the Company Board Recommendation (if previously made by such time), (viii) after a tender or exchange offer relating to securities of the Company having been commenced, fail to send to the stockholders of the Company a Schedule 14D-9 disclosing the Company Board of Directors' recommendation that the stockholders of the Company reject such tender or exchange offer in accordance with the timing requirements under the United States federal securities Laws, (ix) following the public disclosure or public announcement of a Company Competing Proposal, fail to reaffirm publicly the Company Board Recommendation within the earlier of (x) five (5) business days after such public disclosure or public announcement and (y) two (2) business days prior to the Company Special Meeting, (x) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Company Competing Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.3(b) or (y) in accordance with Section 8.1(i)), or (xi) resolve or agree to do any of the foregoing (any act described in clauses (v) through (ix) above, a "Company Change of Recommendation"). The Company shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal. The Company shall promptly inform its Representatives of the Company's obligations under this Section 5.3. For purposes of this Section 5.3, the term "Person" means any Person or "group," as used in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries.

          (b)   Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x)

  or (y) below, in a Company Superior Proposal, then in either event (if the Company Competing Proposal did not result from a material breach of Section 5.3(a)) the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

          (c)   The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any initial inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request or with whom the Company is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, the Company shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Parent copies of any written documentation relating to a Company Competing Proposal or potential Company Competing Proposal which is received by the Company from any Person (or from any representatives, advisors or agents of such Person) making such Company Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Competing Proposal. The Company shall keep Parent reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Competing Proposal or potential Company Competing Proposal and keep Parent informed as to the nature of any information requested of the Company with respect thereto. The Company shall promptly (but in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent. The Company shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

          (d)   Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Change of Recommendation (i) following receipt of a bona fide, unsolicited, written Company Competing Proposal that is not withdrawn, which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors is a Company Superior Proposal, or (ii) as a result of a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known, or reasonably foreseeable by the Company Board of Directors as of the date of this Agreement (provided, however, that (A) in no event shall the receipt, existence or terms of a Company Competing Proposal or any matter relating thereto or consequence thereof constitute such an intervening event and (B) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, constitute such an intervening event unless such event or events has had or would reasonably be expected to have a Parent Material Adverse Effect), if and only if, (x) in the case of clause (i), such Company Competing Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.3 and (y) in the case of clauses (i) and (ii), the Company Board of Directors has determined in good faith after consultation with the Company's outside legal counsel that, in light of such Company Superior Proposal or intervening event, the failure to take such action would be inconsistent with the duties of the members of the Company Board of Directors under applicable Law and the Company complies with Section 5.3(e).

          (e)   Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with five (5) business days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Competing Proposal shall require a new notice and an additional three (3) business day period) advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Company Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), the Company shall consider and negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement such that such Company Competing Proposal would no longer constitute a Company Superior Proposal, or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with five (5) business days' prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to such determination by the Company Board), and during such five (5) business day period, the Company shall consider and negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation.

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company's outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Company Board of Directors under applicable Law; provided that this Section 5.3(f) shall not permit the Company Board of Directors to make a Company Change of Recommendation except to the extent permitted by Section 5.3(d) or Section 5.3(e).

          (g)   No Company Change of Recommendation shall relieve the Company from its obligations to submit the approval and adoption of this Agreement to a vote of its stockholders at the Company Special Meeting.

          (h)   References in this Section 5.3 to the "Company Board of Directors" shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

        Section 5.4    Solicitation by Parent.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent agrees that it shall not

  (and shall not permit any Parent Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Parent Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any Parent Subsidiary in connection with a Parent Competing Proposal, (iii) engage in discussions with any Person with respect to any Parent Competing Proposal, (iv) except as required by the duties of the members of the Parent Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than the Company and its affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (vii) within the earlier of (x) five (5) business days of a tender or exchange offer or take-over bid relating to securities of Parent having been commenced and (y) two (2) business days prior to the Parent Special Meeting, fail to (1) publicly recommend against such tender or exchange offer or take-over bid or (2) publicly reaffirm the Parent Board Recommendation (if previously made by such time), (viii) after a tender or exchange offer or take-over bid relating to securities of Parent having been commenced, fail to send to Parent shareholders a director's circular disclosing the Parent Board of Directors' recommendation that Parent's shareholders reject such tender or exchange offer or take-over bid in accordance with timing requirements under Canadian Securities Laws, (ix) following the public disclosure or public announcement of a Parent Competing Proposal, fail to reaffirm publicly the Parent Board Recommendation within the earlier of (x) five (5) business days after such public disclosure or public announcement and (y) two (2) business days prior to the Parent Special Meeting, (x) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Competing Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.4(b) or (y) in accordance with Section 8.1(j)), or (xi) resolve or agree to do any of the foregoing (any act described in clauses (v) through (ix) above, a "Parent Change of Recommendation"). Parent shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Parent Competing Proposal or potential Parent Competing Proposal. Parent shall promptly inform its Representatives of Parent's obligations under this Section 5.4. For purposes of this Section 5.4, the term "Person" means any Person or "group," as used in Section 13(d) of the Exchange Act and/or any Persons "acting jointly or in concert" within the meaning of Part XX of the Securities Act (Ontario), other than, with respect to Parent, the Company or any Company Subsidiaries.

          (b)   Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives, prior to the Parent Shareholder Transaction Approval being obtained, a bona fide, unsolicited, written Parent Competing

  Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent's outside legal and financial advisors (i) constitutes a Parent Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Parent Superior Proposal, then in either event (if the Parent Competing Proposal did not result from a material breach of Section 5.4(a)) Parent may take the following actions: (x) furnish nonpublic information to the Person making such Parent Competing Proposal, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Parent Competing Proposal.

          (c)   Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt of any Parent Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Parent Competing Proposal, or any initial inquiry or request for nonpublic information relating to Parent or any Parent Subsidiary by any Person who has made or would reasonably be expected to make any Parent Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Parent Competing Proposal, inquiry or request or with whom Parent is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Parent shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to the Company copies of any written documentation relating to a Parent Competing Proposal or potential Parent Competing Proposal which is received by Parent from any Person (or from any representatives, advisors or agents of such Person) making such Parent Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Parent Competing Proposal. Parent shall keep the Company informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Competing Proposal or potential Parent Competing Proposal and keep the Company informed as to the nature of any information requested of Parent with respect thereto. Parent shall promptly (but in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Competing Proposal that was not previously provided to the Company. Parent shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

          (d)   Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Shareholder Transaction Approval, the Parent Board of Directors may make a Parent Change of Recommendation (i) following receipt of a bona fide, written Parent Competing Proposal that is not withdrawn, which the Parent Board of Directors determines in good faith after consultation with Parent's outside legal and financial advisors is a Parent Superior Proposal, or (ii) as a result of a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known, or reasonably foreseeable, by the Parent Board of Directors as of the date of this Agreement (provided, however, that (A) in no event shall the receipt, existence or terms of a Parent Competing Proposal or any matter relating thereto or consequence thereof constitute such an intervening event and (B) in no event shall any event or events that has or have an adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, constitute such an intervening event unless such event or events has had or would reasonably be expected to have a Company Material Adverse Effect), if and only if, (x) in the case of clause (i), such Parent Competing Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.4 and (y) in the case of clauses (i) and (ii), the Parent Board of Directors has determined in good faith after consultation with Parent's outside legal counsel that, in light of such Parent Superior Proposal or intervening event, the failure to take such action would be inconsistent with the duties of the members of the Parent Board of Directors under applicable Law and Parent complies with Section 5.4(e).

          (e)   Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with five (5) business days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Competing Proposal shall require a new notice and an additional three (3) business day period) advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Parent shall consider and negotiate in good faith any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Competing Proposal would no longer constitute a Parent Superior Proposal, or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with five (5) business days' prior written notice advising the Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable determination by the Parent Board), and during such five (5) business day period, Parent shall consider and negotiate in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation.

          (f)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to Parent's securityholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and/or the Canadian Takeover Bid Rules or (ii) making any disclosure to its shareholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent's outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Parent Board of Directors under applicable Law; provided that this Section 5.4(f) shall not permit the Parent Board of Directors to make a Parent Change of Recommendation except to the extent permitted by Section 5.4(d) or Section 5.4(e).

          (g)   No Parent Change of Recommendation shall relieve Parent from its obligations to submit the approval of the issuance of Parent Shares in the Merger to a vote of its stockholders at the Parent Special Meeting.

          (h)   References in this Section 5.4 to the "Parent Board of Directors" shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

        Section 5.5    Preparation of the Form F-4, the Proxy Statement/Prospectus and the Parent Circular; Stockholders' and Shareholders' Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, (ii) Parent shall prepare and cause to be filed with the SEC, the Form F-4 with respect to the Parent Shares issuable in the Merger, which will include the Proxy Statement/Prospectus with respect to the Company Special Meeting, and (iii) Parent shall prepare and cause to be filed with the Toronto Stock Exchange, the Parent Circular. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (C) ensure that the Parent Circular complies in all material respects with the applicable provisions of the Canadian Securities Laws, the Business Corporations Act (Ontario) and the rules of the Toronto Stock Exchange, and (D) keep the Form F-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Proxy Statement/Prospectus and the Parent Circular. The Form F-4, Proxy Statement/Prospectus and Parent Circular shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC. Parent shall promptly notify the Company upon the receipt of any comments from the Toronto Stock Exchange or any request from the Toronto Stock Exchange for amendments or supplements to the Parent Circular, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on one hand, and the Toronto Stock Exchange, on the other hand, and all written comments with respect to the Parent Circular received from the Toronto Stock Exchange and advise the Company of any oral comments with respect to the Parent Circular received from the Toronto Stock Exchange. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form F-4 and any comment from the Toronto Stock Exchange with respect to the Parent Circular. Notwithstanding the foregoing, prior to filing the Form F-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus or the Parent Circular (or any amendment or supplement thereto) or responding to any comments of the SEC or the Toronto Stock Exchange, as applicable, with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form F-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of Parent Shares in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

          (b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Transaction Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form F-4, the Proxy Statement/Prospectus or the Parent Circular, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with (x) the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form F-4, or (y) the Toronto Stock Exchange of any necessary amendment of, or supplement to, the Parent Circular, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

          (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Special Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Form F-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to, and at the request of Parent shall, make one or more successive postponements or adjournments of the Company Special Meeting; provided that the

  Company Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Special Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the approval and adoption thereof.

          (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting. Parent shall use its reasonable best efforts to cause the Parent Circular to be mailed to the shareholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Parent Circular is cleared by the Toronto Stock Exchange. Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approvals, include such recommendation in the Parent Circular, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approvals, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Shareholder Transaction Approval, whether or not a quorum is present, Parent shall have the right to, and at the request of the Company shall, make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Parent Circular is provided or made available to the Parent Shareholders or to permit dissemination of information which is material to shareholders voting at the Parent Special Meeting and to give the Parent Shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Shares in the Merger to its shareholders for a vote on the approval thereof.

          (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

        Section 5.6    Consultation as to Certain Tax Matters.

          (a)   Prior to (a) consummating any transaction that (i) is described in clause (a), (b), (f), (g) or (i) of Section 5.1(ii) and (ii) is not subject to Parent's consent right provided in Section 5.1(ii) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company

  Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent's consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the Effective Time, to Parent and the Parent Subsidiaries.

          (b)   Prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i), (j) or (k) of Section 5.2(ii) and (ii) is not subject to the Company's consent right provided in Section 5.2(ii) on the basis that such transaction involves solely Parent and one or more Parent Subsidiaries or solely Parent Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Parent and its wholly-owned Subsidiaries or among Parent's wholly-owned Subsidiaries, Parent shall consult with the Company reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without the Company's consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by the Company or any of its Subsidiaries (including, after the Effective Time, Parent or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Parent and the Parent Subsidiaries or, after the Effective Time, to the Company and the Company Subsidiaries.

          (c)   If at any time prior to the Effective Time either Parent or the Company shall reasonably determine in good faith that any of the conditions set forth in any of Sections 7.1(e), 7.2(c) or 7.3(c) is incapable of being satisfied by the Outside Date, such Party shall promptly notify the other Party of its determination. The Parties hereby agree that in the event of the delivery of any such notice, each of Parent and the Company will cooperate in good faith to negotiate a mutually acceptable alternative agreement.

        Section 5.7    Control.    Subject to the terms of this Agreement, each Party shall at all times prior to Closing retain full and independent control of the conduct of its business in ordinary course, and prior to closing no Party shall interfere or seek to interfere with the conduct of business in ordinary course by any other Party.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the

  Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries' business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent and Company to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

          (b)   Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

          (c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

        Section 6.2    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Merger and make effective the Transactions contemplated by this Agreement, as soon as practicable after the date hereof, and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and make effective the Transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"), including (i) preparing and filing, in consultation with the other Party and as promptly as reasonably practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents necessary to obtain the Regulatory Approvals and (ii) taking all steps as may be necessary to obtain the Regulatory Approvals.

          (b)   Each of Parent and the Company shall cooperate with one another in connection with obtaining the Regulatory Approvals, including by (i) providing or submitting on a timely basis, and as promptly as practicable, any filing, submission or other documentation or information that is required, or advisable, in connection with obtaining the Regulatory Approvals, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (other than documents that are required to be included in any filing required under the HSR Act), (ii) keeping one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and promptly notifying each other of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any Governmental Entity in respect of the Transactions contemplated by this Agreement, including providing copies of any such written communications, (iii) not making any submissions or filings, participating in any meetings or any material conversations with the DOJ, FTC or any Governmental Entity in respect of any filings, investigations or other inquiries related to the Transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings, and (iv) notifying, consulting and cooperating with and considering in good faith the views of one another prior to offering, negotiating or accepting any proposal involving the sale, divestiture, license or disposition of assets, or the acceptance of operational restrictions or limitations on assets or businesses or undertaking of any other form of behavioral remedy, as contemplated by Section 6.2(d). Despite the foregoing, submissions, filings or other written communications with the DOJ, FTC or any other Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party with non-redacted versions of drafts or final submissions, filings or other written communications with the DOJ, FTC, or any other Governmental Entity on the basis that the redacted information will not be shared with its clients.

          (c)   In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable, and in any event within eight (8) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (d)   In furtherance and not in limitation of the foregoing, and despite anything to the contrary in this Section 6.2, Parent and the Company will and, will cause their respective Affiliates to offer to take, and if such offer is accepted, will, at its own expense, take any and all actions necessary to obtain Regulatory Approval, including proposing, negotiating and offering to effect, and if such offer is accepted, commit to and effect, by consent agreement or order, hold separate arrangement, undertaking or otherwise, the sale, divestiture, license or disposition of assets, or the acceptance of operational restrictions or limitations on assets or businesses or undertaking of any other form of behavioral remedy, as may be required or desirable in order to obtain Regulatory Approval or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders, under applicable antitrust, merger control or foreign investment rules required or otherwise agreed between the Parties as appropriate to permit the Parties to consummate the Merger and make effective the Transactions contemplated by this Agreement before the Outside Date.

          (e)   In furtherance and not in limitation of the foregoing, and despite anything to the contrary in this Section 6.2, Parent and the Company will contest, litigate, defend against and appeal any lawsuit, claim or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree, judgment or ruling that would adversely affect the ability of the Parties to consummate the Merger and make effective the Transactions contemplated by this Agreement before the Outside Date.

        Section 6.3    Publicity.    So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided, further, each Party and their respective affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

        Section 6.4    Directors' and Officers' Insurance and Indemnification.    For not less than six (6) years from and after the Effective Time, (i) Parent agrees to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries and (ii) Parent agrees to indemnify and hold harmless all former directors and officers of Parent and the Parent Subsidiaries after the Effective Time (such former directors and officers of Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries, collectively, the "Indemnified Parties") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director or other fiduciary of the Company, Parent or any of their respective Subsidiaries or of any Person if such service was at the request or for the benefit of the Company, Parent or any of their respective Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents, the Parent Governing Documents or the organizational documents of any of their respective Subsidiaries or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, (i) the Surviving Corporation shall cause to be maintained in effect the provisions in (a) the Company Governing Documents and the organizational documents of any Company Subsidiary and (b) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, and (ii) Parent shall cause to be maintained in effect in (a) the Parent Governing Documents and the organizational documents of any Parent

Subsidiary and (b) any other agreements of Parent and the Parent Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of directors and officers and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "Company D&O Insurance") that is no less favorable than the Company's existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Parent shall also provide, for an aggregate period of not less than six (6) years from the Effective Time, Parent's directors and officers as of immediately prior to the Effective Time an insurance and indemnification policy that provides coverage for events prior to the Effective Time ("Parent D&O Insurance") that is no less favorable than Parent's existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; provided, further, that Parent may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 6.5    Takeover Statutes.    The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

        Section 6.6    Obligations of Merger Sub and the Surviving Corporation.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 6.7    Employee Benefits Matters.

          (a)   From and after the Effective Time, Parent shall assume and honor all Company Benefit Plans and shall honor all Parent Benefit Plans (including the arrangements identified on Section 6.7 of the Parent Disclosure Letter). For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any current or former employee of Parent, the Company or any of their respective affiliates (collectively, the "Continuing Employees") after the Effective Time (the "New Plans"), and subject to Applicable Law, each Continuing Employee shall be credited with his or her years of service with Parent or the Company or any of their respective affiliates, as the case may be, before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Parent Benefit Plans or Company Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to any Applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Parent Benefit Plan or Company Benefit Plan, as applicable, in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (b)   This Section 6.7 shall inure solely to the benefit of the Parties, and nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Company or any of their respective affiliates, or shall interfere with or restrict in any way the rights of Parent, the Company or any of their respective affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this

  Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Parent Benefit Plan or Company Benefit Plan, or (ii) create any third party rights in any current or former service provider of Parent, the Company or their affiliates (or any beneficiaries or dependents thereof).

        Section 6.8    Rule 16b-3.    Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.9    Security Holder Litigation.    Each Party shall provide the other Party prompt notice of any litigation brought by any stockholder or shareholder of that Party, as applicable, against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions. Unless (i) in the case of such litigation with respect to the Company, the Company Board of Directors has made or is considering making a Company Change of Recommendation or (ii) in the case of such litigation with respect to Parent, the Parent Board of Directors has made or is considering making a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party's expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.9 shall control.

        Section 6.10    Delisting.    Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

        Section 6.11    Parent Director Resignations.    Each Parent director shall execute and deliver in escrow concurrent with the execution and delivery of this Agreement irrevocable resignations from their director, officer and other positions at Parent and any Parent Subsidiary, which resignations shall be effective immediately following the taking of the actions contemplated by Section 6.13(b) to adjust the composition of the Parent Board of Directors, except that such resignations shall not be effective or otherwise accepted for the two directors identified by the Company pursuant to Section 6.13(b) to continue to serve as directors on the Parent Board of Directors after the Effective Time.

        Section 6.12    Stock Exchange Listing.    Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the Exchanges, subject to official notice of issuance and also, in the case of the Toronto Stock Exchange, subject to customary conditions, prior to the Effective Time.

        Section 6.13    Post-Merger Organizational Matters.

          (a)   Parent shall take all such actions as are necessary to ensure that, as of the Effective Time, the individuals set forth on Section 6.13(a) of the Company Disclosure Letter shall become officers of Parent from the Effective Time, serving in the respective offices set forth beside each individual's name, until the earlier of their resignation or removal or until their respective successors are duly elected or qualified.

          (b)   The Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, the Parent Board of Directors to be comprised of the five (5) members of the Company Board of Directors as of immediately prior to the Effective Time and two (2) directors serving on the Parent Board of Directors as of the date hereof who are each a Canadian resident, which directors shall be identified in writing to the Company prior to the Effective Time and subject to the approval of the Company (for a total of seven (7) directors).

          (c)   Prior to the Effective Time, Parent shall incorporate a new wholly-owned subsidiary under the OBCA with the name "Waste Connections, Inc." or such other name as directed by the Company ("New Subco"). Immediately following the Effective Time, Parent and New Subco shall amalgamate under section 177(1) of the OBCA and pursuant to subsections 87(1) and 87(1.1) of the Canadian Income Tax Act, and the amalgamated corporation shall assume the articles of Parent, other than adopting the name of New Subco instead of the name of Parent.

        Section 6.14    Tax Matters.    Parent and the Company shall each execute and deliver tax representation letters to Weil, Gotshal & Manges LLP and to Locke Lord LLP substantially in the form set forth on Section 6.14 of the Parent Disclosure Letter and Section 6.14 of the Company Disclosure Letter, respectively, in connection with the delivery of the tax opinions described in Section 7.2(c) and Section 7.3(c). In rendering such opinions, each of such advisor shall be entitled to rely on representations and assumptions, including the tax representation letters referred to in this Section 6.14. The Parties shall cooperate and use reasonable best efforts to obtain the opinions of Weil, Gotshal & Manges LLP and Locke Lord LLP described in Section 7.2(c) and Section 7.3(c).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)    Shareholder Approval.    Each of the Company Stockholder Approval and the Parent Shareholder Transaction Approval shall have been obtained;

          (b)    Registration Statement.    The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

          (c)    Adverse Laws or Orders.    No Adverse Law or Order shall have occurred;

          (d)    Regulatory Approvals.    (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, (ii) all consents of, or filings with, Governmental Entities set forth in Section 7.1(d)(ii) of the Company Disclosure Letter and Section 7.1(d)(ii) of the Parent Disclosure Letter shall have been obtained and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be, and (iii) no legal proceeding by a Governmental Entity under any Antitrust Law of the United States or Canada shall be pending against the Company, Parent or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger;

          (e)    Tax Treatment of Restructuring Transactions.    Since the date of this Agreement, (i) there has been no change in Sections 163(j) or 7874 of the Code (or any other provision of the Code with respect to the deductibility of interest), the regulations promulgated thereunder, or the official interpretation thereof as set forth in published guidance by the IRS (other than in a news release) that would impose a material limitation on the ability to deduct for U.S. federal income tax purposes interest on any current or reasonably anticipated debt obligation (or arrangement treated as a debt obligation for U.S. federal income tax purposes under current law as of the date of this Agreement) of the Surviving Corporation or any of its Subsidiaries, and (ii) there has been no change or publicly announced proposed change in Law or any official interpretation thereof (including any change to the regime governing the taxation of foreign affiliates or controlled foreign affiliates under the Canadian Income Tax Act or the General Anti-Avoidance Rule (GAAR) under Section 245 of the Canadian Income Tax Act) that would result in Parent or any of its Subsidiaries recognizing material taxable income in Canada in respect of any instrument issued by the Surviving Corporation or any of its Subsidiaries that is currently outstanding or reasonably anticipated to be outstanding;

          (f)    Approval by the Toronto Stock Exchange.    The Toronto Stock Exchange shall have approved the Transactions; and

          (g)    Listing.    The Parent Shares to be issued in the Merger shall have been approved for listing on the Exchanges, subject to official notice of issuance and, in the case of the Toronto Stock Exchange, other customary conditions.

        Section 7.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2 (other than with respect to Section 3.2(a)), Section 3.3(a), Section 3.19 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect;

          (c)    Parent Tax Opinion.    Parent will have received from Weil, Gotshal and Manges LLP, counsel to Parent, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Transactions (it being understood that in rendering such opinion, Weil, Gotshal & Manges LLP may rely upon representations and assumptions, including the applicable tax representation letters referred to in Section 6.14); and

          (d)    No Material Adverse Effect.    Since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

        Section 7.3    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.2 (other than with respect to Section 4.2(a)), Section 4.3(a), Section 4.19 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect;

          (c)    Company Tax Opinion.    The Company will have received from Locke Lord LLP, counsel to the Company, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Transactions (it being understood that in rendering such opinion, Locke Lord LLP may rely upon representations and assumptions, including the applicable tax representation letters referred to in Section 6.14); and

          (d)    No Material Adverse Effect.    Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

 ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Transaction Approval, if applicable) as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

          (c)   by either Parent or the Company, if the Effective Time shall not have occurred by midnight, Eastern Time, at the end of the day on October 18, 2016 (the "Outside Date"); provided that if on such date all of the conditions set forth in Article VII have been satisfied or waived (other than the condition set forth in Section 7.1(d) and those conditions that by their nature can only be satisfied at the Closing), then the Outside Date shall be automatically extended to 5:00 pm, New York City time on January 18, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the Effective Time not occurring prior to the Outside Date;

          (d)   by Parent, if, prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors shall have effected a Company Change of Recommendation or (ii) the Company shall have breached Section 5.3 in any material respect;

          (e)   by the Company, if, prior to receipt of the Parent Shareholder Transaction Approval, (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation or (ii) Parent shall have breached Section 5.4 in any material respect;

          (f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used its reasonable best efforts to prevent the entry of and to remove such order, injunction, decree or ruling;

          (g)   by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

          (h)   by either Parent or the Company, if the Parent Shareholder Transaction Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

          (i)    by the Company, if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors shall have (i) effected a Company Change of Recommendation in accordance with Section 5.3(d)(i) and otherwise having complied in all material respects with Section 5.3 in order to accept a Company Superior Proposal, (ii) entered into a definitive agreement with respect to such Company Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(i) and (iii) paid the Company Termination Fee to Parent in accordance with Section 8.2(b)(ii); or

          (j)    by Parent, if, at any time prior to the receipt of the Parent Shareholder Transaction Approval, the Parent Board of Directors shall have (i) effected a Parent Change of Recommendation in accordance with Section 5.4(d)(i) and otherwise having complied in all material respects with Section 5.4 in order to accept a Parent Superior Proposal, (ii) entered into a definitive agreement with respect to such Parent Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(j) and (iii) paid the Parent Termination Fee to the Company in accordance with Section 8.2(c)(ii).

        Section 8.2    Effect of Termination.

          (a)   In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreements, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

          (b)    Company Termination Fee or Expenses Payable by the Company.

              (i)  If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g) or Parent terminates this Agreement pursuant to Section 8.1(b) due to a breach by the Company, (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C)(1) such Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for such Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is consummated, within one (1) business day after the date any such Company Competing Proposal is consummated the Company shall pay or cause to be paid to Parent a fee of $150,000,000 in cash (the "Company Termination Fee"). Solely for purposes of this Section 8.2(b)(i), the term "Company Competing Proposal" shall have the meaning assigned to such term in Section 9.5, except that all references to "20%" therein shall be deemed to be references to "50%".

             (ii)  If the Company terminates this Agreement pursuant to Section 8.1(i), concurrently with, and as a condition to, such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

            (iii)  If Parent terminates this Agreement pursuant to Section 8.1(d), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

            (iv)  If Parent or the Company terminates this Agreement pursuant to Section 8.1(g), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Expense Reimbursement Amount.

             (v)  In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee or the Company Expense Reimbursement Amount on more than one occasion. Furthermore, in no event shall the Company be obligated to pay the Company Expense Reimbursement Amount if the Company is otherwise obligated to pay the Company Termination Fee. If the Company has previously paid the Company Expense Reimbursement Amount and subsequently becomes obligated to pay the Company Termination Fee, the Company Termination Fee shall be reduced by the actual amount of the Company Expense Reimbursement Amount previously paid to Parent.

          (c)   Parent Termination Fee or Expenses Payable by Parent.

              (i)  If (A) the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(h) or the Company terminates this Agreement pursuant to Section 8.1(b) due to a breach by Parent, (B) a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C)(1) such Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for such Parent Competing Proposal within twelve (12) months of such termination and such Parent Competing Proposal is consummated, within one (1) business day after the date any such Parent Competing Proposal is consummated Parent shall pay or cause to be paid to the Company a fee of $105,000,000 in cash (the "Parent Termination Fee"). Solely for purposes of this Section 8.2(c)(i), the term "Parent Competing Proposal" shall have the meaning assigned to such term in Section 9.5, except that all references to "20%" therein shall be deemed to be references to "50%".

             (ii)  If Parent terminates this Agreement pursuant to Section 8.1(j), concurrently with, and as a condition to, such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

            (iii)  If the Company terminates this Agreement pursuant to Section 8.1(e), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

            (iv)  If Parent or the Company terminates this Agreement pursuant to Section 8.1(h), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Expense Reimbursement Amount.

             (v)  In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee or the Parent Expense Reimbursement Amount on more than one occasion. Furthermore, in no event shall Parent be obligated to pay the Parent Expense Reimbursement Amount if Parent is otherwise obligated to pay the Parent Termination Fee. If Parent has previously paid the Parent Expense Reimbursement Amount and subsequently becomes obligated to pay the Parent Termination Fee, the Parent Termination Fee shall be reduced by the actual amount of the Parent Expense Reimbursement Amount previously paid to Parent.

          (d)   Each Party agrees that notwithstanding anything in this Agreement to the contrary, except in the case of fraud or Willful Breach, (i) in the event that any Termination Fee or Expense Reimbursement Amount (in the event no Termination Fee subsequently becomes payable in accordance with the terms of this Section 8.2) is paid to a Party in accordance with this Section 8.2, the payment of such Termination Fee or Expense Reimbursement Amount shall be the sole and exclusive remedy of such Party, its Subsidiaries, officers, directors, partners, shareholders, managers, member, Affiliates, agents and representatives against the other Party or any of its Subsidiaries, officers, directors, partners, shareholders, managers, member, Affiliates, agents and representatives for, and (ii) in no event will the Party being paid any Termination Fee or Expense Reimbursement Amount or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee or Expense Reimbursement in accordance with this Section 8.2, no Party nor any of its or its Affiliates' Subsidiaries, officers, directors, partners, shareholders, managers, members, agents or representatives shall have any further liability or obligation to the other Parties or any of their or their Affiliates' Subsidiaries, officers, directors, partners, shareholders, managers, members, agents or representatives, relating to or arising out of the Transactions.

 ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Transaction Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval and adoption of this Agreement by the stockholders of the Company or the approval of the issuance of Parent Shares in connection with the Merger by the shareholders of Parent, as applicable, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Parent, Merger Sub or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent, Merger Sub or the Company, as applicable, contained herein. Any agreement on the part of a Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, Merger Sub or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 9.2    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        Section 9.3    Expenses.    Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with (a) printing, filing and mailing the Proxy Statement/Prospectus and Form F-4, and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus and Form F-4, (b) the Exchange Agent, and (c) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes.

        Section 9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

    if to Parent or Merger Sub, to:

      Progressive Waste Solutions Ltd.
      400 Applewood Crescent, Second Floor
      Vaughan, Ontario L4K 0C3
      Canada
      Attention: Chief Executive Officer
                         General Counsel
      Facsimile: (905) 532-7576

    with copies to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Michael J. Aiello
                         Matthew J. Gilroy
      Facsimile: (212) 310-8007

      and

      Stikeman Elliot LLP
      5300 Commerce Court West
      199 Bay Street
      Toronto, Ontario, Canada
      Attention: John J. Ciardullo
      Facsimile: (416) 947-0866

    and

    if to the Company, to:

      Waste Connections, Inc.
      3 Waterway Square Place, Suite 110
      The Woodlands, Texas 77380
      Attention: Patrick J. Shea, Senior Vice President, General Counsel and
                         Secretary
      Facsimile: (832) 442-2291

    with copies to:

      Locke Lord LLP
      600 Travis Street, Suite 2800
      Houston, Texas 77022
      Attention: David F. Taylor
                         J. Eric Johnson
      Facsimile: (713) 223-3717

      and

      Bennett Jones LLP
      4500 Bankers Hall East
      855 — 2nd Street S.W.
      Calgary, Alberta, Canada
      Attention: Brent W. Kraus
                         Harinder Basra
      Facsimile: (403) 265-7219

        Section 9.5    Certain Definitions.    For the purposes of this Agreement, the term:

        "2013 LTIP" means the Parent's Long Term Incentive Plan effective January 1, 2013.

        "2014 LTIP" means the Parent's Long Term Incentive Plan effective January 1, 2014.

        "2015 LTIP" means the Parent's Long Term Incentive Plan effective January 1, 2015.

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

        "Adverse Law or Order" means (i) any statute, rule, regulation or similar requirement (other than any Antitrust Law or Tax Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction or Exchange which prohibits or makes illegal the consummation of the Merger, or (ii) there shall be in effect any order or injunction of a Governmental Entity of competent jurisdiction or Exchange preventing the consummation of the Merger.

        "Antitrust Laws" mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

        "Bribery Legislation" means all and any of the following if and as they may be applicable to the Company, Parent and/or their respective Subsidiaries by their terms: the FCPA; the Corruption of Foreign Public Officials Act, as amended, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction (including but not limited to Canada) in which Parent or the Company operates.

        "business days" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, USA or Toronto, Ontario, Canada are authorized or required by applicable Law to be closed.

        "Canadian Securities Laws" means (a) the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities Laws, and (b) the rules and regulations of the Ontario Securities Commission and any other applicable provincial and territorial securities regulators.

        "Canadian Takeover Bid Rules" means Multilateral Instrument 62-104 — Take-Over Bids and Issuer Bids and Part XX of the Securities Act (Ontario) and Ontario Securities Commission Rule 62-504 — Take-Over Bids and Issuer Bids.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Bylaws" means the Fourth Amended and Restated Bylaws of the Company in effect on the date hereof.

        "Company Certificate" means the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof.

        "Company Competing Proposal" means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of the Company and the Company Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of the Company's most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of the Company and the Company Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of the Company, in each case other than the Merger.

        "Company Equity Plans" means the Waste Connections, Inc. 2014 Incentive Award Plan, the Waste Connections, Inc. Third Amended and Restated 2004 Equity Incentive Plan, and the Waste Connections, Inc. Consultant Incentive Plan.

        "Company Expense Reimbursement Amount" means $15,000,000.

        "Company Governing Documents" means the Company Bylaws and the Company Certificate.

        "Company Material Adverse Effect" means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (b) conditions (or changes therein) in any industry or industries in which the Company and the Company Subsidiaries operate (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (c) general tax, economic, and/or political conditions (or changes therein), including any changes affecting financial, credit or capital market conditions (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (d) any change in GAAP or interpretation thereof (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (e) any change in applicable Law (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, including without limitation the provisions of Section 6.2 hereof, except that this clause (f) shall not apply to the representations and warranties set forth in Sections 3.3(b) and 3.3(c), (g) changes in the Company Common Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement (in each case, other than any Effect that affects the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred), (j) the public announcement of this Agreement or the Transactions, (k) any matters expressly disclosed in the Company Disclosure Letter, to the extent so disclosed, (l) any action that is taken with the written consent of Parent or at the written request of Parent or (m) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account) or (ii) prevents or materially delays the Company from performing its material obligations under this Agreement or consummation of the Transactions.

        "Company Shareholders" means the registered or beneficial holders of the Company Common Shares, as the context requires.

        "Company Special Meeting" means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

        "Company Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the approval and adoption of this Agreement at the Company Special Meeting.

        "Company Subsidiaries" means the Subsidiaries of the Company.

        "Company Superior Proposal" means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors to be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)).

        "Company Warrants" means the outstanding share purchase warrants of the Company.

        "Confidentiality Agreements" means (a) the Confidentiality Agreement, dated December 2, 2015, between Parent and the Company, as the same may be amended from time to time, and (b) the Confidentiality Agreement, dated January 8, 2016, between Parent and the Company, as the same may be amended from time to time.

        "Consolidation" means, following the Merger, an amendment to Parent's articles to consolidate the outstanding Parent Shares, including the Parent Shares issued pursuant to the Merger, on the basis of one (1) Parent Share on a pre-consolidation basis for 0.4815 Parent Shares on a post-consolidation basis.

        "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Company Benefit Plan or Parent Benefit Plan.

        "DSOS" means the Secretary of State of the State of Delaware.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Law" means any and all applicable Laws relating to pollution or protection of the environment.

        "Environmental Permits" means any permit, license, authorization or approval of a Governmental Entity required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business (whether or not incorporated) that, together with, any other entity, trade or business is treated as a single employer under Section 414 of the Code.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Exchanges" means the Toronto Stock Exchange and the NYSE.

        "Expense Reimbursement Amount" means the Company Expense Reimbursement Amount or the Parent Expense Reimbursement Amount, as applicable.

        "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

        "FCPA" means the Foreign Corrupt Practices Act of 1977, as amended.

        "Government Official" means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

        "Governmental Entity" means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or "badboy" guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

        "Intellectual Property" means all rights, title and interest in or relating to all intellectual property protected, created or arising under the laws of the U.S. or any foreign jurisdiction, including: (a) patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other source or business identifiers, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations, renewals, recordations, and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information, technology, and business plans to the extent protected as trade secrets or otherwise non-public (collectively "Trade Secrets"), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

        "IRS" means the U.S. Internal Revenue Service.

        "knowledge" will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "LTIPs" means the 2013 LTIP, the 2014 LTIP and the 2015 LTIP, and "LTIP" means any one of them.

        "NI 51-102" means National Instrument 51-102 — Continuous Disclosure Obligations.

        "NYSE" means the New York Stock Exchange.

        "OBCA" means the Business Corporations Act (Ontario), as amended.

        "Ontario Securities Commission" means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

        "Parent Circular" means the notice of the Parent Special Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Parent Shareholders in connection with the Parent Special Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

        "Parent Competing Proposal" means any proposal or offer made by a Person or group (other than a proposal or offer by the Company or any of the Company Subsidiaries) at any time which is structured to permit such Person or group to acquire (whether pursuant to an amalgamation, arrangement, merger, consolidation or other business combination, sale of shares, sale of assets, take-over bid, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of Parent and the Parent Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of Parent's most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of Parent and the Parent Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of Parent, in each case other than the Merger.

        "Parent Equity Award" means any equity award granted under a Parent Equity Plan that is or may be paid or settled in Parent Shares.

        "Parent Equity Plans" means the Parent Stock Option Plans, the LTIPs and the Parent Equity Retention Plan.

        "Parent Equity Retention Plan" means the Parent Equity Retention Plan, effective July 30, 2015.

        "Parent Expense Reimbursement Amount" means $15,000,000.

        "Parent Governing Documents" means the articles of incorporation, amalgamation, or continuation, as applicable, by-laws and amendments thereto of Parent, in each case, in effect on the date hereof.

        "Parent Material Adverse Effect" means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States, Canada or global economic conditions (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and the Parent Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (b) conditions (or changes therein) in any industry or industries in which Parent and the Parent Subsidiaries operate (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and the Parent Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (c) general tax, economic, and/or political conditions (or changes therein), including any changes affecting financial, credit or capital market conditions (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and the Parent Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (d) any change in GAAP or interpretation thereof (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and the Parent Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (e) any change in applicable Law (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and the Parent Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, including without limitation the provisions of Section 6.2 hereof, except that this clause (f) shall not apply to the representations and warranties set forth in Sections 4.3(b) and 4.3(c), (g) changes in the Parent Shares price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement (in each case, other than any Effect that affects Parent and the Parent Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies that participate in the businesses that Parent and its subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a "Parent Material Adverse Effect" has occurred), (j) the public announcement of this Agreement or the Transactions, (k) any matters expressly disclosed in the Parent Disclosure Letter, to the extent so disclosed, (l) any action that is taken with the written consent of the Company or at the written request of the Company, or (m) any reduction in the credit rating of Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), or (ii) prevents or materially delays Parent from performing its material obligations under this Agreement or consummation of the Transactions.

        "Parent Options" means the outstanding options to purchase Parent Shares issued pursuant to the Parent Stock Option Plans.

        "Parent PSUs" means the performance share units issued under the LTIPs.

        "Parent Restricted Common Shares" means Parent Shares held through the IESI Employee Benefit Plan Trust created in accordance with the terms of the IESI Employee Benefit Trust Agreement dated March 6, 2006 and the Progressive Waste Employee Benefit Plan Trust created in accordance with the terms of the Amended and Restated BFI Employee Benefit Plan Trust Agreement established as of January 1, 2003 and amended and restated as of January 1, 2005.

        "Parent SARs" means the share appreciation rights issued under the Parent Stock Option Plan.

        "Parent Shareholders" means the registered or beneficial holders of the Parent Shares, as the context requires.

        "Parent Shareholder Approvals" means (i) the Parent Shareholder Transaction Approval, (ii) the Parent Shareholder Consolidation Approval and (iii) the Parent Shareholder Equity Plan Approval.

        "Parent Shareholder Consolidation Approval" means the approval of the Parent Shareholder Consolidation Resolution by at least two-thirds of the votes cast thereon either in person or by proxy at the Parent Special

Meeting. For the avoidance of doubt, the approval of the Parent Shareholder Consolidation Resolution at the Parent Special Meeting shall not be a condition to the consummation of the Merger.

        "Parent Shareholder Consolidation Resolution" means a special resolution of the Parent Shareholders approving the Consolidation.

        "Parent Shareholder Equity Plan Approval" means the approval of the Parent Shareholder Equity Plan Resolutions as required by the Toronto Stock Exchange. For the avoidance of doubt, the approval of the Parent Shareholder Equity Plan Resolution at the Parent Special Meeting shall not be a condition to the consummation of the Merger.

        "Parent Shareholder Equity Plan Resolution" means resolutions of the Parent Shareholders approving new Parent equity plans or the assumption by Parent of the Company Equity Plans, subject to such amendments as agreed by the Parties (including the issuance of Parent Shares thereunder).

        "Parent Shareholder Resolutions" means (i) the Parent Shareholder Transaction Resolution and (ii) the Parent Shareholder Consolidation Resolution.

        "Parent Shareholder Transaction Approval" means the approval of the Parent Shareholder Transaction Resolution by at least a majority of the votes cast thereon either in person or by proxy at the Parent Special Meeting, or such other approval by securityholders of Parent as may be required by the Toronto Stock Exchange.

        "Parent Shareholder Transaction Resolution" means a resolution of the Parent Shareholders (i) approving the issuance of the aggregate Merger Consideration in connection with the Merger, (ii) approving the Transactions, including the "backdoor listing" of the Company on the Toronto Stock Exchange, including the Parent Shares issuable under the Company Equity Plans assumed by Parent, and (iii) approving such matters as are otherwise required by the Toronto Stock Exchange to effect the Transactions.

        "Parent Share Option Plan" means the Parent's amended and restated share option plan effective July 22, 2009, as amended on February 24, 2015.

        "Parent Special Meeting" means the special meeting of the holders of Parent Shares for the purpose of seeking the Parent Shareholder Approvals, including any postponement or adjournment thereof, at which holders of Parent Shares may, in Parent's sole discretion, also consider certain annual meeting matters addressing the appointment of directors and an auditor.

        "Parent Stock Option Plans" means the Parent Share Option Plan and the WSI Stock Option Plan; and "Parent Stock Option Plan" means either of them.

        "Parent Subsidiaries" means the Subsidiaries of Parent.

        "Parent Superior Proposal" means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent's outside legal and financial advisors to be more favorable to the shareholders of Parent from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)).

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Personal Information" shall mean all information from or about an individual person which is used or intended to be used by the Company or any Company Subsidiaries or Parent or any Parent Subsidiaries, as applicable, to identify, contact or precisely locate the individual.

        "Representatives" means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

        "Takeover Statutes" mean any "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Termination Fee" means the Company Termination Fee or the Parent Termination Fee, as applicable.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988 or any similar state or local plant closing or mass layoff statute, rule or regulation.

        "Willful Breach" means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

        "WSI Stock Option Plan" means the Capital Environmental Resource Inc. 1999 Stock Option Plan, and the 2007 Waste Services, Inc. Equity and Performance Incentive Plan.

        Section 9.6    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Book-Entry Shares"	Section 2.2(b)
"Certificate of Merger"	Section 1.3
"Certificates"	Section 2.2(b)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"Company"	Preamble
"Company Benefit Plan"	Section 3.9(a)
"Company Board of Directors"	Recitals
"Company Board Recommendation"	Recitals
"Company Change of Recommendation"	Section 5.3(a)
"Company Common Stock"	Recitals
"Company D&O Insurance"	Section 6.4
"Company Disclosure Letter"	Article III
"Company Equity Awards"	Section 2.3(c)
"Company Leased Real Property"	Section 3.17(b)
"Company Material Contracts"	Section 3.20(a)
"Company Owned Real Property"	Section 3.17(a)
"Company Permits"	Section 3.7(b)
"Company Permitted Liens"	Section 3.17(a)
"Company Preferred Stock"	Section 3.2(a)
"Company Regulatory Permits"	Section 3.13(a)
"Company RSU Award"	Section 2.3(b)
"Company SEC Documents"	Section 3.4(a)
"Company Shares"	Recitals
"Company Termination Fee"	Section 8.2(b)
"Company Warrant"	Section 2.3(a)

"Continuing Employees"	Section 6.7(a)
"DGCL"	Recitals
"DOJ"	Section 6.2(b)
"Effective Time"	Section 1.3
"Exchange Agent"	Section 2.2(a)
"Exchange Ratio"	Section 2.1(a)
"Exchange Fund"	Section 2.2(a)
"Form F-4"	Section 3.12
"Fractional Share Consideration"	Section 2.1(a)
"FTC"	Section 6.2(b)
"GAAP"	Section 3.2(c)
"Indemnified Parties"	Section 6.4
"LLC Act"	Section 1.1
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)
"Merger Sub"	Preamble
"New Plans"	Section 6.7(a)
"New Subco"	Section 6.13(c)
"Old Plans"	Section 6.7(a)
"Outside Date"	Section 8.1(c)
"Parent"	Preamble
"Parent Benefit Plan"	Section 4.9(a)
"Parent Board of Directors"	Recitals
"Parent Board Recommendation"	Recitals
"Parent Change of Recommendation"	Section 5.4(a)
"Parent Disclosure Letter"	Article IV
"Parent D&O Insurance"	Section 6.4
"Parent Filings"	Section 4.4(a)
"Parent Leased Real Property"	Section 4.17(b)
"Parent Material Contracts"	Section 4.20(a)
"Parent Owned Real Property"	Section 4.17(a)
"Parent Permits"	Section 4.7(b)
"Parent Permitted Lien"	Section 4.17(a)
"Parent Preferred Shares"	Section 4.2(a)
"Parent Regulatory Permits"	Section 4.13(a)
"Parent RSU Award"	Section 2.3(b)
"Parent Shares"	Section 4.2(a)
"Parent Special Shares"	Section 4.2(a)
"Parent Termination Fee"	Section 8.2(c)
"Parent Warrant"	Section 2.3(a)
"Party"	Preamble
"Proxy Statement/Prospectus"	Section 3.12
"Registered Parent IP"	Section 4.16(a)
"Regulatory Approvals"	Section 6.2(a)
"Sarbanes-Oxley Act"	Section 3.5
"Surviving Corporation"	Section 1.1
"Takeover Laws"	Section 3.23
"Transactions"	Recitals

        Section 9.7    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise expressly specified, all references to currency herein are to lawful money of the United States of America and "$" refers to U.S. dollars.

        Section 9.8    Counterparts.    This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

        Section 9.9    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreements shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as provided in Section 6.4, no provision of this Agreement (including Section 8.2(a) and including the Company Disclosure Letter and the Parent Disclosure Letter) or the Confidentiality Agreements is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that nothing in this Section 9.9(b) shall limit the right of the Company to seek damages as contemplated by Section 8.2(a). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

        Section 9.11    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

          (b)   Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(a) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

        Section 9.12    Waiver of Jury Trial.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Assignment.    This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 9.14    Specific Enforcement.

          (a)   The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

          (b)   The Parties' rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PROGRESSIVE WASTE SOLUTIONS LTD.
By:	/s/ DAN PIO
	Name:	Dan Pio
	Title:	Executive Vice President, Strategy and Business Development
WATER MERGER SUB LLC
By	/s/ LORETO GRIMALDI
	Name:	Loreto Grimaldi
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

WASTE CONNECTIONS, INC.
By	/s/ RONALD J. MITTELSTAEDT
	Name:	Ronald J. Mittelstaedt
	Title:	Chief Executive Officer and Chairman

[Signature Page to Agreement and Plan of Merger]

 Annex B

January 18, 2016

The Board of Directors
Waste Connections, Inc.
3 Waterway Square Place, Suite 110
The Woodlands, TX 77380

Members of the Board:

        We understand that Waste Connections, Inc. (the "Company"), Progressive Waste Solutions Ltd. (the "Parent") and Water Merger Sub LLC ("Merger Sub"), a direct or indirect wholly owned subsidiary of the Parent, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 15, 2016 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held by the Company, Parent or Merger Sub, will be converted into the right to receive 2.076843 (the "Exchange Ratio") common shares of the Parent (the "Parent Common Shares"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

  3)
  Reviewed certain financial projections prepared by the management of the Company and approved for our use with respect to the future financial performance of the Company and the Parent;

  4)
  Discussed the past and current operations and financial condition and the prospects of the Parent with senior executives of the Parent;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Merger prepared by the management of the Company, with senior executives of the Company;

  6)
  Reviewed the pro forma impact of the Merger on the Company's free cash flow per share, consolidated capitalization and certain other financial ratios;

  7)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Shares;

  8)
  Compared the financial performance of the Parent and the prices and trading activity of the Parent Common Shares with that of certain other publicly-traded companies comparable with the Parent and its securities;

  9)
  Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  10)
  Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

  11)
  Reviewed the financial terms of the Merger Agreement and certain related documents; and

  12)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and the Parent and such benefits anticipated from the Merger. We have been advised by the Company, and have assumed, with the Company's consent, that the financial projections, and the strategic, financial, tax and operational benefits anticipated from the Merger by the management of the Company, are reasonable bases upon which to evaluate the financial prospects of the Company and the Parent, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us and that following the closing of the Merger, the Parent will not be treated as a U.S. domestic corporation for U.S. tax purposes, under section 7874 of the Code or otherwise, under U.S. tax law. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of the Company of: (i) the strategic, financial, tax, operational and other benefits expected to result from the Merger and (ii) the timing and risks associated with the integration of the Company and Parent. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Parent and their legal, tax and regulatory advisors with respect to legal, tax or regulatory matters, and the tax elements of our financial analyses, and the tax attributes expected to apply to Parent, the Company or the holders of shares of the Company Common Stock following the closing of the Merger, were provided to us by the management of the Company, and we express no opinion as to such tax elements or tax attributes. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement.

        We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Merger. Morgan Stanley may seek to provide financial advisory and financing services to the Company and the Parent in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company or the Parent, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Merger and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the price at which Parent Common Shares will trade following consummation of the Merger or at any time or the price at which Company Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company or the Parent should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ DANIEL FETTERS Daniel Fetters Managing Director

 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Under section 136 of the OBCA Progressive may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity for another entity (whom is referred to as an "indemnifiable person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

  •
  The indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or other entity; and

  •
  in the case of a criminal or an administrative action enforceable by a monetary penalty, the indemnifiable person had reasonable grounds for believing the person's conduct was lawful.

        Further, under section 136 of the OBCA, Progressive may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

        An indemnifiable person is also entitled to indemnity by Progressive under the OBCA for reasonable defense costs and expenses if the indemnifiable person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

        In the case of an action by or in the right of the corporation (i.e., a "derivative action"), indemnity may be made by Progressive only with court approval, and provided the indemnifiable person fulfills the above-mentioned requirements.

        Under the by-laws of Progressive, Progressive must indemnify a director or officer of Progressive, a former director or officer or a person who acts or acted at Progressive's request as a director or officer of a body corporate of which Progressive is or was a shareholder or creditor, and the heirs and legal representative of such a person to the extent permitted by the OBCA.

        In addition, Progressive may, under the OBCA and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by such person whether in his or her capacity as a director or officer of the corporation or in his or her capacity as a director or officer of another entity if he or she acts or acted in that capacity at the corporation's request.

        Progressive has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on Progressive's behalf, may also pay amounts for which Progressive has granted indemnification to the directors or officers.

        Rights of indemnification from and after the closing of the Merger have, pursuant to the terms of the Merger Agreement, been provided to the directors and officers of Progressive for acts or omissions occurring at or prior to the closing of the Merger. See "The Merger Agreement — Indemnification; Directors' and Officers' Insurance" for further details.

Item 21.    Exhibits and Financial Statements.

  (a)
  The exhibits listed below in the "Exhibit Index" are filed as part of, or are incorporated by reference in, this registration statement.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of January 18, 2016, by and among Progressive Waste Solutions Ltd., Waste Connections, Inc. and Water Merger Sub LLC (included as Annex A to the proxy statement/prospectus that is a part of this registration statement).
3.1	Articles of Amalgamation.*
3.2	Progressive By-Laws.*
5.1	Opinion of Stikeman Elliott LLP regarding the validity of Progressive common shares.
23.1	Consent of Deloitte LLP, independent registered public accounting firm for Progressive Waste Solutions Ltd.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Waste Connections, Inc.
23.3	Consent of Stikeman Elliott LLP (contained in its letter filed as Exhibit 5.1 hereto).
23.4	Consent of Weil, Gotshal & Manges LLP.
23.5	Consent of Locke Lord LLP.
99.1	Consent of Morgan Stanley & Co. LLC.
99.2	Proxy Voting Card of Waste Connections, Inc.
99.3	Consent of Ronald J. Mittelstaedt to Become a Director.*
99.4	Consent of Michael W. Harlan to Become a Director.*
99.5	Consent of William J. Razzouk to Become a Director.*
99.6	Consent of Edward E. "Ned" Guillet to Become a Director.*
99.7	Consent of Robert H. Davis to Become a Director.*

*
Previously filed.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 22, 2016.

PROGRESSIVE WASTE SOLUTIONS LTD.
By:	/s/ DAN PIO
	Name:	Dan Pio
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement on Form F-4 has been signed below by the following persons in the capacities indicated below on April 22, 2016.

Name	Title

/s/ DAN PIO Dan Pio	Chief Executive Officer
/s/ WILLIAM P.M. HERMAN William P.M. Herman	Executive Vice President and Interim Chief Financial Officer
/s/ JAMES J. FORESE* James J. Forese	Non-Executive Chairman of the Board of Directors and Director
/s/ JOHN T. DILLON* John T. Dillon	Director
/s/ LARRY S. HUGHES* Larry S. Hughes	Director
/s/ JEFFREY L. KEEFER* Jeffrey L. Keefer	Director
/s/ DOUGLAS W. KNIGHT* Douglas W. Knight	Director

Name	Title

/s/ SUE LEE* Sue Lee	Director
/s/ DANIEL R. MILLARD* Daniel R. Millard	Director

*
Dan Pio, pursuant to powers of attorney duly executed by each of the above directors and officers of Progressive Waste Solutions Ltd. and filed with the SEC, hereby executes this Amendment No. 3 to Registration Statement on Form F-4 on behalf of each of the persons named above in the capacity set forth opposite his or her name.

/s/ DAN PIO Dan Pio

April 22, 2016

        Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Amendment No. 3 to Registration Statement on Form F-4 to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Progressive Waste Solutions Ltd. in the United States, in the City of New York, State of New York, on April 22, 2016.

By:	/s/ TOM MILLER
	Name:	Tom Miller
	Title:	Authorized Representative in the United States

 EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of January 18, 2016, by and among Progressive Waste Solutions Ltd., Waste Connections, Inc. and Water Merger Sub LLC (included as Annex A to the proxy statement/prospectus that is a part of this registration statement).

3.1	Articles of Amalgamation.*

3.2	Progressive By-Laws.*

5.1	Opinion of Stikeman Elliott LLP regarding the validity of Progressive common shares.

23.1	Consent of Deloitte LLP, independent registered public accounting firm for Progressive Waste Solutions Ltd.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Waste Connections, Inc.

23.3	Consent of Stikeman Elliott LLP (contained in its letter filed as Exhibit 5.1 hereto).

23.4	Consent of Weil, Gotshal & Manges LLP.

23.5	Consent of Locke Lord LLP.

99.1	Consent of Morgan Stanley & Co. LLC.

99.2	Proxy Voting Card of Waste Connections, Inc.

99.3	Consent of Ronald J. Mittelstaedt to Become a Director.*

99.4	Consent of Michael W. Harlan to Become a Director.*

99.5	Consent of William J. Razzouk to Become a Director.*

99.6	Consent of Edward E. "Ned" Guillet to Become a Director.*

99.7	Consent of Robert H. Davis to Become a Director.*

*
Previously filed.

QuickLinks

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION
WASTE CONNECTIONS, INC. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380
Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE WASTE CONNECTIONS SPECIAL MEETING
SUMMARY
COMPARATIVE PER SHARE MARKET PRICE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
SELECTED HISTORICAL FINANCIAL DATA OF PROGRESSIVE
SELECTED HISTORICAL FINANCIAL DATA OF WASTE CONNECTIONS
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA
CURRENCY EXCHANGE RATE DATA
INFORMATION ABOUT THE COMPANIES
THE WASTE CONNECTIONS SPECIAL MEETING
WASTE CONNECTIONS PROPOSALS
THE MERGER
Waste Connections Forecasts (Fiscal Year End December 31) ($ in millions)
Progressive Forecasts (Fiscal Year End December 31) ($ in millions)
THE MERGER AGREEMENT
RESALE OF PROGRESSIVE COMMON SHARES
CERTAIN TAX CONSEQUENCES OF THE TRANSACTIONS
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As at December 31, 2015 (In thousands of U.S. dollars and shares)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2015 (In thousands of U.S. dollars and shares, except net income per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (unaudited — in thousands of U.S. dollars and shares, unless otherwise indicated)
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE TRANSACTIONS
COMPARISON OF THE RIGHTS OF HOLDERS OF WASTE CONNECTIONS COMMON STOCK AND PROGRESSIVE COMMON SHARES
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF PROGRESSIVE
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF WASTE CONNECTIONS
EXPERTS
VALIDITY OF COMMON SHARES
WASTE CONNECTIONS ANNUAL MEETING STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II TREATMENT OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
Annex B
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statements.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX